As filed with the United States Securities and Exchange Commission on January 26, 2022

Registration No: 333-262194

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT No. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FATHOM DIGITAL MANUFACTURING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3990	98-1571400
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1050 Walnut Ridge Drive

Hartland, WI 53029

Telephone: (262) 367-8254

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ryan Martin

Chief Executive Officer

Fathom Digital Manufacturing Corporation

1050 Walnut Ridge Drive

Hartland, WI 53029

Telephone: (262) 367-8254

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Steven J. Gavin Matthew F. Bergmann James R. Brown Winston & Strawn LLP 35 West Wacker Drive Chicago, Illinois 60601 (312) 558-5600

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 26, 2022

PRELIMINARY PROSPECTUS

PROSPECTUS FOR

45,423,250 SHARES OF CLASS A COMMON STOCK

9,900,000 WARRANTS TO PURCHASE SHARES OF CLASS A COMMON STOCK

18,525,000 SHARES OF CLASS A COMMON STOCK UNDERLYING WARRANTS TO

PURCHASE CLASS A COMMON STOCK AND

90,570,234 SHARES OF CLASS A COMMON STOCK UNDERLYING CLASS B COMMON

STOCK OF

FATHOM DIGITAL MANUFACTURING CORPORATION

This prospectus relates to the resale from time to time by the Selling Stockholders named in this prospectus or their permitted transferees (collectively, the “Selling Stockholders”) of: (i) up to 36,661,014 shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”) issued to the Legacy Fathom Owners in connection with the closing of the Business Combination, (ii) up to 4,770,000 shares of Class A common stock held by Altimar Sponsor II, LLC (“Sponsor”) and the other Altimar II Founders following the closing of the Business Combination, (iii) up to 2,724,736 Earnout Shares issued to certain Legacy Fathom Owners, and (iv) up to 1,267,500 Sponsor Earnout Shares. This prospectus also relates to (a) the resale of up to 9,900,000 Private Placement Warrants to purchase shares of Class A common stock held by Sponsor (b) the issuance by us of up to 18,525,000 shares of Class A common stock upon the exercise of outstanding Public Warrants and Private Placement Warrants to purchase shares of Class A common stock, and (c) the issuance by us of up to 90,570,234 shares of Class A common stock issuable upon the exchange of New Fathom Units (together with a corresponding number of shares of Class B common stock) held by certain of the Selling Stockholders (including 6,275,264 Earnout Shares presently represented in the form of unvested New Fathom Units).

On December 23, 2021 (the “Closing Date”), Altimar Acquisition Corp. II, a blank check company incorporated as a Cayman Islands exempted company (“Altimar II”), domesticated as a Delaware corporation (the “Domestication”) and changed its name to “Fathom Digital Manufacturing Corporation” (“Fathom” or, the “Company”). Immediately following the Domestication, Fathom completed the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of July 15, 2021, as amended by Amendment No. 1 to Business Combination Agreement, dated as of November 16, 2021 (as so amended, the “BCA” or the “Business Combination Agreement”) by and among Altimar II, Fathom Holdco, LLC, a Delaware limited liability company (“Fathom OpCo”), Rapid Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar II (“Merger Sub”), and the other parties thereto.

As part of the completion of the transactions contemplated by the Business Combination Agreement (the “Transactions,” and such completion, the “Closing”), Merger Sub merged with and into Fathom OpCo (the “Merger”), with Fathom OpCo being the surviving entity of the Merger. As a result of the Merger and the other Transactions, the combined company was organized in an “Up-C” structure, with Fathom now serving as the managing member of Fathom OpCo. Fathom OpCo is now owned in part by former public and private shareholders of Altimar II and in part by continuing equity owners of Fathom OpCo (the “Legacy Fathom Owners”).

The Selling Stockholders may offer, sell or distribute all or a portion of the shares of Class A common stock and Private Placement Warrants registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices.

We provide more information about how the Selling Stockholders may sell their securities in the section entitled “Plan of Distribution.”

We are registering the resale of securities as required by that certain Registration Rights Agreement, dated as of December 23, 2021, by and among us and certain of our shareholders (the “Registration Rights Agreement”). We are also registering the issuance of the shares of Class A common stock underlying the Public Warrants and the Private Placement Warrants as required by that certain Warrant Agreement, dated as of February 4, 2021, by and between our predecessor entity, Altimar II, and Continental Stock Transfer & Trust Company.

We will receive the proceeds from any exercise of the Warrants for cash, but not from the resale of the shares of common stock or Warrants by the Selling Stockholders.

We will pay certain offering fees and expenses and fees in connection with the registration of the Class A common stock and Warrants and will not receive proceeds from the sale of the shares of Class A common stock or Private Placement Warrants by the Selling Stockholders. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Class A common stock and Private Placement Warrants.

Our Class A common stock is currently listed on the New York Stock Exchange (the “NYSE”) and trades under the symbol “FATH.” Our Public Warrants are currently listed on the NYSE and trade under the symbol “FATH.WS.” On January 25, 2022, the closing sale price of our common stock was $10.68 per share and the closing price of our Public Warrants was $1.11 per Public Warrant.

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under applicable federal securities laws, and as such, are subject to certain reduced public company reporting requirements.

INVESTING IN OUR COMMON STOCK OR WARRANTS INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 12 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have taken no actions that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the resale of Class A common stock or Private Placement Warrants by the Selling Stockholders. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of the Warrants. We will receive proceeds from any exercise of the Warrants for cash.

Neither we nor the Selling Stockholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

Neither we nor the Selling Stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Stockholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described in this prospectus under “Where You Can Find More Information.”

SELECTED DEFINITIONS

When used in this Prospectus, unless the context otherwise requires:

•

“Adjusted EBITDA”, a non-GAAP measure, means net losses before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, and certain other non-cash and non-core items.

•	“Altimar II” refers to Altimar Acquisition Corp. II, a blank check company incorporated as a Cayman Islands exempted company.

•

“Altimar II Founders” refers to the Sponsor and the following former seven members of the board of directors of Altimar II: Kevin Beebe, Payne Brown, Rick Jelinek, Roma Khanna, Michael Rubenstein, Vijay Sondhi and Michael Vorhaus and each of their respective permitted transferees and assigns.

•	“Altimar II IPO” refers to Altimar II’s initial public offering of its units, Public Shares and Public Warrants pursuant to the IPO registration statement, completed on February 9, 2021.

•

“Amended and Restated Memorandum and Articles of Association” refers to Altimar II’s Amended and Restated Memorandum and Articles of Association, effective as of February 4, 2021, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•

“BCA” or “Business Combination Agreement” refers to the Business Combination Agreement, dated as of July 15, 2021 and amended as of November 16, 2021, by and among Altimar II, Fathom OpCo and the other parties thereto.

•	“Board” refers to Fathom’s board of directors.

•	“Business Combination” refers to the transactions contemplated by the BCA.

•

“Bylaws” refers to the amended and restated bylaws of Fathom Digital Manufacturing Corporation, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•	“Cayman Islands Companies Act” refers to the Cayman Islands Companies Act (As Revised) of the Cayman Islands.

•	“Centex” refers to Centex Machine and Welding, Inc.

•

“Charter” refers to the certificate of incorporation of Fathom Digital Manufacturing Corporation, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•

“Class A common stock” refers to the Class A common stock, par value $0.0001 per share, of Fathom, including any shares of such Class A common stock issuable upon the exercise of any Warrant or other right to acquire shares of such Class A common stock.

•

“Class B common stock” refers to the non-economic, voting Class B common stock, par value $0.0001 per share, of Fathom, including any shares of such Class B common stock issuable upon the exercise of any right to acquire shares of such Class B common stock.

•	“Closing” refers to the closing of the Business Combination.

•	“common stock” refers to shares of the Class A common stock and the Class B common stock, collectively.

•	“Company,” “our,” “we” or “us” refers, prior to the consummation of the Business Combination, to Altimar II or Fathom OpCo, as the context suggests, and, following the Business Combination, to Fathom.

•	“Continuing Fathom Unitholders” refers to equity owners of Fathom OpCo that continue to hold equity in Fathom OpCo following the Business Combination.

•	“CORE Investors” refers to CORE Industrial Partners Fund I, L.P. and CORE Industrial Partners Fund I Parallel, L.P.

•	“Dahlquist” refers to Dahlquist Machine, Inc.

•	“DGCL” refers to the Delaware General Corporation Law, as amended.

•	“dollars” or “$” refers to U.S. dollars.

•

“Domestication” refers to the continuation of Altimar II by way of domestication of Altimar II into a Delaware corporation on December 23, 2021 immediately prior to the Closing, with the ordinary shares of Altimar II becoming shares of common stock of the Delaware corporation under the applicable provisions of the Cayman Islands Companies Act and the DGCL; the term includes all matters and necessary or ancillary changes in order to effect such Domestication, including the adoption of our Charter, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms) consistent with the DGCL and changing the name and registered office of Altimar II.

•

“Earnout Shares” means (a) a number of shares of Class A common stock and New Fathom Units, in the aggregate equal to 3,000,000, subject to a $12.50 volume weighted average price vesting threshold as set forth in the Investor Rights Agreement or Fathom Operating Agreement, as applicable, (b) a number of shares of Class A common stock and New Fathom Units, in the aggregate equal to 3,000,000, subject to a $15.00 volume weighted average price vesting threshold as set forth in the Investor Rights Agreement or Fathom Operating Agreement, as applicable, and (c) a number of shares of Class A common stock and New Fathom Units, in the aggregate equal to 3,000,000, subject to a $20.00 volume weighted average price vesting threshold as set forth in the Investor Rights Agreement or Fathom Operating Agreement, as applicable, in each case, to be allocated as set forth on the Allocation Schedule in the BCA.

•	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

•	“Fathom” refers to Fathom Digital Manufacturing Corporation, a Delaware corporation and the combined company following the consummation of the Business Combination, and its consolidated subsidiaries.

•

“Fathom Blocker Owners” means CORE Industrial Partners Fund I Parallel, LP, Siguler Guff Small Buyout Opportunities Fund III, LP, Siguler Guff Small Buyout Opportunities Fund III (F), LP, Siguler Guff Small Buyout Opportunities Fund III (C), LP, Siguler Guff Small Buyout Opportunities III (UK), LP, Siguler Guff HP Opportunities Fund II, LP, and Siguler Guff Americas Opportunities Fund, LP.

•	“Fathom OpCo” refers to Fathom Holdco, LLC, a Delaware limited liability company.

•

“Fathom Operating Agreement” refers to the Second Amended and Restated Limited Liability Company Agreement of Fathom OpCo, entered into by and among Fathom OpCo and the other parties thereto as of December 23, 2021 at the Closing, as it may be amended from time to time (as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms).

•

“Forfeiture and Support Agreement” refers to the Forfeiture and Support Agreement, dated as of July 15, 2021 and amended as of November 16, 2021, by and among Altimar Sponsor II, LLC, the other Altimar II Founders party thereto, Altimar Acquisition Corp. II, Fathom and the other parties thereto, as the same may be further amended, modified, supplemented or waived from time to time in accordance with its terms.

•

“Forfeited Shares” means an aggregate of 2,587,500 shares of Class A common stock forfeited pro rata by the Altimar II Founders pursuant to the Forfeiture and Support Agreement. “Forfeited Shares” shall have a correlative meaning to “Forfeiture” for purposes of this prospectus.

•	“Founder shares” refers to the Class B ordinary shares of Altimar II held by the Altimar II Founders.

•	“GAAP” refers to United States generally accepted accounting principles, consistently applied.

•	“GPI” refers to GPI Prototype & Manufacturing Services, LLC.

•	“ICOMold” means ICOMold, LLC.

•	“Incodema” refers to Incodema Holdings, Inc.

•

“Investor Rights Agreement” refers to the Investor Rights Agreement, entered into by and among Fathom and the other parties thereto as of December 23, 2021 at the Closing, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•	“Laser” refers to Laser Manufacturing, Inc.

•	“Legacy Fathom Owners” means, collectively, the Fathom Blocker Owners and the Continuing Fathom Unitholders.

•	“Majestic Metals” refers to Majestic Metals, LLC.

•	“Mark Two” refers to Mark Two Engineering, LLC.

•	“MCT” means Midwest Composite Technologies, LLC.

•	“Merger” refers to the merger at the Closing of Merger Sub with and into Fathom OpCo, with Fathom OpCo as the surviving entity.

•	“Merger Sub” refers to Rapid Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar II.

•	“Micropulse West” refers to Sureshot Precision, LLC d/b/a Micropulse West.

•

“New Credit Agreement” means the new credit agreement entered into as of December 23, 2021 in connection with the Closing of the Business Combination, by Fathom OpCo, certain lenders, and JPMorgan Chase Bank, N.A., as administrative agent thereunder.

•	“New Fathom Units” has the meaning given to the term “Class A Units” in the Fathom Operating Agreement.

•	“Newchem” refers to NewChem, Inc.

•	“NYSE” refers to the New York Stock Exchange.

•

“PIPE Investment” means the private placement pursuant to which the PIPE Investors have made a private investment in the aggregate amount of $70,000,000 in public equity in the form of Class A common stock following the Domestication and immediately prior to the Closing on the terms and conditions set forth in the PIPE Subscription Agreements. An institutional investor that had committed to purchase an aggregate of 1,000,000 shares of Class A common stock for $10.00 per share to be included in the PIPE Investment defaulted under its subscription agreement, and failed to fund the $10,000,000 investment it had committed to make (See “Legal Proceedings”).

•	“PIPE Investors” refers to the investors that signed PIPE Subscription Agreements.

•	“PIPE Securities” or “PIPE Shares” refers to the shares of Class A common stock sold to the PIPE Investors pursuant to the Subscription Agreements.

•	“PPC” refers to Precision Process Corp.

•	“Prior Acquisitions” means the acquisitions of FATHOM, ICOMold, Incodema, Newchem, GPI, Dahlquist, Majestic Metals and Mark Two completed in 2019 and 2020.

•

“Private Placement Warrants” refers to the warrants acquired by the Sponsor in a private placement simultaneously with the closing of the Altimar II IPO (including ordinary shares issuable upon conversion thereof). Following the Business Combination, the shares issuable upon exercise of the Private Placement Warrants are shares of Fathom’s Class A common stock.

v

•

“Pro Forma Adjusted EBITDA” a non-GAAP measure, means pro forma net loss before the impact of interest income or expense, income tax expense or benefit and depreciation and amortization, and further adjusted for the same items as Adjusted EBITDA.

•	“Proxy Statement/Prospectus” refers to the proxy statement/prospectus of Altimar II filed with the Securities and Exchange Commission on December 3, 2021.

•

“Public Shares” refers to: (i) prior to the consummation of the Business Combination, the Class A ordinary shares of Altimar II, par value $0.0001 per share, issued in the IPO and (Ii) after the consummation of the Business Combination, the Class A common stock of Fathom Digital Manufacturing Corporation, par value $0.0001 per share.

•	“Public Shareholders” refers to the Public Shares or Public Warrants of Altimar II or Fathom Digital Manufacturing Corporation, as the context may require.

•

“Public Warrants” refers to the warrants issued in the Altimar II IPO, entitling the holder thereof to purchase one of Altimar II’s Class A ordinary shares at an exercise price of $11.50, subject to adjustment. Following the Business Combination, the shares issuable upon exercise of the Public Warrants are shares of Fathom’s Class A common stock.

•

“Registration Rights Agreement” refers to the Registration Rights Agreement, dated December 23, 2021, by and among Fathom and the other parties thereto, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•	“SEC” refers to the U.S. Securities and Exchange Commission.

•	“Securities Act” refers to the Securities Act of 1933, as amended.

•	“Sponsor” refers to Altimar Sponsor II, LLC, a Delaware limited liability company.

•

“Sponsor Earnout Shares” means 1,267,500 shares of Class A common stock held by Sponsor (other than any shares of Fathom common stock issued to Sponsor pursuant to the PIPE Investment) that are unvested and restricted and that will vest automatically if (a) the VWAP of the Class A common stock equals or exceeds $12.50 per share for any twenty (20) trading days within a period of thirty (30) consecutive trading days and (b) there is a change of control of Fathom, unless the per share consideration to be received by the holders of Class A common stock in such change of control transaction is less than the vesting threshold applicable to the Sponsor Earnout Shares (each of (a) and (b), a “Vesting Event”). To the extent that, on or prior to the fifth (5th) anniversary of the Closing Date, a Vesting Event does not occur, all outstanding unvested Sponsor Earnout Shares will automatically be forfeited.

•

“Subscription Agreements” refers to the subscription agreements, dated as of July 15, 2021, by and among Altimar II, Fathom OpCo and the PIPE Investors, pursuant to which Altimar II agreed to issue an aggregate of 8,000,000 shares of Class A common stock to the PIPE Investors immediately following the Domestication and before the Closing at a purchase price of $10.00 per share.

•	“Summit” refers to Summit Tooling, Inc., and Summit Plastics, LLC a Delaware corporation and limited liability company, collectively.

•

“Tax Receivable Agreement” or “TRA” refers to the Tax Receivable Agreement, dated December 23, 2021, by and among Fathom, Fathom OpCo and the other parties thereto, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•	“Transfer agent” refers to Continental Stock Transfer & Trust Company.

•	“2019 Acquisitions” means the acquisitions of Fathom and ICOMold.

•	“2020 Acquisitions” means the acquisitions of Incodema, Dahlquist, Majestic Metals, Mark Two, Newchem and GPI completed in 2020.

•	“2021 Acquisitions” means the acquisitions of Summit, Centex, Laser, Micropulse West and PPC completed in 2021.

•

“2021 Term Loan” means Fathom OpCo’s $172 million term loan from JPMorgan Chase Bank, N.A., as lender and administrative agent, which was repaid in full at the Closing as part of the Business Combination.

•	“2021 Omnibus Plan” refers to the Fathom’s 2021 Omnibus Incentive Plan, as the same may be amended, modified, supplemented or waived from time to time in accordance with its terms.

•	“Warrant Agent” refers to Continental Stock Transfer & Trust Company.

•	“Warrant Agreement” means that certain Warrant Agreement, dated as of February 4, 2021, by and between our predecessor entity, Altimar II, and Continental Stock Transfer & Trust Company.

•	“Warrants” refers to the Public Warrants and the Private Placement Warrants.

Many of the terms used in this prospectus, including Adjusted EBITDA and Pro Forma Adjusted EBITDA, may not be comparable to similarly titled measures used by other companies. Further, Adjusted EBITDA and Pro Forma Adjusted EBITDA are not measures of performance calculated in accordance with GAAP. We use Adjusted EBITDA and Pro Forma Adjusted EBITDA as measures of operating performance, not as measures of liquidity. They should not be considered in isolation or as substitutes for operating income, net income, operating cash flows or other income or cash flow statement data prepared in accordance with GAAP. The use of these measures without consideration of related GAAP measures is not adequate due to the adjustments described above. Our management compensates for these limitations by using non-GAAP measures as supplemental measures to our GAAP results. We present these measures to provide a more complete understanding of our performance as our management measures it. Amounts and percentages throughout this prospectus may reflect rounding adjustments and consequently totals may not appear to sum. For reconciliations of non-GAAP measures used by Fathom OpCo to Fathom OpCo’s GAAP results, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Reconciliation of Consolidated GAAP Financial Measures to Certain Non-GAAP Measures”.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this prospectus are “forward looking statements.” Statements regarding our expectations regarding the business are “forward looking statements.” In addition, words such as “estimates,” “projected,” “expects,” “estimated,” “anticipates,” “forecasts,” “plans,” “intends,” “believes,” “seeks,” “may,” “will,” “would,” “future,” “propose,” “target,” “goal,” “objective,” “outlook” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors, among others, that may affect actual results or outcomes include:

•	we are subject to risks related to the ongoing COVID-19 pandemic;

•	we may be subject to cybersecurity risks and changes to data protection regulation;

•	we face increasing competition in many aspects of our business;

•

we may not realize the anticipated benefits of our business acquisitions, and any acquisition, strategic relationship, joint venture or investment could disrupt our business and harm our operating results and financial condition;

•	if we are unable to manage our growth and expand our operations successfully, our reputation, brands, business and results of operations may be harmed;

•	our success depends on our ability to deliver on-demand manufacturing capabilities and custom parts that meet the needs of our customers and to effectively respond to changes in our industry;

•	our failure to meet our customers’ expectations regarding quick turnaround time, price or quality could adversely affect our business and results of operations;

•

we are subject to risks related to our dependency on our key management members and other key personnel, as well as attracting, retaining and developing qualified personnel in a highly competitive talent market;

•	we may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result;

•	our businesses are subject to extensive domestic and foreign regulations that may subject us to significant costs and compliance requirements;

•	we are subject to risks related to the Tax Receivable Agreement;

•	we may be subject to risks related to our status as an emerging growth company within the meaning of the Securities Act;

•	we are subject to the risks of our status as a “controlled company” within the meaning of the NYSE listing standards;

•	the grant of registration rights to certain of our investors and the future exercise of such rights may adversely affect the market price of our Class A common stock or Warrants;

•

we have identified material weaknesses in our internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations which could have a material adverse effect on our business and stock price;

•	the effect of legal, tax and regulatory changes; and

•	other factors detailed under the section entitled “Risk Factors.”

The forward-looking statements contained in this prospectus and in any document incorporated by reference herein are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We may face additional risks and uncertainties that are not presently known to us, or that we deem to be immaterial, which may also impair our business, financial condition or prospects. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

SUMMARY

This summary highlights selected information from this prospectus and does not contain all of the information that is important to making an investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” See also the section entitled “Where You Can Find Additional Information.”

Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “we,” “us,” “our” and other similar terms refer to Fathom OpCo and its subsidiaries prior to the Business Combination and to Fathom and its consolidated subsidiaries after giving effect to the Business Combination.

Our Mission

Our mission is to accelerate manufacturing innovation for the most product-driven companies in the world.

Business Overview

Fathom is a leading on-demand digital manufacturing platform in North America, providing comprehensive product development and on-demand manufacturing services to many of the largest and most innovative companies in the world. We have extensive expertise in both additive and traditional manufacturing, enabling our agile, technology-agnostic platform to blend manufacturing technologies and processes to deliver hybridized solutions designed to meet the specific needs of our customers. This flexible problem-solving approach empowers our customers to accelerate their product development cycles, reducing manufacturing lead times for low- to mid-volume production.

We combine diverse, scaled manufacturing capabilities and deep technical know-how to enable our customers to get to market faster, putting their design and product goals above the manufacturing limitations often imposed by other service providers. We pair our expertise and manufacturing capabilities with a unified proprietary suite of software—which becomes an extension of the customer’s digital product development and low- to mid-volume production threads. By continuously augmenting our software suite to stay in tune with evolving Industry 4.0 trends, we believe our platform is ideally suited to serve the product development and low- to mid-volume production parts needs of the largest and most innovative companies in the world.

Our differentiated strategy focuses on speed, problem solving, adaptive technical responsiveness, and a focus on manufacturing to meet customers’ design intent—allowing our customers to iterate faster and shorten their product development and production cycles from months to days.

Our deep technical expertise and integrated, software-driven approach underpin a comprehensive suite of capabilities, with over 25 unique manufacturing processes spread across 12 manufacturing facilities with nearly 450,000 sq. ft. of manufacturing capacity in the United States. Our scale and breadth of offering allows our customers to consolidate their supply chain and product development needs and to source through a single supplier. Fathom seamlessly blends in-house capabilities of 530+ advanced manufacturing systems across plastic and metal additive technologies (90+ industrial-grade systems), CNC machining, injection molding and tooling, precision sheet metal fabrication, and design engineering, catering to a broad set of end markets. Fathom’s manufacturing technologies and capacity are further extended through utilization of a selected group of highly qualified suppliers who specialize in injection molding and tooling and CNC machining.

With over 35 years of industry experience, Fathom is at the forefront of the Industry 4.0 digital manufacturing revolution, serving customers in the technology, defense, aerospace, medical, automotive and IOT sectors. Fathom’s certifications include: ISO 9001:2015, ISO 13485:2016, AS9100:2016, NIST 800-171 and ITAR registered.

Fathom is also a platform built for taking advantage of attractive future M&A opportunities. Fathom’s successful and proven acquisition strategy is enabled by our unique integration playbook including our proprietary software platform, which allows a streamlined integration of acquired companies. Over the past three years, we have successfully completed 13 acquisitions to bolster our operations and service offerings.

Fathom’s business was founded in 1984 under the name Midwest Composite Technologies, LLC. Following the merger of MCT and Fathom OpCo in 2019, the business was rebranded to operate under the “Fathom Digital Manufacturing” name and key technical capabilities were added in direct response to the needs of our largest and most innovative corporate customers. Today, Fathom is the result of the successful integration of 13 complementary companies, acquired over the past three years, creating a robust on-demand digital manufacturing platform with a proven array of additive and traditional manufacturing capabilities.

As a result of our scale and superior offerings, we have developed a loyal base of approximately 3,000 customers, including many of the largest and most innovative companies in the world, with excellent representation across Fortune’s 500 list. As of December 31, 2020 our customers included: (i) 7 of the top 10 aerospace companies, (ii) 4 of the top 10 automotive and electric vehicle companies, (iii) 4 of the top 10 consumer companies, (iv) 8 of the top 10 industrial companies, (v) 8 of the top 10 medical companies and (vi) 7 of the top 10 technology companies. Over the last twelve months ended March 31, 2021, no single customer represented more than 6% of our total revenue, and overall customer retention was 91%.

Our target market is comprised of the highly fragmented U.S. low- to mid-volume manufacturing market of CNC machining, injection molding, precision sheet metal and additive manufacturing. This market is projected to grow from $25 billion in 2020 to $33 billion in 2025, fueled by growth in demand for additive manufacturing and continuation of the trend of customers increasingly outsourcing their product development prototyping and low- to mid-volume manufacturing needs.

Industry Opportunities

Overall, manufacturing is a very large but highly fragmented market undergoing disruptive changes driven by rapid advances in how products are being designed and manufactured enabled by the adoption of Industry 4.0 practices.

The overall manufacturing market is one of the largest industries in the world, using industrial design processes to turn raw materials into components and finished goods ranging from aircraft to microelectronics. Taking a new product from customer requirements through a design concept, the product development cycle and eventually to manufacture is a complex, costly and time-consuming process. Product development and manufacturing processes are undergoing disruptive changes driven by Industry 4.0 practices, the next wave of the Industrial Revolution.

According to IBIS World, a research firm, there are over 570,000 manufacturing businesses in the United States employing over 11.3 million employees. The manufacturing industry is highly fragmented with over 75% of these manufacturing businesses employing less than 20 people, according to a study by SCORE, a research firm. The US Bureau of Labor Statistics reported that there are approximately 2.7 million engineers and technicians with about 75% employed in the manufacturing, professional, scientific, technical, and government sectors.

Within the overall manufacturing market, the highly fragmented low- to mid- volume precision sheet metal fabrication, injection molding, CNC machining, and additive manufacturing market is estimated to be approximately $25 billion.

Shorter product life cycles and demanding customer requirements are changing how companies develop and manufacture new products.

Over the past decade, R&D spending in the manufacturing sector has increased from $445 billion in 2010 to an estimated $600+ billion in 2021. Over this period, new products have contributed a growing share of total corporate revenue, requiring an ever-increasing speed and frequency of new product launches. In 2010, 220,000 new products were launched, while in 2021 more than 350,000 new products were launched. These trends are pushing companies to innovate faster by accelerating product development cycles to increase their frequency of product launches. Companies must be very agile to be successful.

Product designs are also becoming more complex as companies strive to launch more differentiated and higher functioning products and push manufacturing constraints using increasingly advanced manufacturing processes. As their product portfolio becomes more diverse and customized, companies must manage their manufacturing supply chain to be more localized and on-demand. By digitizing their product lifecycle companies can simplify and consolidate their supply chain.

Deployment of maturing Industry 4.0 practices shortens product time-to-market and provides agility but requires companies to seek out advanced manufacturing partners.

Industry 4.0 is primarily driven by the digitization of manufacturing including the commercialization of additive manufacturing complemented by advanced traditional manufacturing technologies. Advancements in software tools and the use of artificial intelligence/machine learning techniques help to digitize the entire product development and manufacturing lifecycle. The digitization of manufacturing is changing how new products are designed, manufactured and serviced, generating a large need for more on-demand manufacturing at the same time.

Additive manufacturing, complemented by key advanced traditional manufacturing technologies, offers greater agility and flexibility than traditional manufacturing technologies. These technologies are capable of meeting the rigorous demands of corporate customers in the aerospace, automotive, industrial, medical and consumer sectors where products are highly engineered with precise specifications.

On-demand manufacturing technologies allow custom production of parts in low- to mid- volume quantities with condensed turnaround times. As summarized below, these technologies are highly flexible and adaptive:

•	Additive manufacturing can produce highly complex parts using printed materials which would otherwise be extremely difficult to produce via traditional methods.

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CNC machining is a subtractive manufacturing process that utilizes a variety of precision computer guided tools. This process yields products with precision and repeatability, while offering high-quality surface finish optionality.

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Injection molding offers the ability to rapidly produce complex parts using molten material, formed in molds. This process delivers consistency, quality, and cost-effectiveness for larger-scale production.

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Precision sheet metal fabrication involves cutting and bending of metal sheets, resulting in parts which are highly durable. Lower production expenses make this a highly attractive fabrication process for low-volume jobs with fewer timing constraints.

Technological advancements are expected to drive continued growth in on-demand digital manufacturing technologies.

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As advances in additive manufacturing make it better suited for higher-volume applications, it is expected to take share from traditional manufacturing processes. Additive manufacturing offers the benefits of speed, part consolidation, weight reduction, and the ability to create complex geometries.

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CNC machining has exhibited rapid technological advances over the past five to ten years and has gained significant share as a result. CNC workflow improvements have streamlined the process, reducing costs.

•	While injection molding production serves a mature market, advances in fast-turnaround applications are driving growth which should not be overlooked.

•	Precision sheet metal fabrication is projected to grow at an accelerated rate between 2020 and 2025.

These technologies have driven significant advancements, improving speed, volumes, material capabilities, and the overall customer experience. Companies leveraging these advanced technologies, particularly the largest and most innovative, are likely to see significant improvements in efficiencies across their entire manufacturing supply chain. In search of further efficiencies, large enterprise companies are regionalizing and shortening their supply chain and consolidating their supplier partners

These same companies are working to take advantage of Industry 4.0 technologies and advancement in the hybridized model of additive manufacturing and advance traditional manufacturing technologies to optimize new product development and manufacturing. Through technological advances, additive manufacturing and other traditional processes are expected to become more accessible, enabling in-house adoption. However, in-house production lines are often underutilized, inefficient, and are not cost effective when used solely for internal needs. In-house manufacturing options often lack the scale and capabilities to deliver end-to-end solutions required by corporate customers.

Within the $25 billion low- to mid- volume market for precision sheet metal fabrication, injection molding, CNC machining, and additive manufacturing, we estimate that approximately 40% is handled in-house, 55%+ is serviced by regional design services bureaus, and the remaining ~5% is captured by legacy digital manufacturers.

There are thousands of small regional design services bureaus nationwide, most of which possess specialized and limited-service offerings. Some of these regional bureaus serve large enterprise companies but are constrained by inability to scale to meet the requirements of these demanding customers along with the scarcity of skilled labor and limited capacity. Legacy on-demand digital manufacturers are focused on prosumers and we believe their focus on automation often compromises the flexibility required to meet the evolving needs of corporate customers. We also believe that these legacy digital manufacturers are best-suited for simple, template-based part production and that their low-touch business model typically is predicated on serving thousands of individual product developers. On-demand digital manufacturing brokers have limited in-house production and must therefore outsource much of their own production needs, limiting oversight of the production process and hindering quality control and the ability to deliver complex parts. Involving multiple manufacturing suppliers also increases customer concerns relating to the safeguarding of intellectual property.

We believe that large enterprise companies, which represent 50-60% of the outsourced portion of this $25 billion low- to mid-volume manufacturing market, are seeking collaborative, long-term partnerships with their key manufacturing suppliers, and in particular a partner that can advance Industry 4.0 practices to scale with them and ultimately allow them to simplify and shorten their supply chain. Fathom’s value proposition and strategic partnership approach positions the Company to continue taking share from regional design bureaus and legacy digital manufacturers in the $25 billion low- to mid-volume manufacturing market.

Business Strengths and Strategies

Our key competitive strengths

We enable some of the world’s largest and most innovative companies to accelerate new product development and shorten time to market from months to weeks (or even days). We believe our position as a leading on-demand digital manufacturing platform purpose-built to serve the product development prototyping and low- to mid-volume production needs of the largest and most innovative companies, coupled with the following competitive strengths, will allow us to maintain and extend our market leading position.

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Adaptable, scalable platform with nationwide reach. Our platform is not reliant on any individual manufacturing technology, hardware provider, or materials supplier. Our agile business model allows us to respond to evolving customer needs through seamless integration of new manufacturing technologies, software capabilities, and materials. We have built a footprint of 12 manufacturing locations that enables us to produce and deliver parts to our customers nationwide, often in as a little as 24 hours. We expect to continue to benefit from continued innovation in additive and traditional manufacturing, and our established customer relationships which provide us differentiated insights into demand for new technologies, informing investments which expand our capabilities.

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Broad suite of manufacturing processes, deep technical expertise, and proprietary software platform. Our platform combines multiple manufacturing processes, dedicated engineering support, and purpose-built proprietary software to deliver a holistic solution which enhances efficiency for our customers. Our business is designed with the flexibility to accommodate complex designs and provide enterprise-grade, quick-turn manufacturing services for high-precision, high-quality parts at scale. Our broad set of manufacturing capabilities eliminates the need for customers to source parts across many single-process competitors or adhere to design constraints imposed by competing national manufacturing platforms and brokerages. This enables our customers to iterate designs faster and reduce time to market.

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Strong customer relationships across diverse end-markets. Our base of 3,000 active customers include many of the largest and most innovative companies in the world, spanning a diverse range of industries. Our strong value proposition is demonstrated through our 91% customer retention rate for the twelve months ended March 31, 2021, and our performance is not reliant on any single customer; in 2020, our largest customer comprised less than 6% of revenue. We have a differentiated ability to establish and cultivate revenue-generating relationships with multiple contacts across individual customers’ R&D and engineering organizations, leaving us increasingly entrenched as their on-demand manufacturing partner of choice.

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Highly experienced management team and Board of Directors. Our leadership team combines a deep additive and advanced manufacturing pedigree with decades of public market experience and a track record of scaling high-growth companies. We believe we have assembled a differentiated management team and Board of Directors who are particularly well-equipped to successfully lead our Company and achieve our strategic goals.

Our Strategy for Growth

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Increased penetration of our existing enterprise-level corporate customer base and expansion through new enterprise-level corporate customers. Our focus has historically been on enterprise-level corporate customers with wide-ranging, complex research and development needs. Our value proposition resonates with these customers’ need for technology-agnostic, hands-on, quick-turn prototyping of low-to-mid volume, high-value parts. We believe we can continue to grow by maintaining our strategy of expanding relationships across departments within existing corporate customers, as well as building relationships with new corporate customers through our differentiated capabilities.

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Expanded offering of additive manufacturing capabilities. We provide comprehensive services that offer advanced technologies and processes tailored to our customer needs. To maintain our differentiated and market-leading suite of capabilities, we expect we will continue to integrate new capabilities into our platform. We plan to make informed investments in new technologies, supported by our robust, ongoing dialogue with customers and deep industry expertise.

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Capitalizing on outsourcing trends in prototyping and low- to mid-volume manufacturing. It has become increasingly expensive and challenging for companies to maintain the materials, equipment, and skilled labor necessary to keep pace with the rate of innovation in today’s market. Additionally, fluctuations in companies’ internal R&D cycles make it less efficient to build and fund a full suite of in-house capabilities. Based on current industry trends, we expect companies to further rely on outsourced providers for their prototyping and low- to mid-volume manufacturing. We believe we are well-positioned to capture market share as a result of this trend due to our comprehensive capabilities and corporate focus.

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Further enhancement of our software and digital capabilities. We are continuously working to expand our software platform’s capabilities and believe this offering is pivotal in driving future growth. Our main areas of focus are: (i) further digitization of our offering through development of an internet-of-things enabled product suite, (ii) continued improvement of turnaround times and production efficiency achieved by leveraging our data analytics and artificial intelligence capabilities, (iii) enhancing the customer experience through greater integration of our platform into our customers’ PLM, MES and ERP systems, and (iv) reduction of our customers’ need for on-site inventory through the establishment of digitized supply chain management systems.

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Continued pursuit of strategic add-on acquisitions. Targeted acquisitions and integrations of complimentary digital manufacturing companies into our business represent an attractive growth opportunity, given our successful track record and the highly fragmented nature of our industry. Since 2019, we have completed 13 acquisitions (with four completed in 2021), transforming Fathom into a leading on-demand digital manufacturing company with a highly scalable breadth of manufacturing capabilities. We have optimized our platform to streamline the integration of new companies into the Fathom ecosystem, allowing us to deploy our proprietary playbook and realize synergies.

Organizational Structure

The following diagram illustrates in simplified terms the structure and ownership of Fathom and its operating subsidiaries.

1.	Altimar II Founders include Altimar Sponsor II, LLC and the seven former directors of Altimar II.
2.

The warrants held by Public Shareholders are Public Warrants and the warrants held by Altimar Sponsor II, LLC are Private Placement Warrants. The organizational structure diagram assumes none of the Warrants have been exercised. The organizational structure diagram also excludes the Earnout Shares and the Sponsor Earnout Shares.

3.	Legacy Fathom Owners include Fathom Blocker Owners and Continuing Fathom Unitholders, which include the CORE Investors.

U.S. Federal Income Tax Considerations

For a discussion summarizing the U.S. federal income tax considerations of an investment in shares of Class A common stock or Warrants, please see “ Certain U.S. Federal Income Tax Considerations.”

Sources of Industry and Market Data

Where information has been sourced from a third party, the source of such information has been identified.

Unless otherwise indicated, the information contained in the prospectus on the market environment, market developments, market trends, and competition in the markets in which we operate is taken from publicly available sources, including third-party sources, or reflects our estimates that are principally based on information from publicly available sources. Some data are also based on good faith estimates, which are derived from internal company analyses or review of internal company reports as well as the independent sources referred to above.

Although Fathom believes that the information on which it has based these estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and it has not independently verified any of the data from third-party sources nor has it ascertained the underlying economic assumptions relied upon therein. Statements as to industry position are based on market data currently available. While Fathom is not aware of any misstatements regarding the industry data presented herein, these estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

Risk Factors Summary

You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our Class A common stock or Warrants. For purposes of the below summary of risk factors, “we” and “our” refers to Fathom or Fathom OpCo, as the context may require. Such risks include, but are not limited to:

•	We are subject to risks related to the ongoing COVID-19 pandemic;

•	We may be subject to cybersecurity risks and changes to data protection regulation;

•	We face increasing competition in many aspects of our business;

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We may not realize the anticipated benefits of our business acquisitions, and any acquisition, strategic relationship, joint venture or investment could disrupt our business and harm our operating results and financial condition;

•	If we are unable to manage our growth and expand our operations successfully, our reputation, brands, business and results of operations may be harmed;

•	Our success depends on our ability to deliver on-demand manufacturing capabilities and custom parts that meet the needs of our customers and to effectively respond to changes in our industry;

•	Our failure to meet our customers’ expectations regarding quick turnaround time, price or quality could adversely affect our business and results of operations;

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We are subject to risks related to our dependency on our key management members and other key personnel, as well as attracting, retaining and developing qualified personnel in a highly competitive talent market;

•	Our Charter does not limit the ability of the CORE Investors and their affiliates to compete with us;

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Through their ownership of a majority of our common stock, “negative control” rights and their rights to nominate directors to our board under the Investor Rights Agreement, the CORE Investors have substantial influence over our management and policies;

•	We are subject to risks related to our dependency on Fathom OpCo to pay taxes, make payments under the Tax Receivable Agreement and pay other expenses;

•	We may be subject to litigation risks and may face liabilities and damage to our professional reputation as a result;

•	Our businesses are subject to extensive domestic and foreign regulations that may subject us to significant costs and compliance requirements;

•	We are subject to risks related to the Tax Receivable Agreement;

•	We may be subject to risks related to our status as an emerging growth company within the meaning of the Securities Act;

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The CORE Investors own more than 50% of Fathom’s outstanding common stock, and as a result, we are subject to the risks related to Fathom being categorized as a “controlled company” within the meaning of the NYSE listing standards;

•	Because the Company became a publicly traded company by means other than a traditional underwritten initial public offering, the Company’s stockholders may face additional risks and uncertainties;

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Pre-existing relationships between participants in the Business Combination and the related transactions or their affiliates could give rise to actual or perceived conflicts of interest in connection with the Business Combination;

•	The grant of registration rights to certain of our investors and the future exercise of such rights may adversely affect the market price of our Class A common stock or Warrants;

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We may amend the terms of the Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of the Warrants could be increased, the exercise period could be shortened and the number of Class A common stock purchasable upon exercise of a Warrant could be decreased, all without approval of each Warrant affected;

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We have identified material weaknesses in our internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations which could have a material adverse effect on our business and stock price;

•	Our compliance obligations under the Sarbanes-Oxley Act require substantial financial and management resources, and increase the time and costs of completing an acquisition; and

•	Our management team has limited experience managing a public company.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Altimar II’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) (a) December 31, 2027, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We expect to remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Corporate Information

We are a Delaware corporation. Our principal executive office is located at 1050 Walnut Ridge Drive, Hartland, WI 53029. Our telephone number is (262) 367-8254. Our website is www.fathommfg.com. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

THE OFFERING

Issuer	Fathom Digital Manufacturing Corporation.

Class A common stock offered by the Selling Stockholders	Up to 145,893,484 shares of Class A common stock (which includes Altimar Sponsor II, LLC’s 9,900,000 shares of Class A common stock underlying its Private Placement Warrants).

Class A common stock underlying the Warrants	18,525,000 shares issuable upon exercise of Warrants to purchase Class A common stock (which includes Altimar Sponsor II, LLC’s 9,900,000 shares of Class A common stock underlying its Private Placement Warrants).

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock or Private Placement Warrants by the Selling Stockholders. We will receive the proceeds from any exercise of the Warrants for cash, which we intend to use for general corporate purposes.

We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes.

Market for our securities	Our Class A common stock is currently listed on the NYSE under the symbol “FATH.”

Our Public Warrants are currently listed on the NYSE under the symbol “FATH.WS.”

Risk Factors	An investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not known to us or that we consider immaterial as of the date of this prospectus. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to, those discussed in the sections of this prospectus entitled “Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Business Risks

We face significant competition and expect to face increasing competition in many aspects of our business, which could cause our operating results to suffer.

The digital manufacturing industry in which we operate is fragmented and highly competitive. We compete for customers with a wide variety of custom parts manufacturers and methods. Some of our current and potential competitors include captive in-house production capabilities, other custom parts manufacturers, brokers of custom parts and additive manufacturing vendors, including those utilizing 3D printing processes. Moreover, some of our existing and potential competitors are researching, designing, developing and marketing other types of products and manufacturing capabilities. We also expect that future competition may arise from the development or improvement of allied or related techniques for digital manufacturing, including from the issuance of patents to other companies that may inhibit our ability to compete effectively. Furthermore, our competitors may attempt to adopt and improve upon key aspects of our business model, such as development of technology that automates much of the manual labor conventionally required to quote and manufacture custom parts, implementation of interactive web-based and automated user interface and quoting systems and/or building scalable operating models specifically designed for efficient custom parts production. Third-party CAD software companies may develop software that mold-makers, injection molders and CNC machine shops could use to compete with our business model. Additive manufacturers may develop stronger, higher temperature resins or introduce other improvements that could more effectively compete with us on part quality. We may also, from time to time, establish alliances or relationships with other competitors or potential competitors, including 3D printer OEMs. To the extent companies terminate such relationships and establish alliances and relationships with our competitors, our business could be harmed.

Existing and potential competitors may have substantially greater financial, technical, marketing and sales, manufacturing, distribution and other resources and name recognition than us, as well as experience and expertise in intellectual property rights, any of which may enable them to compete effectively against us. For example, a number of companies that possess substantial resources have announced that they are beginning digital manufacturing initiatives, which will further strengthen the competition we face.

Though we plan to continue to expend resources to develop new technologies, processes and manufacturing capabilities, we cannot assure you that we will be able to maintain our current competitive position or continue to compete successfully against current and future sources of competition. Our challenge in developing new business opportunities is identifying custom parts for which our automated quotation and digital manufacturing processes offer an attractive value proposition, and we may not be able to identify any new custom parts categories with favorable economics similar to our existing offerings. If we do not keep pace with technological change, demand for our offerings may decline and our operating results may suffer.

Our success depends on our ability to deliver on-demand manufacturing capabilities and custom parts that meet the needs of our customers and to effectively respond to changes in our industry.

We derive almost all of our revenue from the manufacture and sale to our customers of quick-turn, low volume custom parts for prototyping, support of internal manufacturing and limited quantity product release up to mid volume production requirements. Our business has been and, we believe, will continue to be, affected by changes in our customers’ new product and product line introductions, requirements and preferences, rapid technological change and the emergence of new standards and practices, any of which could render our technology and manufacturing capabilities less attractive, uneconomical or obsolete. To the extent that our customers’ need for quick-turn to mid-volume production parts decreases significantly for any reason, it would likely have a material adverse effect on our business and operating results and harm our competitive position. In addition, CAD simulation and other technologies may reduce the demand for physical prototype parts. Therefore, we believe that to remain competitive, we must continually expend resources to enhance and improve our technology and manufacturing capabilities.

In particular, we plan to increase our research and development efforts and to continue to focus a significant portion of those efforts to further develop our technology in areas such as our interactive project management platform and manufacturing processes, technology offerings and broaden the range of parts that we are able to manufacture. We believe successful execution of this part of our business plan is critical for our ability to compete in our industry and grow our business, and there are no guarantees we will be able to do so in a timely fashion, or at all. Broadening the range of parts and technologies that we are able to manufacture is of particular importance because limitations in manufacturability are the primary reason we are not able to fulfill many quotation requests. There are no guarantees that the resources we devote to executing on this aspect of our business plan will improve our business and operating results or result in increased demand for our custom parts and manufacturing capabilities. Failures in this area could adversely impact our operating results and harm our reputation and brands. Even if we are successful in executing in this area, our industry is subject to rapid and significant technological change, and our competitors may develop new technologies and manufacturing capabilities that are superior to ours.

Any failure to properly meet the needs of our customers or respond to changes in our industry on a cost-effective and timely basis, or at all, would likely have a material adverse effect on our business and operating results and harm our competitive position.

Our failure to meet our customers’ expectations regarding quick turnaround time, price or quality could adversely affect our business and results of operations.

We believe many of our customers are facing increased pressure from global competitors to be first to market with their finished products, often resulting in a need for quick turnaround of custom parts. We believe our ability to quickly quote, manufacture and ship custom parts has been an important factor in our results to date. There are no guarantees we will be able to meet customers’ increasing expectations regarding quick turnaround time. If we fail to meet our customers’ expectations regarding turnaround time in any given period, our business and results of operations will likely suffer.

Demand for our custom parts and manufacturing capabilities is sensitive to price. We believe our competitive pricing has been an important factor in our results to date. Therefore, changes in our pricing strategies can have a significant impact on our business and ability to generate revenue. Many factors, including our production and personnel costs and our competitors’ pricing and marketing strategies, can significantly impact our pricing strategies. If we fail to meet our customers’ price expectations in any given period, demand for our custom parts and manufacturing capabilities could be negatively impacted and our business and results of operations could suffer.

Most of our customers have a need for specific quality of quick-turn, on-demand custom parts. We believe our ability to create parts meeting our customers’ specifications and quality expectations is an important factor in our results to date. We cannot assure you that we will be able to continue to consistently manufacture custom parts that achieve the production specifications and quality that our customers expect. If we fail to meet our customers’ specifications and quality expectations in any given period, demand for our custom parts and manufacturing capabilities could be negatively impacted and our business and results of operations could suffer.

The strength of our brands is important to our business, and any failure to maintain and enhance our brands would hurt our ability to retain and expand our customer base as well as further penetrate existing customers.

Because our custom parts and manufacturing capabilities are sold primarily through our website, the success of our business depends upon our ability to attract new and repeat customers to our website in order to increase business and grow our revenue. Customer awareness and the perceived value of our brands will depend largely on the success of our marketing efforts, as well as our ability to consistently provide quality custom parts within the required timeframes and positive customer experiences, which we may not do successfully. A primary component of our business strategy is the continued promotion and strengthening of our brands. We may choose to increase our branding expense materially, but we cannot be sure that this investment will be profitable. If we are unable to successfully maintain and enhance our brands, this could have a negative impact on our business and ability to generate revenue.

Sales efforts to large customers involve risks that may not be present or that are present to a lesser extent with respect to sales to smaller organizations.

Attracting and retaining business from large enterprise customers is an element of our business strategy. Sales to large customers involve risks that may not be present or that are present to a lesser extent with sales to smaller organizations, such as longer sales cycles, more complex customer requirements, substantial upfront sales costs, less predictability in completing some of our sales and extended payment terms. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our platform, the various technologies available and manufacturing capabilities, the longer period of time for large customers to evaluate and test our project management platform prior to making a purchase decision and placing an order, the discretionary nature of purchasing and budget cycles and the competitive nature of evaluation and purchasing approval processes. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to large enterprises typically taking longer to complete. Moreover, larger organizations may demand more customization, which would increase our upfront investment in the sales effort with no guarantee that these customers will seek to use our manufacturing capabilities widely enough across their organization to justify our substantial upfront investment. A portion of these customers may purchase our offerings on payment terms, requiring us to assume a credit risk for non-payment in the ordinary course of business. If we fail to effectively manage these risks associated with sales to large customers, our business, financial condition and results of operations may be affected.

Our business depends in part on our ability to process a large volume of new custom part designs from a diverse group of customers and successfully identify significant opportunities for our business based on those submissions.

We believe the volume of new custom part designs we process and the size and diversity of our customer base give us valuable insight into the needs of our prospective customers. We utilize this industry knowledge to determine where we should focus our development resources. If the number of new custom part designs we process or the size and diversity of our customer base decrease, our ability to successfully identify significant opportunities for our business and meet the needs of customers could be negatively impacted. In addition, even if we do continue to process a large number of new custom part designs and work with a significant and diverse customer base, there are no guarantees that any industry knowledge we extract from those interactions will be successfully utilized to help us identify significant business opportunities or better understand the needs of our existing or prospective customers.

Wage increases and pressure in certain geographies may prevent us from sustaining our competitive advantage and may reduce our profit margin.

Measures are being taken in the United States and globally to increase minimum wages, and there is a shortage of skilled labor in certain locations leading to increased wage pressure. Similarly, with an increased global focus on environmental, social and corporate-governance concerns and sustainability, input costs have been steadily rising. In addition, enhanced federally subsidized unemployment benefits during the ongoing COVID-19 pandemic may have been contributing to labor shortages at some of our facilities. Accordingly, we may need to increase the levels of labor compensation more rapidly than in the past to remain competitive in attracting and retaining the quality and amount of labor that our business requires. To the extent that we are not able to control or share wage increases, wage increases may reduce our margins and cash flows, which could adversely affect our business.

The loss of one or more key members of our management team or personnel, or our failure to attract, integrate and retain additional personnel in the future, could harm our business and negatively affect our ability to successfully grow our business.

We are highly dependent upon the continued service and performance of the key members of our management team and other personnel. The loss of any of these individuals, each of whom is “at will” and may terminate his or her employment relationship with us at any time, could disrupt our operations and significantly delay or prevent the achievement of our business objectives. We believe that our future success will also depend in part on our continued ability to identify, hire, train and motivate qualified personnel. High demand exists for senior management and other key personnel (including technical, engineering, product, finance and sales personnel) in the digital manufacturing industry. A possible shortage of qualified individuals in the regions where we operate might require us to pay increased compensation to attract and retain key employees, thereby increasing our costs. In addition, we face intense competition for qualified individuals from numerous companies, many of whom have substantially greater financial and other resources and name recognition than us. We may be unable to attract and retain suitably qualified individuals who are capable of meeting our growing operational, managerial and other requirements, or we may be required to pay increased compensation in order to do so. For example, our failure to attract and retain shop floor employees may inhibit our ability to fulfill production orders for our customers. Our failure to attract, hire, integrate and retain qualified personnel could impair our ability to achieve our business objectives.

All of our employees are at-will employees, meaning that they may terminate their employment relationship with us at any time, and their knowledge of our business and industry would be extremely difficult to replace. We generally enter into non-competition agreements with our employees and certain consultants. These agreements prohibit our employees and applicable consultants from competing directly with us or working for our competitors or customers while they work for us, and in some cases, for a limited period after they cease working for us. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees and applicable consultants work and it may be difficult for us to restrict our competitors from benefiting from the expertise that our former employees or consultants developed while working for us. If we cannot demonstrate that our legally protectable interests will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our ability to remain competitive may be diminished.

Our growth strategy relies on business acquisitions. We may not realize the anticipated benefits of such acquisitions, and any acquisition, strategic relationship, joint venture or investment could disrupt our business and harm our operating results and financial condition.

Our business and customer base have been built in part through organic growth, but also through acquisitions of businesses that increase market share in our current markets or expand into other markets, or broaden our technology, intellectual property or product line capabilities. We have completed 13 acquisitions during the last three years, and we intend to continue to aggressively pursue attractive opportunities to enhance or expand our offerings through acquisitions, strategic relationships, joint ventures or investments that we believe may allow us to implement our growth strategy. For example, in December 2019, we acquired ICOMold to enable us to expand our existing SEO and SEM capabilities; during 2020 and 2021, we completed six acquisitions that added CNC machining to our manufacturing capabilities, and three acquisitions that added precision sheet metal fabrication to our offerings. We cannot forecast the number, timing or size of any future acquisitions or other similar strategic transactions, or the effect that any such transactions might have on our operating or financial results. We may not be able to successfully identify future acquisition opportunities or complete any such acquisitions if we cannot reach agreement on commercially favorable terms, if we lack sufficient resources to finance the transaction on our own and cannot obtain financing at a reasonable cost or if regulatory authorities prevent such transactions from being completed.

Although we have substantial experience engaging in these types of transactions, such transactions may be complex, time consuming and expensive, and may present numerous challenges and risks including:

•	an acquired company, asset or technology not furthering our business strategy as anticipated;

•	difficulties entering and competing in new product or geographic markets and increased competition, including price competition;

•	integration challenges;

•	challenges in working with strategic partners and resolving any related disagreements or disputes;

•	high valuation for a company, asset or technology, or changes in the economic or market conditions or assumptions underlying our decision to make an acquisition;

•	significant problems or liabilities associated with acquired businesses, assets or technologies, including increased intellectual property and employment-related litigation exposure;

•	acquisition of a significant amount of goodwill, which could result in future impairment charges that would reduce our earnings; and

•	requirements to record substantial charges and amortization expense related to certain purchased intangible assets, deferred stock compensation and other items, as well as other charges or expenses.

Any one of these challenges or risks could impair our ability to realize any benefit from our acquisitions, strategic relationships, joint ventures or investments after we have expended resources on them, as well as divert our management’s attention. Any failure to successfully address these challenges or risks could disrupt our business and harm our operating results and financial condition. Moreover, any such transaction may not be viewed favorably by investors or other stakeholders.

If we proceed with a particular acquisition, we may have to use cash, issue new equity securities with dilutive effects on existing stockholders, incur indebtedness, assume contingent liabilities, or amortize assets or expenses in a manner that might have a material adverse effect on our financial condition and results of operations. Acquisitions will also require us to record certain acquisition-related costs and other items as current period expenses, which would have the effect of reducing our reported earnings in the period in which an acquisition is consummated. In addition, we could also face unknown liabilities or write-offs due to our acquisitions, which could result in a significant charge to our earnings in the period in which they occur. We will also be required to record any goodwill or other long-lived asset impairment charges in the periods in which they occur, which could result in a significant charge to our earnings in any such period.

Achieving the expected returns and synergies from future acquisitions will depend, in part, upon our ability to integrate the products and services, technology, administrative functions and personnel of these businesses into our offering lines in an efficient and effective manner. We cannot assure you that we will be able to do so, that any acquired businesses will perform at levels and on the timelines anticipated by our management or that we will be able to obtain these synergies. In addition, acquired technologies and intellectual property may be rendered obsolete or uneconomical by our own or our competitors’ technological advances. Management resources may also be diverted from operating our existing businesses to certain acquisition integration challenges. If we are unable to successfully integrate acquired businesses, our anticipated revenues and profits may be lower. Our profit margins may also be lower, or diluted, following the acquisition of companies whose profit margins are less than those of our existing businesses.

In addition, from time to time we may enter into negotiations for acquisitions, relationships, joint ventures or investments that are not ultimately consummated. These negotiations could result in significant diversion of management time, as well as substantial out-of-pocket costs.

If we are unable to manage our growth and expand our operations successfully, our reputation and brands may be damaged, and our business and results of operations may be harmed.

Over the past several years, we have experienced rapid growth. For example, we have grown from 44 full-time employees as of October 31, 2018 to 668 full-time employees as of September 30, 2021. We expect this growth to continue and the number of facilities from which we operate to increase in the future. Our ability to effectively manage our anticipated growth and expansion of our operations will require us to do, among other things, the following:

•	enhance our operational, financial and management controls and infrastructure, human resource policies, and reporting systems and procedures;

•	effectively scale our operations, including accurately predicting the need for floor space, equipment, and additional staffing; and

•	successfully identify, recruit, hire, train, develop, maintain, motivate and integrate additional employees.

These enhancements and improvements will require significant capital expenditures and allocation of valuable management and employee resources. Furthermore, our growth has placed, and will continue to place, a strain on our operational, financial and management infrastructure. Our future financial performance and our ability to execute on our business plan will depend, in part, on our ability to effectively manage any future growth and expansion. There are no guarantees we will be able to do so in an efficient or timely manner, or at all. Our failure to effectively manage growth and expansion could have a material adverse effect on our business, results of operations, financial condition, prospects, reputation and brands, including impairing our ability to perform to our customers’ expectations.

We may not timely and effectively scale and adapt our existing technology, processes and infrastructure to meet the needs of our business.

A key element to our continued growth is the ability to quickly and efficiently quote an increasing number of customer submissions across geographic regions and to manufacture the related custom parts. This will require us to timely and effectively scale and adapt our existing technology, processes and infrastructure to meet the needs of our business. With respect to our website, project management platform and quoting technology, it may become increasingly difficult to maintain and improve their performance, especially during periods of heavy usage and as our solutions become more complex and our user traffic increases across geographic regions. Similarly, our manufacturing automation technology may not enable us to process the large numbers of unique designs and efficiently manufacture the related custom parts in a timely fashion to meet the needs of our customers as our business continues to grow. Any failure in our ability to timely and effectively scale and adapt our existing technology, processes and infrastructure could negatively impact our ability to retain existing customers and attract new customers, damage our reputation and brands, result in lost revenue, and otherwise substantially harm our business and results of operations.

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all. If we are unable to raise additional capital when needed, our financial condition could be adversely affected and we may not be able to execute our growth strategy.

We intend to continue to make acquisitions and other investments to support our business growth and may require additional funds to respond to business challenges, including the need to complement our growth strategy, increase market share in our current markets or expand into other markets, or broaden our technology, intellectual property or manufacturing capabilities. Accordingly, we may need to obtain equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. The New Credit Agreement and any debt financing we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be adversely affected.

Numerous factors may cause us not to maintain the revenue growth that we have historically experienced.

Although our revenue has grown from $20.6 million for the year ended December 31, 2019 to $61.3 million for the year ended December 31, 2020, we may not be able to maintain our historical rate of revenue growth. We believe that our continued revenue growth will depend on many factors, a number of which are out of our control, including among others, our ability to:

•	retain and further penetrate existing customers, as well as attract new customers;

•	consistently execute on custom part orders in a manner that satisfies our customers’ product needs and provides them with a superior experience;

•	develop new technologies or manufacturing processes and broaden the range of custom parts we offer;

•	capitalize on customers’ product expectations for access to comprehensive, user-friendly e-commerce capabilities 24 hours per day, 7 days per week;

•	increase the strength and awareness of our brands across geographic regions;

•	respond to changes in customers’ needs, technology and our industry;

•	react to challenges from existing and new competitors; and

•	respond to an economic recession which negatively impacts manufacturers’ ability to innovate and bring new products to market.

We cannot assure you that we will be successful in addressing the factors above and continuing to grow our business and revenue.

Errors or defects in the software we use or custom parts we manufacture could cause us to incur additional costs, lose revenue and business opportunities, damage our reputation and expose us to potential liability.

The sophisticated software we use and the often complex custom parts we manufacture may contain errors, defects or other performance problems at any point in the life of the software or custom parts. If errors or defects are discovered in our current or future software or in the custom parts we manufacture for customers, we may not be able to correct them in a timely manner or provide an adequate response to our customers. We may therefore need to expend significant financial, technical and management resources, or divert some of our development resources, in order to resolve or work around those defects. We may also experience an increase in our service and warranty costs. Particularly in the medical sector, errors or defects in our software or custom parts we manufacture could lead to claims by patients against us and our customers and expose us to lawsuits that may damage our and our customers’ reputations. Claims may be made by individuals or by classes of users. Our product liability and related insurance policies may not apply or sufficiently cover any product liability lawsuit that arises from defective software we may use or the custom parts we manufacture. Customers such as our collaboration partners may also seek indemnification for third party claims allegedly arising from breaches of warranties under our collaboration agreements.

Errors, defects or other performance problems in the software we use or custom parts we manufacture may also result in the loss of, or delay in, the market acceptance of our platform and digital manufacturing capabilities. Such difficulties could also cause us to lose customers and, particularly in the case of our largest customers, the potentially substantial associated revenue which would have been generated by our sales to companies participating in our customer’s supply chain. Technical problems, or the loss of a customer with a particularly important national or global reputation, could also damage our own business reputation and cause us to lose new business opportunities.

Interruptions to or other problems with our website, project management platform, information technology systems, manufacturing processes or other operations could damage our reputation and brands and substantially harm our business and results of operations.

The satisfactory performance, reliability, consistency, security and availability of our website and interactive project management platform, information technology systems, manufacturing processes and other operations are critical to our reputation and brands, and to our ability to effectively service customers. Any interruptions or other problems that cause any of our website, interactive project management platform or information technology systems to malfunction or be unavailable, or negatively impact our manufacturing processes or other operations, may damage our reputation and brands, result in lost revenue, cause us to incur significant costs seeking to remedy the problem and otherwise substantially harm our business and results of operations.

A number of factors or events could cause such interruptions or problems, including among others: human and software errors, design faults, challenges associated with upgrades, changes or new facets of our business, power loss, telecommunication failures, fire, flood, extreme weather, political instability, acts of terrorism, war, break-ins and security breaches, contract disputes, labor strikes and other workforce-related issues, capacity constraints due to an unusually large number of customers and potential customers accessing our website or project management platform or ordering parts at the same time, and other similar events. These risks are augmented by the fact that our customers come to us largely for our quick-turn low to mid-volume manufacturing capabilities and that accessibility and turnaround speed are often of critical importance to these customers. We are dependent upon our facilities through which we satisfy all of our production demands and in which we house all of the computer hardware necessary to operate our website and systems as well as managerial, customer service, sales, marketing and other similar functions, and we have not identified alternatives to these facilities or established fully redundant systems in multiple locations. In addition, we are dependent in part on third parties for the implementation and maintenance of certain aspects of our communications and production systems, and therefore preventing, identifying and rectifying problems with these aspects of our systems is to a large extent outside of our control.

Moreover, the business interruption insurance that we carry may not be sufficient to compensate us for the potentially significant losses, including the potential harm to the future growth of our business that may result from interruptions in our offerings and manufacturing processes as a result of system failures.

If a natural or man-made disaster strikes any of our manufacturing facilities, we may be unable to manufacture our products for a substantial period of time and our sales will decline.

We manufacture all of our products in 12 manufacturing facilities located in the United States. These facilities and the manufacturing equipment we use would be costly to replace if damaged by a natural or man-made disaster, and could require substantial lead time to repair or replace. Our facilities may be harmed by natural or man-made disasters, including, without limitation, earthquakes, floods, tornadoes, fires, hurricanes, tsunamis, nuclear disasters, terrorist attacks, or as a result of the ongoing COVID-19 pandemic. In the event any of our facilities are affected by a disaster, we may:

•	be unable to meet the shipping deadlines of our customers;

•

experience disruptions in our ability to process submissions and generate quotations, manufacture and ship parts, provide marketing and sales support and customer service and otherwise operate our business, any of which could negatively impact our business;

•	be forced to rely on third-party manufacturers;

•	need to expend significant capital and other resources to address any damage caused by the disaster; and

•	lose customers and be unable to reacquire those customers.

Although we possess insurance for damage to our property and the disruption of our business from casualties, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, or at all.

If our present single or limited source suppliers become unavailable or inadequate, our customer relationships, results of operations and financial condition may be adversely affected.

We acquire substantially all of the manufacturing equipment and certain of our materials that are critical to the ongoing operation and future growth of our business from third parties. We do not have long-term supply contracts with any of our suppliers and operate on a purchase-order basis. While most manufacturing equipment and materials for our products are available from multiple suppliers, certain of those items are only available from single or limited sources. Should any of our present single or limited source suppliers for manufacturing equipment or materials become unavailable or inadequate, or impose terms unacceptable to us such as increased pricing terms, we could be required to spend a significant amount of time and expense to develop alternate sources of supply, and we may not be successful in doing so on terms acceptable to us, or at all. Natural disasters, such as hurricanes or tornadoes, may affect our supply of materials, particularly resins, from time to time, and we may purchase larger amounts of certain materials in anticipation of future shortages or increases in pricing. In addition, if we were unable to find a suitable supplier for a particular type of manufacturing equipment or material, we could be required to modify our existing manufacturing processes and offerings to accommodate the situation. As a result, the loss of a single or limited source supplier could adversely affect our relationship with our customers and our results of operations and financial condition.

We are subject to payment-related risks.

We accept payments using a variety of methods, including credit card, customer invoicing, physical bank check and payment upon delivery. As we offer new payment options to our customers, we may be subject to additional regulations, compliance requirements and fraud risk. For certain payment methods, including credit and debit cards, we pay interchange and other fees, which may increase over time and raise our operating costs and lower profitability. We rely on third parties to provide payment processing services, including the processing of credit cards, debit cards or electronic checks, and it could disrupt our business if these companies become unwilling or unable to provide these services to us. We are also subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to fines and higher transaction fees and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers, or facilitate other types of online payments, and our business and operating results could be adversely affected.

Workplace accidents or environmental damage could result in substantial remedial obligations and damage to our reputation.

Accidents or other incidents that occur at our manufacturing and other facilities or involve our personnel or operations could result in claims for damages against us. In addition, in the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake expensive remedial obligations. The amount of any costs, including fines or damages payments that we might incur under such circumstances, could substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations and could adversely affect our reputation.

Interruptions, delays in service or inability to increase capacity at third-party data center facilities could adversely affect our business and reputation.

Our business, brands, reputation and ability to attract and retain customers depend upon the satisfactory performance, reliability and availability of our project management platform, depend upon the availability of the internet and our third-party service providers. We rely on third party data center facilities operated by Amazon Web Services (“AWS”), Ace Cloud Hosting (“Ace”), and Right Networks (“Right Networks”) to host our main servers. We do not control the operation of any of AWS’, Ace’s or Right Networks’ data center hosting facilities, and they may be subject to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, terrorist attacks and similar events. They may also be subject to interruptions due to system failures, computer viruses, software errors or subject to breaches of computer hardware and software security, break-ins, sabotage, intentional acts of vandalism and similar misconduct. And while we rely on service level agreements with our hosting providers, if they do not properly maintain their infrastructure or if they incur unplanned outages, our customers may experience performance issues or unexpected interruptions and we may not meet our service level agreement terms with our customers. We have experienced, and expect that in the future we may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. These and other similar events beyond our control could negatively affect the use, functionality or availability of our services.

Any damage to, or failure of, our systems, or those of our third-party providers, could interrupt or hinder the use or functionality of our website or project management platform. Resulting impairment of or interruptions of our business may reduce revenue, subject us to claims and litigation, cause customers to terminate their contracts and adversely affect our ability to attract new customers. If we are forced to switch hosting facilities, we may not be successful in finding an alternative service provider on acceptable terms or in hosting the computer servers ourselves. Our business will also be harmed if customers and potential customers believe our systems are unreliable.

Industry Risks

The COVID-19 pandemic has adversely affected our business and results of operations. The duration and extent to which it will continue to adversely impact our business and results of operations remains uncertain and could be material.

The COVID-19 pandemic has resulted in a widespread public health crisis and numerous significant disease control measures being taken to limit its spread, including travel bans and restrictions, quarantines, shelter-in-place orders and shutdowns. These measures have materially impacted and may impact our workforce and operations, the operations of our customers, and those of our respective vendors and suppliers. Our operations are located in the United States, and domestic and global measures taken in effort to contain the pandemic has caused disruptions at some of our manufacturing operations and facilities as well as supplier facilities. Further such disruptions could occur in the future and any such disruptions could materially adversely affect our business. The impact of the pandemic on our business has included and could in the future include:

•	disruptions to or restrictions on our ability to ensure the continuous provision of our manufacturing services and solutions;

•	reductions in our capacity utilization levels;

•

temporary closures of our direct and indirect suppliers, resulting in adverse effects to our supply chain, and other supply chain disruptions, which adversely affect our ability to procure sufficient inventory to support customer orders;

•	temporary shortages of skilled employees available to staff manufacturing facilities due to shelter-in-place orders and travel restrictions within as well as into and out of countries;

•	restrictions or disruptions of transportation, such as reduced availability of air transport, port closures and increased border controls or closures;

•	increases in operational expenses and other costs related to requirements implemented to mitigate the impact of the pandemic;

•	delays or limitations on the ability of our customers to perform or make timely payments;

•	reductions in short- and long-term demand for our manufacturing services and solutions, or other disruptions in technology buying patterns;

•

workforce disruptions due to illness, quarantines, governmental actions, other restrictions and/or the social distancing measures we have taken to mitigate the impact of COVID-19 at our locations in an effort to protect the health and well-being of our employees, customers, suppliers and of the communities in which we operate (including certain employees working from home, restricting the number of employees attending events or meetings in person, limiting the number of people in our buildings and factories at any one time, further restricting access to our facilities and suspending employee travel); and

•	our management team continuing to commit significant time, attention and resources to monitoring the COVID-19 pandemic and seeking to mitigate its effects on our business and workforce.

The global spread of COVID-19 also has created significant macroeconomic uncertainty, volatility and disruption, which may adversely affect our and our customers’ and suppliers’ liquidity, cost of capital and ability to access the capital markets. Even after the COVID-19 pandemic has subsided, we may continue to experience adverse impacts to our business as a result of the pandemic’s global economic impact, including any recession, economic downturn, government spending cuts, tightening of credit markets or increased unemployment that has occurred or may occur in the future, which could cause our customers and potential customers to postpone or reduce spending on our manufacturing services and solutions.

Global economic conditions may harm our ability to do business, increase our costs and negatively affect our stock price.

Our performance depends on the financial health and strength of our customers, which in turn is dependent on the economic conditions of the markets in which we and our customers operate. Declines in the global economy, difficulties in the financial services sector and credit markets, continuing geopolitical uncertainties, and other macroeconomic factors all affect the spending behavior of existing and potential customers.

We also face risks from financial difficulties or other uncertainties experienced by our suppliers, distributors or other third parties on which we rely. If third parties are unable to supply us with required materials or services or otherwise assist us in operating our business, our business could be harmed.

For example, the possibility of an ongoing trade war between the United States and China may impact the cost of raw materials, finished products or other materials used in our offerings and our ability to sell our offerings in China. Other changes in U.S. social, political, regulatory, and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment could also adversely affect our business. We could experience interruptions in production due to the processing of customs formalities or reduced customer spending in the wake of weaker economic performance. If global economic conditions remain volatile for a prolonged period our results of operations could be adversely affected.

If demand for our offerings and manufacturing capabilities does not grow as expected, or if market adoption of digital manufacturing does not continue to develop, or develops more slowly than expected, our revenues may stagnate or decline and our business may be adversely affected.

The industrial manufacturing market, which today is dominated by conventional manufacturing processes that do not involve digital manufacturing technology, is undergoing a shift towards digital manufacturing. We may not be able to develop effective strategies to raise awareness among potential customers of the benefits of digital manufacturing technologies or our offerings and manufacturing capabilities may not address the specific needs or provide the level of functionality required by potential customers to encourage the continuation of this shift towards digital manufacturing. If digital manufacturing technology does not continue to gain broader market acceptance as an alternative to conventional manufacturing processes, or if the marketplace adopts digital manufacturing technologies and capacities developed by our competitors, we may not be able to increase or sustain the level of sales of our offerings and our operating results would be adversely affected as a result.

We could face liability if our digital manufacturing solutions are used by our customers to print dangerous objects.

Customers may use our digital manufacturing offerings to produce parts that could be used in a harmful way or could otherwise be dangerous. For example, there have been news reports that 3D printers were used to print guns or other weapons. We have little, if any, control or knowledge over the parts we manufacture for our customers using our offerings, and it may be difficult, if not impossible, for us to monitor and prevent customers from having certain components of weapons or other dangerous objects manufactured with our services. While we have never digitally manufactured weapons for customers, there can be no assurance that we will not be held liable if someone were injured or killed by a weapon or other dangerous object containing a component part or parts manufactured for a customer using one of our offerings.

Because the digital manufacturing market is rapidly evolving, forecasts of market growth in this prospectus may not be accurate.

Market opportunity estimates and growth forecasts included in this prospectus are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts and estimates in this prospectus relating to the expected size and growth of the markets for digital manufacturing technology and other markets in which we participate may prove to be inaccurate. Even if these markets experience the forecasted growth described in this prospectus, we may not grow our business at similar rates, or at all. Our future growth is subject to many factors, including continued market adoption of our offerings, which is subject to many risks and uncertainties. Accordingly, the forecasts and estimates of market size and growth described in this prospectus should not be taken as indicative of our future growth. In addition, these forecasts do not consider the impact of the ongoing global COVID-19 pandemic, and we cannot assure you that these forecasts will not be materially and adversely affected as a result.

Our actual results may be significantly different from our projections, estimates, targets or forecasts.

The projections, estimates, targets and forecasts contained in this prospectus are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. While all projections, estimates, targets and forecasts are necessarily speculative, we believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out in time the projection, estimate, target or forecast extends from the date of preparation. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in such projections, estimates, targets and forecasts. Our projections, estimates, targets and forecasts should not be regarded as an indication that Fathom OpCo or its representatives considered or consider such financial projections, estimates, targets and forecasts to be a reliable prediction of future events.

Intellectual Property and Infrastructure-Related Risks

We may not be able to adequately protect or enforce our intellectual property rights, which could impair our competitive position.

Our success and future revenue growth will depend, in part, on our ability to protect our intellectual property. We rely primarily on patents, licenses, trademarks and trade secrets, as well as non-disclosure agreements and other methods, to protect our proprietary technologies and processes globally. Despite our efforts to protect our proprietary technologies and processes, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose our technologies and processes or invent around our patents. We cannot assure you that any of our existing or future patents will not be challenged or invalidated in court or patent office proceedings that could be time-consuming, expensive and distract us from operating our business. In addition, competitors could circumvent our patents by inventing around them. As such, any rights granted under these patents may not provide us with meaningful protection. We may not be able to obtain foreign patents corresponding to our United States patents. Even if foreign patents are granted, effective enforcement in foreign countries may not be available. If our patents and other intellectual property do not adequately protect our proprietary technology, our competitors may be able to offer product lines similar to ours. Our competitors may also be able to develop similar technology independently or design around our patents. Any of the foregoing events would lead to increased competition and lower revenue or gross margin, which would adversely affect our net income.

We may incur substantial costs enforcing or acquiring intellectual property rights and defending against third-party claims as a result of litigation or other proceedings. Our failure to expand our intellectual property portfolio could adversely affect the growth of our business and results of operations.

We may incur substantial expense and costs in protecting, enforcing and defending our intellectual property rights against third parties. Intellectual property disputes may be costly and can be disruptive to our business operations by diverting attention and energies of management and key technical personnel and by increasing our costs of doing business. Third-party intellectual property claims asserted against us could subject us to significant liabilities, require us to enter into royalty and licensing arrangements on unfavorable terms, prevent us from providing our offerings to customers, subject us to injunctions prohibiting or restricting our sale of our offerings, or require us to redesign our offerings, causing severe disruptions to our operations or the marketplaces in which we compete or require us to satisfy indemnification commitments with our customers, including contractual provisions under various license arrangements. In addition, we may incur significant costs in acquiring the necessary third-party intellectual property rights for use in our offerings. Any of these could have an adverse effect on our business and financial condition.

Patent applications in the United States and most other countries are confidential for a period of time until they are published, and the publication of discoveries in scientific or patent literature typically lags actual discoveries by several months or more. As a result, the nature of claims contained in unpublished patent filings around the world is unknown to us, and we cannot be certain that we were the first to conceive inventions covered by our patents or patent applications or that we were the first to file patent applications covering such inventions. Furthermore, it is not possible to know in which countries patent holders may choose to extend their filings under the Patent Cooperation Treaty or other mechanisms.

In addition, we may be subject to intellectual property infringement claims from individuals, vendors and other companies, including those that are in the business of asserting patents, but are not commercializing products or services in the field of digital manufacturing, or our customers may seek to invoke indemnification obligations to involve us in such intellectual property infringement claims. Furthermore, although we maintain certain procedures to screen custom parts we manufacture on behalf of customers for infringement on the intellectual property rights of others, we cannot be certain that our procedures will be effective in preventing any such infringement. Any third-party lawsuits or other assertion to which we are subject, alleging infringement of trademarks, patents, trade secrets or other intellectual property rights either by us or by our customers may have a significant adverse effect on our financial condition.

Cybersecurity risks and cyber incidents, including cyber-attacks, could adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information and confidential information in our possession and damage to our business relationships, any of which could negatively impact our business, financial condition and operating results.

There has been an increase in the frequency and sophistication of the cyber and security threats we face, with attacks ranging from those common to businesses generally to those that are more advanced and persistent, which may target us due to our substantial reliance on information technology or otherwise. Cyber-attacks and other security threats could originate from a wide variety of sources, including cyber criminals, nation state hackers, hacktivists and other outside parties. As a result of the generally increasing frequency and sophistication of cyber-attacks, and our substantial reliance on technology, we may face a heightened risk of a security breach or disruption with respect to sensitive information resulting from an attack by computer hackers, foreign governments or cyber terrorists.

The operation of our business is dependent on computer hardware and software systems, as well as data processing systems and the secure processing, storage and transmission of information, which are vulnerable to security breaches and cyber incidents. A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. In addition, we and our employees may be the target of fraudulent emails or other targeted attempts to gain unauthorized access to proprietary or other sensitive information. The result of these incidents may include disrupted operations, misstated or unreliable financial data, fraudulent transfers or requests for transfers of money, liability for stolen information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships, causing our business and results of operations to suffer. Our reliance on information technology is substantial, and accordingly the risks posed to our information systems, both internal and those provided by third-party service providers are critical. We have implemented processes, procedures and internal controls designed to mitigate cybersecurity risks and cyber intrusions and rely on industry accepted security measures and technology to securely maintain confidential and proprietary information maintained on our information systems; however, these measures, as well as our increased awareness of the nature and extent of a risk of a cyber-incident, do not guarantee that a cyber-incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident, especially because the cyber-incident techniques change frequently or are not recognized until launched and because cyber-incidents can originate from a wide variety of sources.

Those risks are exacerbated by the rapidly increasing volume of highly sensitive data, including our and our customers’ proprietary business information and intellectual property, and personally identifiable information of our employees and customers, that we collect and store in our data centers and on our networks. The secure processing, maintenance and transmission of this information are critical to our operations. A significant actual or potential theft, loss, corruption, exposure, fraudulent use or misuse of employee, customer or other personally identifiable or our or our customers’ proprietary business data, whether by third parties or as a result of employee malfeasance (or the negligence or malfeasance of third party service providers that have access to such confidential information) or otherwise, non-compliance with our contractual or other legal obligations regarding such data or intellectual property or a violation of our privacy and security policies with respect to such data could result in significant remediation and other costs, fines, litigation or regulatory actions against us and significant reputational harm.

Our proprietary digital manufacturing software contains third-party open-source software components. Our use of such open-source software may expose us to additional risks and harm our intellectual property and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our offerings.

Our proprietary digital manufacturing software contains components that are licensed under so-called “open source,” “free” or other similar licenses. Open source software is made available to the general public on an “as-is” basis under the terms of a non-negotiable license. We currently combine our proprietary software with open source software, but not in a manner that we believe requires the release of the source code of our proprietary software to the public. We do not plan to integrate our proprietary software with open source software in ways that would require the release of the source code of our proprietary software to the public; however, our use of open source software may entail greater risks than use of third-party commercial software. Open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. In addition, if we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release to the public or remove the source code of our proprietary software. As is standard practice among technology companies, Fathom OpCo leverages open source software in the development of its internal software. Open source software is commonly used as a foundation to which Fathom OpCo develops upon, allowing us to customize the software based on the specific needs of Fathom. This approach enables faster development of high quality software. We may also face claims alleging noncompliance with open source license terms or infringement or misappropriation of proprietary software. These claims could result in litigation, require us to purchase a costly license or remove the open source software. In addition, if the license terms for open source software that we use change, we may be forced to re-engineer our solutions, incur additional costs or discontinue the sale of certain of our offerings if re-engineering could not be accomplished on a timely basis. Although we monitor our use of open source software to avoid subjecting our offerings to unintended conditions, there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our offerings. We cannot guarantee that we have incorporated open source software in our proprietary software in a manner that will not subject us to liability or in a manner that is consistent with our current policies and procedures.

Compliance-Related Risks

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or failure by us to comply with these regulations could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet or other online services. These regulations and laws may cover taxation, restrictions on imports and exports, customs, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, the provision of online payment services, broadband residential Internet access and the characteristics and quality of the types of custom parts we manufacture or may manufacture in the future. It is not clear how existing laws governing issues such as property use and ownership, sales and other taxes, fraud, libel and personal privacy apply to the Internet and e-commerce, especially where these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or e-commerce. Those laws that do reference the Internet are being interpreted by the courts and their applicability and reach are therefore uncertain. The costs of compliance with these regulations may increase in the future as a result of changes in the regulations or the interpretation of them. Further, any failures on our part to comply with these regulations may subject us to significant liabilities. Those current and future laws and regulations or unfavorable resolution of these issues may substantially harm our business and results of operations.

Aspects of our business are subject to privacy, data use and data security regulations, which may impact the way we use data to target customers.

Privacy and security laws and regulations may limit the use and disclosure of certain information and require us to adopt certain cybersecurity and data handling practices that may affect our ability to effectively market our manufacturing capabilities to current, past or prospective customers. In many jurisdictions consumers must be notified in the event of a data security breach, and such notification requirements continue to increase in scope and cost. The changing privacy laws in the United States, Europe and elsewhere—including the General Data Protection Regulation (GDPR) in the European Union, which became effective May 25, 2018, and the California Consumer Privacy Act of 2018, which was enacted on June 28, 2018 and became effective on January 1, 2020—create new individual privacy rights and impose increased obligations, including disclosure obligations, on companies handling personal data. The impact of these continuously evolving laws and regulations could have a material adverse effect on the way we use data to digitally market and pursue our customers.

Our business involves the use of hazardous materials, and we and our suppliers must comply with environmental, health and safety laws and regulations, which can be expensive and restrict how we do business.

Our business involves the controlled storage, use and disposal of hazardous materials. We and our suppliers are subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. Although we believe that the safety procedures utilized by us and our suppliers for handling and disposing of these materials comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident, federal, state or local authorities may curtail the use of these materials and interrupt our business operations. We do not currently maintain hazardous materials insurance coverage. If we are subject to any liability as a result of activities involving hazardous materials, our business and financial condition may be adversely affected and our reputation and brands may be harmed.

If we are unable to meet regulatory quality standards applicable to our manufacturing and quality processes for the parts we manufacture, our business, financial condition or operating results could be harmed.

As a manufacturer of CNC-machined and injection-molded custom parts, we conform to certain international standards, including International Organization for Standardization, or ISO, 9001:2015 for our injection molding facilities and the AS9100:2016 standard for our CNC-machining facilities in Hartland, WI, Pflugerville, TX, Tempe, AZ, Newark, NY. We conform to the ISO 9001:2015 standard for our plastics manufacturing and the AS9100:2016 standard for our metals manufacturing in In Hartland, WI, Pflugerville, TX, Tempe, AZ, and Newark, NY. We conform to the ISO 9001:2015 for our sheet metal custom parts and the AS9100:2016 standards for our CNC-machined custom parts in Hartland, WI, Pflugerville, TX, Tempe, AZ, and Newark, NY. We also conform to international standard ISO 9001:2015 at our manufacturing facilities in Hartland, WI, Oakland, CA, Newark, NY, Pflugerville, TX, Denver, CO, Round Rock, TX, Tempe, AZ, Miami Lakes, FL, and Elk Grove, IL. We conform to the NIST 800-171 standard at our facilities in Oakland, CA and Tempe, AZ. We conform to the ITAR standard at our facilities in Hartland, WI, Oakland, CA, Ithaca, NY, Denver, CO, Tempe, AZ, and Newark, NY. Additionally, we conform to international standard ISO 13485 at our manufacturing facilities in Round Rock, TX and Miami Lakes, FL. If any system inspection reveals that we are not in compliance with applicable standards, registrars may take action against us, including issuing a corrective action request or discontinuing our certifications. If any of these actions were to occur, it could harm our reputation as well as our business, financial condition and operating results.

We are subject to environmental, health and safety laws and regulations related to our operations and the use of our digital manufacturing systems and consumable materials, which could subject us to compliance costs and/or potential liability in the event of non-compliance.

We are subject to environmental laws and regulations governing our manufacturing operations, including, but not limited to, emissions into the air and water and the use, handling, disposal and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling and disposal of chemicals and waste materials, the emission and discharge of hazardous materials into the ground, air or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials, and the health and safety of our employees. Under these laws, regulations and requirements, we could also be subject to liability for improper disposal of chemicals and waste materials. Accidents or other incidents that occur at our facilities or involve our personnel or operations could result in claims for damages against us. In the event we are found to be financially responsible, as a result of environmental or other laws or by court order, for environmental damages alleged to have been caused by us or occurring on our premises, we could be required to pay substantial monetary damages or undertake extensive remedial obligations. If our operations fail to comply with such laws or regulations, we may be subject to fines and other civil, administrative or criminal sanctions, including the revocation of permits and licenses necessary to continue our business activities. In addition, we may be required to pay damages or civil judgments in respect of third-party claims, including those relating to personal injury (including exposure to hazardous substances that we generate, use, store, handle, transport, manufacture or dispose of), property damage or contribution claims. Some environmental laws allow for strict and joint and several liabilities for remediation costs, regardless of fault. We may be identified as a potentially responsible party under such laws. The amount of any costs, including fines or damages payments that we might incur under such circumstances, could substantially exceed any insurance we have to cover such losses. Any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations and could adversely affect our reputation.

The cost of complying with current and future environmental, health and safety laws applicable to our operations, or the liabilities arising from past releases of, or exposure to, hazardous substances, may result in future expenditures. Any of these developments, alone or in combination, could have an adverse effect on our business, financial condition and results of operations.

We are subject to anti-corruption laws, trade controls, economic sanctions and similar laws and regulations. Our failure to comply with these laws and regulations could subject us to civil, criminal and administrative penalties and harm our reputation.

We service customers located in a number of countries throughout the world. Doing business with foreign customers subjects us to U.S. and other anti-corruption laws and regulations imposed by governments around the world with jurisdiction over such commerce with foreign customers, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010, as well as the laws of the countries where we do business. Failure to comply with these anti-corruption laws and regulations could subject us to civil, criminal, and administrative penalties and harm our reputation. We are also subject to various U.S., international, and regional trade laws, including trade and economic sanctions and export controls, imposed by governments around the world with jurisdiction over our commerce with foreign customers. We are also subject to embargoes, sanctions, and trade and export controls imposed by the United States and other governments restricting or prohibiting sales to or transactions with specific persons or jurisdictions or the provision of certain items, based on their classification, to certain jurisdictions or persons or for certain end use purposes. Failure to comply with these embargoes, sanctions, and trade and export controls could subject us to civil, criminal and administrative penalties and harm our reputation. These embargoes, sanctions, and trade and export controls can change rapidly with little to no notice, and therefore, our current and future offerings could become subject to heightened restrictions, which could increase our compliance costs and our risks of potential non-compliance in these areas.

Risks of Being a Public Company

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition.

The requirements of being a public company may strain our resources, divert management’s attention and affect its ability to attract and retain qualified board members.

As a public company listed in the United States, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any rules promulgated thereunder, as well as the rules of NYSE. The requirements of these rules and regulations increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly, and increase demand on its systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight will be required and, as a result, management’s attention may be diverted from other business concerns. These rules and regulations can also make it more difficult for us to attract and retain qualified independent members of our board of directors. Additionally, these rules and regulations make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. The increased costs of compliance with public company reporting requirements and our potential failure to satisfy these requirements can have a material adverse effect on our operations, business, financial condition or results of operations.

We have identified material weaknesses in our internal control over financial reporting, resulting from control deficiencies in our IT general controls and process level controls. Failure to achieve and maintain effective internal control over financial reporting could result in our failure to accurately or timely report our financial condition or results of operations, which could have a material adverse effect on our business and stock price.

We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our controls over financial reporting. Although we are required to disclose changes made in our internal controls and procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal controls over financial reporting pursuant to Section 404 until our annual report on Form 10-K for the fiscal year ending December 31, 2022. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting, as well as a statement that our independent registered public accounting firm has issued an opinion on the effectiveness of our internal control over financial reporting, provided that our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report required to be filed with the Securities and Exchange Commission, or SEC, following the later of the date we are deemed to be an “accelerated filer” or a “large accelerated filer,” each as defined in the Exchange Act, or the date we are no longer an emerging growth company, as defined in the JOBS Act.

In connection with the audit of our financial statements for the year ended December 31, 2020, we identified material weaknesses relating to our internal control over financial reporting relating to IT general controls, the design of our financial reporting system, including our financial statement close process, and the segregation of duties in the financial reporting process. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our consolidated financial statements will not be prevented or detected on a timely basis.

Management is working to remediate the material weaknesses by hiring additional qualified accounting and financial reporting personnel, and further evolving our accounting processes. We may not be able to fully remediate these material weaknesses until these steps have been completed and have been operating effectively for a sufficient period of time. We cannot assure you that the measures we have taken to date and plan to take will be sufficient to remediate the material weakness we identified or avoid the identification of additional material weaknesses in the future. If we are not able to maintain effective internal control over financial reporting, our financial statements and related disclosures may be inaccurate, which could have a material adverse effect on our business and our stock price.

Through their ownership of a majority of our common stock, “negative control” rights and their rights to nominate directors to our board under the Investor Rights Agreement, the CORE Investors have substantial influence over our management and policies, and their interests may conflict with ours or yours in the future.

The CORE Investors beneficially own approximately 63.5% of our Class A common stock and Class B common stock, which will generally vote together as a single class on matters submitted to a vote of our stockholders, including the election of directors. As a result, the CORE Investors have the ability to influence our business and affairs through their ability to control matters generally submitted to our stockholders for approval, including the election of directors, “negative control” rights through their ownership of our common stock combined with certain supermajority voting provisions of our Charter and Bylaws, and the provisions in the Investor Rights Agreement described below. If the other holders of our Class A common stock are dissatisfied with the performance of our board of directors, they have no ability to remove any of our directors, unless for cause and then only upon the affirmative vote of holders of 66-2⁄3% of our outstanding Class A common stock and Class B common stock, voting as a single class.

In addition, in connection with the Business Combination, we entered into the Investor Rights Agreement with the CORE Investors which provides for an initial ten-person board of directors, consisting of nine individuals designated by the CORE Investors, and one independent director mutually agreed by the CORE Investors and the Sponsor. The CORE Investors have certain continued nomination rights for a number of directors ranging from the majority of the board of directors to one director, while they beneficially own shares of common stock in excess of certain ownership percentage of the amount owned by the CORE Investors at Closing, as determined in accordance with the Investor Rights Agreement. In addition, for so long as the CORE Investors beneficially own shares of common stock representing at least 5% of the amount owned by the CORE Investors at Closing, the CORE Investors will have the right to designate a person to attend meetings of our board (including any meetings of any committees thereof) in a non-voting observer capacity. See “Certain Relationships and Related Party Transactions—Investor Rights Agreement” for more details with respect to the Investor Rights Agreement.

The CORE Investors and their affiliates engage and will continue to engage in a broad spectrum of activities, including investments in the manufacturing and industrial industries generally, and engage and may continue to engage in the same or similar activities or related lines of business as those in which we are engaged or may engage in, directly or indirectly. In the ordinary course of their business activities, the CORE Investors and their affiliates may engage in activities in which their interests conflict with our interests or those of our other shareholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or are suppliers or partners of ours. Our Charter provides that none of the CORE Investors, any of their affiliates or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or its affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The CORE Investors and their affiliates also may pursue acquisition opportunities that may be complementary to our business and, as a result, those acquisition opportunities may not be available to us. In addition, the CORE Investors and their affiliates may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you.

Since we are a “controlled company” for purposes of the corporate governance requirements of the NYSE, our stockholders will not have, and may never have, the protections that these corporate governance requirements are intended to provide.

Since we are a “controlled company” for purposes of the corporate governance requirements of the NYSE, we are not required to comply with the provisions requiring that a majority of our directors be independent, the compensation of our executives be determined by independent directors or nominees for election to our board of directors be selected by independent directors. If we choose to take advantage of any or all of these exemptions, our stockholders may not have the protections that these rules are intended to provide.

Under SEC Rules, we are an “emerging growth company” and a “smaller reporting company” and the reduced SEC disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.

As a newly public company, we are an “emerging growth company,” as defined in the JOBS Act. As an emerging growth company we may follow reduced disclosure requirements and do not have to make all of the disclosures that public companies that are not emerging growth companies do. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.0 billion or more (as adjusted for inflation); (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of Fathom; (c) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote of stockholders on executive compensation, stockholder approval of any golden parachute payments not previously approved and having to disclose the ratio of the compensation of our chief executive officer to the median compensation of our employees.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards; and as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

We may choose to take advantage of some, but not all, of the available exemptions for emerging growth companies. We cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

In order to satisfy our obligations as a public company, we will need to hire qualified accounting and financial personnel with appropriate public company experience.

As a newly public company, we will need to establish and maintain effective disclosure and financial controls and make changes in our corporate governance practices. We may need to hire additional accounting and financial personnel with appropriate public company experience and technical accounting knowledge, and it may be difficult to recruit and retain such personnel. Even if we are able to hire appropriate personnel, our existing operating expenses and operations will be impacted by the direct costs of their employment and the indirect consequences related to the diversion of management resources from research and development efforts.

The Company may be subject to securities litigation, which is expensive and could divert management attention.

Following the Business Combination, the per share price of the Class A common stock or the price per Warrant may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations. Any adverse determination in litigation could also subject the Company to significant liabilities.

Because we became a publicly traded company by means other than a traditional underwritten initial public offering, the Company’s stockholders may face additional risks and uncertainties.

Because we became a publicly traded company by means of consummating the Business Combination rather than by means of a traditional underwritten initial public offering, there is no independent third-party underwriter selling the shares of the Company’s Class A common stock or Warrants, and, accordingly, the Company’s stockholders will not have the benefit of an independent review and investigation of the type normally performed by an unaffiliated, independent underwriter in a public securities offering. Due diligence reviews typically include an independent investigation of the background of the company, any advisors and their respective affiliates, review of the offering documents and independent analysis of the plan of business and any underlying financial assumptions. Although Altimar II performed a due diligence review and investigation of Fathom OpCo in connection with the Business Combination, the lack of an independent due diligence review and investigation increases the risk of investment in the Company because Altimar II’s due diligence review and investigation may not have uncovered facts that would be important to a potential investor.

In addition, because the Company did not become a publicly traded company by means of an traditional underwritten initial public offering, security or industry analysts may not provide, or be less likely to provide, coverage of the Company. Investment banks may also be less likely to agree to underwrite secondary offerings on behalf of the Company than they might otherwise be if the Company became a publicly traded company by means of a traditional underwritten initial public offering because they may be less familiar with the Company as a result of more limited coverage by analysts and the media. The failure to receive research coverage or support in the market for the Company’s Class A common stock could have an adverse effect on the Company’s ability to develop a liquid market for the Company’s Class A common stock.

Risks Related to our Structure and Governance

Delaware law, our Charter and our Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

Our Charter and the DGCL contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Fathom Board and therefore depress the trading price of Fathom’s Class A common stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of the Fathom Board or taking other corporate actions, including effecting changes in management. Among other things, our Charter and Bylaws include provisions regarding:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Fathom Board;

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the ability of the Fathom Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, Fathom’s directors and officers;

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the right of the Fathom Board to elect a director to fill a vacancy created by the expansion of the Fathom Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on the Fathom Board;

•	the requirement that directors may only be removed from the Fathom Board for cause;

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the requirement that a special meeting of stockholders may be called only by the Fathom Board or the chairman of the Fathom Board, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of the Fathom Board and stockholder meetings;

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the ability of the Fathom Board to amend the Bylaws, which may allow the Fathom Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

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advance notice procedures with which stockholders must comply to nominate candidates to the Fathom Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the composition of the Fathom Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in the Fathom board or management.

In addition, as a Delaware corporation, Fathom will generally be subject to provisions of Delaware law, including the DGCL, although Fathom will elect not to be governed by Section 203 of the DGCL.

Any provision of our Charter, our Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of Fathom’s capital stock and could also affect the price that some investors are willing to pay for Fathom’s common stock.

In addition, the provisions of the Investor Rights Agreement, as described herein, provide the stockholders party thereto with certain board representation and other consent rights that could also have the effect of delaying or preventing a change in control.

Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Fathom’s stockholders, which could limit Fathom’s stockholders’ ability to obtain a favorable judicial forum for disputes with Fathom or its directors, officers or other employees.

The Charter provides that, unless Fathom consents in writing to the selection of an alternative forum, (a) any derivative action or proceeding brought on behalf of Fathom, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of Fathom to Fathom or Fathom’s stockholders, or any claim for aiding and abetting such alleged breach, (c) any action asserting a claim against Fathom or any current or former director, officer, other employee, agent or stockholder of Fathom (i) arising pursuant to any provision of the DGCL, our Charter (as it may be amended or restated) or our Bylaws or (ii) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (d) any action asserting a claim against Fathom or any current or former director, officer, other employee, agent or stockholder of Fathom governed by the internal affairs doctrine of the law of the State of Delaware shall, as to any action in the foregoing clauses (a) through (b), to the fullest extent permitted by law, be solely and exclusively brought in the Delaware Court of Chancery; provided, however, that the foregoing shall not apply to any claim arising under federal securities laws, including the Securities Act as to which the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum. Notwithstanding the foregoing, the provisions of Article XI of our Charter will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. Further, Section 22 of the Securities Act of 1933 creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by that act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce this forum selection provision as written as to claims arising under the Securities Act.

This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Fathom or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Fathom may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Fathom’s business, financial condition and results of operations and result in a diversion of the time and resources of Fathom’s management and board of directors.

Our Charter does not limit the ability of the CORE Investors to compete with us.

The CORE Investors and their affiliates engage in a broad spectrum of activities, including investments in the financial services and technology industries. In the ordinary course of their business activities, the CORE Investors and their affiliates may engage in activities where their interests conflict with Fathom’s interests or those of its stockholders. Our Charter provides that none of the CORE Investors, any of their affiliates or any director who is not employed by Fathom (including any non-employee director who serves as one of its officers in both his director and officer capacities) or its affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which Fathom operates. The CORE Investors and their affiliates also may pursue, in their capacities other than as directors of Fathom, acquisition opportunities that may be complementary to Fathom’s business, and, as a result, those acquisition opportunities may not be available to Fathom. In addition, the CORE Investors may have an interest in pursuing acquisitions, divestitures and other transactions that, in their judgment, could enhance their investment, even though such transactions might involve risks to you.

We are a holding company and our only material asset is our interest in Fathom OpCo, and we are accordingly dependent upon distributions made by Fathom OpCo to pay taxes, and other expenses, including payments under the Tax Receivable Agreement.

We are a holding company with no material assets other than our New Fathom Units. As a result, Fathom has no independent means of generating revenue or cash flow. Our ability to pay taxes, and other expenses, including payments under the Tax Receivable Agreement, will depend on the financial results and cash flows of Fathom OpCo and its subsidiaries and the distributions we receive from Fathom OpCo. Deterioration in the financial condition, earnings or cash flow of Fathom OpCo and its subsidiaries for any reason could limit or impair Fathom OpCo’s ability to pay such distributions. Additionally, to the extent that we need funds and Fathom OpCo and/or its subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or Fathom OpCo and/or its subsidiaries are otherwise unable to provide such funds, it could materially adversely affect Fathom’s liquidity and financial condition.

Subject to the discussion herein, Fathom OpCo will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of New Fathom Units. Accordingly, we will be required to pay income taxes on our allocable share of any net taxable income of Fathom OpCo. Under the terms of the Fathom Operating Agreement, Fathom OpCo is obligated to make tax distributions to holders of the New Fathom Units (including us) calculated at certain assumed tax rates. In addition to tax expenses, we will also incur expenses related to our operations, including our payment obligations under the Tax Receivable Agreement, which could be significant, and some of which will be reimbursed by Fathom OpCo (excluding payment obligations under the Tax Receivable Agreement). We intend to cause Fathom OpCo to make ordinary distributions and tax distributions to holders of New Fathom Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments by us under the Tax Receivable Agreement and dividends, if any, declared by us. However, as discussed above, Fathom OpCo’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of Fathom OpCo and its subsidiaries and restrictions on distributions that would violate any applicable restrictions contained in Fathom OpCo’s or its subsidiaries’ debt agreements, or any applicable law, or that would have the effect of rendering Fathom OpCo or a subsidiary insolvent. To the extent that Fathom is unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.

Additionally, although Fathom OpCo and its subsidiaries generally will not be subject to any entity-level U.S. federal income tax, they may be liable for audit adjustments to prior year tax returns, absent an election to the contrary. In the event Fathom OpCo’s calculations of taxable income are incorrect, Fathom OpCo, its subsidiaries and/or their respective owners, including us, in later years may be subject to material liabilities as a result of such audits.

If Fathom OpCo were treated as a corporation for U.S. federal income tax or state tax purposes, then the amount available for distribution by Fathom OpCo could be substantially reduced and the value of our common stock could be adversely affected.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes (such as Fathom OpCo) may nonetheless be treated as, and taxable as, a corporation if it is a “publicly traded partnership” unless an exception to such treatment applies. An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes will be treated as a “publicly traded partnership” if interests in such entity are traded on an established securities market or interests in such entity are readily tradable on a secondary market or the substantial equivalent thereof. If Fathom OpCo were determined to be treated as a “publicly traded partnership” (and taxable as a corporation) for U.S. federal income tax purposes, Fathom OpCo would be taxable on its income at the U.S. federal income tax rates applicable to corporations and distributions by Fathom OpCo to its partners (including Fathom) could be taxable as dividends to such partners to the extent of the earnings and profits of Fathom OpCo. In addition, we would no longer have the benefit of increases in the tax basis of Fathom OpCo’s assets as a result of exchanges of New Fathom Units for shares of Fathom Class A common stock. Pursuant to the Fathom Operating Agreement, the Exchange TRA Parties (as defined in the Tax Receivable Agreement) may, from time to time, subject to the terms of the Fathom Operating Agreement, exchange their interests in Fathom OpCo and have such interests redeemed by Fathom OpCo for cash or Fathom stock. While such exchanges could be treated as trading in the interests of Fathom OpCo for purposes of testing “publicly traded partnership” status, the Fathom Operating Agreement requires us to impose restrictions on exchanges that we determine to be necessary or advisable so that Fathom OpCo is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. Accordingly, while such position is not free from doubt, Fathom OpCo is expected to be operated such that it is not treated as a “publicly traded partnership” taxable as a corporation for U.S. federal income tax purposes and we intend to take the position that Fathom OpCo is not so treated as a result of exchanges of its interests pursuant to the Fathom Operating Agreement.

Pursuant to the Tax Receivable Agreement, we will be required to make payments to Blocker TRA Parties and Exchange TRA Parties (each as defined in the Tax Receivable Agreement) for certain tax benefits we may claim and those payments may be substantial.

The Exchange TRA Parties (as defined in the Tax Receivable Agreement) will sell or exchange certain interests in Fathom OpCo pursuant to the transactions contemplated by the Business Combination Agreement and may in the future exchange their New Fathom Units, together with the cancellation of an equal number of shares of Class B common stock, for shares of Class A common stock, or cash pursuant to the Fathom Operating Agreement. Such transactions are expected to result in increases in our allocable share of the tax basis of the tangible and intangible assets of Fathom OpCo and its subsidiaries. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that Fathom would otherwise be required to pay in the future had such sales and exchanges never occurred. Additionally, in connection with the closing of the Business Combination Agreement, we acquired the Fathom Blockers from the Blocker TRA Parties (as defined in the Tax Receivable Agreement). Certain tax assets and attributes of the Fathom Blockers may be available to reduce the amount of income or franchise tax that we would otherwise be required to pay in the future had we not acquired the Fathom Blockers.

In connection with the Business Combination, Fathom entered into the Tax Receivable Agreement, which generally provides for the payment by it of 85% of the net cash savings, if any, in U.S. federal, state and local, income and franchise tax (computed using certain assumptions to address the impact of state and local taxes) that it actually realizes (or in certain cases is deemed to realize) as a result of tax basis in certain assets and other tax attributes of the Fathom Blockers and of Fathom at the time of the Business Combination (including as a result of any cash payments made to Fathom OpCo in exchange for New Fathom Units pursuant to the Business Combination), any increases in tax basis and other tax benefits related to the payment of cash consideration pursuant to the Business Combination Agreement and any increases in tax basis and other tax benefits resulting from any exchange of New Fathom Units for shares of Class A common stock or cash in the future and tax benefits related to entering into and making payments under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of such tax savings.

Payments under the Tax Receivable Agreement are our obligation not Fathom OpCo’s. The actual increase in our allocable share of Fathom OpCo’s tax basis in its assets, as well as estimating the amount and timing of any payments due to the TRA Parties based on future exchanges under the Tax Receivable Agreement, is by its nature, imprecise. For purposes of the Tax Receivable Agreement, savings in tax generally are calculated by comparing Fathom’s actual tax liability (determined by using the actual applicable U.S. federal income tax rate and assumed combined state and local income tax rate) to the amount that Fathom would have been required to pay had it not been able to utilize any of the tax benefits subject to the Tax Receivable Agreement. The amounts payable, as well as the timing of any payments under the Tax Receivable Agreement will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A common stock at the time of the exchange, the extent to which such exchanges are taxable, the depreciation and amortization periods that will apply to any increases in tax basis, the U.S. federal income tax rate then applicable, and the amount and timing of the recognition of Fathom’s income. While many of the factors that will determine the amount of payments that we will make under the Tax Receivable Agreement are outside of its control, we expect that the payments it will make under the Tax Receivable Agreement will be substantial. At this time, we are not able to provide a meaningful range of the total amount of payments to be made under the Tax Receivable Agreement resulting from future exchanges of New Fathom Units for shares of Class A common stock with any specificity or reliability for the reasons discussed above. However, we estimate that the total amount of payments anticipated to be made in the future as a result of the tax basis of Fathom at the time of the Business Combination will be $13.1 million. The amount of these payments is based upon the assumptions that (i) there are no changes in future income tax rates or tax laws, (ii) Fathom is able to fully utilize tax attributes arising in connection with the Business Combination in future tax periods, and (iii) there is no acceleration of amounts due under the Tax Receivable Agreement on account of early termination. The fair value of the liability associated with these payments is recognized in the “Pro Forma Condensed Combined Balance Sheet as of September 30, 2021.”

Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be realized or deemed realized under the Tax Receivable Agreement. See the section entitled “The Business Combination Agreement—Related Agreements—Tax Receivable Agreement.”

In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits Fathom realizes or be accelerated.

Payments under the Tax Receivable Agreement will be based on the tax reporting positions that Fathom determines under the procedures and assumptions set forth in the Tax Receivable Agreement, and the IRS or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that Fathom takes, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by Fathom are disallowed, the Exchange TRA Parties and the Blocker TRA Parties (each as defined in the Tax Receivable Agreement) will not be required to reimburse Fathom for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by Fathom under the Tax Receivable Agreement, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by Fathom may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that Fathom might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. Actual tax benefits realized by Fathom may differ from tax benefits calculated under the Tax Receivable Agreement as a result of the use of certain assumptions in the Tax Receivable Agreement, including the use of an assumed weighted-average state and local income tax rate to calculate tax benefits. As a result, in certain circumstances Fathom could make payments under the Tax Receivable Agreement in excess of Fathom’s actual income or franchise tax savings, which could materially impair Fathom’s financial condition.

Moreover, the Tax Receivable Agreement provides that, in certain events, including a change of control, breach of a material obligation under the Tax Receivable Agreement, or Fathom’s exercise of early termination rights, Fathom’s obligations under the Tax Receivable Agreement will accelerate and Fathom will be required to make a lump-sum cash payment to the Exchange TRA Parties and the Blocker TRA Parties (each as defined in the Tax Receivable Agreement) and other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to Fathom’s future taxable income. The lump-sum payment could be substantial and could exceed the actual tax benefits that Fathom realizes subsequent to such payment because such payment would be calculated assuming, among other things, that Fathom would have certain tax benefits available to it and that Fathom would be able to use the potential tax benefits in future years. Assuming no material changes in the relevant tax law, we expect that if we experienced a change of control or the Tax Receivable Agreement were terminated immediately after the Business Combination, the estimated lump-sum payment would be approximately $266.3 million (calculated using a discount rate equal to a per annum rate of LIBOR plus 100 basis points, applied against an undiscounted liability of approximately $300.5 million).

There may be a material negative effect on Fathom’s liquidity if the payments required to be made by Fathom under the Tax Receivable Agreement exceed the actual income or franchise tax savings that Fathom realizes. Furthermore, Fathom’s obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.

Fathom OpCo may directly or indirectly make distributions of cash to us substantially in excess of the amounts we use to make distributions to our stockholders and pay our expenses (including our taxes and payments by us under the Tax Receivable Agreement). To the extent we do not distribute such excess cash as dividends to our shareholders, the direct or indirect holders of New Fathom Units would benefit from any value attributable to such cash as a result of their ownership of our stock upon an exchange of their New Fathom Units.

Following the Business Combination, we will receive a pro rata portion of any distributions made by Fathom OpCo. Any cash received from such distributions will first be used to satisfy any tax liability and then to make any payments required to be made by us under the Tax Receivable Agreement. Subject to having available cash and subject to limitations imposed by applicable law and contractual restrictions, the Fathom Operating Agreement requires Fathom OpCo to make certain distributions to holders of New Fathom Units (including us) pro rata to facilitate the payment of taxes with respect to the income of Fathom OpCo that is allocated to them. To the extent that the tax distributions we directly or indirectly receive exceed the amounts we actually require to pay taxes, Tax Receivable Agreement payments and other expenses (which is likely to be the case given that the assumed tax rate for such distributions will generally exceed our effective tax rate), we will not be required to distribute such excess cash. Our board of directors may, in its sole discretion, choose to use such excess cash for certain purposes, including to make distributions to the holders of our stock. Unless and until our board of directors chooses, in its sole discretion, to declare a distribution, we will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.

No adjustments to the exchange ratio of New Fathom Units for shares of our common stock will be made as a result of either (i) any cash distribution by us or (ii) any cash that we retain and do not distribute to our stockholders. To the extent we do not distribute such cash as dividends and instead, for example, hold such cash balances or use such cash for certain other purposes, this may result in shares of our stock increasing in value relative to the New Fathom Units. The holders of New Fathom Units may benefit from any value attributable to such cash balances if they acquire shares of our stock in an exchange of New Fathom Units.

We may amend the terms of the Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then outstanding Public Warrants. As a result, the exercise price of the Warrants could be increased, the exercise period could be shortened and the number of Class A common stock purchasable upon exercise of a Warrant could be decreased, all without approval of each Warrant affected.

Our Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer and Trust Company, as Warrant Agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash, shorten the exercise period or decrease the number of shares of Class A common stock, as applicable, purchasable upon exercise of a Warrant.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to holders of Warrants, thereby making such Warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, provided that the last sale price of our Class A common stock or Class A common stock, as applicable, equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which notice of such redemption is given. We will not redeem the Warrants unless an effective registration statement under the Securities Act covering the Class A common stock, as applicable, issuable upon exercise of the Warrants is effective and a current prospectus relating to those Class ordinary shares or Class A common stock, as applicable, is available throughout the 30-day redemption period, except if the Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force holders thereof to (i) exercise Warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) sell Warrants at the then-current market price when such holder might otherwise wish to hold Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of such Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, we may redeem Warrants after they become exercisable for a number of Class A common stock determined based on the redemption date and the fair market value of our Class A common stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the Warrants are “out-of-the-money,” in which case holders thereof would lose any potential embedded value from a subsequent increase in the value of the Class A common stock had such Warrants remained outstanding.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our Class A common stock and Private Placement Warrants described in the section entitled “Selling Stockholders” to resell such securities. We will not receive any proceeds from the sale of shares or Private Placement Warrants by the Selling Stockholders.

We will receive up to an aggregate of approximately $227.7 million from the exercise of the Warrants, assuming the exercise in full of all 18,525,000 Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants, if any, for general corporate purposes. We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

The Selling Stockholders will pay all incremental selling expenses relating to the sale of their securities, including underwriters’ or agents’ commissions and discounts, brokerage fees, underwriter marketing costs and all reasonable fees and expenses of any legal counsel representing the Selling Stockholders, except that we will pay the reasonable fees and expenses of one legal counsel for the Selling Stockholders, in the event of an underwritten offering of their securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, printing and delivery fees, NYSE listing fees and fees and expenses of our counsel and our accountants.

We are also registering shares of our Class A common stock that may be issued upon exercise of the Warrants. We will receive the proceeds from any exercise of the Warrants for cash. We intend to use the proceeds the exercise of the Warrants for cash for general corporate purposes.

MARKET PRICE OF OUR COMMON STOCK AND WARRANTS AND DIVIDEND INFORMATION

Market Price of our Common Stock and Warrants

Our Class A common stock and Public Warrants are currently listed on NYSE under the symbols “FATH” and “FATH.WS”. Prior to the consummation of the Business Combination, Altimar II’s Class A ordinary shares and Public Warrants traded on the NYSE under the ticker symbols “ATMR” and “ATMR.WS”, respectively. On January 25, 2022, the closing sale price of our Class A common stock and Public Warrants was $10.68 and $1.11, respectively. As of the Closing Date, there were 35 holders of record of Class A common stock, 11 holders of Class B common stock and 2 holders of record of the Company’s Warrants. Such numbers do not include beneficial owners holding our securities through nominee names. Our Class B common stock is not registered and we do not intend to list the Class B common stock on any exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our common stock to date and prior to the Business Combination, Altimar II had not paid any dividends on its ordinary shares. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition, and subject to restrictions contained in the New Credit Agreement. The payment of any cash dividends will be within the discretion of our board of directors. Our ability to declare dividends may be limited by the terms of financing or other agreements entered into by us or our subsidiaries from time to time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise indicated, defined terms included below have the same meanings defined and included elsewhere in this prospectus.

Introduction

The following unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 and the nine months ended September 30, 2021 present the combination of the financial information of Altimar Acquisition Corp. II (“Altimar II”) and Fathom Holdco, LLC (“Fathom OpCo”), adjusted to give effect to the Business Combination, the acquisitions of Incodema, Dahlquist, Majestic Metals, Mark Two, Newchem, and GPI completed in 2020 (collectively, the “2020 Acquisitions”), as discussed in further detail in Note 3—Business Combination in the Notes to the Audited Consolidated Financial Statements of Fathom Holdco, LLC in this prospectus and the acquisitions of Summit, Centex, Laser, Micropulse West and PPC completed in 2021 (collectively, the “2021 Acquisitions”), as discussed in further detail in Note 3 in the Notes to the Interim Consolidated Financial Statements of Fathom Holdco, LLC in this prospectus. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 and nine months ended September 30, 2021 combines the historical statements of operations of Altimar II, Fathom OpCo, the 2020 Acquisitions and the 2021 Acquisitions for such period on a pro forma basis as if the Business Combination, the 2020 Acquisitions and the 2021 Acquisitions had been consummated and completed on January 1, 2020, the beginning of the period presented. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination as if it was completed on September 30, 2021.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes and is not necessarily indicative of what the actual results of operations would have been had the Business Combination occurred on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

The unaudited pro forma condensed combined financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•

the historical audited financial statements of Altimar II for the period from December 7, 2020 (inception) through December 31, 2020 and unaudited financial statements for the nine months ended September 30, 2021, included elsewhere in this prospectus;

•

the historical audited financial statements of Fathom OpCo for the year ended December 31, 2020 and unaudited financial statements for the nine months ended September 30, 2021, included in this prospectus;

•	the historical audited combined financial statements of Incodema and Newchem for the year ended December 31, 2019, included in this prospectus;

•	the historical audited financial statements of Dahlquist for the nine months ended September 30, 2020, included in this prospectus;

•	the historical audited financial statements of Majestic Metals for the nine months ended September 30, 2020, included in this prospectus; and

•

other information relating to Altimar II and Fathom OpCo contained in the Proxy Statement/Prospectus and the description of certain terms thereof set forth in the section entitled “The Business Combination.”

On July 15, 2021, Altimar Acquisition Corp. II entered into a definitive business combination agreement with Fathom Holdco, LLC, which agreement was amended on November 16, 2021. The Business Combination closed on December 23, 2021. Notwithstanding the legal form of the business combination pursuant to the Business Combination Agreement, the Business Combination will be accounted for in accordance with ASC Topic 805, Business Combinations (“ASC 805”), using the acquisition method. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). Fathom has been determined to be the accounting acquirer based on evaluation of the following factors:

•

Fathom OpCo is a variable interest entity (“VIE”). Fathom will be the sole managing member and primary beneficiary which has full and complete charge of all affairs of Fathom OpCo, and the New Fathom Units of Fathom OpCo do not have substantive participating or kick out rights; and

•	No single party controls Fathom pre and post transaction, hence, the Business Combination is not considered a common control transaction.

The factors discussed above support the conclusion that Fathom acquired a controlling financial interest in Fathom OpCo and is the accounting acquirer. Fathom is the primary beneficiary of Fathom OpCo, which is a VIE, since it has the power to direct the activities of Fathom OpCo that most significantly impact Fathom OpCo’s economic performance through its role as the sole managing member of Fathom OpCo, and Fathom’s variable interests in Fathom OpCo include ownership of Fathom OpCo, which results in the right (and obligation) to receive benefits (and absorb losses) of Fathom OpCo that could potentially be significant to Fathom. Therefore, the Business Combination is accounted for using the acquisition method. Under this method of accounting, Fathom is treated as the acquirer and Fathom OpCo is treated as the acquired company for financial statement reporting purposes. Upon the consummation of the Business Combination, the assets and liabilities of Fathom OpCo are recognized at fair value, and any consideration in excess of the fair value of the net assets acquired (including identifiable intangible assets) are recognized as goodwill.

The unaudited pro forma condensed combined financial information has been prepared based on the redemptions of Altimar II’s Class A ordinary shares held by Altimar II’s Public Shareholders that occurred prior to the closing of the Business Combination:

•

Redemptions and PIPE Investment: The pro forma presentation reflects that Altimar II’s Public Shareholders redeemed 32,145,358 shares of Altimar II’s Class A ordinary shares prior to the closing of the Business Combination. This presentation reflects that $70 million in aggregate proceeds were received from the PIPE Investment and that the amount in Altimar II’s trust account (prior to any redemptions) was equal to $345 million, resulting in an aggregate redemption payment (based on a redemption price per share of $10.00) of $321.5 million. This resulted in the following adjustments to the consideration paid at closing:

•

Existing Fathom Owner Consideration: A reduction to the amount of the Closing Cash Consideration (as defined in the Proxy Statement/Prospectus) of $321.5 million and an increase in the number of shares of Fathom Class A common stock and New Fathom Units that comprise the Closing Seller Equity Consideration (as defined in the Proxy Statement/Prospectus) equal to 32,145,358 (the amount by which Closing Cash Consideration is reduced divided by $10.00), such that the Closing

Seller Equity Consideration was an aggregate number of shares of Fathom Class A common stock and New Fathom Units stock equal to 120,955,985.

•	Forfeited Shares: The Altimar II Founders forfeited 2,587,500 shares of Fathom Class A common stock.

Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

($ in thousands)	Altimar Acquisition Corp II	Fathom OpCo	Total Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$331	$10,531	$70,000	(a)	$19,364
			152,000	(b)
			(172,860	)(b)
			(60,550	)(c)
			345,012	(d)
			(3,378	)(e)
			(321,452	)(i)
Account receivable, net	—	24,512	—		24,512
Inventory	—	9,173	2,441	(e)	11,614
Prepaid expenses	745	3,267	—		4,012
Other current assets	—	—	—

Total Current Assets	1,076	47,483	11,213		59,772

			—		—
Investments held in trust account	345,012	—	(345,012	)(d)	—
Property and equipment, net	—	41,031	(2,921	)(e)	38,110
Intangible & other	—	111,573	138,427	(e)	250,000
Goodwill	—	83,113	1,241,733	(e)	1,324,846
Other non-current assets	—	145	—		145

Total assets	346,088	283,345	1,043,440		1,672,873

Liabilities and Stockholders’ Equity
Account Payable	—	7,475	—		7,475
Accrued expenses	260	5,821	(860	)(b)	5,221
Other current liabilities	—	4,497	—		4,497
Contingent consideration	—	6,330	—		6,330
Current portion of debt	—	170,257	(168,757	)(b)	1,500
Accrued offering costs	4	—	—		4

Total Current Liabilities	264	194,380	(169,617)		25,027

Long-term debt, net	—	—	147,562	(b)	147,562
Long-term contingent consideration	—	2,300	—		2,300
Deferred Tax Liability	—	3,009	2,768	(j)	5,777
Other Non-current Liabilities	—	1,463	—		1,463
Warrant Liability	19,643	—	—		19,643
Deferred underwriting fee payable	12,075	—	(12,075	)(f)	—
Payable to related parties pursuant to tax receivable agreement	—	—	4,462	(j)	4,462
					—

Total liabilities	31,982	201,152	(26,900)		206,234

($ in thousands)	Altimar Acquisition Corp II	Fathom OpCo	Total Pro Forma Adjustments		Pro Forma Combined
Commitments and contingencies:
Class A Ordinary Shares subject to possible redemption	345,000	—	(345,000	)(g)	—
Class A Contingently Redeemable Preferred Units	—	54,105	(54,105	)(e)	—
Equity:
Preference shares	—	—	—		—
Class A common stock	—	—	15	(e)	12
			1	(a)
			—	(g)
			(5	)(e)
			1	(e)
Class B common stock			8	(e)	8
Class A Ordinary Shares	—	—	—	(g)	—
Class B Ordinary Shares	1	—	(1	)(g)	—
Class A Common units; $100 part value, authorized 5,480,611 units, issued and outstanding 5,480,611 units as of September 30, 2021		35,869	(35,869	)(e)	—
Class B Common units; $100 par value, authorized 2,242,981 units, issued and outstanding 2,242,981 units as of September 30, 2021		14,481	(14,481	)(e)	—
Additional paid-in-capital	—	—	—		691,603
			1,454,629	(e)
			69,999	(a)
			(11,206	)(c)
			(3,378	)(e)
			23,544	(g)
			(842,950	)(h)
			965	(k)

($ in thousands)	Altimar Acquisition Corp II	Fathom OpCo	Total Pro Forma Adjustments		Pro Forma Combined
Accumulated other comprehensive income	$—	$28	$(28	)(e)	$—
Retained earnings (accumulated deficit)	(30,895)	(22,290)	22,290	(e)	(67,934)
			(1,743	)(e)
			(34,331	)(c)
			(965	)(k)
Non-controlling interest in subsidiaries			842,950	(h)	842,950

Total stockholders’ equity	(30,894)	28,088	1,469,445		1,466,639

Total liabilities and stockholders’ equity	$346,088	$283,345	1,043,440		1,672,873

Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2021

	Altimar Acquisition Corp II(1)	Pro Forma Fathom Opco	Total Pro Forma Adjustments(3)	Pro Forma Combined
Revenue	—	118,254	—	118,254
Cost of Revenue	—	66,186	1,325	67,511

Gross Profit	—	52,068	(1,325)	50,743

Operating expenses
Selling, general, and administrative	1,692	32,880	(1,431)	33,141
Depreciation and amortization	—	10,495	6,397	16,892

Total operating expenses	1,692	43,375	4,966	50,033

Operating income (loss)	(1,692)	8,693	(6,291)	710
Interest expense and other expense (income)
Interest expense/(income)	(12)	—	4,230	4,218
Other expense	755	9,438	—	10,193
Other (income)	(3,191)	(3,874)	—	(7,065)

Total other expenses, net	(2,448)	5,564	4,230	7,346
NET INCOME (LOSS) BEFORE INCOME TAXES	756	3,129	(10,521)	(6,636)
Provision for income taxes		868	(868)	—

NET INCOME (LOSS)	756	2,261	(9,653)	(6,636)
Net loss attributable to noncontrolling interest				(4,608)

Net loss attributable to Fathom Digital Manufacturing Corporation				(2,028)

Basic and diluted weighted average shares outstanding				51,608,262

Basic and diluted (loss) Per Share:				$(0.04)

(1)	Refers to the historical unaudited interim financial statements of Altimar II.
(2)	Refers to the Pro Forma Fathom OpCo Condensed Combined Statement of Operations for the nine months ended September 30, 2021 adjusted to give effect to the 2021 Acquisitions, as detailed in Note 2.

Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020

($ in thousands)	Altimar Acquisition Corp II(1)	Pro Forma Fathom OpCo(2)	Pro Forma Adjustments		Pro Forma Combined
Revenue	—	149,405	—		149,405
Cost of Revenue	—	76,471	5,206	(a)	81,677

Gross Profit	—	72,934	(5,206)		67,728

Operating expenses
Selling, general, and administrative	—	49,018	46,629	(b)	95,647
Depreciation and amortization	—	16,328	6,195	(c)	22,523

Total operating expenses	—	65,346	52,824		118,170

Operating income (loss)	—	7,588	(58,030)		(50,442)
Interest expense and other expense (income)
Interest expense/(income)	—	9,294	(3,051	)(d)	6,243
Other expense	5	8,465	—		8,470
Other (income)		(2,818)	—		(2,818)

Total other expenses (income), net	5	14,941	(3,051)		11,895
NET LOSS BEFORE INCOME TAXES	(5)	(7,353)	(54,979)		(62,337)
Provision for income taxes	—	375	(375	)(e)	—

NET LOSS	(5)	(7,728)	(54,604)		(62,337)

Net loss attributable to noncontrolling interest					(38,916	)(g)

Net loss attributable to Fathom Digital Manufacturing Corporation					(23,421)

Basic and diluted weighted average shares outstanding					51,608,262

Basic and diluted net (loss) Per Share:					$(0.45	)(f)

(1)	Refers to the historical audited financial statements of Altimar II.
(2)	Refers to the Pro Forma Fathom OpCo Condensed Combined Statement of Operations for the year ended December 31, 2020 adjusted to give effect to the 2021 Acquisitions, as detailed in Note 2.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

Overview

The Business Combination is accounted for in accordance with ASC 805. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC 810. If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. Fathom OpCo meets the definition of a variable interest entity and Fathom, which will be the managing member, has been determined to be the primary beneficiary. Under this method of accounting, Fathom is treated as the acquirer and Fathom OpCo is treated as the acquired company for financial statement reporting purposes.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2020.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2021.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material.

Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of Fathom OpCo, Altimar II, Incodema, Dahlquist, and Majestic Metals included elsewhere in this prospectus.

Description of Business Combination

Altimar Acquisition Corp. II is a blank check company incorporated on December 7, 2020 as a Cayman Islands exempted company organized for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

In connection with the Closing:

(a)	Altimar II changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation under the laws of the State of

Delaware (the “Domestication”), upon which Altimar II changed its name to “Fathom Digital Manufacturing Corporation.”

(b)	Fathom OpCo issued managing member interests in Fathom OpCo to Altimar II in exchange for a nominal cash payment;

(c)

Following step (b) above, each of CORE Fund I Blocker-5 LLC, a Delaware limited liability company (“Fathom Blocker 1”), CORE Fund I Blocker-2 LLC, a Delaware limited liability company (“Fathom Blocker 2”), and SG (MCT) Blocker, LLC, a Delaware limited liability company (Fathom Blocker 3” and, together with Fathom Blocker 1 and Fathom Blocker 2, the “Fathom Blockers”), merged with and into Rapid Blocker 1 Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar II (“Blocker Merger Sub 1”), Rapid Blocker 2 Merger Sub, LLC , a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar II (“Blocker Merger Sub 2”), and Rapid Blocker 3 Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar II (“Blocker Merger Sub 3” and, together with Blocker Merger Sub 1 and Blocker Merger Sub 2, the “Blocker Merger Subs”), respectively, in each case, with the Fathom Blockers surviving as the surviving companies and wholly owned subsidiaries of Altimar II (collectively, the “Surviving Fathom Blockers”);

(d)	Immediately following step (c) above, the Surviving Fathom Blockers each merged with and into Altimar II (the “Blocker Altimar Mergers”), in each case, with Altimar II as the surviving company; and

(e)

Immediately following the Blocker Altimar Mergers, Rapid Merger Sub merged with and into Fathom OpCo (the “Fathom Merger”), with Fathom OpCo as the surviving entity of the Fathom Merger (Fathom, in its capacity as the surviving entity of the Fathom Merger, is sometimes referred to as the “Fathom Surviving Entity”). Following the Fathom Merger, the Fathom Surviving Entity is owned by Altimar II and all other holders of Fathom OpCo units outstanding as of immediately prior to the Fathom Merger (such other holders, excluding Altimar II, are referred to as the “Continuing Fathom Unitholders”).

As a result of the consummation of the transactions contemplated by the Business Combination Agreement, the combined company is organized in an “Up-C” structure, in which substantially all of the assets and business of the combined company are held by Fathom OpCo. Altimar II and the Continuing Fathom Unitholders were issued Class A units of Fathom OpCo (“New Fathom Units”). Altimar II is the managing member of Fathom OpCo. Altimar II issued to Continuing Fathom Unitholders for cash at par value a number of shares of Class B common stock equal to the number New Fathom Units held by the Continuing Fathom Unitholders. Altimar II’s other stockholders hold Class A common stock of Fathom. Shares of Fathom Class A common stock are entitled to economic rights and one vote per share and shares of Fathom Class B common stock are entitled to one vote per share but no economic rights. The combined company’s business continues to operate through Fathom OpCo.

Preliminary Purchase Price Allocation

The preliminary consideration and allocation of the purchase price to the fair value of Fathom OpCo’s assets acquired and liabilities assumed, as if the acquisition date was September 30, 2021, is presented below. Fathom has not completed the detailed valuations necessary to estimate the fair value of the assets acquired and the liabilities assumed and, accordingly, the adjustments to record the assets acquired and liabilities assumed at fair value reflect the best estimates of Fathom OpCo based on the information currently available and are subject to change once additional analyses are completed. The final purchase price of the Business Combination is subject to the determination of certain items that are subject to adjustment at Closing pursuant to the Business Combination Agreement.

(in millions $)
Cash Consideration	$3
Repayment of non-extended long-term debt, net	160
Total cash consideration	163
Closing Seller Equity Consideration	1,210
Contingent consideration	82
Total consideration transferred	1,445
Cash and cash equivalents	11
Accounts receivable	25
Inventory	12
Other current assets	2
Property and equipment, net	38
Intangible assets, net	250
Goodwill	1,325
Total assets acquired	1,663
Accounts payable	(7)
Accrued expenses and other current liabilities	(10)
Contingent consideration from prior acquisitions	(6)
Long-term debt, net	(170)
Tax receivable agreement	(4)
Deferred tax liability	(6)
Other non-current liabilities	(5)
Total liabilities assumed	(208)
Net assets acquired	$1,445

Intangible assets were identified that met either the separability criterion or the contractual-legal criterion described in ASC 805. Below is a summary of the intangible assets acquired in the Business Combination

Identifiable intangible assets	Fair Value (in millions)	Useful Life (in years)
Trade Name	$80	15
Customer Relationships	150	19
Developed Technology	20	5

	$250

The intangible assets acquired subject to amortization have a weighted average useful life of 16.60 years.

2. Pro forma Fathom Condensed Combined Statement of Operations for the year ended December 31, 2020

The table below presents the 2020 Pro Forma Fathom OpCo results adjusted to give effect to the results of the Incodema, Dahlquist, Majestic Metals, Mark Two, Newchem, GPI, Summit, Centex, Laser, Precision Process, and Micropulse West acquisitions.

	Fathom OpCo(1)	Incodema, LLC(2)	Newchem, LLC(2)	GPI(2)	Dahlquist Machine, LLC(2)	Majestic Metals(2)	Mark Two(2)	Summit(2)	Centex & Laser(2)	Precision Process(2)	Micropulse West(2)	Pro Forma Adjustments	Pro Forma Fathom OpCo
Revenue	61,289	8,161	3,432	674	7,853	23,573	5,601	6,659	13,223	9,998	8,942	—	149,405
Cost of Revenue	32,815	2,762	1,926	288	2,126	15,359	2,878	1,518	7,523	2,965	5,348	963 (a)	76,471

Gross Profit	28,474	5,399	1,506	386	5,727	8,214	2,723	5,141	5,700	7,033	3,594	(963)	72,934

Operating expenses
Selling, general, and administrative	22,197	4,211	1,323	355	2,183	4,216	2,092	4,804	2,655	3,705	1,277	—	49,018
Depreciation and amortization	4,825	174	75	219	34	124	—	—	589	46	437	9,805 (b)	16,328

Total operating expenses	27,022	4,385	1,398	574	2,217	4,340	2,092	4,804	3,244	3,751	1,714	9,805	65,346

Operating income (loss)	1,452	1,014	108	(188)	3,510	3,874	631	337	2,456	3,282	1,880	(10,768)	7,588
Interest expense and other expense (income)
Interest expense/ (income)	3,665	118	34	—	(35)	(19)	48	80	362	—	22	5,019 (c)	9,294
Other expense	6,335	388	64	—	—	2	971	114	591	—	—	—	8,465
Other (income)	(585)	(16)	—	—	(542)	(1,699)	—	—	—	28	(4)	—	(2,818)

Total other expenses (income), net	9,415	490	98	—	(577)	(1,716)	1,019	194	953	28	18	5,019	14,941

NET (LOSS) INCOME BEFORE INCOME TAXES	(7,963)	524	10	(188)	4,087	5,590	(388)	143	1,503	3,254	1,862	(15,787)	(7,353)
Provision for income taxes	—	—	—	—	—	—	—	—	338	37	—		375

NET (LOSS) INCOME	(7,963)	524	10	(188)	4,087	5,590	(388)	143	1,165	3,217	1,862	(15,787)	(7,728)

(1)	Refers to the historical audited financial statements of Fathom OpCo.

(2)

Refers to the historical results of Incodema, Dahlquist, Majestic Metals, Mark Two, Newchem, GPI, Summit, Centex, Laser, Precision Process, and Micropoulse West prior to their respective acquisitions. Note that each of the Mark Two, GPI, Summit, Centex, Laser, Micropulse West and PPC acquisitions is individually insignificant under S-X Rule 3-05.

a)	Cost of revenue

Cost of revenue is impacted by $1.0 million due to increased inventory balances caused by the non-cash impact of the step up to fair value of the inventory.

b)	Depreciation and amortization

Adjustments to depreciation and amortization of $9.8 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets.

c)	Interest Expense

Increase in interest expense of $5.0 million caused by the increase in bank debt incurred to finance the 2021 Acquisitions.

3. Pro Forma Fathom Condensed Combined Statement of Operations for the nine months ended September 30, 2021

The table below presents the Pro Forma Fathom OpCo results for the nine months ended September 30, 2021 adjusted to give effect to the results of the Summit, Centex, Laser, Precision Process, and Micropulse West acquisitions.

	Fathom OpCo(1)	Summit(2)	Centex & Laser(2)	Precision Process(2)	Micropulse West(2)	Pro Forma Adjustments		Pro Forma Fathom OpCo
Revenue	107,887	404	4,062	3,771	2,130	—		118,254
Cost of Revenue	61,749	78	2,351	840	1,168	—		66,186

Gross Profit	46,138	326	1,711	2,931	962	—		52,068

Operating expenses
Selling, general, and administrative	29,470	391	1,220	1,299	500	—		32,880
Depreciation and amortization	9,327	—	24	—	65	1,079	(a)	10,495

Total operating expenses	38,797	391	1,244	1,299	565	1,079		43,375

Operating income (loss)	7,341	(65)	467	1,632	397	(1,079)		8,693
Interest expense and other expense (income)
Interest expense/(income)	8,800	1	102	—	(1)	(8,902	)(b)	—
Other expense	9,007	419	—	1	11	—		9,438
Other (income)	(3,215)	—	(1,389)	(11)	741	—		(3,874)

Total other expenses, net	14,592	420	(1,287)	(10)	751	(8,902)		5,564

NET (LOSS) INCOME BEFORE INCOME TAXES	(7,251)	(485)	1,754	1,642	(354)	7,823		3,129
Provision for income taxes	807	—	22	39	—	—		868

NET (LOSS) INCOME	(8,058)	(485)	1,732	1,603	(354)	7,823		2,261

(1)	Refers to the historical audited financial statements of Fathom OpCo.

(2)

Refers to the historical results of Summit, Centex, Laser, Precision Process, and Micropulse West prior to their respective acquisitions. The following adjustments are incorporated in the unaudited pro forma condensed combined financial information:

a)	Depreciation and Amortization

Adjustments to depreciation and amortization of $1.1 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets.

b)	Interest expense/(income)

Adjustments to eliminate interest expense of $8.9 million because the maturity of the loan issued to finance the 2021 Acquisitions is 12 months. Upon the acquisition of Fathom Opco by Fathom, long-term financing will be issued.

4. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2020

The unaudited pro forma condensed combined 2020 Income Statement has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

Fathom OpCo and Altimar II have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following adjustments are incorporated in the unaudited pro forma condensed combined financial information:

a)	Cost of Revenue

Cost of revenue is impacted by $5.2 million due to increased inventory balances caused by the non-cash impact of the step up to fair value of the inventory and increased amortization of intangible assets.

b)	Selling, general, and administrative

Adjustments to selling, general, and administrative expenses of $46.4 million represent transaction expenses incurred in conjunction with the Business Combination and $1.0 million of stock compensation expenses which will accelerate as a result of the Business Combination. These adjustments were partially offset by an adjustment of $(0.7) million related to the removal of management fees previously paid.

c)	Depreciation and Amortization

Adjustments to depreciation and amortization of $6.2 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets.

d)	Interest Expense

Adjustments to interest expense represents the increase to interest expense resulting from the incurrence of new debt associated with the closing of the Business Combination of $6.2 million, consisting of cash interest of $5.6 million and the amortization of deferred issuance costs of $0.6 million, which were a result of the Company refinancing its debt in conjunction with the Business Combination, offset by interest expense of $9.3 million related to prior debt which was entered into in order to effectuate the 2020 Acquisitions described in Note 3 to Fathom OpCo’s historical financial statements.

e)	Income Taxes

Fathom OpCo has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, Fathom OpCo’s profits and losses will flow through to its partners,

including Fathom, and are generally not subject to tax at the Fathom OpCo level. Following the consummation of the Business Combination, Fathom will be subject to U.S. federal, state, and local taxes.

As a result, we expect a portion of our income after our corporate reorganization to be taxable in jurisdictions in which it previously had not been taxable. We expect the blended federal and state tax rate on income attributable to Altimar II to be approximately 26.86% before giving effect to whether or not deferred tax assets are able to be realized by Altimar II. As it is more likely than not that Altimar II’s deferred tax assets will not be realized in accordance with ASC 740, no income tax benefit is recognized.

f)	Net (loss) income per share

The net loss per share is calculated using the weighted average shares outstanding, and the issuance of additional Company shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. The unaudited pro forma condensed combined financial information has been prepared based on the redemptions by Altimar II’s Public Shareholders of shares of Altimar II’s Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (calculated based on the amount in the Trust Account as of September 30, 2021).

For the year ended December 31, 2020
(in thousands, except share-related amounts)
Pro Forma net loss attributable to holders of Class A Common Stock	(23,421)
Weighted average shares of Class A Common Stock outstanding — basic and diluted	51,608,262

Net loss per share — basic and diluted	$(0.45)

g)	Noncontrolling Interest

As described in the section entitled “Proposal No. 1—The Business Combination Proposal—Structure of the Business Combination,” in the Proxy Statement/Prospectus, upon completion of the Business Combination, the Company controls Fathom OpCo as the sole managing member and the Company is a holding company with no assets or operations other than its equity interest in Fathom OpCo.

Based on the redemptions by Altimar II’s Public Shareholders of shares of Altimar II’s Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account, as a result of the Business Combination, the Company owns approximately 37.6% of the economic interest of Fathom OpCo, but has 100% of the voting power and controls the management of Fathom OpCo. Immediately following the completion of the Business Combination, the non-voting ownership percentage held by the noncontrolling interest is approximately 62.4%.

5. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2021

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 has been prepared to illustrate the effects of the Business Combination and has been prepared for informational purposes only.

Fathom OpCo and Altimar II have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following adjustments are incorporated in the unaudited pro forma condensed combined financial information:

a)	Cost of Revenue

Cost of revenue is impacted by $1.3 million due to increased inventory balances caused by the non-cash impact of the step up to fair value of the inventory and increased amortization of intangible assets.

b)	Selling, general, and administrative

Adjustments to selling, general, and administrative expenses of $1.4 million related to the removal of management fees previously paid.

c)	Depreciation and Amortization

Adjustments to depreciation and amortization of $6.4 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets.

d)	Interest Expense

Adjustments to interest expense represents the decrease to interest expense resulting from the incurrence of new debt associated with the closing of the Business Combination of $4.2 million.

e)	Income Taxes

Fathom Holdco, LLC has been, and will continue to be, treated as a partnership for U.S. federal and state income tax purposes. As such, Fathom Holdco, LLCs profits and losses will flow through to its partners, including Fathom, and are generally not subject to tax at the Fathom Holdco, LLC level. Following the consummation of the Business Combination, Fathom will be subject to U.S. federal, state, and local taxes.

As a result, we expect a portion of our income after our corporate reorganization to be taxable in jurisdictions in which it previously had not been taxable. We expect the blended federal and state tax rate on income attributable to Fathom to be approximately 26.86% before given effect to whether or not deferred tax assets are able to be realized by Fathom. As it is more likely than not that Fathom’s deferred tax assets will not be realized in accordance with ASC 740, no income tax benefit is recognized.

f)	Net (loss) income per share

The net loss per share is calculated using the weighted average shares outstanding, and the issuance of additional Company shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related transactions are reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. The unaudited pro forma condensed combined financial information has been based on the redemptions by Altimar II’s Public Shareholders of shares of Altimar II’s Class A ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account (calculated based on the amount in the trust account as of September 30, 2021).

For the period ended September 30, 2021
(in thousands, except share-related amounts)
Pro Forma net loss attributable to holders of Class A Common Stock	(2,028)
Weighted average shares of Class A Common Stock outstanding — basic and diluted	51,608,262

Net income per share — basic and diluted	$(0.04)

g)	Noncontrolling Interest

As described in the section entitled “Proposal No. 1—The Business Combination Proposal—Structure of the Business Combination,” in the Proxy Statement/Prospectus, upon completion of the Business Combination, the Company controls Fathom OpCo as the sole managing member and the Company is a holding company with no assets or operations other than its equity interest in Fathom OpCo.

Based on the redemptions, as a result of the Business Combination, the Company owns approximately 37.6% of the economic interest of Fathom OpCo, but has 100% of the voting power and controls the management of Fathom OpCo. Immediately following the completion of the Business Combination, the non-voting ownership percentage held by the noncontrolling interest will be approximately 62.4%.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

a)	Reflects the proceeds of $70.0 million from the issuance of 7,000,000 shares of Class A common stock with a par value of $0.0001 from the PIPE Investment based on estimated commitments received.

b)

Reflects the entry into a $125.0 million term loan and a $27.0 million revolver, net of deferred financing fees of $2.9 million, payment of the historical debt of $170.3 million, and payment of accrued interest of $0.9 million.

c)

A total of $60.6 million of expected transaction costs are to be incurred with the Business Combination, including $2.9 million of deferred financing costs. Of the total costs, $12.1 million relate to deferred IPO fees described in (f).

d)

Reflects the reclassification of $345.0 million of cash and cash equivalents held in the trust account of Altimar II that will become available for transaction consideration, transaction expenses, and the operating activities in conjunction with the Business Combination.

e)

Represents the adjustment for the estimated preliminary purchase price allocation for the acquisition of Fathom OpCo resulting from the Business Combination. The preliminary calculation of total consideration is presented above in Note 1 above.

$1,324.8 million has been allocated to goodwill assuming based on the number of shares redeemed. Goodwill represents the excess of the gross consideration over the fair value of the underlying net tangible and identifiable intangible assets acquired. Qualitative factors that contribute to the recognition of goodwill include certain intangible assets that are not recognized as separate identifiable intangible assets. Goodwill represents future economic benefits arising from acquiring Fathom OpCo, primarily due to its strong market position, that are not individually identified and separately recognized as intangible assets. An adjustment of $83.1 million was made to remove Fathom OpCo’s historical goodwill.

In accordance with ASC Topic 350, Goodwill and Other Intangible Assets (“ASC 350”), goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that the value of goodwill and/or intangible assets has become impaired, an accounting charge for impairment during the quarter in which the determination is made may be recognized.

This adjustment additionally eliminates the historical accumulated deficit of Fathom OpCo of $22.3 million and establishes additional paid-in-capital of $917.4 million based upon the value of the business acquired. The additional paid-in capital balance was established by recording the purchase price of $1,454.6 million to the additional paid in capital account. The PIPE Investment of $70.0 million was also recorded to additional paid-in capital. An adjustment of $11.2 million was made to reduce additional paid-in capital for the payment of transaction costs. Adjustments of $318.0 million and made based on the number of shares redeemed to reduce additional paid-in capital for the payment cash consideration. Adjustments to increase additional paid-in capital by $345.0 million were made in order to record the conversion of redeemable share. As discussed below, adjustments of $843.0 million were made in order to record the non-controlling interest. The legacy equity of Fathom OpCo was eliminated through an adjustment of $54.1 million.

Deferred tax liabilities, additional paid-in capital, and non-controlling interest in the partnership are recognized to reflect the difference between the financial statement and tax basis in the investment in Fathom OpCo. The realizability of deferred tax assets is subject to various estimates and assumptions, including preliminary projections of future taxable income.

f)	Reflects the payment of deferred initial public offering (“IPO”) fees which includes $12.1 million of deferred underwriters’ and professional fees in connection with Altimar II’s IPO.

g)

Represents the pro forma adjustments to reclassify Altimar II’s Class B ordinary shares, which will be converted to Fathom Class C common stock as a required step for the Domestication of Altimar II and subsequently and immediately converted to Fathom Class A common stock and Altimar II Class A ordinary shares that will be converted to Fathom Class A common stock in connection with the Business Combination.

h)	Represents the pro forma adjustments to record a non-controlling interest related to the interest held by the Continuing Fathom Unitholders.

As described in the section entitled “Proposal No. 1—The Business Combination Proposal—Structure of the Business Combination,” in the Proxy Statement/Prospectus, upon completion of the Business Combination, the Company will control Fathom OpCo as the sole managing member and the Company will be a holding company with no assets or operations other than its equity interest in Fathom OpCo.

The following summarizes the number of shares of Company Class A common stock outstanding upon completion of the Business Combination excluding 9,000,000 Earnout Shares and 1,267,500 Sponsor Earnout Shares:

	Shares	Ownership %
Altimar II Public Shareholders	2,354,642	4.6%
PIPE Investors	7,000,000	13.6%
Altimar II Founders	4,770,000	9.2%
Legacy Fathom Equity Holders	36,661,014	71.0%
Vested 2021 Omnibus Plan Award Grantees	822,606	1.6%
Total Class A Common Stock	51,608,262	100%

i)

Represents the impact of redemptions at an estimated per share redemption price. $321.5 million in cash was paid to redeeming shareholders with the offset to additional paid-in capital. In addition, a decrease in cash consideration used in the Business Combination was offset with an increase in equity consideration. In addition, based on the actual redemptions, Fathom will own 37.6% of the economic interest of Fathom OpCo, and the Continuing Fathom Unitholders will own the remaining 62.4%, and therefore, this adjustments reflects changes to non-controlling interest as a result of this change.

j)

Upon completion of the Business Combination, Fathom will be party to a Tax Receivable Agreement (“TRA”). As described under “Certain Relationships and Related-Party Transactions—Tax Receivable Agreement,” in connection with this Business Combination, Fathom will enter into a TRA with the existing members of Fathom OpCo. The agreement will require the Company to pay to such members (or their owners) 85% of the amount of tax savings, if any, that the Company realizes in certain circumstances as a result of (i) increases in tax basis resulting from the Business Combination, (ii) certain tax attributes of the Fathom OpCo existing prior to the Business Combination, and (iii) tax benefits attributable to payments made under this TRA, generating a liability (the “TRA liability”). The deferred tax asset and the TRA liability for the TRA assume: (A) only exchanges associated with this Business Combination, (B) a share price equal to $10 per share, (C) a constant income tax rate, (D) no material changes in tax law, (E) the ability to utilize tax attributes, (F) no adjustment for potential remedial allocations, and (G) future TRA payments.

The TRA has an estimated value of $4.5 million.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for Altimar II and Fathom OpCo and unaudited pro forma condensed combined per share information after giving effect to the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on September 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if it had occurred on January 1, 2021.

This information is only a summary and should be read together with the summary historical financial information summary included elsewhere in this prospectus, and the historical financial statements of Altimar II and Fathom OpCo and related notes. The unaudited pro forma combined per share information of Altimar II and Fathom OpCo is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this prospectus.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share that would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Altimar II and Fathom OpCo would have been had the companies been combined during the periods presented.

	Altimar Acquisition Corp II(1)	Pro Forma Fathom OpCo(2)		Pro Forma Combined
Period Ended September 30, 2021
(in thousands except share and per share amounts)
Book Value per share	$(0.81)	$	N/A	$28.42
Net income (loss)	756		2,261	(6,636)
Altimar II Public Shares
Weighted average shares outstanding, basic and diluted — Class A ordinary shares	29,571,429
Basic and diluted income per share, Class A ordinary shares	0.02
Founder Shares
Weighted average shares outstanding, basic and diluted — Class B ordinary shares	8,460,165
Basic and diluted net loss per common share	0.02
Fathom Shares
Weighted average shares outstanding, basic and diluted				51,608,262

Basic and diluted net loss per common share				$(0.04)
Cash distributions per common share	N/A		N/A	N/A
Year Ended December 31, 2020
(in thousands except share and per share amounts)
Net income (loss)	$(5)		$(7,728)	$(62,337)
Altimar II Public Shares
Weighted average shares outstanding, basic and diluted — Class A ordinary shares	N/A
Basic and diluted income per share, Class A ordinary shares	N/A
Founder Shares
Weighted average shares outstanding, basic and diluted — Class B ordinary shares	7,500,000
Basic and diluted net loss per common share	$—
Fathom Shares
Weighted average shares outstanding, basic and diluted				51,608,262

Basic and diluted net loss per common share				$(0.45)
Cash distributions per common share	N/A		N/A	N/A

(1)	Refers to the unaudited interim financial statements of Altimar II as of September 30, 2021 and the historical audited financial statements of Altimar II as of December 31, 2020.
(2)

Refers to the Pro Forma Fathom OpCo Condensed Combined Statement of Operations for the year ended December 31, 2020 and September 30, 2021 adjusted to give effect to the 2021 Acquisitions, as detailed in Note 2 and Note 3, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with Fathom OpCo’s financial statements and notes thereto included elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward- looking statements as a result of various factors, including those set forth elsewhere in this prospectus.

Overview

Fathom OpCo was formed in Delaware in 2021. However, our roots stretch back over 35 years with the founding of several of our subsidiaries. The terms “Fathom OpCo,” the “Company,” “we,” “us,” and “our” as used herein refer to the business and operations of Fathom OpCo and its subsidiaries.

We are a leading national on-demand digital manufacturing platform at the forefront of the Industry 4.0 revolution. Industry 4.0 utilizes e-commerce, automation, and data sharing in a cyber-physical system to communicate and cooperate in the manufacturing process over the Internet of Things (IoT). Using our expansive manufacturing footprint and extensive expertise in both additive and traditional manufacturing, we provide comprehensive product development and on-demand manufacturing services to many of the largest and most innovative companies in the world. Our unified suite of manufacturing technologies, processes, and proprietary software enables us to deliver hybridized solutions that meet the specific needs of our customers, empowering them to tackle complex manufacturing problems and accelerate product development cycles.

Our differentiated strategy focuses on speed, problem solving, adaptive technical responsiveness, and manufacturing to meet customers’ design intent, which allows our customers to iterate faster, often shortening their product development and production cycles from months to days.

We seamlessly blend in-house capabilities consisting of plastic and metal additive technologies, injection molding and tooling, computer numerical control (“CNC”) machining, and precision sheet metal fabrication. We operate over 530 advanced manufacturing systems across 25 unique manufacturing processes and a 450,000 sq. ft. manufacturing footprint, spanning 12 facilities located primarily within the United States. We believe we are positioned to serve the largest geographic markets in which our customers are located and enable cost effective and rapid turnaround times for our customers. Our scale and the breadth of offerings allow our customers to consolidate their supply chain and product development needs through the ability to source through a single manufacturing supplier. Fathom’s manufacturing technologies and capacity are further extended through the utilization of a selected group of highly qualified suppliers that specialize in injection molding and tooling and CNC machining.

We have experienced significant growth since inception both organically and through our successful and proven acquisition playbook, which is enabled by our proprietary software platform that allows for a streamlined integration of acquired companies. Over the past three years, we have successfully completed 13 acquisitions to bolster our operations and offerings. Fathom started as Midwest Composite Technologies, LLC, a leader in prototyping and low-volume services. Founded in 1984, MCT specialized in model making, industrial design, and rapid prototyping. Today, MCT serves companies through a variety of in-house additive manufacturing technologies, including 3D printing and processing, CNC machining, injection molding, and industrial design capabilities. In September 2019, we acquired Kemeera, LLC d/b/a FATHOM (“FATHOM”) to expand our additive, CNC machining injection molding, and development and engineering services, as well as bring urethane casting capabilities. In December 2019, we acquired ICOMold to expand our injection molding capabilities and significantly enhance our customer experience by bringing in-house an interactive, automated quotation system capable of providing feedback in 30 seconds with an intuitive, customer-facing project management portal, which we have continued to develop and enhance. Our acquisition of ICOMold also expanded our capabilities into China. In July 2020, we acquired Incodema, LLC and Newchem, LLC to expand our in-house manufacturing processes to include precision sheet metal engineering solutions, including a broad array of sheet metal cutting and forming solutions such as laser cutting, micro waterjet, specialty stamping, and photochemical etching, among others, for quick and complex, tight tolerance parts. In August 2020, we acquired GPI Prototype & Manufacturing Services, LLC (“GPI”) to expand our additive manufacturing capabilities. GPI was one of the first metal additive manufacturing service providers in the United States, bringing metallurgical expertise in-house and enabling the Company to produce metal parts with complex geometries for on-demand manufacturing applications. In December 2020, we acquired Dahlquist Machine, LLC to expand our precision machining capabilities with state-of-the-art CNC mills and lathes for high-speed precision machining of light metals, aluminum, and plastics. In December 2020, we also acquired Majestic Metals, LLC, (“Majestic Metals”) further expanding our precision sheet metal fabrication capabilities. Further, in December 2020, we acquired Mark Two Engineering, LLC (“Mark Two”) expanding our precision machining services and footprint in the medical device industry. In February 2021, we acquired Summit Tooling, Inc. and Summit Plastics LLC, (collectively, “Summit”) further expanding our plastic injection mold manufacturing capabilities. In April 2021, we acquired Centex Machine and Welding Inc. (“Centex”) and Laser Manufacturing, Inc. “(Laser) to expand our high-precision manufacturing services specializing in CNC Machining and medical device manufacturing. In April 2021, we also acquired Sureshot Precision LLC d/b/a Micropulse West (“Micropulse West”) expanding our Electrical Discharge Machine (“EDM”) services, and CNC and manual machining capabilities. Further, in April 2021, we acquired Precision Process LLC specializing in CNC machining, engineering support, and EDM services.

We continue to invest significantly in the enhancement and expansion of our technologies, processes, and capabilities with the aim of better serving the needs of a broader set of customers and end-markets. As a result of our efforts described above, we have developed a loyal base of approximately 3,000 customers, including many of the most innovative companies in the world. Our customers span across a diverse range of end-markets, including, but not limited to, the aerospace, defense, technology, medical, automotive, and IoT sectors. This diverse customer base has allowed for no single customer to represent more than 4.0% and 6.4% of our revenue in 2020 and 2019, respectively, and 5.4% and 4.7% of our revenue for the nine months ended September 30, 2021 and 2020, respectively. Our overall customer retention rate is 91%, with retained customers representing 86% and 88% of our revenue in 2020 and 2019, respectively, and 88% and 87% of our revenue for the nine months ended September 30, 2021 and 2020, respectively.

We believe the market for our on-demand digital manufacturing services across manufacturing applications is largely unsaturated as companies continue to realize the efficiency and effectiveness of our rapid quotation system and 3D CAD driven manufacturing processes. Our market is projected to grow from $25 billion in 2020 to $33 billion in 2025, fueled by growth in demand for additive manufacturing and continuation of the trend of customers increasingly outsourcing their prototyping and low-to-medium volume production needs. We believe our position as the only on-demand digital manufacturing platform purpose-built to serve the rapid prototyping and low-to-medium volume production needs of the largest and most innovative companies, coupled with our competitive strengths, will allow us to maintain and extend our market leading position.

Our revenues were $61.3 million and $20.6 million for the years ended December 31, 2020 and 2019, respectively, and $107.9 million and $42.2 million for the nine months ended September 30, 2021 and 2020, respectively. Our operating expenses were $27.0 million and $10.1 million for the years ended December 31, 2020 and 2019, respectively, and $38.8 and $16.3 million for the nine months ended September 30, 2021 and 2020, respectively. Our recent growth in revenue has been accompanied by increased cost of revenue and operating expenses. We expect to increase investment in our operations to support anticipated future growth as discussed more fully below.

Key Factors Affecting Our Results

Our financial position and results of operations depend to a significant extent on the following actors:

Industry Opportunity and Competitive Landscape

As discussed above, the market in which we operate is projected to grow from $25 billion in 2020 to $33 billion in 2025, fueled by growth in demand for additive manufacturing and continuing trends in customer outsourcing of production needs. We operate in a large, fragmented, and competitive industry, competing for customers with a range of digital manufacturers, digital manufacturing brokers, and regional design bureaus. We believe we are uniquely positioned as the only full-service outsourced solution built specifically to cater to the manufacturing needs of enterprise-level corporate customers. In particular, we believe we compare favorably to other industry participants on the basis of the following competitive factors:

•	Fathom OpCo owns a wide breadth of advanced manufacturing processes, including additive 2.0 and emerging technologies

•	We have a proven track record of serving blue-chip, enterprise-level corporate customers

•	We offer our clients turnaround times in as little as 24-hours, nationwide

•	Our unified digital customer experience supplemented by with embedded support teams

•	Fathom OpCo provides the industry’s only team of dedicated customer-facing engineers, unlocking the broadest parts envelope and providing customers with high-value customized parts

•	Our list of certifications validates our capabilities and precision (tight tolerances, handling of sensitive client data, etc.)

•

We possess a wealth of material expertise, technical design capabilities, and engineering resources which we leverage to deliver superior customer results regardless of manufacturing process and production material

•	Our successful and proven acquisition integration playbook for strategic growth opportunities

Customer Product Life Cycle and Connectivity

We believe that a number of trends affecting our industry have affected our results of operations and may continue to do so. For example, we believe that many of our target customers are facing three mega trends which are disrupting long-term product growth models including (i) increased pressure to shorten product life-cycles, (ii) manufactured parts on-demand, and (iii) expectation to deliver products that are personalized and customized to unique customer specifications. We believe we continue to be well positioned to benefit from these trends given our proprietary technology alignment with Industry 4.0 trends that enables us to automate and integrate processes involved in manufacturing custom parts. The COVID-19 pandemic has also impacted the manufacturing environment. For example, the pandemic accelerated the digitization of manufacturing as companies pivoted to a work-from-home and socially-distanced manufacturing plant environment. As a result, the adoption of e-commerce was accelerated, which allows opportunity for us to provide valuable solutions to manufacturers looking to build resiliency in their supply chains through fast, on-demand manufacturers. While our business may be positively affected by these trends, our results may also be favorably or unfavorably impacted by other trends that affect product developer and engineer orders for custom parts in low volumes, including, among others, economic conditions, changes in product developer and engineer preferences or needs, developments in our industry and among our competitors, and developments in our customers’ industries. For a more complete discussion of the risks facing our business, see “Risk Factors” in this prospectus.

Manufacturing Facilities and Capacity

We believe our combined facilities are adequate for our development and production needs in the near future. Should we need to add space or transition into new facilities, we believe we have the ability to expand our footprint on commercially reasonable terms.

Impacts of the COVID-19 pandemic

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic.” First identified in late 2019 and now known as COVID-19, the outbreak has impacted millions of individuals worldwide. As of the date of issuance of the Consolidated Financial Statements and Interim Consolidated Financial Statements, our operations have not been significantly impacted, but we continue to monitor the situation. No impairments were recorded as of the interim consolidated balance sheet date, as no triggering events or changes in circumstances had occurred during fiscal 2021 through the issuance of the interim consolidated condensed financial statements; however, due to uncertainty surrounding the situation, and specifically as it pertains to the current global supply chain disruptions, management’s judgment regarding this could change in the future. In addition, while our results of operations, cash flows and financial condition were not significantly impacted, the extent of any future impact cannot be reasonably estimated at this time. The health and well-being of our employees is critical to our ongoing ability to operate and serve our customers. We are committed to ensuring the safety and well-being of our employees across each location and job function, which includes providing broad benefits to support their health and wellness needs. In order to address the challenges posed by COVID-19, we implemented a number of measures across our locations to ensure maximum protection for our employees and their families, including allowing remote work arrangements where possible. We continue to place the utmost importance on complying with governmental regulations and health authority guidance to ensure that the appropriate steps are taken to protect the well-being of all people engaged with our business.

Non-GAAP Information

This prospectus includes Adjusted EBITDA and Pro Forma Adjusted EBITDA, which are non-GAAP performance measures that we use to supplement our results presented in accordance with U.S. GAAP. We believe Adjusted EBITDA and Pro Forma Adjusted EBITDA are useful in evaluating our operating performance, as they are similar to measures reported by our public competitors and are regularly used by security analysts, institutional investors and other interested parties in analyzing operating performance and prospects. Adjusted EBITDA and Pro Forma Adjusted EBITDA are not intended to be substitutes for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

During 2019 and 2020 we completed the acquisitions of FATHOM, ICOMold, Incodema, LLC, Newchem, LLC, GPI, Dahlquist Machine, LLC, Majestic Metals, and Mark Two, (the “Prior Acquisitions”) as discussed in further detail in Note 3—Business Combination in the accompanying Notes to the audited Consolidated Financial Statements. During 2021 we completed the acquisitions of Summit, Centex, Laser, Micropulse West and PPC (the “2021 Acquisitions”) as discussed in further detail in Note 3—Business Combinations in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements.

We define and calculate Adjusted EBITDA as net losses before the impact of interest income or expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, transaction-related costs, and certain other non-cash and non-core items, as described in the reconciliation below. We define and calculate Pro Forma Adjusted EBITDA as pro forma net loss before the impact of interest income or expense, income tax expense or benefit and depreciation and amortization, and further adjusted for the same items as Adjusted EBITDA.

We include these non-GAAP financial measures because they are used by management to evaluate Fathom’s OpCo’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments. Adjusted EBITDA excludes certain expenses that are required in accordance with U.S. GAAP because they are non-recurring (for example, in the case of transaction-related costs), non-cash (for example, in the case of depreciation and amortization, stock-based compensation) or are not related to our underlying business performance (for example, in the case of interest income and expense). Pro Forma Adjusted

EBITDA excludes the same categories of expenses and is prepared for the nine months ended September 30, 2021, the nine months ended September 30, 2020, and the year ended December 31, 2020 to give pro forma effect to the Prior Acquisitions and 2021 Acquisitions as if they had occurred on January 1, 2020, and for the year ended December 31, 2019, to give pro forma effect to the Prior Acquisitions as if they had occurred on January 1, 2019.

Adjusted EBITDA

The table below presents our Adjusted EBITDA reconciled to our net loss, the closest U.S. GAAP measure, for the periods indicated:

	Nine Months Ended September 30,		Year Ended December 31,
($ in thousands)	2021	2020	2020	2019
Net loss	$(8,058)	$(1,105)	$(7,963)	$(4,771)
Adjusted for:
Depreciation and amortization	12,006	4,993	7,392	2,659
Interest expense, net	8,800	2,335	3,665	1,616
Income tax expense	807	—	—	—
Contingent consideration	(1,120)	—	1,055	1,181
Acquisition expenses	4,045	1,925	3 ,765	2,059
Loss on extinguishment of debt	2,031	—	—	—
Non-recurring and non-cash costs(1)	5,309	1,536	3,280	1,404

Adjusted EBITDA	$23,820	$9,684	$11,194	$4,148

(1)

Includes adjustments for other non-recurring, non-operating, and non-cash costs related primarily to integration costs for new acquisitions, severance, and charges for the increase of fair value of inventory related to acquisitions, and management fees paid to Fathom OpCo’s previous owners.

Pro Forma Adjusted EBITDA

The table below presents our Non-GAAP Pro Forma Adjusted EBITDA reconciled to pro forma net income (loss), the closest U.S. GAAP measure, for the periods indicated.

Pro forma net income (loss) for the nine months ended September 30, 2021 and year ended December 31, 2020 is based on Fathom OpCo’s pro forma financial information found in the Notes to Unaudited Pro Forma Condensed Combined Financial Information set forth in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”

Pro forma net income (loss) for the nine months ended September 30, 2020 and for the year ended December 31, 2019 is based on pro forma financial information found within this section titled “Fathom OpCo’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Due to differences in pro forma assumptions, the information presented for the years ended December 31, 2020 and 2019 are not comparable. Notably, pro forma information for 2020 gives effect to the 2021 Acquisitions as though such transactions occurred on January 1, 2020 while the pro forma information for 2019 does not give effect to the 2021 Acquisitions.

	Nine Months Ended September 30,		Year Ended December 31,
($ in thousands)	2021	2020	2020	2019
Pro forma net income (loss)	$2,261	$(1,203)	$(7,728)	$(11,223)
Adjusted for:
Depreciation and amortization	13,306	14,774	20,098	15,709
Interest expense, net	—	6,971	9,294	6,863
Income tax expense	868	371	375	16
Contingent consideration	(1,120)	392	1,055	1,181
Acquisition expenses	4,050	6,259	12,900	5,480
Loss on extinguishment of debt	2,031	—	—	—
Non-recurring and non-cash costs(1)	5,718	3,085	3,896	3,949

Pro Forma Adjusted EBITDA	$27,114	$30,649	$39,890	$21,975

(1)

Includes adjustments for other non-recurring, non-operating, and non-cash costs related primarily to integration costs for new acquisitions, severance, and charges for the increase of fair value of inventory related to acquisitions, and management fees paid to Fathom OpCo’s previous owners.

Key Financial Measures and Trends

Revenue

Our operations are comprised of one operating segment in the United States, with limited operations in China. Revenue is derived from our additive manufacturing, injection molding, CNC machining, and sheet metal product lines. Additive manufacturing revenue consists of sales of custom 3D-printed parts. Injection molding revenue consists of sales of custom tooling and injection molded parts. CNC machining revenue consists of sales of CNC-machined custom parts. Precision sheet metal revenue consists of sales of fabricated sheet metal custom parts. Other product lines include, but are not limited to, urethane casting as well as in-house assistance, industrial design, and engineering services. Our revenue is generated from a diverse customer base, with no single customer representing more than 4.0% and 6.4% of our revenue in 2020 and 2019, respectively, and 5.4% of our revenue for the nine months ended September 30, 2021. Our historical and current efforts to increase revenue have been directed at gaining new customers and selling to our existing customer base by increasing marketing and selling activities, including:

•	Capitalizing on outsourcing trends in prototyping and low-to-medium volume manufacturing

•	Increased penetration of our existing customer base and expansion through new enterprise-level corporate customers

•	Further expansion of our “land and expand” customer relationship model

•	Expanded offering of additive manufacturing services

•	Further expansion of our software and digital capabilities

•	Promotion of customer supply chain consolidation synergies with quality and rapid turnaround times

•	Completion of eight strategic acquisitions to expand capabilities and expertise, add scale, and increase our customer-base

•	Continued pursuit of strategic acquisitions

The economic uncertainty arising from the COVID-19 pandemic has impacted the number of customers who purchase our products. However, our acquisition-related activities have offset such impact and we expect the number of customers served to grow in the long-term despite the challenges posed by the COVID-19 pandemic on the global economy. Although steps taken by national and local governments to slow the spread of the virus, including business shutdowns and shelter in place orders, hindered our customer’s ability to proceed with some development and commercialization projects on the same scale as they have historically, we are seeing significant improvements in the marketplace as vaccination and reopening efforts take effect. We believe some of the Industry 4.0 trends, including opportunities from reshoring and our supply chain management services, will further offset and limit the impacts of the COVID-19 pandemic going forward.

Cost of Revenue, Gross Profit and Gross Margin

Cost of revenue consists primarily of raw materials, equipment depreciation, employee compensation including benefits, facilities costs and overhead allocations associated with the manufacturing process for molds, tools, and custom parts. We expect our personnel-related costs to increase in order to retain and attract top talent and remain competitive in the market. Overall, we expect cost of revenue to increase in absolute dollars, but remain relatively constant as a percentage of total revenue.

Our business model requires that we invest in our manufacturing capacity well in advance of demand to ensure we can meet customer expectations for quick delivery of our products. Therefore, during each of period presented, we have made significant investments in equipment and infrastructure as well as software development and IT. As we expect to continue to grow in future periods, we anticipate the need for additional investments in equipment and software development. However, we believe that these additional costs will be offset by increased revenue growth, economies of scale, and a migration to a multiple-shift manufacturing system, which will maximize plant utilization and help realize operating efficiencies, allowing us to improve our margins over time.

We define gross profit as our revenue less our cost of revenue, and we define gross margin as gross profit expressed as a percentage of revenue. Our gross profit and gross margin are affected by many factors, including our mix of revenue by product line, pricing, sales volume, manufacturing costs, the costs associated with increasing production capacity, the mix between domestic and foreign revenue sources and foreign exchange rates.

Operating Expenses

Operating expenses consist of selling, general, and administrative expenses, which consists primarily of employee compensation, benefits, stock-based compensation, professional service fees related to accounting, tax and legal and other related overhead as well as depreciation and amortization related to the declining residual value of our tangible and intangible assets. Our recent growth in selling, general and administrative expenses is mainly due to higher headcounts and transaction costs to support our growth and expansion, and we expect that trend to continue. Our business strategy is to continue to build a leading digital manufacturing platform aligned with Industry 4.0 trends, utilizing e-commerce, automation, and data sharing in smart factories to produce quick- turn, on-demand custom parts. In order to achieve our goals, we anticipate continued substantial investments in technology and personnel, resulting in increased operating expenses. We expect our operating expenses to increase on an absolute basis and as a percentage of revenue as we continue to grow and expand our operations and develop the infrastructure necessary to operate as a public company. These expenses will include increased audit and legal fees, costs of compliance with securities and other regulations, implementation costs for compliance with the provisions of the Sarbanes-Oxley Act, investor relations expense and higher insurance premiums.

Our recent increase in depreciation and amortization expenses is mainly due to our continued acquisition strategy to support our growth and expansion, and we expect that trend to continue as well. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the individual assets. Leasehold improvements are amortized over the shorter of the useful life or the lease.

Other Expense, Net

Other expense, net, which consists of interest expense, other expense and other income primarily consists of gain/loss on the sale of assets, foreign currency-related gains and losses, interest expense from servicing debt, and interest income on cash balances and investments as well as acquisition-related expenses and changes in fair value of contingent consideration. Our gain/loss on the sale of assets will vary each reporting period depending on occurrence of activity. Our foreign currency-related gains and losses will vary each reporting period depending upon movements in underlying exchange rates. Our interest expense will vary each reporting period based on the current level of variable interest rates associated with our outstanding debt obligations. Our interest income will vary each reporting period depending on our average cash balances during the period, composition of our marketable security portfolio and the current level of interest rates. Our acquisition-related expenses will vary each period based on activity and the appropriate treatment method of related costs. The fair value of our contingent consideration is subject to change each reporting period due to remeasurement under U.S. GAAP.

Income Taxes

Provision for income taxes primarily consists of federal and state income taxes for taxable subsidiaries. As we expand the scale of our business activities, any changes in the U.S. taxation of such activities may increase our overall provision for income taxes in the future. We currently do not have a valuation allowance for our U.S. deferred tax assets, including federal and state net operating losses (“NOLs”). No income tax expense or benefits have been recognized associated with uncertain tax positions.

Results of Operations

Comparison of the Nine months Ended September 30, 2021 and 2020

The following table summarizes our results of operations and the related changes for the periods indicated. The results below are not necessarily indicative of the results for future periods.

	Nine Months Ended September 30,
($ in thousands)	2021		2020		Change
	$	% of Total Revenue	$	% of Total Revenue	$	%
Revenue	$107,887	100%	$42,249	100%	$65,638	155%
Cost of revenue	61,749	57	22,637	54	39,112	173

Gross profit	46,138	43	19,612	46	26,526	135
Operating expenses:
Selling, general and administrative	29,470	27	13,484	32	15,986	119
Depreciation and amortization	9,327	9	2,797	7	6,530	233

Total operating expenses	38,797	36	16,281	39	22,516	138

Operating income	7,341	7	3,331	8	4,010	120

Interest expense and other expense (income)
Interest expense	8,800	8	2,335	6	6,465	277
Other expense	9,007	8	2,524	6	6,483	257
Other income	(3,215)	(3)	(423)	(1)	(2,792)	660

Total other expense, net	14,592	14	4,436	10	10,156	229

Net loss before income taxes	(7,251)	(7)	(1,105)	(3)	(6,146)	556

Provision for income taxes	807	1	—	0	807	100

Net loss	$(8,058)	(7%)	$(1,105)	(3%)	$(6,953)	629%

Revenue by product line and the related changes for the nine months ended September 30, 2021 and 2020 is summarized as follows:

	Nine Months Ended September 30,
($ in thousands)	2021		2020		Change
	$	% of Total Revenue	$	% of Total Revenue	$	%
Revenue
Additive manufacturing	$13,322	12%	$12,755	30%	$567	4%
Injection molding	20,941	18%	13,338	32%	7,603	57%
CNC machining	30,063	28%	8,093	19%	21,970	271%
Precision sheet metal	38,494	36%	4,150	10%	34,344	828%
Other revenue	5,067	5%	3,913	9%	1,154	29%

Total revenue	$107,887	100%	$42,249	100%	$65,638	155%

Revenue for the nine months ended September 30, 2021 grew by $65.6 million or 155% compared with the same period in 2020, of which $1.9 million was organic and $63.7 million was inorganic through acquisition-related activity.

For the nine months ended September 30, 2021, our revenue growth by product line consisted of organic and inorganic growth as follows. Our additive revenue increased by $0.6 million, or 4%, of which 100% was organic revenue. Our injection molding revenue grew by $7.6 million, or 57%, of which 41% was organic and 59% was inorganic, driven by the Summit acquisition. Our CNC machining revenue grew by $22.0 million, or 271%, of which 100% of growth was inorganic driven by the Dahlquist Machine, LLC, Mark Two, PPC, MPC, Centex, and Laser acquisitions. Our precision sheet metal revenue grew by $34.3 million, or 828%, of which 100% was inorganic, driven by the Incodema, LLC, Newchem, LLC, and Majestic acquisitions. Our other revenue grew by $1.2 million, or 29%, of which 100% was organic.

Our revenue increase in 2021 was the result of an increase in the volume of customers we served, primarily through acquisition-related activity as noted above. See Note 3—Business Combinations in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for further information. We expect the number of customers served to grow in the long-term despite the challenges posed by the COVID-19 pandemic on the global economy. Steps taken by national and local governments to slow the spread of the virus, including business shutdowns and shelter in place orders, have hindered the ability and willingness of customers to proceed with development and commercialization projects on the same scale as they have historically. At this time, it is difficult to predict the future given the current economic uncertainty and evolving market conditions.

Cost of Revenue, Gross Profit and Gross Margin

Cost of Revenue. Cost of revenue increased $39.1 million, or 173%, for the nine months ended September 30, 2021 compared to the same period in 2020, which was approximately the same rate of revenue increase for the periods. The increase in cost of revenue was primarily driven by sales volume growth resulting from acquisition-related activities during the period. See Note 3—Business Combinations in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for further information.

Gross Profit and Gross Margin. Gross profit increased from $19.6 million for the nine months ended September 30, 2020 to $46.1 million for the same period in 2021 primarily due to an increase in revenue mainly attributable to sales volume growth resulting from acquisition-related activities during the period. Gross margin decreased from 46% of revenue for the nine months ended September 30, 2020 to 43% of revenue for the same period in 2021.

Operating Expenses

Selling, general, and administrative. Our selling, general, and administrative expense increased $16.0 million, or 119%, for the nine months ended September 30, 2021 compared to the same period in 2020 due to increases in salaries, wages, and commissions as well as digital marketing and professional fees driven by acquisition-related activities during the period. See Note 3—Business Combinations in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for further information.

Depreciation and amortization. Our depreciation and amortization expense increased $6.5 million, or 233%, for the nine months ended September 30, 2021 compared to the same period in 2020 due to increased fixed and intangible assets acquired with finite useful lives. The increases were primarily driven by acquisition-related activities during the period. See Note 3—Business Combinations in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for further information.

Income from Operations

Income from operations increased $4.0 million, or 120%, for the nine months ended September 30, 2021 compared with the same period in 2020. The increase in income from operations is primarily driven by the increases in revenue.

Other Expense, Net

We recognized other expense, net of $14.6 million for the nine months ended September 30, 2021, an increase of $10.2 million compared to other expense, net of $4.4 million for the same period in 2020. Other expense, net primarily consisted of $8.8 million and $2.3 million in interest expense, $9.0 million and $2.5 million in other expense, partially offset by $3.2 million and $0.4 million in other income for the nine months ended September 30, 2021 and 2020, respectively. The increase in interest expense during the current period was driven by debt-related activities during 2021 and 2020 in relation to acquisition-related activities in each respective period. See Note 3—Business Combinations and Note 8—Debt in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for further information. The increase in other expense during the current period was driven by acquisition-related activities in each respective period. See Note 3—Business Combinations in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for further information. The increase in other income during the current period was driven by the change in fair value on contingent consideration and Paycheck Protection Program (“PPP”) loan forgiveness. See Note 8—Debt and Note 12—Fair Value Measurement in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for further information.

Income Taxes

The Company’s effective income tax rate was 11.1% for the nine months ended September 30, 2021 compared with 0.0% in the same period in 2020, and the Company’s income tax expense was $0.8 million and $0.0 million for the periods, respectively. Refer to Note 14—Income Taxes in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for further information.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our results of operations and the related changes for the periods indicated. The results below are not necessarily indicative of the results for future periods.

	Year Ended December 31,
($ in thousands)	2020		2019		Change
	$	% of Total Revenue	$	% of Total Revenue	$	%
Revenue	$61,289	100%	$20,618	100%	$40,671	197%
Cost of revenue	32,815	54	10,696	52	22,119	207%

Gross profit	28,474	46	9,922	48	18,552	187%
Operating expenses:
Selling, general and administrative	22,197	36	8,474	41	13,723	162%
Depreciation and amortization	4,825	8	1,605	8	3,220	201%

Total operating expenses	27,022	44	10,079	49	16,943	168%

Operating income (loss)	1,452	2	(157)	(1)	1,609	(1,025)%

Interest expense and other expense (income)
Interest expense	3,665	6	1,616	8	2,049	127%
Other expense	6,335	10	3,187	15	3,148	99%
Other income	(585)	(1)	(189)	(1)	(396)	210%

Total other expense, net	9,415	15	4,614	22	4,801	104%

Net loss	$(7,963)	(13%)	$(4,771)	(23%)	$(3,192)	67%

Revenue by product line and the related changes for 2020 and 2019 is summarized as follows:

	Year Ended December 31,
($ in thousands)	2020		2019		Change
	$	% of Total Revenue	$	% of Total Revenue	$	%
Revenue
Additive manufacturing	$19,032	31%	$11,461	56%	$7,571	66%
Injection molding	17,093	28	2,056	10	15,037	731
CNC machining	9,173	15	3,833	19	5,340	139
Precision sheet metal	9,811	16	—	0	9,811	0
Other revenue	6,180	10	3,268	15	2,912	89

Total revenue	$61,289	100%	$20,618	100%	$40,671	197%

Revenue for the year ended December 31, 2020 grew by $40.7 million or 197% compared with 2019, of which 14% was organic and 86% was inorganic through acquisition-related activity. Our organic revenue was $19.4 million and $13.5 million or 32% and 66% of total revenue for the years ended December 31, 2020 and 2019, respectively.

For the year ended December 31, 2020, our revenue growth by product line consisted of organic and inorganic growth as follows. Our additive revenue grew by $7.6 million, or 66%, of which 14% was organic and 86% was inorganic, driven by $5.9 million from the FATHOM acquisition. Our injection molding revenue grew by $15.0 million, or 731%, of which 10% was organic and 90% was inorganic, driven by $10.1 million from the ICOMold acquisition and $3.4 million from the FATHOM acquisition. Our CNC machining revenue grew by $5.3 million, or 139%, of which 40% was organic and 60% was inorganic, driven by $2.7 million from the FATHOM acquisition. Our precision sheet metal revenue grew by $9.8 million, of which 100% was inorganic, driven by $6.5 million from the Incodema, LLC acquisition, $2.4 million from the Newchem, LLC acquisition, and $0.9 million from the Majestic Metals acquisition. Our other revenue grew by $2.9 million, or 89%, of which 41% was organic and 59% was inorganic, driven by the Incodema, LLC and FATHOM acquisitions.

Our revenue increase in 2020 was the result of an increase in the volume of customers we served, primarily through acquisition-related activity as noted above. See Note 3—Business Combination in the accompanying Notes to the audited Consolidated Financial Statements for further information. We expect the number of customers served to grow in the long-term despite the challenges posed by the COVID-19 pandemic on the global economy. Steps taken by national and local governments to slow the spread of the virus, including business shutdowns and shelter in place orders, have hindered the ability and willingness of customers to proceed with development and commercialization projects on the same scale as they have historically. At this time, it is difficult to predict the future given the current economic uncertainty and evolving market conditions.

Cost of Revenue, Gross Profit and Gross Margin

Cost of Revenue. Cost of revenue increased $22.1 million, or 207%, for 2020 compared to 2019, which was more than the rate of revenue increase of 197% for 2020 compared to 2019. The increases were driven by raw material increases of $13.4 million as well as outsourced services and subcontract services increases of $5.5 million. The increase in cost of revenue was primarily driven by acquisition-related activities during the period. See Note 3—Business Combination in the accompanying Notes to the audited Consolidated Financial Statements for further information.

Gross Profit and Gross Margin. Gross profit increased from $9.9 million in 2019 to $28.5 million in 2020 primarily due to an increase in revenue mainly attributable to an increase in Injection Molding and CNC Machining revenue for FATHOM and revenue from sales of parts for ICOMold as compared to 2019. Gross margin decreased from 48% of revenue in 2019 to 46% of revenue in 2020 due to an increase of direct materials cost of ICOMold and MCT as compared to 2019.

Operating Expenses

Selling, general, and administrative. Our selling, general, and administrative expense increased $13.7 million, or 162%, for 2020 compared to 2019 due to an increase in salaries, wages and commissions of $5.9 million, an increase in advertising and marketing costs of $1.0 million, and an increase in professional fee expenses of $1.2 million. The increases in salaries, wages, and commissions as well as professional fees was primarily driven by acquisition-related activities during the period. See Note 3—Business Combination in the accompanying Notes to the audited Consolidated Financial Statements for further information.

Depreciation and amortization. Our depreciation and amortization expense increased $3.2 million, or 201%, for 2020 compared to 2019 due to increased fixed and intangible assets acquired with finite useful lives. The increases were primarily driven by acquisition-related activities during the period. See Note 3—Business Combination in the accompanying Notes to the audited Consolidated Financial Statements for further information.

Income from Operations

Income from operations increased $1.6 million, or 1,025%, for 2020 compared with 2019. The increase in income from operations is primarily driven by the increases in revenue.

Other Expense, Net

We recognized other expense, net of $9.4 million in 2020, an increase of $4.8 million compared to other expense, net of $4.6 million for 2019. Other expense, net for 2020 primarily consisted of $3.4 million in interest expense and $3.1 million in acquisition expenses. Other expense, net for 2019 primarily consisted of $1.5 million in interest expense and $2.0 million in acquisition expenses. The increase in interest expense during the current period was driven by debt-related activities during 2020 and 2019 in relation to acquisition-related activities in each respective period. See Note 3—Business Combination and Note 8—Long-term Debt in the accompanying Notes to the audited Consolidated Financial Statements for further information.

Liquidity and Capital Resources

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital and capital expenditure needs, contractual obligations and other commitments, with cash flows from operations and other sources of funding. Our current working capital needs relate mainly to our growth strategies, including business combination activity, capital equipment investments, and business development efforts, as well as compensation and benefits of our employees. In addition, under our credit agreements, the Company is subject to various financial covenants, including quarterly fixed-charge coverage ratio; total leverage ratio; and minimum adjusted earnings before interest, taxes, depreciation, and amortization EBITDA. As of the Nine months Ended September 30, 2021, the Company has remained in compliance with all covenant requirements. Our ability to expand and grow our business will depend on many factors, including our working capital needs and the evolution of our operating cash flows.

In addition, as of September 30, 2021 we have contingent consideration payable to former shareholders of $8.6 million related to acquisitions made in 2020 and 2021. This amount represents our best estimate of the fair value of the contingent consideration that will ultimately be paid in future periods as of the period ended September 30, 2021. However, the amount could be materially higher or lower depending on future economic performance of the acquired businesses. See Note 12—Fair Value Measurement in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for further information.

We had $10.5 million in cash as of September 30, 2021. We believe our operating cash flows, together with amounts available under the New Credit Agreement, our cash on hand, including the cash we have obtained from the New Credit Agreement as a result of the Business Combination, will be sufficient to meet our working capital and capital expenditure requirements.

We may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated regulatory developments, significant acquisitions and competitive pressures. We expect our capital expenditures and working capital requirements to continue to increase in the immediate future, as we seek to expand our product offerings across more of the United States. Our recent annual capital expenditures have varied between 3.0% and 4.0% of annual revenue. We believe future growth capital expenditures, excluding any expenditures for buildings and maintenance capital we might purchase for our operations, are likely to vary between approximately 3.0% and 5.0% of annual revenue. To the extent that our current resources are insufficient to satisfy our cash requirements, we may need to seek additional equity or debt financing. If the needed financing is not available, or if the terms of financing are less desirable than we expect, we may be forced to decrease our level of investment in new product launches and related marketing initiatives or to scale back our existing operations, which could have an adverse impact on our business and financial prospects. See Note 3—Business Combination to our audited Consolidated Financial Statements and unaudited Condensed Consolidated Financial Statements included elsewhere in this prospectus.

Borrowings and Lines of Credit

We had $170.3 million in total debt outstanding as of September 30, 2021. Our debt has primarily been used in the financing of our business combinations.

On August 31, 2018, the Company entered into a $15 million term loan, a $10 million delayed draw term loan, and a revolving credit agreement permitting aggregate borrowings of up to $1.5 million with a bank that provided a secured, unsubordinated term loan credit facility with a maturity of August 23, 2023. On December 2,

2019, the Company entered into the third amendment to the 2018 Credit Facilities. Pursuant to the amendment, an additional $15 million term loan was issued as part of financing for the ICOMold acquisition as described in Note 3—Business Combination to our audited Consolidated Financial Statements. Collectively, this debt is referred to as the “2018 and 2019 Credit Facilities.” On August 18, 2020, the Company drew $2 million on the delayed draw term loan as part of financing for the GPI acquisition as described in Note 3—Business Combination to our audited Consolidated Financial Statements.

On July 27, 2020, the Company entered into a $34.5 million secured, unsubordinated credit facility (the “2020 Credit Facilities”) with a financial institution, consisting of a $19.5 million term loan and a $15 million delayed draw term loan, with a maturity of July 27, 2026. At closing, $19.5 million was funded and along with cash on the Company’s balance sheet, used to finance the acquisition of Incodema, LLC and Newchem, LLC as discussed in Note 3—Business Combination to our audited Consolidated Financial Statements. On December 16, 2020, the Company entered into the first amendment to the 2020 Credit Facility. Pursuant to the amendment, the availability on the delayed draw term loan was increased to $40.5 million and was drawn on as part of the financing as part of the Dahlquist Machine, LLC, Mark Two, and Majestic Metals as discussed in Note 3—Business Combination to our audited Consolidated Financial Statements.

During the year ended December 31, 2020, the Company received a PPP loan in the amount of $1.6 million through the Small Business Administration (SBA) under the Coronavirus Aid, Relief, and Economic Security (CARES). All PPP loans have been forgiven as of September 30, 2021.

On April 30, 2021, the Company completed a financing transaction whereby it issued a $172 million term loan due April 2022 (the “2021 Term Loan”) in order to finance the acquisitions of Centex Machine and Welding, Inc. (“Centex”), Laser Manufacturing, Inc. (“Laser”), Sureshot Precision, LLC d/b/a Micropulse West (“Micropulse West”), and Precision Process Corporation (“PPC”), as well as to refinance the Company’s existing debt, as described above and in Note 8—Long-Term Debt and Note 20—Subsequent Events in the accompanying Notes to the audited Consolidated Financial Statements.

To address the upcoming maturity of the 2021 Term Loan and a lack of sufficient cash on hand and cash flow from operations to repay the Term Loan, the Company has entered into a new credit facility with its existing creditors (the “New Credit Agreement”). The New Credit Agreement includes a $50 million revolving credit facility and $125 million term loan and matures in 2026. The proceeds from these loans were used to repay the 2021 Term Loan.

Cash Flows

The following table summarizes our cash flows for the each of the periods presented:

	Nine months Ended September 30,		Year Ended December 31,
($ in thousands)	2021	2020	2020	2019
Cash provided by (used in):
Operating activities	$1,737	$2,789	$1,870	$(591)
Investing activities	(74,076)	(41,693)	(96,038)	(44,368)
Financing activities	74,682	44,335	101,330	43,766

Net increase (decrease) in cash	$2,343	$5,431	$7,162	$(1,193)

Sources of Liquidity

We finance our operations and capital expenditures through cash flows from operations while our acquisition-related activities are primarily financed through the issuance of long-term debt as discussed above. We had cash of $10.5 million as of September 30, 2021, an increase of $4.1 million from September 30, 2020.

The increase in our cash was due primarily to cash generated through obtaining additional debt financing offset by cash used for acquisitions.

As of September 30, 2021, the amount of cash held by foreign subsidiaries was $0.5 million. Our intent is to continue to permanently reinvest these funds outside the U.S. and our current plans do not demonstrate a need to repatriate them to fund our domestic operations.

Cash Flows from Operating Activities

The cash flow from operating activities for the nine months ended September 30, 2021 compared to the same period in 2020 decreased $1.1 million due to a greater net loss reported in the period resulting from higher operating expenses, as well as a carrying a higher accounts payable balance at the end of the period, both of which were driven by acquisition and integration-related activities. These drivers were partially offset by the changes in receivables.

The cash flow from operating activities during 2020 compared to 2019 increased $2.5 million due to increases in revenue from new product lines, which were partially offset by increased costs associated with these new product lines.

Cash Flows used in Investing Activities

Cash used in investing activities was $74.1 million for the nine months ended September 30, 2021 compared to $41.7 million for the nine months ended September 30, 2020 with the increase due to cash used for the acquisitions of Summit, Centex, Laser, Micropulse West, and PPC.

Cash used in investing activities was $96.0 million for the year ended December 31, 2020 compared to $44.4 million for the year ended December 31, 2019 with the increase due to cash used for the acquisitions of Incodema, LLC, Newchem, LLC, Dahlquist Machine, LLC, Mark Two and Majestic Metals.

Cash Flows from Financing Activities

Cash generated from financing activities was $74.7 million for the nine months ended September 30, 2021, consisting of $183.5 million in proceeds from the issuance of new debt, partially offset by $104.1 million in repayments on debt, $1.7 million in debt issuance cost payments, and $3.0 million in contingent considerations payments. Cash generated in financing activities was $44.3 million for the nine months ended September 30, 2020, consisting of $22.7 million in proceeds from the issuance of new debt and $21.6 million in proceeds from the issuance of members’ units. The increase in cash was driven by financing requirements for the acquisitions made by the Company in 2020 and 2021.

Cash generated in financing activities was $101.3 million for the year ended December 31, 2020, consisting of $65.1 million in proceeds from the issuance of new debt, and $40.5 million in proceeds from issuances of members’ units, partially offset by $1.7 million in repayments on debt and $1.4 million of payments for contingent considerations. Cash generated in financing activities was $43.8 million for the year ended December 31, 2019, consisting of $32.1 million in proceeds from issuances of members’ units and $16 million in proceeds from the issuance of new debt, partially offset by $3.5 million in payments for contingent considerations. The increase in cash was driven by financing requirements for the acquisitions made by the Company in 2020.

Contractual Obligations

We extend a variety of financial guarantees to third parties in support of our business. We also have obligations arising from environmental, health and safety, tax and employment matters. Circumstances that could cause the contingent obligations and liabilities arising from these arrangements to come to fruition include changes in an underlying transaction, non-performance under a contract or deterioration in the financial condition of the guaranteed party.

As of September 30, 2021, our contractual obligations and the effect such obligations are expected to have on our liquidity and cash flows in future periods were as follows:

($ in thousands)	Total	Less than 1 Year	2 to 3 Years	4 to 5 Years	Thereafter
Operating leases	$14,659	$3,683	$6,201	$2,738	$2,037
Contingent consideration	8,630	6,330	2,300	—	—
Debt — principal	172,000	172,000	—	—	—
Interest on debt	8,338	8,338	—	—	—

Total contractual obligations	$203,627	$190,351	$8,501	$2,738	$2,037

Our commitments for operating leases relate to future contractual payments on our leases for land and buildings, vehicles and machinery and equipment at our United States manufacturing facilities and our China manufacturing facility.

Debt includes current maturities. See Note 8—Debt in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements.

Interest on debt represents our best estimate of future interest payments based on contractual terms. This amount could be materially higher or lower depending on future interest rate fluctuations and their impact on our variable rate debt. See Note 8—Debt in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements.

Contingent consideration relates to amounts payable to former shareholders as a result of acquisitions made in 2020 and 2021. This amount represents our best estimate of the fair value of the contingent consideration that will ultimately be paid in future periods as of the period September 30, 2021. However, the amount could be materially higher or lower depending on future economic performance of the acquired businesses. See Footnote 12—Fair Value Measurement in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for further information.

Off-Balance Sheet Arrangements

Since our inception, we have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Critical Accounting Policies and Use of Estimates

Preparation of our financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, sales and expenses. Note 2—Significant Accounting Policies in the accompanying Notes to the audited Consolidated Financial Statements describes the significant accounting policies used in preparation of the Consolidated Financial Statements. We believe that the most complex and sensitive judgments, because of their potential significance to the Consolidated Financial Statements, result primarily from the need to make estimates about the effects of matters that are inherently uncertain and are described subsequently. Actual results could differ from management’s estimates.

Business Combinations

We account for business acquisitions in accordance with ASC 805, Business Combinations. We measure the cost of an acquisition as the aggregate of the acquisition date fair values of the assets transferred and liabilities assumed and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. We record goodwill for the excess of (i) the total costs of acquisition, fair value of any non-controlling interests and acquisition date fair value of any previously held equity interest in the acquired business over (ii) the fair value of the identifiable net assets of the acquired business.

The acquisition method of accounting requires us to exercise judgment and make estimates and assumptions based on available information regarding the fair values of the elements of a business combination as of the date of acquisition, including the fair values of identifiable intangible assets, deferred tax asset valuation allowances, liabilities related to uncertain tax positions and contingencies. We must also refine these estimates over a one-year measurement period, to reflect any new information obtained about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date. If we are required to retroactively adjust provisional amounts that we have recorded for the fair value of assets and liabilities in connection with an acquisition, these adjustments could materially impact our results of operations and financial position. Estimates and assumptions that we must make in estimating the fair value of future acquired technology, user lists and other identifiable intangible assets include future cash flows that we expect to generate from the acquired assets. If the subsequent actual results and updated projections of the underlying business activity change compared with the assumptions and projections used to develop these values, we could record impairment charges. In addition, we have estimated the economic lives of certain acquired assets and these lives are used to calculate depreciation and amortization expense. If our estimates of the economic lives change, depreciation or amortization expenses could be accelerated or slowed, which could materially impact our results of operations.

Goodwill and Intangible Assets

We recognize goodwill in accordance with ASC 350, Intangibles—Goodwill and Other. Goodwill is the excess of cost of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. Goodwill is tested for impairment annually as of October 1st of each year, and is tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. An impairment charge for goodwill is recognized only when the estimated fair value of a reporting unit, including goodwill, is less than its carrying amount. In 2020, we performed a qualitative and quantitative analysis based on the significance of the fair value over the carrying value in prior period assessments. As of December 31, 2020 and September 30, 2021, no impairment charges for goodwill have been recognized.

We recognize intangibles assets in accordance with ASC 350, Intangibles—Goodwill and Other. Acquired intangible assets subject to amortization are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. Assets not subject to amortization are tested for impairment at least annually. As of December 31, 2020 and September 30, 2021, no impairment charges for intangible assets have been recognized.

The estimates of fair value are based on the best information available as of the date of the assessment, which primarily incorporates management assumptions about expected future cash flows. Although these assets are not currently impaired, there can be no assurance that future impairments will not occur. See Note 3—Business Combination and Note 7—Goodwill and Intangible Assets in the accompanying Notes to the audited Consolidated Financial Statements and Note 3—Business Combination and Note 7—Goodwill and Intangible Assets in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for further information.

Revenue Recognition from Contracts with Customers

On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective approach. Most of the Company’s revenue has one performance obligation and is recognized on a point-in-time basis upon shipment. The majority of the Company’s injection molding contracts have multiple performance obligations including one obligation to produce the mold and sample part and a second obligation to produce production parts. For injection molding contracts with multiple performance obligations, the Company allocates revenue to each performance obligation based on its relative standalone selling price and recognizes revenue for each performance obligation on a point-in-time basis upon shipment. We generally determine standalone selling price based on the price charged to customers. The Company’s payments terms are consistent with industry standards and never exceed 12 months. The adoption of ASC 606 did not have a material impact on our Consolidated Financial Statements.

Contingent Liabilities

Our contingent liabilities, which are included within the “other long-term liabilities” caption on our consolidated balance sheets, are uncertain by nature and their estimation requires significant management judgment as to the probability and estimation of the amount of liability. These contingencies include, but may not be limited to, earnout payments, litigation, and management’s evaluation of complex laws and regulations, including those relating to indirect taxes, and the extent to which they may apply to our business and industry. See Note 17—Fair Value Measurement and Note 18—Commitments and Contingencies in the accompanying Notes to the audited Consolidated Financial Statements and Note 12—Fair Value Measurement and Note 13—Commitments and Contingencies in the accompanying Notes to the unaudited Condensed Consolidated Financial Statements for more information.

We regularly review our contingencies to determine whether the likelihood of la liability is probable and to assess whether a reasonable estimate of the liability can be made. Determination of whether a liability estimate can be made is a complex undertaking that considers the judgement of management, third-party research, the prospect of negotiation and interpretations by regulators and courts, among other information. When liabilities can be reasonably estimated, an estimated contingent liability is recorded. We continually reevaluate our indirect tax and other positions for appropriateness.

Share-Based Compensation

We determine our share-based compensation in accordance with ASC 718, Compensation—Stock Compensation (ASC 718), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees based on the grant date fair value of the award.

Determining the appropriate fair value model and calculating the fair value of phantom award grants requires the input of subjective assumptions. We use the Black-Scholes pricing model to value our phantom awards. Share-based compensation expense is calculated using our best estimates, which involve inherent uncertainties and the application of management’s judgment. Significant estimates include our expected volatility. If different estimates and assumptions had been used, our phantom unit valuations could be significantly different and related share-based compensation expense may be materially impacted.

The Black-Scholes pricing model requires inputs such as the risk-free interest rate, expected term, expected volatility and expected dividend yield. We base the risk-free interest rate that we use in the Black-Scholes pricing model on zero coupon U.S. Treasury instruments with maturities similar to the expected term of the award being valued. The expected term of phantom awards is estimated from the vesting period of the award and represents the weighted average period that our phantom awards are expected to be outstanding. We estimated the volatility based on the historic volatility of our guideline companies, which we feel best represent our company. We have never paid and do not anticipate paying any cash dividends in the foreseeable future and, therefore, we use an expected dividend yield of zero in the pricing model. We account for forfeitures as they occur.

The fair value of each award granted was estimated on the date of grant for the periods below using the Black-Scholes pricing model with the following weighted-average assumptions:

	2020	2019
Risk-free interest rate	0.28%	2.24%
Expected term	4.65	4.47
Expected volatility	76.67%	73.55%
Expected dividend yield	0.00%	0.00%
Weighted average grant date fair value, time-vested units	$57.69	$98.37
Weighted average grant date fair value, performance-vested units	$49.96	$87.51

If in the future we determine that another method for calculating the fair value of our phantom awards is more reasonable, or if another method for calculating the above input assumptions is prescribed by authoritative guidance, the fair value calculated for our phantom awards could change significantly.

There are significant differences among valuation models, and this may result in a lack of comparability with other companies that use different models, methods and assumptions. If factors change and we employ different assumptions in the application of ASC 718 in future periods, or if we decide to use a different valuation model, such as a lattice model, the share-based compensation expense that we record in the future under ASC 718 may differ significantly from what we have recorded using the Black-Scholes pricing model and could materially affect our operating results.

We allocate share-based compensation expense for time-vested awards on a straight-line basis over the requisite service period. We recorded share-based compensation expense of $31 thousand and $22 thousand for the nine months ended September 30, and September 30, 2020, respectively. We recorded share-based compensation expense of $34 thousand and $21 thousand during 2020 and 2019, respectively. As of December 31, 2020, we had $554 thousand of unrecognized share- based compensation costs, net of estimated forfeitures, that is expected to be recognized over a weighted average period of 2.8 years.

Performance-vested awards are contingent on a change-in-control event or on the closing of a transaction with a special purpose acquisition company (SPAC). Recognition of share-based compensation expense for these awards is based on the likelihood of a change-in-control event or SPAC transaction being probable, which per U.S. GAAP is not considered probable until the such an event occurs.

In future periods, our share-based compensation expense is expected to increase due to the issuance additional share-based awards, potential for a change-in-control event, and our existing unrecognized share-based compensation.

Phantom Award Valuation

The fair value of our phantom units is used to determine the expense recognition of equity-based payments made to employees. Because we are a privately held company with no public market for our equity units, our board of directors has considered numerous objective and subjective factors in determining the value of phantom units in accordance with the guidance provided by the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. These objective and subjective factors include:

•	recent valuation analysis furnished by either an independent third-party valuation specialist or a professional investor in our company;

•	our stage of development;

•	actual and forecasted operating and financial performance;

•	our capital resources or financial condition;

•	trends and risks in our industry;

•	U.S. and global capital market conditions;

•	the preferences of our preferred and common units relative to those of common stock;

•	the lack of a public market for our equity units; and

•	the prospects for increased liquidity in our equity units through an initial public offering, sale of our company or otherwise.

Valuations that we have performed require significant use of estimates and assumptions. If different estimates and assumptions had been used, our equity unit valuations could be significantly different and related share-based compensation expense may be materially impacted.

The following table summarizes, by grant date, the number of vesting-type units underlying phantom awards granted since January 1, 2019 and the grant date fair value as of the respective valuation dates.

Grant Date	Valuation Date	Number of Performance- Vested Units	Grant Date Fair Value per Performance- Vested Unit	Number of Time-Vested Units	Grant Date Fair Value per Time-Vested Unit
1/18/19 and 4/8/19	1/1/2019	2,625	$101.21	875	$111.46
12/23/19 and 1/1/20	10/1/2019	938	49.14	312	61.72
8/15/20 and 12/1/20	10/1/2020	750	64.28	250	79.73
10/27/20 and 11/24/20	7/27/2020	3,750	47.09	1,250	53.28

In April 2021, our board of directors obtained valuation analyses as of each of the valuation dates noted in the table above from an independent third-party valuation specialist, which it utilized in part in connection with its fair value determination for the respective award grants. The January 1, 2019, October 1, 2019, and October 1, 2020 valuations dates relate to MCT Holdings, while the July 27, 2020 valuation date relates to Incodema Holdings. The approach for both entities was the same. In determining the fair value of our phantom units for these grants, our board used the market approach and income approach valuation methods that were also used by the third-party valuation specialist. Market approaches are a general way of determining a value indication of a business ownership interest or security by using one or more methods that compare the subject to similar businesses, business ownership interests, or securities that are publicly traded or have been sold. In the market approach, estimates of market value are developed by comparing our company to selected publicly traded companies or acquired companies that possess similar business risks and returns. On the basis of the comparative analysis, valuation multiples derived from the guideline companies are applied to financial data of our company to develop an indication of the enterprise value.

In the income approach, our board utilized the discounted cash flow method to determine an indication of value. In the discounted cash flow method, several years of future cash flows are estimated. These cash flows are then discounted to a present value using a discount rate that our board believed to be appropriate to compensate for the risk of attaining the projected cash flows. The discounted cash flow method is a multi-period income approach because it considers multiple years of income and cash flow. This valuation method is highly sensitive to projected future performance as well as selected terminal multiples and discount rates. A weighted average cost of capital of 15.9%, 14.9%, 23.5%, and 14% for each of the subsidiary valuation dates January 1, 2019, October 1, 2019, July 27, 2020, and October 1, 2020, respectively, were used in our board’s analysis. Our board believed the discounted cash flow method provided the most relevant indication of our company’s enterprise value given our projected growth. Our board concluded that it was appropriate to rely on the valuations as of each date for purposes of the respective grants in the table above, in large part based on its determination that there were no significant changes in our business, including our recent and forecasted financial results, between each of the grant dates and the date of their respective valuations.

Recently adopted accounting pronouncements

During the year ended 2020, the Company adopted the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which is intended to provide financial statement users with a single model for accounting for revenue arising from contracts with customers and supersedes previous revenue guidance, including industry-specific revenue guidance. The adoption of this guidance had no material impact on our Consolidated Financial Statements.

Recently issued accounting pronouncements

See Note 2—Significant Accounting Policies to our audited Consolidated Financial Statements included in this filing on Form 8-K for a description of recently issued accounting pronouncements applicable to our financial statements.

Emerging Growth Company Accounting Election

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Altimar II was an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period. Fathom is expected to remain an emerging growth company at least through the end of the 2021 fiscal year and is expected to continue to take advantage of the benefits of the extended transition period. This may make it difficult or impossible to compare Fathom financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions for emerging growth companies because of the potential differences in accounting standards used.

Supplemental Unaudited Pro Forma Combined Financial Information

Comparability of Pro Forma Financial Results

During 2019 we completed the acquisitions of FATHOM and ICOMold (the “2019 Acquisitions”). During 2020 we completed the acquisitions of Incodema, LLC, Newchem, LLC, GPI, Dahlquist Machine, LLC, Majestic Metals, and Mark Two (the “2020 Acquisitions” and together with the 2019 Acquisitions, the “Prior Acquisitions”). During 2021 we completed the acquisitions of Summit, Centex, Laser, Precision Process, and Micropulse West (the “2021 Acquisitions”) as discussed in further detail in Note 3—Business Combination in the accompanying Notes to the audited Consolidated Financial Statements and Interim Consolidated Financial Statements. The Prior Acquisitions and 2021 Acquisitions resulted in, among other things, a considerable increase in amortizable intangible assets and goodwill. The amortization of acquired intangibles has materially increased our consolidated depreciation and amortization expense for periods after the acquisition and is expected to continue to do so for the foreseeable future.

The preceding discussion of our results of operations for the twelve months ended December 30, 2019 and 2020 and for the nine months ended September 30, 2021 and 2020 includes the financial results of the Prior Acquisitions and 2021 Acquisitions from the date following the respective acquisitions through September 30, 2021. Accordingly, our consolidated results of operations for the twelve months ended December 31, 2020 and the nine months ended September 30, 2021 are not comparable to our consolidated results of operations for prior periods and may not be comparable with our consolidated results for future periods. To facilitate comparability between periods, we have included in this prospectus a supplemental discussion of our unaudited pro forma results of operations for the twelve months ended December 31, 2020 compared with the same period in 2019, and for the nine months ended September 30, 2021 compared with the same period in 2020.

The pro forma results for the years ended December 31, 2020 and 2019 were prepared giving effect to the Prior Acquisitions as if they had been consummated on January 1, 2019. The pro forma results for the nine months ended September 30, 2021 and 2020 were prepared giving effect to the 2020 Acquisitions and 2021 Acquisitions as if they had been consummated on January 1, 2020.

Unaudited Pro Forma Results for the Nine months Ended September 30, 2021 Compared to the Nine months Ended September 30, 2020

The following tables summarize our pro forma results of operations for the nine months ended September 30, 2021 and 2020. They are not the results that would have been realized had the Prior Acquisitions actually occurred on January 1, 2019 and the 2021 Acquisitions actually occurred on January 1, 2020 and are not indicative of our consolidated results of operations for future periods.

Nine months Ended September 30, 2021 Pro Forma Results

($ in thousands)	Fathom OpCo (1)	Summit (2)	Centex & Laser (2)	Precision Process (2)	Micropulse West (2)	Pro Forma Adjustments		Pro Forma Fathom OpCo
Revenue	$107,887	$404	$4,062	$3,771	$2,130	$—		$118,254
Cost of revenue	61,749	78	2,351	840	1,168	—		66,186

Gross profit	46,138	326	1,711	2,931	962	—		52,068
Operating expenses
Selling, general, and administrative	29,470	391	1,220	1,299	500	—		32,880
Depreciation and amortization	9,327	—	24	—	65	1,079	(a)	10,495

Total operating expenses	38,797	391	1,244	1,299	565	1,079		43,375

Operating income (loss)	7,341	(65)	467	1,632	397	(1,079)		8,693
Interest expense and other expense (income)
Interest expense/(income)	8,800	1	102	—	(1)	(8,902	)(b)	—
Other expense	9,007	419	—	1	11	—		9,438
Other (income)	(3,215)	—	(1,389)	(11)	741	—		(3,874)

Total other expenses, net	14,592	420	(1,287)	(10)	751	(8,902)		5,564

NET (LOSS) INCOME BEFORE INCOME TAXES	(7,251)	(485)	1,754	1,642	(354)	7,823		3,129

Provision for income taxes	807	—	22	39	—	—		868

NET (LOSS) INCOME	$(8,058)	$(485)	$1,732	$1,603	$(354)	$7,823		$2,261

(1)	Refers to the historical audited financial statements of Fathom OpCo.
(2)	Refers to the historical results of Summit, Centex, Laser, Precision Process, and Micropulse West prior to their respective acquisitions.

a)	Depreciation and Amortization

Adjustments to depreciation and amortization of $1.1 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets.

b)	Interest expense/(income)

Adjustments to eliminate interest expense of $8.9 million because the maturity of the loan issued to finance the 2021 Acquisitions is 12 months. Upon the acquisition of Fathom Opco by Fathom, long-term financing was issued.

Nine months Ended September 30, 2020 Pro Forma Results

($ in thousands)	Fathom OpCo(1)	Incodema, LLC(2)	Newchem, LLC(2)	GPI(2)	Dahlquist Machine, LLC(2)	Majestic Metals(2)	Mark Two(2)	Summit(2)	Centex & Laser(2)	Precision Process(2)	Micropulse West(2)	Pro Forma Adjustments(3)	Pro Forma Fathom OpCo
Revenue	$42,249	$8,161	$3,432	$674	$6,043	$17,234	$4,422	$5,035	$10,170	$7,481	$7,044	$—	$111,945
Cost of goods sold	22,637	2,762	1,926	288	3,026	11,046	2,273	1,118	5,815	2,199	4,075	1,063	58,228

Gross profit	19,612	5,399	1,506	386	3,017	6,188	2,149	3,917	4,355	5,282	2,969	(1,063)	53,717
Operating expenses
Selling, general, and administrative	13,484	4,211	1,323	355	1,064	2,304	1,889	3,093	1,978	2,718	918	—	33,337
Depreciation and amortization	2,797	174	75	219	27	107	—	—	441	—	—	7,394	11,234

Total operating expenses	16,281	4,385	1,398	574	1,091	2,411	1,889	3,093	2,419	2,718	918	7,394	44,571

Operating income (loss)	3,331	1,014	108	(188)	1,926	3,777	260	824	1,936	2,564	2,051	(8,457)	9,146
Interest expense and other expense (income)
Interest expense	2,335	118	34	—	(29)	(19)	39	68	277	—	19	4,129	6,971
Other expense	2,524	388	64	—	—	3	—	—	448	—	—	—	3,427
Other income	(423)	(16)	—	—	—	—	—	—	—	21	(2)	—	(420)

Total other expense, net	4,436	490	98	—	(29)	(16)	39	68	725	21	17	4,129	9,978

Net (loss) income before income taxes	(1,105)	524	10	(188)	1,955	3,793	221	756	1,211	2,543	2,034	(12,586)	(832)

Provision for income taxes	—	—	—	—	—	—	—	—	334	37	—	—	371

Net income	$(1,105)	$524	$10	$(188)	$1,955	$3,793	$221	$756	$877	$2,506	$2,034	$(12,586)	$(1,203)

(1)	Refers to the historical audited financial statements of Fathom OpCo.
(2)

Refers to the historical results of Incodema, LLC, Newchem, LLC, Dahlquist Machine, LLC, Majestic Metals, Mark Two, GPI, Summit, Centex, Laser, Precision Process, and Micropulse West prior to their respective acquisitions. See table below for further information. Refer to Note 3—Business Combination in the accompanying Notes to the audited Consolidated Financial Statements and Notes to the Interim Consolidated Financial Statements for dates of acquisitions.

(3)	Refer to Adjustments to Unaudited Pro Forma Consolidated Combined Financial Information.

The following adjustments are incorporated in the unaudited pro forma condensed combined financial information:

Cost of Revenue Adjustments to Cost of revenue is impacted by $1.1 million due to increased inventory balances caused by the non-cash impact of the step up to fair value of the inventory as if the step up related to the acquisitions referenced above had occurred on January 1 of the preceding year.

Depreciation and Amortization Adjustments to depreciation and amortization of $2.1 million and $5.3 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets, respectively.

Interest Expense Adjustments to interest expense of $4.1 million relate to adjustments to debt as if the debt had been outstanding as of January 1, 2020.

Nine months Ended Comparative Pro Forma Results

	Pro Forma (unaudited) Nine months Ended September 30,
($ in thousands)	2021	2020	$ Change	% Change
Revenue	$118,254	$111,945	$6,309	6%
Cost of revenue	66,186	58,228	7,958	14

Gross profit	52,068	53,717	(1,649)	(3)
Operating expenses
Selling, general, and administrative	32,880	33,337	(457)	(1)
Depreciation and amortization	10,495	11,234	(739)	(7)

Total operating expenses	43,375	44,571	(1,196)	(3)

Operating income (loss)	8,693	9,146	(453)	(5)
Interest expense and other expense (income)
Interest expense/(income)	—	6,971	(6,971)	(100)
Other expense	9,438	3,427	6,011	175
Other (income)	(3,874)	(420)	(3,454)	822

Total other expenses, net	5,564	9,978	(4,414)	(44)

Net income (loss) before income taxes	3,129	(832)	3,961	(476)

Provision for income taxes	868	371	497	134

Net income (loss)	$2,261	$(1,203)	$3,464	(288)%

Pro Forma Revenue by Product Line

Pro forma revenue by product line and the related changes for the nine months ended September 30, 2021 and 2020 is summarized as follows:

	Pro Forma (unaudited) Nine months Ended September 30,
($ in thousands)	2021		2020		Change
	$	% of Total Revenue	$	% of Total Revenue	$	%
Revenue
Additive manufacturing	13,316	11%	12,827	11%	489	4%
Injection molding	21,353	18%	17,962	16%	3,391	19%
CNC machining	40,331	34%	44,674	40%	(4,343)	(10%)
Precision sheet metal	38,189	32%	31,613	28%	6,576	21%
Other revenue	5,065	4%	4,869	4%	196	4%

Total revenue	118,254	100%	111,945	100%	6,309	6%

By product line, our revenue increase was driven by a 21% increase in Precision Sheet Metal revenue, a 19% increase in Injection Molding revenue, a 4% increase to Additive Manufacturing revenue, and a 4% increase in other revenue, offset by a 10% decrease in CNC machining revenue for the nine months ended September 30, 2021 compared with the same period in 2020.

Revenue. Pro forma revenue increased by $6.3 million, or 6%, to $118.3 million for the nine months ended September 30, 2021 from $111.9 million for the nine months ended September 30, 2020. Our revenue growth was driven by our strategic account focused sales and marketing strategy as well as increases to our injection molding product line, resulting from more hybridized customer solutions combining our additive and injection molding product lines, and our precision sheet metal product line.

Cost of revenue. Pro forma cost of revenue increased by $8.0 million, or 14%, to $66.2 million for the nine months ended September 30, 2021 from $58.2 million for the nine months ended September 30, 2020. This increase is driven by higher order volumes and modest raw material price increase compared to the prior year.

Selling, general, and administrative expenses. Pro forma selling, general, and administrative expenses decreased by $0.5 million, or 1%, to $32.9 million for the nine months ended September 30, 2021 from $33.3 million for the nine months ended September 30, 2020. This decrease was driven by utilities and professional services fee decreases.

Depreciation and amortization. Pro forma depreciation and amortization expense decreased by $0.7 million, or 7%, to $10.5 million for the nine months ended September 30, 2021 from $11.2 million for the nine months ended September 30, 2020. This decrease was primarily attributable to the consolidation of manufacturing for select acquired entities and the disposition and ending of service life of certain assets.

Interest expense. Pro forma interest expense decreased by $7.0 million, or 100%, for the nine months ended September 30, 2021 from the nine months ended September 30, 2020, because the debt would have been repaid.

Other expense. Pro forma other expense increased by $6.0 million to $9.4 million for the nine months ended September 30, 2021 from $3.4 million for the nine months ended September 30, 2020. This increase was driven by higher transaction expenses.

Other income. Pro forma other income increased by $3.5 million to $3.9 million for the nine months ended September 30, 2021 from $0.4 million for the nine months ended September 30, 2020. This increase was driven by the forgiveness of Paycheck Protection Program loans and the change in fair value of contingent consideration.

Income taxes. Pro forma income taxes increased by $0.5 million to $0.9 million for the nine months ended September 30, 2021 from $0.4 million for the nine months ended September 30, 2020. This decrease was driven primarily by a decrease in taxable income at certain entities.

Net income (loss). Pro forma net income increased by $3.4 million to $2.3 million for the nine months ended September 30, 2021 from a net loss of $1.2 million for the nine months ended September 30, 2020, for the reasons discussed above.

Unaudited Pro Forma Results for the Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019

The following tables summarize our pro forma results of operations for the years ended December 31, 2020 and 2019. They are not the results that would have been realized had the Prior Acquisitions actually occurred on January 1, 2019 and are not indicative of our consolidated results of operations for future periods.

2020 Pro Forma Results

($ in thousands)	Fathom OpCo (1)	Incodema, LLC (2)	Newchem, LLC (2)	GPI (2)	Dahlquist Machine, LLC (2)	Majestic Metals (2)	Mark Two (2)	Pro Forma Adjustments (3)	Fathom OpCo Pro Forma
Revenue	$61,289	$8,161	$3,432	$674	$7,853	$23,573	$5,601	—	$110,583
Cost of revenue	32,815	2,762	1,926	288	2,126	15,359	2,878	(649)	57,505

Gross profit	28,474	5,399	1,506	386	5,727	8,214	2,723	649	53,078
Operating expenses
Selling, general, and administrative	22,197	4,211	1,323	355	2,183	4,216	2,092	—	36,577
Depreciation and amortization	4,825	174	75	219	34	124	—	6,103	11,554

Total operating expenses	27,022	4,385	1,398	574	2,217	4,340	2,092	6,103	48,131

Operating income (loss)	1,452	1,014	108	(188)	3,510	3,874	631	(5,454)	4,947
Interest expense and other expense (income)
Interest expense/(income)	3,665	118	34	—	(35)	(19)	48	3,659	7,470
Other expense	6,335	388	64	—	—	2	971	—	7,760
Other (income)	(585)	(16)	—	—	(542)	(1,699)	—	—	(2,842)

Total other expenses, net	9,415	490	98	—	(577)	(1,716)	1,019	3,659	12,388

NET (LOSS) INCOME BEFORE INCOME TAXES	(7,963)	524	10	(188)	4,087	5,590	(388)	(9,113)	(7,441)
Provision for income taxes	—	—	—	—	—	—	—	—	—

NET (LOSS) INCOME	$(7,963)	$524	$10	$(188)	$4,087	$5,590	$(388)	$(9,113)	$(7,441)

(1)	Refers to the historical audited financial statements of Fathom OpCo.
(2)

Refers to the historical results of Incodema, LLC, Dahlquist Machine, LLC, Majestic Metals, Mark Two, Newchem, LLC, and GPI prior to their respective acquisitions. See table below for further information.

(3)	Refer to Adjustments to Unaudited Pro Forma Consolidated Combined Financial Information. The following adjustments are incorporated in the unaudited pro forma condensed combined financial information:

Cost of Revenue Adjustments to Cost of revenue is impacted by $0.6 million due to increased inventory balances caused by the non-cash impact of the step up to fair value of the inventory as if the step up related to the acquisitions referenced above had occurred on January 1 of the preceding year.

Depreciation and Amortization Adjustments to depreciation and amortization of $2.3 million and $3.8 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets, respectively.

Interest Expense Adjustments to interest expense of $3.7 million relate to adjustments to debt as if the debt had been outstanding as of January 1, 2019.

2019 Pro Forma Results

($ in thousands)	Fathom OpCo (1)	FATHOM (2)	ICOMold (2)	Incodema, LLC (2)	Newchem, LLC (2)	GPI (2)	Dahlquist Machine, LLC (2)	Majestic Metals (2)	Mark Two (2)	Pro Forma Adjustments (3)	Fathom OpCo Pro Forma
Revenue	$20,618	$13,444	$7,830	$9,810	$5,709	$2,007	$7,845	$26,046	$3,711	—	$97,020
Cost of revenue	10,696	7,508	3,162	4,179	2,919	687	3,075	18,073	2,192	1,302	53,793

Gross profit	9,922	5,936	4,668	5,631	2,790	1,320	4,770	7,973	1,519	(1,302)	43,227
Operating expenses
Selling, general, and administrative	8,474	6,737	2,206	2,286	1,481	216	1,708	3,267	2,023	—	28,398
Depreciation and amortization	1,605	31	55	321	173	331	785	149	139	8,709	12,298

Total operating expenses	10,079	6,768	2,261	2,607	1,654	547	2,493	3,416		8,709	40,696

Operating income (loss)	(157)	(832)	2,407	3,024	1,136	773	2,277	4,557		(10,011)	2,531
Interest expense and other expense (income)
Interest expense/(income)	1,616	126	—	126	80	—	(23)	(33)	48	4,923	6,863
Other expense	3,187	1,244	1,185	1,582	—	—	—	—	(61)	—	7,137
Other (income)	(189)	(8)	(23)	(42)	—	—	—	—	—	—	(262)

Total other expenses, net	4,614	1,362	1,162	1,666	80	—	(23)	(33)	(13)	4,923	13,738

NET (LOSS) INCOME BEFORE INCOME TAXES	(4,771)	(2,194)	1,245	1,358	1,056	773	2,300	4,590	(630)	(14,934)	(11,207)

Provision for income taxes	—	16	—	—	—	—	—	—	—	—	16

NET (LOSS) INCOME	$(4,771)	$(2,210)	$1,245	$1,358	$1,056	$773	$2,300	$4,590	$(630)	$(14,934)	$(11,223)

(1)	Refers to the historical audited financial statements of Fathom OpCo.
(2)

Refers to the historical results of FATHOM, ICOMold, Incodema, LLC, Newchem, LLC, GPI, Dahlquist Machine, LLC, Majestic Metals and Mark Two prior to their respective acquisitions. See table below for further information.

(3)	Adjustments are prepared under the same basis as the Unaudited Pro Forma Consolidated Combined Financial Information section.

The following adjustments are incorporated in the unaudited pro forma condensed combined financial information:

Cost of Revenue Cost of revenue is impacted by $0.6 million in adjustments to increase inventory balances caused by the non-cash impact of the step up to fair value of the inventory as if the step up related to the FATHOM and ICOMold acquisitions referenced above had occurred on January 1 of the preceding year and the step up related to the 2020 Acquisitions referenced above had occurred on January 1, 2019, and by $0.7 million in amortization expense related to the step up of fair value of intangible assets as if the 2020 Acquisitions referenced above had occurred on January 1, 2019.

Depreciation and Amortization Adjustments to depreciation and amortization of $2.1 million and $6.6 million represent the depreciation and amortization expense related to the step up of the fair value of real property and intangibles assets, respectively, as if the 2020 Acquisitions referenced above had occurred on January 1, 2019.

Interest Expense Adjustments to interest expense of $4.9 million relate to adjustments to debt as if the debt had been outstanding as of January 1, 2019.

Comparative Pro Forma Results

	2020	2019	$ Change	% Change
Revenue	$110,583	$97,020	$13,563	14%
Cost of revenue	57,505	53,793	3,712	7

Gross profit	53,078	43,227	9,851	23
Operating Expenses
Selling, general, and administrative	36,577	28,398	8,179	29
Depreciation and amortization	11,554	12,298	(744)	(6)

Total operating expenses	48,131	40,696	7,435	18

Operating income (loss)	4,947	2,531	2,416	95
Interest expense (income)
Interest expense	7,470	6,863	607	9
Other expense	7,760	7,137	623	9
Other income	(2,842)	(262)	(2,580)	n/m

Total other expense, net	12,388	13,738	(1,350)	(10)

Net (loss) income before income taxes	(7,441)	(11,207)	3,766	(34)

Provision for income taxes	—	16	(16)	(100)

Net (loss) Income	$(7,441)	$(11,223)	$3,782	(34)%

Pro Forma Revenue by Product Line

Pro Forma revenue by product line and the related changes for 2020 and 2019 is summarized as follows:

	Pro Forma (unaudited) Year Ended December 31,
($ in thousands)	2020		2019		Change
	$	% of Total Revenue	$	% of Total Revenue	$	%
Revenue
Additive manufacturing	$19,228	17%	$19,048	20%	$180	1%
Injection molding	17,269	16	12,074	12	5,195	43
CNC machining	22,739	21	18,076	19	4,663	26
Precision sheet metal	45,103	41	41,597	43	3,506	8
Other revenue	6,244	5	6,225	6	19	0

Total revenue	$110,583	100%	$97,020	100%	$13,563	14%

By product line, our revenue increase was driven by a 43% increase in Injection Molding revenue, a 26% increase in CNC Machining revenue, an 8% increase in Precision Sheet Metal, and a 1% increase in Additive Manufacturing revenue in each case for 2020 compared with 2019.

Revenue. Pro forma revenue increased by $13.6 million, or 14%, to $110.6 million in 2020 from $97.0 million in 2019. Our revenue growth was driven by our strategic account focused sales and marketing strategy as well as increases to our injection molding product line, resulting from more hybridized customer solutions combining our additive and injection molding product lines, and our CNC machining product line.

Cost of revenue. Pro forma cost of revenue increased by $3.7 million, or 7%, to $57.5 million in 2020 from $53.8 million in 2019. This increase is driven by higher order volumes and modest raw material price increase compared to the prior year.

Selling, general, and administrative expenses. Pro forma selling, general, and administrative expenses increased by $8.2 million, or 29%, to $36.6 million in 2020 from $28.4 million in 2019. This increase was driven by headcount growth and related fringe benefit costs as well as insurance, utilities, and professional services fee increases.

Depreciation and amortization. Pro forma depreciation and amortization expense decreased by $0.7 million, or 6%, to $11.5 million in 2020 from $12.3 million in 2019. This decrease was primarily attributable to the consolidation of manufacturing for select acquired entities and the disposition and ending of service life of certain assets.

Interest expense. Pro forma interest expense increased $0.6 million, or 9%, to $7.5 million in 2020 from $6.9 million in 2019 due to additional interest related to our outstanding credit facilities.

Other expense. Pro forma other expense increased by $0.6 million, or 9%, to $7.8 million in 2020 from $7.1 million in 2019. This increase was driven by lower transaction expenses.

Other income. Pro forma other income increased by $2.6 million to $2.8 million in 2020 from $0.2 million in 2019. This increase was driven by forgiveness of PPP loans.

Net income (loss). Pro forma net income (loss) decreased by $3.8 million, or 34%, to $(7.4) million in 2020 from $(11.2) million in 2019, for the reasons discussed above.

Quantitative and Qualitative Disclosure of Market Risks

We are exposed to fluctuations in foreign currency exchange rates and interest rates.

Foreign Currency Exposures

As a result of our foreign operations, we have revenue, expenses, assets and liabilities that are denominated in foreign currency. We generate revenue and incur production costs and operating expenses in Chinese Yuan.

Our operating results and cash flows are adversely impacted when the United States dollar appreciates relative to other foreign currencies. As we expand internationally, our results of operations and cash flows will become increasingly subject to changes in foreign currency exchange rates.

We have not used forward contracts or currency borrowings to hedge our exposure to foreign currency risk. Foreign currency risk can be assessed by estimating the change in results of operations or financial position resulting from a hypothetical 10% adverse change in foreign exchange rates. We believe such a change would generally not have a material impact on our financial position, or on our results of operations. We recognized foreign currency gain of $0.1 million for the nine months ended September 30, 2021, a foreign currency loss of $0.1 million for the year ended December 31, 2020 and no foreign currency activity for the year ended December 31, 2019.

Interest Rate Exposures

Our long-term debt consists of variable-rate instruments, which exposes us to changes in interest rates and may impact our pretax earnings and cash flows. At September 30, 2021, we had total variable rate debt outstanding under our New Credit Agreement of approximately $170 million. If the effective interest rate of our variable rate debt outstanding as of September 30, 2021 were to increase by 100 basis points (1%), our interest expense for the first nine months ended September 30, 2021 would increase by approximately $1.3 million. Currently, we do not hold any derivative contracts that hedge our interest rate exposures, but may consider such strategies in the future.

BUSINESS

Our Mission

Our mission is to accelerate manufacturing innovation for the most product driven companies in the world.

Business Overview

Fathom is a leading on-demand digital manufacturing platform in North America, providing comprehensive product development and on-demand manufacturing services to many of the largest and most innovative companies in the world. We have extensive expertise in both additive and traditional manufacturing, enabling our agile, technology-agnostic platform to blend manufacturing technologies and processes to deliver hybridized solutions designed to meet the specific needs of our customers. This flexible problem-solving approach empowers our customers to accelerate their product development cycles, reducing manufacturing lead times for low- to mid-volume production.

We combine diverse, scaled manufacturing capabilities and deep technical know-how to enable our customers to get to market faster, putting their design and product goals above the manufacturing limitations often imposed by other service providers. We pair our expertise and manufacturing capabilities with a unified proprietary suite of software – which becomes an extension of the customer’s digital product development and low- to mid-volume production threads. By continuously augmenting our software suite to stay in tune with evolving Industry 4.0 trends, we believe our platform is ideally suited to serve the product development and low- to mid-volume production parts needs of the largest and most innovative companies in the world.

Our differentiated strategy focuses on speed, problem solving, adaptive technical responsiveness, and a focus on manufacturing to meet customers’ design intent — allowing our customers to iterate faster and shorten their product development and production cycles from months to days.

Our deep technical expertise and integrated, software-driven approach underpin a comprehensive suite of capabilities, with over 25 unique manufacturing processes spread across 12 manufacturing facilities with nearly 450,000 sq. ft. of manufacturing capacity in the United States. Our scale and breadth of offering allows our customers to consolidate their supply chain and product development needs and to source through a single supplier. Fathom seamlessly blends in-house capabilities of 530+ advanced manufacturing systems across plastic and metal additive technologies (90+ industrial-grade systems), CNC machining, injection molding and tooling, precision sheet metal fabrication, and design engineering, catering to a broad set of end markets. Fathom’s manufacturing technologies and capacity are further extended through utilization of a selected group of highly qualified suppliers who specialize in injection molding and tooling and CNC machining.

With over 35 years of industry experience, Fathom is at the forefront of the Industry 4.0 digital manufacturing revolution, serving customers in the technology, defense, aerospace, medical, automotive and IOT sectors. Fathom’s certifications include: ISO 9001:2015, ISO 13485:2016, AS9100:2016, NIST 800-171 and ITAR registered.

Fathom is also a platform built for taking advantage of attractive future M&A opportunities. Fathom’s successful and proven acquisition strategy is enabled by our unique integration playbook including our proprietary software platform, which allows a streamlined integration of acquired companies. Over the past three years, we have successfully completed 13 acquisitions to bolster our operations and service offerings.

Fathom’s business was founded in 1984 under the name Midwest Composite Technologies, LLC. Following the merger of MCT and Fathom in 2019, the business was rebranded to operate under the “Fathom Digital Manufacturing” name and key technical capabilities were added in direct response to the needs of our largest and most innovative corporate customers. Today, Fathom is the result of the successful integration of 13 complementary companies, acquired over the past three years, creating a robust on-demand digital manufacturing platform with a proven array of additive and traditional manufacturing capabilities.

As a result of our scale and superior offerings, we have developed a loyal base of approximately 3,000 customers, including many of the largest and most innovative companies in the world, with excellent representation across Fortune’s 500 list. As of December 31, 2020 our customers included: (i) 7 of the top 10 aerospace companies, (ii) 4 of the top 10 automotive and electric vehicle companies, (iii) 4 of the top 10 consumer companies, (iv) 8 of the top 10 industrial companies, (v) 8 of the top 10 medical companies and (vi) 7 of the top 10 technology companies. Over the last twelve months ended March 31, 2021, no single customer represented more than 6% of our total revenue, and overall customer retention was 91%.

Our target market is comprised of the highly fragmented U.S. low- to mid-volume manufacturing market of CNC machining, injection molding, precision sheet metal and additive manufacturing. This market is projected to grow from $25 billion in 2020 to $33 billion in 2025, fueled by growth in demand for additive manufacturing and continuation of the trend of customers increasingly outsourcing their product development prototyping and low- to mid-volume manufacturing needs.

Industry Opportunities

Overall, manufacturing is a very large but highly fragmented market undergoing disruptive changes driven by rapid advances in how products are being designed and manufactured enabled by the adoption of Industry 4.0 practices.

The overall manufacturing market is one of the largest industries in the world, using industrial design processes to turn raw materials into components and finished goods ranging from aircraft to microelectronics. Taking a new product from customer requirements through a design concept, the product development cycle and eventually to manufacture is a complex, costly and time-consuming process. Product development and manufacturing processes are undergoing disruptive changes driven by Industry 4.0 practices, the next wave of the Industrial Revolution.

According to IBIS World, a research firm, there are over 570,000 manufacturing businesses in the United States employing over 11.3 million employees. The manufacturing industry is highly fragmented with over 75% of these manufacturing businesses employing less than 20 people, according to a study by SCORE, a research firm. The US Bureau of Labor Statistics reported that there are approximately 2.7 million engineers and technicians with about 75% employed in the manufacturing, professional, scientific, technical, and government sectors.

Within the overall manufacturing market, the highly fragmented low- to mid- volume precision sheet metal fabrication, injection molding, CNC machining, and additive manufacturing market is estimated to be approximately $25 billion.

Shorter product life cycles and demanding customer requirements are changing how companies develop and manufacture new products.

Over the past decade, R&D spending in the manufacturing sector has increased from $445 billion in 2010 to an estimated $600+ billion in 2021. Over this period, new products have contributed a growing share of total corporate revenue, requiring an ever-increasing speed and frequency of new product launches. In 2010, 220,000 new products were launched, while in 2021 more than 350,000 new products were launched. These trends are pushing companies to innovate faster by accelerating product development cycles to increase their frequency of product launches. Companies must be very agile to be successful.

Product designs are also becoming more complex as companies strive to launch more differentiated and higher functioning products and push manufacturing constraints using increasingly advanced manufacturing processes. As their product portfolio becomes more diverse and customized, companies must manage their manufacturing supply chain to be more localized and on-demand. By digitizing their product lifecycle companies can simplify and consolidate their supply chain.

Deployment of maturing Industry 4.0 practices shortens product time-to-market and provides agility but requires companies to seek out advanced manufacturing partners.

Industry 4.0 is primarily driven by the digitization of manufacturing including the commercialization of additive manufacturing complemented by advanced traditional manufacturing technologies. Advancements in software tools and the use of artificial intelligence/machine learning techniques help to digitize the entire product development and manufacturing lifecycle. The digitization of manufacturing is changing how new products are designed, manufactured and serviced, generating a large need for more on-demand manufacturing at the same time.

Additive manufacturing, complemented by key advanced traditional manufacturing technologies, offers greater agility and flexibility than traditional manufacturing technologies. These technologies are capable of meeting the rigorous demands of corporate customers in the aerospace, automotive, industrial, medical and consumer sectors where products are highly engineered with precise specifications.

On-demand manufacturing technologies allow custom production of parts in low- to mid- volume quantities with condensed turnaround times. As summarized below, these technologies are highly flexible and adaptive:

•	Additive manufacturing can produce highly complex parts using printed materials which would otherwise be extremely difficult to produce via traditional methods.

•

CNC machining is a subtractive manufacturing process that utilizes a variety of precision computer guided tools. This process yields products with precision and repeatability, while offering high-quality surface finish optionality.

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Injection molding offers the ability to rapidly produce complex parts using molten material, formed in molds. This process delivers consistency, quality, and cost-effectiveness for larger-scale production.

•

Precision sheet metal fabrication involves cutting and bending of metal sheets, resulting in parts which are highly durable. Lower production expenses make this a highly attractive fabrication process for low-volume jobs with fewer timing constraints.

Technological advancements are expected to drive continued growth in on-demand digital manufacturing technologies.

•

As advances in additive manufacturing make it better suited for higher-volume applications, it is expected to take share from traditional manufacturing processes. Additive manufacturing offers the benefits of speed, part consolidation, weight reduction, and the ability to create complex geometries.

•

CNC machining has exhibited rapid technological advances over the past five to ten years and has gained significant share as a result. CNC workflow improvements have streamlined the process, reducing costs.

•	While injection molding production serves a mature market, advances in fast-turnaround applications are driving growth which should not be overlooked.

•	Precision sheet metal fabrication is projected to grow at an accelerated rate between 2020 and 2025.

These technologies have driven significant advancements, improving speed, volumes, material capabilities, and the overall customer experience. Companies leveraging these advanced technologies, particularly the largest and most innovative, are likely to see significant improvements in efficiencies across their entire manufacturing supply chain. In search of further efficiencies, large enterprise companies are regionalizing and shortening their supply chain and consolidating their supplier partners

These same companies are working to take advantage of Industry 4.0 technologies and advancement in the hybridized model of additive manufacturing and advance traditional manufacturing technologies to optimize new product development and manufacturing. Through technological advances, additive manufacturing and other traditional processes are expected to become more accessible, enabling in-house adoption. However, in-house production lines are often underutilized, inefficient, and are not cost effective when used solely for internal needs. In-house manufacturing options often lack the scale and capabilities to deliver end-to-end solutions required by corporate customers.

Within the $25 billion low- to mid- volume market for precision sheet metal fabrication, injection molding, CNC machining, and additive manufacturing, we estimate that approximately 40% is handled in-house, 55%+ is serviced by regional design services bureaus, and the remaining ~5% is captured by legacy digital manufacturers.

There are thousands of small regional design services bureaus nationwide, most of which possess specialized and limited-service offerings. Some of these regional bureaus serve large enterprise companies but are constrained by inability to scale to meet the requirements of these demanding customers along with the scarcity of skilled labor and limited capacity. Legacy on-demand digital manufacturers are focused on prosumers and we believe their focus on automation often compromises the flexibility required to meet the evolving needs of corporate customers. We also believe that these legacy digital manufacturers are best-suited for simple, template-based part production and that their low-touch business model typically is predicated on serving thousands of individual product developers. On-demand digital manufacturing brokers have limited in-house production and must therefore outsource much of their own production needs, limiting oversight of the production process and hindering quality control and the ability to deliver complex parts. Involving multiple manufacturing suppliers also increases customer concerns relating to the safeguarding of intellectual property.

We believe that large enterprise companies, which represent 50-60% of the outsourced portion of this $25 billion low- to mid-volume manufacturing market, are seeking collaborative, long-term partnerships with their key manufacturing suppliers, and in particular a partner that can advance Industry 4.0 practices to scale with them and ultimately allow them to simplify and shorten their supply chain. Fathom’s value proposition and strategic partnership approach positions the Company to continue taking share from regional design bureaus and legacy digital manufacturers in the $25 billion low- to mid-volume manufacturing market.

Business Strengths and Strategies

Our key competitive strengths

We enable some of the world’s largest and most innovative companies to accelerate new product development and shorten time to market from months to weeks (or even days). We believe our position as a leading on-demand digital manufacturing platform purpose-built to serve the product development prototyping and low- to mid-volume production needs of the largest and most innovative companies, coupled with the following competitive strengths, will allow us to maintain and extend our market leading position.

•

Adaptable, scalable platform with nationwide reach. Our platform is not reliant on any individual manufacturing technology, hardware provider, or materials supplier. Our agile business model allows us to respond to evolving customer needs through seamless integration of new manufacturing technologies, software capabilities, and materials. We have built a footprint of 12 manufacturing locations that enables us to produce and deliver parts to our customers nationwide, often in as a little as 24 hours. We expect to continue to benefit from continued innovation in additive and traditional manufacturing, and our established customer relationships which provide us differentiated insights into demand for new technologies, informing investments which expand our capabilities.

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Broad suite of manufacturing processes, deep technical expertise, and proprietary software platform. Our platform combines multiple manufacturing processes, dedicated engineering support, and purpose-built proprietary software to deliver a holistic solution which enhances efficiency for our customers.

Our business is designed with the flexibility to accommodate complex designs and provide enterprise-grade, quick-turn manufacturing services for high-precision, high-quality parts at scale. Our broad set of manufacturing capabilities eliminates the need for customers to source parts across many single-process competitors or adhere to design constraints imposed by competing national manufacturing platforms and brokerages. This enables our customers to iterate designs faster and reduce time to market.

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Strong customer relationships across diverse end-markets. Our base of 3,000 active customers include many of the largest and most innovative companies in the world, spanning a diverse range of industries. Our strong value proposition is demonstrated through our 91% customer retention rate for the twelve months ended March 31, 2021, and our performance is not reliant on any single customer; in 2020, our largest customer comprised less than 6% of revenue. We have a differentiated ability to establish and cultivate revenue-generating relationships with multiple contacts across individual customers’ R&D and engineering organizations, leaving us increasingly entrenched as their on-demand manufacturing partner of choice.

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Highly experienced management team and Board of Directors. Our leadership team combines a deep additive and advanced manufacturing pedigree with decades of public market experience and a track record of scaling high-growth companies. We believe we have assembled a differentiated management team and Board of Directors who are particularly well-equipped to successfully lead our Company and achieve our strategic goals.

Our Strategy for Growth

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Increased penetration of our existing enterprise-level corporate customer base and expansion through new enterprise-level corporate customers. Our focus has historically been on enterprise-level corporate customers with wide-ranging, complex research and development needs. Our value proposition resonates with these customers’ need for technology-agnostic, hands-on, quick-turn prototyping of low-to-mid volume, high-value parts. We believe we can continue to grow by maintaining our strategy of expanding relationships across departments within existing corporate customers, as well as building relationships with new corporate customers through our differentiated capabilities.

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Expanded offering of additive manufacturing capabilities. We provide comprehensive services that offer advanced technologies and processes tailored to our customer needs. To maintain our differentiated and market-leading suite of capabilities, we expect we will continue to integrate new capabilities into our platform. We plan to make informed investments in new technologies, supported by our robust, ongoing dialogue with customers and deep industry expertise.

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Capitalizing on outsourcing trends in prototyping and low- to mid-volume manufacturing. It has become increasingly expensive and challenging for companies to maintain the materials, equipment, and skilled labor necessary to keep pace with the rate of innovation in today’s market. Additionally, fluctuations in companies’ internal R&D cycles make it less efficient to build and fund a full suite of in-house capabilities. Based on current industry trends, we expect companies to further rely on outsourced providers for their prototyping and low- to mid-volume manufacturing. We believe we are well-positioned to capture market share as a result of this trend due to our comprehensive capabilities and corporate focus.

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Further enhancement of our software and digital capabilities. We are continuously working to expand our software platform’s capabilities and believe this offering is pivotal in driving future growth. Our main areas of focus are: (i) further digitization of our offering through development of an internet-of-things enabled product suite, (ii) continued improvement of turnaround times and production efficiency achieved by leveraging our data analytics and artificial intelligence capabilities, (iii) enhancing the customer experience through greater integration of our platform into our customers’

PLM, MES and ERP systems, and (iv) reduction of our customers’ need for on-site inventory through the establishment of digitized supply chain management systems.

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Continued pursuit of strategic add-on acquisitions. Targeted acquisitions and integrations of complimentary digital manufacturing companies into our business represent an attractive growth opportunity, given our successful track record and the highly fragmented nature of our industry. Since 2018, we have completed 13 acquisitions (with four completed in 2021), transforming Fathom into a leading on-demand digital manufacturing company with a highly scalable breadth of manufacturing capabilities. We have optimized our platform to streamline the integration of new companies into the Fathom ecosystem, allowing us to deploy our proprietary playbook and realize synergies.

Sales and Marketing

Our sales and marketing teams are foundational to acquiring new corporate customers and maintaining our existing relationships. Given the multiple purchasing points of contact we regularly encounter within our individual customer accounts, we approach sales relationships through a “land and expand” model. Once we have established an existing relationship, we expand our customer points of contact using our unique digital marketing and commercial strategy within an account by delivering excellent project outcomes, resulting in organic word-of-mouth recommendations within those organizations. This “land and expand” strategy has been an effective model, allowing us to leverage initial customer acquisition costs within these accounts and delivering profitable growth.

We have built a successful enterprise selling team located throughout the US that is focused on acquiring and growing corporate accounts. We also have an internal business development sales team that works to nurture prospect accounts and turn them into customers. Our sales team works closely with our software platform and quoting team to provide our customers the best solution for the outcome they are looking to achieve by leveraging our technology agnostic approach. If customers desire design or manufacturing input, we have a team of sales engineers who have extensive expertise to assist customers in solving for their key project criteria (e.g., budget, performance requirements, timelines, etc.). We offer customers the technologies and experience to deliver within some of the most challenging and complex project constraints.

Our proprietary manufacturing enablement software platform, alongside our commercial strategy, gives us a scalable lever with our unique digital marketing strategy to acquire new customers and contacts within existing customers, which supports our “land and expand” model.

Our automated software platform gives customers access to Fathom’s comprehensive capabilities and experts enabling an impactful and accelerated solution. We have an industry-leading 30-second injection molding automated quotation solution, as well as instant quoting capabilities for additive manufacturing. Competing systems typically take hours to days, on average, to provide similar quotes for injection molding. Whether the design submitted is best suited for injection molding or a different manufacturing technology, our platform routes the design to the appropriate team for execution.

Given the breadth of technologies within the Fathom platform, we provide our customers with comfort that our engineering advice is aligned with the most effective solution that best meets their product needs, rather than a customer having to sacrifice their design to match our capabilities. Additionally, our wide array of manufacturing offerings allows our customers to consolidate their supply chains from many single-capability suppliers to one point of contact who can then monitor quality and timing across all facets of the supply chain. Our sales and marketing model, paired with these differentiators, creates sticky customer relationships.

Business Operations

Fathom provides comprehensive, on-demand, digital manufacturing services which enable our customers to iterate faster and more efficiently. These services are delivered through our proprietary unified suite of software. These services provide our customers with value in three key areas.

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Engineering and design support. Our Engineering and Design team demonstrates the value we provide as an outsourced solution by advising customers’ in-house engineers and technical professionals as they tackle complex application challenges in the early stages of product development. This consultation service aims to further compress development timelines and costs, while enhancing design for manufacturability and facilitating greater innovation.

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Technical responsiveness. We have developed extensive technical expertise through decades of industry exposure and data analysis. Fathom offers 24/7 project management support and manufacturing operations through a global network of facilities in the United States and Asia.

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Material expertise. Our technology offerings support production of parts made from a wide variety of materials, allowing our customers to choose the material for each job with the right properties to meet their needs.

Our breadth of on-demand manufacturing capabilities includes the following:

•	Additive manufacturing. Utilizes seven different technologies across, FDM, SLS, MJF, Polyjet, SLA, DLS, and DMLS technologies, we can provide parts in as fast as 24 hours.

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CNC machining. We offer three- and five-axis milling and turning, with an array of material and finishing options. Using CNC machining, we provide customers with high-quality surface finishing. Parts can be ready in as soon as five days and have a tolerance range of +/-0.001” to 0.005”.

•

Injection molding. We can deliver production tools in as little as three weeks and prototype tools in only 10 days. Fathom is capable of delivering over 10 thousand parts in 14 days and can address low- to high-volume molding needs.

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Precision sheet metal fabrication. Using laser and waterjet cutting, along with sheet metal stamping, bending and forming, our precision sheet metal fabrication can complete parts in as soon as five days.

•	Ancillary technologies. Our comprehensive offering also includes urethane casting, model assembly and finishing, engineering and design support, and quality inspection.

We are committed to the security of our customer’s IP and providing products of the highest quality. Fathom’s certifications and quality and security initiatives demonstrate our ability to deliver in these areas:

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ISO 9001:2015 Certification: International standards that specify requirements for QMS. Organizations utilizing these standards must demonstrate the ability to provide products and services that consistently meet customer and regulatory requirements.

•	AS9100:2016 Certification: An internationally recognized QMS for the Aviation, Space and Defense (ASD) sector.

•	ISO 13485 Certification: Outlines requirements of a QMS providing medical devices and related services to ensure customer needs and applicable regulatory requirements are met consistently.

•	ITAR-Registration: International Traffic in Arms Regulations (ITAR) controls the export and import of defense-related products and services for items on the United States Munitions List (USML).

•	NIST 800-171 + NIST 800-53 Compliant: The recommended requirements for protecting the confidentiality of controlled unclassified information (CUI).

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WISP Compliant: Written Information Security Program is the entity which defines the administrative, technical and physical safeguards required for storage and safekeeping of personally identifiable information.

Since 2010, we have provided our customers access to easy-to-use automated quoting, ordering, engineering, and product development tools through our proprietary software suite. This software was developed to bridge the widening gap between past methods of manual quoting and design, and emerging, cutting-edge additive technologies. Our platform was built as a proprietary tool designed specifically to serve the needs of our innovative customer base. This proprietary manufacturing enablement software is an automated, scalable, and easy-to-use quoting, ordering and project management cloud software tool. We intend to further commercialize our software as we work to accelerate digital transformation across the manufacturing ecosystem.

Key platform features include:

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Quoting. Fathom’s proprietary online platform offers users quick access to additive manufacturing, injection molding, CNC machining and sheet metal fabrication for low-volume production and prototyping. This offering allows users to customize items across dimensions, materials, manufacturing processes, finishes, and quantities. Our software allows users to receive quick access to quotes and industry leading expertise to then place an order leading to increased efficiency and expedited turnarounds.

•	Project management. Through our platform, we provide 24/7 project management support and facility operations backed by a global network of facilities in the United States and China.

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Design for manufacturability. Our software suite empowers customers to leverage digital manufacturing technologies to unearth problems in the early innings of product design, accelerating what is often the most time-intensive stage of product development. This reduction in development time allows our global customers to bring products to market faster through condensed product design cycles. In addition to condensing development timelines and lowering labor costs, our technology delivers enhanced precision across production runs and greater consistency of parts through automation. Our engineering and design services include the following:

•	Additive technology expertise and material guidance

•	Mechanical concept development and industrial design support

•	Design for additive manufacturing (DFAM)

•	Design for manufacturing

•	Proven advanced prototyping methodologies

•	Bundled support with manufacturing services

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Production. Fathom delivers scalable production offerings that appeal to engineers, product designers, and manufacturers looking to produce complex products at scale. Our breadth of advanced manufacturing technologies allows for short production runs, and quicker delivery of complex and high-precision parts.

Customers and Competitors

Fathom accelerates product development cycles for many of the most innovative companies in the world. We have served approximately 3,000 customers over the twelve months ended March 31, 2021, including most of the top 10 Fortune 500 companies across the aerospace, automotive / electric vehicle, consumer, industrial, medical and technology sectors. A key component of our growth has been our relationships with our customers, which has led to a high rate of repeat revenue. During the twelve months ended March 31, 2021, 91% of our existing customer base utilized our platform to place additional orders, and no one customer accounted for more than 6% of revenue, demonstrating the repeatability and diversification of our customer base. We offer our clients engineering and design support, technical responsiveness, and access to our extensive materials knowledge, while providing superior production speed and quality, in a process tailored to deliver the level of hands-on engagement that suits each customer’s needs.

We operate in a large, fragmented, and competitive industry, competing for customers with a range of digital manufacturers, such as Proto Labs, Inc., digital manufacturing brokers, such as Xometry, and thousands of regional design bureaus. We believe we are uniquely positioned as the only full-service outsourced solution built specifically to cater to the manufacturing needs of enterprise-level corporate customers.

We believe we compare favorably to other industry participants based on the following competitive factors:

•	We believe Fathom owns the widest breadth of advanced manufacturing processes, including additive 2.0 and emerging technologies

•	We have a proven track record of serving blue-chip, enterprise-level corporate customers

•	Our unified digital customer experience supplemented with embedded engineering driven support teams offer customers unique access to our expertise

•	With our twelve manufacturing facilities spread across all U.S. timezones, we offer our clients turnaround times in as little as 24-hours, nationwide

•	Fathom provides one of the industry’s only team of dedicated customer-facing engineers, unlocking the broadest parts envelope and providing customers with high-value customized parts

•	We have earned key manufacturing industry certifications which validate our capabilities and precision (tight tolerances, handling of sensitive client data, etc.)

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We possess a wealth of material expertise, technical design capabilities, and engineering resources which we leverage to deliver superior customer results regardless of manufacturing process and production material

Research and Development

Our research and development efforts are focused primarily on software development and the evaluation of new manufacturing technologies and materials to add to the Fathom digital manufacturing platform, both internally and through our supply chain partners. The digital manufacturing landscape is evolving quickly, with new technologies and materials being brought to market at an increasingly rapid pace. Our research and development, operations and supply chain teams have deep relationships with the leading hardware and materials providers, allowing us to stay current on new technologies coming to market. Our research and development team regularly evaluates opportunities in new technologies and materials across a range of factors including customer demand, technology maturity, and production workflow. Additionally, our research and development team work closely with hardware OEMs and materials providers to ensure production quality and efficiency for our customers.

Intellectual Property

Our ability to drive innovation in the digital manufacturing market depends in part upon our ability to protect our core technology and software know-how. We attempt to protect our intellectual property rights through a combination of patent, trademark and trade secret laws, as well as through contractual provisions and restrictions on access to our proprietary technology which includes both nondisclosure and invention assignment agreements with our consultants and employees and non-disclosure agreements with our vendors and business partners. While unpatented research, development, know-how and engineering skills are important to our business, we pursue patent protection when we believe it is possible and consistent with our overall strategy for safeguarding intellectual property. Our existing patents are expected to expire between March 2034 through August 2038.

As of July 15, 2021, we own two issued United States patents and five pending United States patent applications. Our patents and patent applications are directed to proprietary technology used in data aggregation and analytics for digital manufacturing, systems and methods for producing three-dimensional objects, and printing systems and methods for fabricating injection molds.

As of July 15, 2021, we own five United States trademark registrations, two pending United States trademark applications and one Arizona trademark registration. We have registered “INCODEMA”, “ICOMold”, “SMARTQUOTE”, “FATHOM” and “FATHOM and Design” as trademarks in the United States.

Government Regulations

We are subject to various laws, regulations and permitting requirements of federal, state, and local authorities, including related to environmental and health and safety. We are also subject to various U.S. and foreign laws and regulations related to anti-corruption, embargoes, sanctions, and trade and export controls, including those of the jurisdictions in which we operate, source from, or make sales to. We believe that we are in material compliance with all such laws, regulations, and permitting requirements.

Environmental Matters

We are subject to domestic environmental laws and regulations governing our operations, including, but not limited to, emissions into the air and water and the use, handling, disposal, and remediation of hazardous substances. A certain risk of environmental liability is inherent in our production activities. These laws and regulations govern, among other things, the generation, use, storage, registration, handling, and disposal of chemicals and waste materials, the presence of specified substances in electrical products, the emission and discharge of hazardous materials into the ground, air, or water, the cleanup of contaminated sites, including any contamination that results from spills due to our failure to properly dispose of chemicals and other waste materials, and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for certain operations.

Facilities

Fathom’s corporate headquarters are located in Hartland, Wisconsin in a facility that we lease containing approximately 117,000 square feet of office and manufacturing space. We maintain manufacturing facilities in the following locations (square footage amounts are approximate):

•	12,000 square-foot facility leased in Holland, OH

•	20,500 combined square feet across 4 leased facilities leased in Oakland, CA

•	27,000 square-foot facility leased in Ithaca, NY

•	17,500 square-foot facility leased in Newark, NY

•	23,000 square-foot facility leased in Miami Lakes, FL

•	32,000 square-foot facility leased in Tempe, AZ

•	87,000 square-foot facility leased in Denver, CO

•	7,500 square-foot facility leased in Pflugerville, TX

•	34,000 square-foot facility leased in Round Rock, TX

•	27,000 square-foot facility owned in McHenry, IL

•	28,000 square-foot facility owned in Ham Lake, MN

•	19,000 square-foot facility owned in Elk Grove, IL

We believe our combined facilities are adequate for our development and production needs in the near future. Should we need to add space or transition into new facilities, we believe we have the ability to expand our footprint on commercially reasonable terms.

Employees

Our employees are the foundation of Fathom’s enterprise and are essential to maintaining our business model and competitive advantages. As of September 30, 2021, we had 668 employees working across our US locations. Our employees are distributed across functions, including engineering, production, sales, marketing, and general corporate functions. To date, we have not experienced any work stoppages and consider our relationship with our employees to be in good health. None of our employees are subject to a collective bargaining agreement or represented by a labor union.

Our human capital resource objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and additional employees. The principal purpose of our equity incentive plans are to attract, retain and motivate selected employees, consultants and directors through the granting of equity-based compensation awards and cash-based performance bonus awards.

The health and well-being of our employees is critical to our ongoing ability to operate and serve our customers. We are committed to ensuring the safety and well-being of our employees across each location and job function – this includes providing broad benefits to support their health and wellness needs. In order to address the challenges posed by COVID-19, we implemented a number of measures across our locations to ensure maximum protection for our employees and their families, including allowing remote work arrangements where possible. We continue to place the utmost importance on complying with governmental regulations and health authority guidance to ensure that the appropriate steps are taken to protect the well-being of all people engaged with our business.

Legal Proceedings

We are from time to time subject to various claims, lawsuits, and other legal and administrative proceedings arising in the ordinary course of business. Some of these claims, lawsuits, and other proceedings may involve highly complex issues that are subject to substantial uncertainties, and could result in damages, fines, penalties, non-monetary sanctions, or relief. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.

An institutional investor that had committed to purchase an aggregate of 1,000,000 shares of Class A common stock for $10.00 per share to be included in the PIPE Investment defaulted under its subscription agreement, and failed to fund its respective portion of the PIPE Investment. The Company plans to aggressively pursue its available remedies with respect to such investor.

DESCRIPTION OF OUR SECURITIES

Our authorized capital stock consists of 300,000,000 shares of Class A common stock, $0.0001 par value per share, of which 50,785,656 are issued and outstanding; 180,000,000 shares of Class B common stock, $0.0001 par value per share, of which 84,294,971 are issued and outstanding; 10,000,000 shares of Class C common stock, $0.0001 par value per share, of which no shares are issued and outstanding; and 10,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding.

The following summary of our capital stock and our Charter and our Bylaws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our Charter and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

Class A common stock

Voting rights. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A common stock will vote together with the holder of Class B common stock and Class C common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, subject to the Investor Rights Agreement and except for certain matters requiring supermajority approval by our Charter as described below under “— Supermajority Approval Requirements,” all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Stockholders do not have the ability to cumulate votes for the election of directors. Our Charter provides for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Notwithstanding the foregoing, to the fullest extent permitted by law, holders of common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to our Charter (including any certificate of designations relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock, if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time on Common Stock having dividend rights by our board of directors out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A common stock are entitled to share ratably in all assets remaining after payment of Fathom’s debts and other liabilities, subject to pari passu and prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.

Other rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class A common stock will have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock are subject to those of the holders of any shares of the preferred stock the Company may issue in the future and to the Investor Rights Agreement, as applicable.

Subject to the transfer and exchange restrictions set forth in the Fathom Operating Agreement, holders of Fathom OpCo Units may exchange these units for shares of our Class A common stock, on a one-for-one basis or, at the election of an exchange committee of Fathom OpCo, for cash. When a Fathom OpCo Unit is exchanged, a corresponding share of our Class B common stock, depending on the holder, will automatically be transferred to us and retired for no consideration.

Class B common stock

Voting Rights. Holders of our Class B common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of Class B common stock will vote together with holders of Class A common stock and Class C common stock as a single class on all matters presented to Fathom’s stockholders for their vote or approval, except as otherwise required by our Charter and applicable law.

Dividend Rights. Holders of the Class B common stock will not be entitled to dividends in respect of their shares of Class B common stock.

Rights upon liquidation. The holders of shares of Class B common stock, as such, shall not be entitled to receive any assets of Fathom in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs. We refer to the Class B common stock as “vote-only” shares.

Redemption of Class B common stock for Class A common stock. Shares of Class B common stock are redeemable for shares of Class A common stock on the terms and subject to the conditions set forth in the Fathom Operating Agreement. The Company may satisfy its or its affiliates’ obligations in respect of any redemption of shares of Class B common stock under the Fathom Operating Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class B common stock upon such redemption, in lieu of newly issued shares of Class A common stock, cash in the amount permitted by and provided in the Fathom Operating Agreement or shares of Class A common stock which are held in the treasury of Fathom. All shares of Class A common stock that may be issued upon any such redemption will, upon issuance in accordance with the Fathom Operating Agreement, be validly issued, fully paid and non-assessable. All shares of Class B common stock so redeemed for Class A common stock shall be cancelled.

Other rights. Except as provided in the Investor Rights Agreement (as applicable), the holders of Class B common stock will have no preemptive or other subscription rights. The rights, preferences and privileges of holders of the Class B common stock are subject to those of the holders of any shares of the preferred stock Fathom may issue in the future and to the Investor Rights Agreement, as applicable.

Issuance and Transfer. There will be no further issuances of Class B common stock except in connection with (i) a stock split, stock dividend, reclassification or similar transaction, (ii) an issuance of Fathom OpCo Units or (iii) a Triggering Event occurring with respect to a Seller Earnout Unit. When a Fathom OpCo Unit is exchanged pursuant to the Fathom Operating Agreement, a corresponding share of our Class B common stock will automatically be transferred to us and retired for no consideration. Class B common stock is not transferable unless a corresponding number of Fathom OpCo Units are simultaneously transferred to the same person.

Preferred Stock

Our Charter authorizes the board of directors to establish one or more series of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, the right to elect directors, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, or the designation of the class or series, without the approval of our stockholders.

The authority of our board of directors to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change in control of Fathom and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of the Class A common stock. At present, we have no plans to issue any preferred stock.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of The New York Stock Exchange, which would apply so long as the Class A common stock or Warrants remain listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of Class A common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Anti-Takeover Effects of Provisions of Delaware Law and our Charter and Bylaws

Certain provisions of Charter and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal or proxy fight. Such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

These provisions include:

No Action by Written Consent; Special Meetings of Stockholders. The DGCL permits stockholder action by written consent unless otherwise provided by our certificate of incorporation. Our Charter precludes holders of Common Stock from taking action by written consent. If permitted by the applicable certificate of designation, future series of preferred stock may take action by written consent. Our Charter and Bylaws provide that special meetings of stockholders may be called (i) only by the board of directors or the chairman of the board of directors pursuant to a written resolution adopted by the affirmative vote of the number of directors equal to a majority of the board assuming no vacancies or (ii) prior to the date on which CORE and its affiliates cease to beneficially own in the aggregate (directly or indirectly) at least 25% of the then outstanding Common Stock, by the chairman of the board of directors at the written request of holders of at least a majority of the then outstanding Common Stock. Further, any business transacted at any special meeting of stockholders is limited to the purpose or purposes included in the notice may be considered at such special meeting.

Election and Removal of Directors. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the certificate of incorporation provides otherwise. Our Charter does not expressly provide for cumulative voting. Directors may be removed, but only for cause (and subject to the Investor Rights Agreement), upon the affirmative vote of holders of 66-2/3% of the voting power of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the certificate of designation pursuant to which a particular series of preferred stock is issued may provide holders of that series of preferred stock with the right to elect additional directors. In addition, under our Charter, our board of directors is divided into three classes of directors, each of which will hold office for a three-year term. The existence of a classified board could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror.

Supermajority Approval Requirements. Our Charter and Bylaws provide that our Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Bylaws without a stockholder vote in any matter not inconsistent with the laws of the State of Delaware and our Charter. In addition, any amendment, alteration, change, addition, rescission or repeal of the Bylaws by our stockholders will require the affirmative vote of holders of 66-2/3% in voting power of the outstanding shares of our stock entitled to vote on such amendment, alteration, change, addition, rescission or repeal.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. Our Charter provides that the following provisions in the Charter may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66-2/3% (or, 80%, for the provision indicated below) in voting power of all the then-outstanding shares of stock of Fathom entitled to vote thereon, voting together as a single class:

•	the provision requiring a 66-2/3% supermajority vote for stockholders to amend the Bylaws;

•	the provisions providing for the manner of establishing the size of the board and for a classified board (the election and term of our directors);

•	the provisions regarding resignation and removal of directors;

•	the provisions regarding entering into business combinations with interested stockholders (requiring at least an 80% supermajority vote);

•	the provisions precluding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the provisions regarding filling vacancies on our Board and newly created directorships;

•	the provisions regarding the establishment of Delaware as the exclusive forum for certain types of legal proceedings against Fathom, its directors, officers and employees;

•	the provisions eliminating monetary damages for breaches of fiduciary duty by a director; and

•	the amendment provision requiring that the above provisions be amended only with a 66-2/3% supermajority vote.

The combination of the classification of our Board, the lack of cumulative voting and the supermajority voting requirements will make it more difficult for our existing stockholders to replace our Board as well as for another party to obtain control of us by replacing our Board. Because our Board has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management.

Authorized but Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing rules of The New York Stock Exchange. The existence of authorized but unissued and unreserved common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. See “Description of Fathom’s Capital Stock — Preferred Stock” and “Description of Fathom’s Capital Stock — Authorized but Unissued Capital Stock” above.

Business Combinations with Interested Stockholders. In general, Section 203 of the DGCL, an anti-takeover law, prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, which person or group is considered an interested stockholder under the DGCL, for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

We have opted out of Section 203 of the DGCL.

Other Limitations on Stockholder Actions. Our Bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed; or

•	propose any other business to be brought before an annual or special meeting of stockholders.

Under these procedural requirements, in order to bring a proposal before a meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary containing, among other things, the following:

•	the stockholder’s name and address;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership;

•	the names of all persons with whom the stockholder is acting in concert and a description of all arrangements and understandings with those persons;

•	a description of any agreement, arrangement or understanding reached with respect to shares of our stock, such as borrowed or loaned shares, short positions, hedging or similar transactions;

•	a description of the business or nomination to be brought before the meeting and the reasons for conducting such business at the meeting; and

•	any material interest of the stockholder in such business.

The Bylaws set out the timeliness requirements for delivery of notice.

In order to submit a nomination for our board of directors, a stockholder must also submit any information with respect to the nominee that we would be required to include in a proxy statement, as well as some other information. If a stockholder fails to follow the required procedures, the stockholder’s proposal or nominee will be ineligible and will not be voted on by our stockholders.

Limitations on Liability and Indemnification of Officers and Directors

Our Charter and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We plan to enter into indemnification agreements with each of our directors and executive officers that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Charter includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Forum Selection

Our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders;

•	any action asserting a claim against us or any director or officer or other employee of ours arising pursuant to any provision of the DGCL, our Charter or our Bylaws; or

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any action asserting a claim against us or any director or officer or other employee of ours that is governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our amended and restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and to have consented to, this forum selection provision. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against our directors, officers, employees and agents. The enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could rule that this provision in our amended and restated certificate of incorporation is inapplicable or unenforceable

Stockholder Registration Rights

Under the terms of the Registration Rights Agreement, Fathom granted to the Legacy Fathom Owners, Sponsor and certain other former Altimar II equityholders customary demand, shelf and piggyback registration rights. Fathom is required to file within thirty days of the Closing a shelf registration statement registering the public resale of the shares of common stock and Warrants of Fathom (“Shelf Registration Statement”), and cause the Shelf Registration Statement to be declared effective as promptly as practicable after the filing thereof and no later than the earlier of (A) 60 calendar days after the filing thereof (or, in the event the SEC reviews and has written comments to the Shelf Registration Statement, the 90th calendar day following the filing thereof) and (B) the 10th business day after the date Fathom is notified (orally or in writing, whichever is earlier) by the SEC that it will not review the Shelf Registration Statement. See “Certain Relationships and Related Party Transactions —Registration Rights Agreement.” The PIPE Investors also have been granted certain, customary registration rights pursuant to the Subscription Agreements.

Warrants

Public Warrants. Each whole Warrant entitles the registered holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the Altimar II IPO and 30 days after the completion of the Business Combination, which occurred on December 23, 2021, except as discussed in the immediately succeeding paragraph. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of Class A common stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, which occurred on December 23, 2021, or earlier upon redemption or liquidation.

We will not be obligated to deliver any Class A common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue a Class A ordinary share upon exercise of a Warrant unless the Class A ordinary share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the Class A ordinary share underlying such unit.

We have filed with the SEC registration statements for the registration, under the Securities Act, of the Warrants and the common stock issuable upon exercise of the Warrants, and we will use our commercially reasonable efforts to maintain the effectiveness of such registration statements and a current prospectus relating to those Class A common stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if our Class A common stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the Warrants, but we will use our commercially reasonably efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A common stock issuable upon exercise of the Warrants is not effective by the 60th day after the closing of the Business Combination, Warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Warrants by (y) the fair market value and (B) 0.361 per Warrant. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant agent.

Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and

•

if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) for any twenty (20) trading days within a thirty (30)-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders.

We will not redeem the Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Class A common stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

If we call the Warrants for redemption as described above, our management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A common stock issuable upon the exercise of our Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the Warrants, multiplied by the excess of the “fair market value” of our Class A common stock over the exercise price of the Warrants by (y) the fair market value and (B) 0.361 per Warrant.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising Warrant holder to pay the exercise price for each Warrant being exercised. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of Class A common stock equals or exceeds $10.00

Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the

“fair market value” of our Class A common stock (as defined below) except as otherwise described below; and

•

if, and only if, the closing price of our Class A common stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “— Warrants — Public Shareholders’ Warrants — Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Class A common stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes and in “— Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00” above based on volume weighted average price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Warrant after such adjustment and the denominator of which is the exercise price of the Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of Warrants)	Fair Market Value of Class A common stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Class A common stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Class A common stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Class A common stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Class A common stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A common stock.

This redemption feature differs from the typical Warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Class A common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of Warrants when the price per share of Class A common stock equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, we can redeem the Warrants when the Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Class A common stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer Class A common stock than they would have received if they had chosen to wait to exercise their Warrants for Class A common stock if and when such Class A common stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the Class A common stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Class A common stock, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Redemption Procedures

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Class A common stock issued and outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Class A common stock is increased by a capitalization or share dividend payable in Class A common stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding ordinary shares. A rights offering made to all or substantially all holders of ordinary shares entitling holders to purchase Class A common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A common stock equal to the product of (i) the number of shares of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A common stock) and (ii) one minus the quotient of (x) the price per share of Class A common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Class A common stock on account of such Class A common stock (or other securities into which the Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Class A common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A common stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a shareholder vote to amend our Charter with respect to any provision relating to the rights of holders of our Class A common stock, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A ordinary share in respect of such event.

If the number of outstanding shares of Class A common stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share subdivision, reclassification or similar event, the number of shares of Class A common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Class A common stock.

Whenever the number of shares of Class A common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the company as provided for in our Charter) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (with-in the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Class A common stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A common stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants were issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as Warrant Agent, and us. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. A copy of the Warrant Agreement, which was filed as an exhibit to the registration statement for the Altimar II IPO, contains a complete description of the terms and conditions applicable to the Warrants.

The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their Warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional Warrants will be issued upon separation of the units and only whole Warrants will trade. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A common stock to be issued to the warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the units in the Altimar II IPO. The Private Placement Warrants (including the Class A common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the Warrants included in the units being sold in the Altimar II IPO. Any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 50% of the number of the then outstanding Private Placement Warrants.

If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the Warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” means the average reported closing price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK AND WARRANTS

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Class A common stock of Fathom for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of Fathom at the time of, or at any time during the three months preceding, a sale and (ii) Fathom is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Class A common stock of Fathom for at least six months but who are affiliates of Fathom at the time of, or at any time during the three months preceding, a sale would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Fathom Class A common stock then outstanding; or

•	the average weekly reported trading volume of Fathom’s Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates of Fathom under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about Fathom.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Altimar II Founders will be able to sell their securities, pursuant to Rule 144 without registration one year after the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding the beneficial ownership of Company common stock as of the Closing Date by:

•	each person known to the Company to be the beneficial owner of more than 5% of outstanding Company common stock:

•	each of the Company’s officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possess sole or shared voting or investment power over that security, including options, Warrants and other securities that are currently exercisable or exercisable within 60 days. Company stock issuable upon the exchange of Fathom OpCo Units and the exercise of options and Warrants currently exercisable within 60 days are deemed outstanding solely for purposes of calculating the percentage of total voting power of the beneficial owner thereof.

Unless otherwise indicated, the Company believes that each person named in the table below has sole voting and investment power with respect to all shares of Fathom common stock beneficially owned by them.

Name and Address of Beneficial Owners	Number of shares of Fathom Class A common stock	%	Number of shares of Fathom Class B common stock	%	% of Total Voting Power**
Directors and Officers of Fathom
Carey Chen (1)	104,965	*	—	—
TJ Chung (1)	—	—	—	—
Adam DeWitt (1)	—	—	—	—
Dr. Caralynn Nowinski Collens (1)	—	—	—	—
David Fisher (1)	—	—	—	—
Mark Frost (1)	134,632	*	—	—
Maria Green (1)	—	—	—	—
Peter Leemputte (1)	—	—	—	—
Ryan Martin (1)	232,760	*	—	—
John May (1)	85,798,027	74.6%	63,377,833	75.2%	63.1%
Robert Nardelli (1)	183,985	*	145,192	*	*
Richard Stump (1)	77,587	*	—	—	*
All Directors and Officers of Fathom as a Group (12 Individuals)	86,531,956	74.8%	63,523,075	75.4%	63.7%
Five Percent Holders
Altimar Sponsor II, LLC (2)	4,647,500	9.0%	—	—	3.4%
CORE Funds (3)	85,798,027	74.6%	63,377,833	75.2%	63.1%
Siguler Guff Funds (4)	16,541,865	30.7%	2,300,994	2.7%	12.2%

*	Less than one percent
**	Percentage of total voting power represents voting power with respect to all Fathom Class A commonstock and Fathom Class B common stock, as a single class
(1)	The business address of the holder is 1050 Walnut Ridge Drive, Hartland, WI 53029.
(2)	The business address of the holder is 40 West 57th Street, 33rd Floor, New York, NY 10019.
(3)

Represents shares held directly by CORE Industrial Partners Fund I, LP (“CORE Fund I”) and CORE Industrial Partners Fund I Parallel, LP (“CORE Parallel Fund I” and, collectively with CORE Fund I, the “CORE Funds”). CORE Industrial Fund Partners GP I, LLC (“CORE Fund I GP”) is the sole general partner of each of the CORE Funds. John May is the managing member of CORE Fund I GP. Consequently,

Mr. May and CORE Fund I GP may be deemed the beneficial owners of the shares held by the CORE Funds. The principal business address of each of the CORE Funds and CORE Fund I GP is 150 North Riverside Drive, Suite 2050, Chicago, IL 60606. The principal business address of Mr. May is 201 South Biscayne Boulevard, Suite 1450, Miami, FL 33131. 6,386,341 shares of Class A common stock and New Fathom Units held by the CORE Funds that constitute Earnout Shares (as defined herein) are not reflected in the above table.
(4)

Represents shares held directly by Siguler Guff Small Buyout Opportunities Fund III, LP (“SBOF III”), Siguler Guff Small Buyout Opportunities Fund III (F), LP (“SBOF III (F)”), Siguler Guff Small Buyout Opportunities Fund III (C), LP (“SBOF III (C)”), Siguler Guff Small Buyout Opportunities III (UK), LP (“SBOF III (UK)”), Siguler Guff HP Opportunities Fund II, LP (“SG HP”), and Siguler Guff Americas Opportunities Fund, LP (“SG Americas” and, together with SBOF III, SBOF III (F), SBOF III (C), SBOF III (UK) and SG HP the “SG Funds”). SBOF III, SBOF III (F) and SBOF III (C) are each controlled by Siguler Guff SBOF III GP, LLC (“SBOF III GP”). SBOF III (UK) is controlled by Siguler Guff SBOF III (UK) GP, LLP (“SBOF III (UK) GP”). SG HP is controlled by Siguler Guff HP II GP, LLC (“SG HP GP”). SG Americas is controlled by Siguler Guff Americas GP, LLC (“SG Americas GP” and together with SBOF III GP, SBOF III (UK) GP and SG HP GP, the “SG GPs”). Each of the SG GPs is controlled by its sole member, Siguler Guff Capital, LP, which is controlled by Andrew Guff and George Siguler. Consequently, the SG GPs, Siguler Guff Capital, LP, Andrew Guff and George Siguler may be deemed the beneficial owners of the shares held by the SG Funds. The principal business address of SBOF III (UK) and SBOF III (UK) GP is 3rd Floor North Side Dukes Court, 32 Duke Street, St James’s, London SW1Y 6DF. The principal business address of the SG Funds (except for SBOF III (UK)), the SG GPs (except for SBOF III (UK) GP), Siguler Guff Capital, LP, Andrew Guff and George Siguler is 200 Park Ave, 23rd Floor, New York, NY 10166.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the applicable Selling Stockholders from time to time of up to 154,518,484 shares of Class A common stock and up to 9,900,000 Warrants. When we refer to the “Selling Stockholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Stockholders’ interest in the Class A common stock other than through a public sale.

The following table sets forth, as of January 25, 2022, the names of the Selling Stockholders, the aggregate number of shares of Class A common stock held by each Selling Stockholder immediately prior to the sale of shares of Class A common stock in this offering, the number of shares of Class A common stock that may be sold by each Selling Stockholder under this prospectus and that each Selling Stockholder will beneficially own after this offering.

	Before the Offering				After the Offering
Name of Selling Stockholder	Number of Shares of Class A Common Stock (including shares of Class A Common Stock underlying the Private Placement Warrants, as applicable)	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock (including shares of Class A Common Stock underlying the Private Placement Warrants)%		Warrants	%
CORE Industrial Partners Fund I, L.P.(1)	68,095,391	—	68,095,391	—	—	—	—	—
CORE Industrial Partners Fund I Parallel, LP (2)	25,144,880	—	25,144,880	—	—	—	—	—
Siguler Guff Small Buyout Opportunities Fund III (T), LP (3)	2,471,425	—	2,471,425	—	—	—	—	—
Siguler Guff Small Buyout Opportunities Fund III, LP (4)	9,234,662	—	9,234,662	—	—	—	—	—
Siguler Guff Small Buyout Opportunities Fund III (F), LP (5)	1,671,937	—	1,671,937	—	—	—	—	—
Siguler Guff Small Buyout Opportunities Fund III (C), LP (6)	252,397	—	252,397	—	—	—	—	—
Siguler Guff Small Buyout Opportunities III (UK), LP (7)	64,246	—	64,246	—	—	—	—	—
Siguler Guff HP Opportunities Fund II, LP (8)	2,595,862	—	2,595,862	—	—	—	—	—
Siguler Guff Americas Opportunities Fund, LP (9)	1,477,668	—	1,477,668	—	—	—	—	—
Keidl Family Holdings, Inc. (10)	2,927,074	—	2,927,074	—	—	—	—	—
Kemeera Holdings, Inc. (11)	3,405,263	—	3,405,263	—	—	—	—	—
ICO Products, LLC (12)	3,743,751	—	3,743,751	—	—	—	—	—
Robert L. Nardelli (13)	155,998	—	155,998	—	—	—	—	—
Oldcut, Inc. (14)	3,515,495	—	3,515,495	—	—	—	—	—
SBOF IV Incodema Holdings, LLC (15)	826,297	—	826,297	—	—	—	—	—
Southern Methodist University (16)	2,353,451	—	2,353,451	—	—	—	—	—

	Before the Offering				After the Offering
Name of Selling Stockholder	Number of Shares of Class A Common Stock (including shares of Class A Common Stock underlying the Private Placement Warrants, as applicable)	Number of Warrants	Number of Shares of Class A Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Class A Common Stock (including shares of Class A Common Stock underlying the Private Placement Warrants)%		Warrants	%
Fat Stacks, LLC (17)	2,460,864	—	2,460,864	—	—	—	—	—
Dahlquist Machine Holdco, Inc. (18)	615,228	—	615,228	—	—	—	—	—
Altimar Sponsor II, LLC (19)	15,815,000	9,900,000	15,815,000	9,900,000	—	—	—	—
Kevin Beebe (20)	17,500	—	17,500	—	—	—	—	—
Payne Brown (21)	17,500	—	17,500	—	—	—	—	—
Rick Jelinek (22)	17,500	—	17,500	—	—	—	—	—
Roma Khanna (23)	17,500	—	17,500	—	—	—	—	—
Michael Rubenstein (24)	17,500	—	17,500	—	—	—	—	—
Vijay Sondhi (25)	17,500	—	17,500	—	—	—	—	—
Michael Vorhaus (26)	17,500	—	17,500	—	—	—	—	—

*	Represents beneficial ownership of less than one percent.
(1)

Consists of (i) 63,377,883 shares of Class A common stock that may be issuable upon the exchange of the same number of New Fathom Units (and shares of Class B common stock), and (ii) 4,717,507 shares of Class A common stock that may be issuable upon the exchange of Earnout Units (with a corresponding number of shares of Class B common stock). The business address of the Selling Stockholder is 150 N. Riverside Plaza, Suite #2050, Chicago, IL 60606.

(2)	Consists of (i) 22,420,144 shares of Class A common stock, and (ii) 2,724,736 Earnout Shares. The business address of the Selling Stockholder is 150 N. Riverside Plaza, Suite #2050, Chicago, IL 60606.
(3)

Consists of (i) 2,300,994 shares of Class A common stock that may be issuable upon the exchange of the same number of New Fathom Units (and shares of Class B common stock), and (ii) 170,431 shares of Class A common stock that may be issuable upon the exchange of Earnout Units (with a corresponding number of shares of Class B common stock). The business address of the Selling Stockholder is 200 Park Avenue, 23rd Floor, New York, NY 10166.

(4)	Consists of (i) 8,597,214 shares of Class A common stock and (ii) 637,448 Earnout Shares. The business address of the Selling Stockholder is 200 Park Avenue, 23rd Floor, New York, NY 10166.
(5)	Consists of (i) 1,556,527 shares of Class A common stock and (ii) 115,410 Earnout Shares. The business address of the Selling Stockholder is 200 Park Avenue, 23rd Floor, New York, NY 10166.
(6)	Consists of (i) 234,974 shares of Class A common stock and (ii) 17,422 Earnout Shares. The business address of the Selling Stockholder is 200 Park Avenue, 23rd Floor, New York, NY 10166.
(7)	Consists of (i) 59,812 shares of Class A common stock and (ii) 4,435 Earnout Shares. The business address of the Selling Stockholder is 200 Park Avenue, 23rd Floor, New York, NY 10166.
(8)	Consists of (i) 2,416,676 shares of Class A common stock and (ii) 179,187 Earnout Shares. The business address of the Selling Stockholder is 200 Park Avenue, 23rd Floor, New York, NY 10166.
(9)	Consists of (i) 1,375,668 shares of Class A common stock and (ii) 102,000 Earnout Shares. The business address of the Selling Stockholder is 200 Park Avenue, 23rd Floor, New York, NY 10166.
(10)

Consists of (i) 2,726,156 shares of Class A common stock that may be issuable upon the exchange of the same number of New Fathom Units (and shares of Class B common stock), and (ii) 200,918 shares of Class A common stock that may be issuable upon the exchange of Earnout Units (with a corresponding number of shares of Class B common stock). The business address of the Selling Stockholder is 1009 Admiralty Parade, Naples, FL 34102.

(11)

Consists of (i) 3,169,706 shares of Class A common stock that may be issuable upon the exchange of the same number of New Fathom Units (and shares of Class B common stock), and (ii) 235,556 shares of Class A common stock that may be issuable upon the exchange of Earnout Units (with a corresponding number of shares of Class B common stock). The business address of the Selling Stockholder is 497 Del Amigo Road, Danville, CA 94526.
(12)

Consists of (i) 3,484,423 shares of Class A common stock that may be issuable upon the exchange of the same number of New Fathom Units (and shares of Class B common stock), and (ii) 259,329 shares of Class A common stock that may be issuable upon the exchange of Earnout Units (with a corresponding number of shares of Class B common stock). The business address of the Selling Stockholder is 6415 Angola Road, Holland, OH 43528.

(13)

Consists of (i) 145,192 shares of Class A common stock that may be issuable upon the exchange of the same number of New Fathom Units (and shares of Class B common stock), and (ii) 10,806 shares of Class A common stock that may be issuable upon the exchange of Earnout Units (with a corresponding number of shares of Class B common stock). The business address of the Selling Stockholder is 1250 W. Garmon Road, NW, Atlanta, GA 30327.

(14)

Consists of (i) 3,270,699 shares of Class A common stock that may be issuable upon the exchange of the same number of New Fathom Units (and shares of Class B common stock), and (ii) 247,796 shares of Class A common stock that may be issuable upon the exchange of Earnout Units (with a corresponding number of shares of Class B common stock). The business address of the Selling Stockholder is 300 Portland Point, Lansing, NY 14882.

(15)

Consists of (i) 786,758 shares of Class A common stock that may be issuable upon the exchange of the same number of New Fathom Units (and shares of Class B common stock), and (ii) 57,538 shares of Class A common stock that may be issuable upon the exchange of Earnout Units (with a corresponding number of shares of Class B common stock). The business address of the Selling Stockholder is 200 Park Avenue, 23rd Floor, New York, NY 10166.

(16)

Consists of (i) 2,189,571 shares of Class A common stock that may be issuable upon the exchange of the same number of New Fathom Units (and shares of Class B common stock), and (ii) 163,880 shares of Class A common stock that may be issuable upon the exchange of Earnout Units (with a corresponding number of shares of Class B common stock). The business address of the Selling Stockholder is 6116 N. Central Expressway, Suite 1210, Dallas, TX 75206.

(17)

Consists of (i) 2,289,262 shares of Class A common stock that may be issuable upon the exchange of the same number of New Fathom Units (and shares of Class B common stock), and (ii) 171,602 shares of Class A common stock that may be issuable upon the exchange of Earnout Units (with a corresponding number of shares of Class B common stock). The business address of the Selling Stockholder is 1951 W. 155th Place, Broomfield, CO 80023.

(18)

Consists of (i) 572,357 shares of Class A common stock that may be issuable upon the exchange of the same number of New Fathom Units (and shares of Class B common stock), and (ii) 42,901 shares of Class A common stock that may be issuable upon the exchange of Earnout Units (with a corresponding number of shares of Class B common stock). The business address of the Selling Stockholder is 21133 Basalt Street NW, Nowthen, MN 55330.

(19)

Consists of (i) 4,647,500 shares of Class A common stock held by the Sponsor directly following the closing of the Business Combination, (ii) 9,900,000 shares of Class A common stock which may be acquired by the Sponsor upon the exercise of the Sponsor’s Private Placement Warrants and (iii) 1,267,500 Sponsor Earnout Shares. Altimar Sponsor II, LLC is a Delaware limited liability company. The business address of the Selling Stockholder is 40 West 57th Street, 33rd Floor, New York, NY 10019.

(20)	Consists of 17,500 shares of Class A common stock held directly by Kevin Beebe, a U.S. citizen. The business address of the Selling Stockholder is 40 West 57th Street, 33rd Floor, New York, NY 10019.
(21)	Consists of 17,500 shares of Class A common stock held directly by Payne Brown, a U.S. citizen. The business address of the Selling Stockholder is 40 West 57th Street, 33rd Floor, New York, NY 10019.
(22)	Consists of 17,500 shares of Class A common stock held directly by Rick Jelinek, a U.S. citizen. The business address of the Selling Stockholder is 40 West 57th Street, 33rd Floor, New York, NY 10019.
(23)	Consists of 17,500 shares of Class A common stock held directly by Roma Khanna, a U.S. citizen. The business address of the Selling Stockholder is 40 West 57th Street, 33rd Floor, New York, NY 10019.
(24)

Consists of 17,500 shares of Class A common stock held directly by Michael Rubenstein, a U.S. citizen. The business address of the Selling Stockholder is 40 West 57th Street, 33rd Floor, New York, NY 10019.

(25)	Consists of 17,500 shares of Class A common stock held directly by Vijay Sondhi, a U.S. citizen. The business address of the Selling Stockholder is 40 West 57th Street, 33rd Floor, New York, NY 10019.
(26)

Consists of 17,500 shares of Class A common stock held directly by Michael Vorhaus, a U.S. citizen. The business address of the Selling Stockholder is 40 West 57th Street, 33rd Floor, New York, NY 10019.

MANAGEMENT

Board of Directors

Set forth below are the name, age and description of the business experience of our executive officers and directors.

Name	Position	Age
Carey Chen	Director	49
TJ Chung	Director	58
Dr. Caralynn Nowinski Collens	Director	43
Adam DeWitt	Director	49
David Fisher	Director	52
Mark Frost	Chief Financial Officer	58
Maria Green	Director	69
Peter Leemputte	Director	64
Ryan Martin	Director and Chief Executive Officer	43
John May	Director	50
Robert Nardelli	Director	73
Richard Stump	Chief Commercial Officer	41

Carey Chen — Director. Mr. Chen has served as a member of the Board of Directors of Fathom OpCo since October 2019 and also served as Chief Executive Officer of Incodema Group since August 2020. Immediately prior, he served as Executive Chairman and President of Cincinnati Incorporated from January 2015 to July 2020. Mr. Chen served as Vice President of Hypertherm, Inc. from 2006 to 2015, and held various operating and corporate roles including Vice President & General Manager – Light Industrial Businesses, Chief Financial Officer, and Chief Information Officer. Earlier in his career, Mr. Chen served as Vice President – Finance for Wiremold | Legrand (PARIS: LR.PA); Chief Financial Officer for Bayliner Marine Corp., a division of the Brunswick Corp. (NYSE: BC); and held various financial planning and strategic development roles for AlliedSignal, Inc. (NYSE: ALD). Mr. Chen currently serves as Chairman of the Board for Roberts Hawaii, Inc., and serves as a director for Chart Industries (NYSE: GTLS), and Hisco, Inc. He is also the treasurer of the American Welding Society, serving his second term. Mr. Chen holds an MBA from the University of Illinois at Urbana-Champaign (UIUC), a BS in Applied Mathematics from the University of California at Los Angeles (UCLA), and several U.S. patents.

TJ Chung — Director. Mr. Chung is a Founding Partner at CORE Industrial Partners. Before joining CORE, he spent the past 15 years as Chief Executive Officer / President of several high-growth electronics and technology businesses, all of which were private equity-backed or divisions of publicly traded corporations. He currently serves on the boards of Fathom OpCo, Incodema Group, J&K Ingredients, Littlefuse (NASDAQ: LFUS), Airgain (NASDAQ: AIRG) and Mastercraft (NASDAQ: MCFT). Mr. Chung holds an MBA from Duke University’s Fuqua School of Business, a MS in Computer Science from North Carolina State University and a BS in Electrical Engineering from the University of Texas at Austin. He also serves on the advisory board of the Cockrell School of Engineering at the University of Texas at Austin and the advisory board of the Center of Entrepreneurship and Innovation at Duke University’s Fuqua School of Business.

Dr. Caralynn Nowinski Collens — Director. Dr. Collens is the Chief Executive Officer of Dimension Inx, a next-generation biofabrication company developing regenerative medical implants that repair tissues and organs. Prior to Dimension Inx, Dr. Nowinski Collens co-founded UI LABS, a first-of-its-kind technology organization focused on the digital future of industries, building the organization from concept in late 2011 through launch in 2014. As Chief Executive Officer, she drove the creation and growth of MxD, the U.S. hub for digital manufacturing (formerly DMDII), and the City Tech Collaborative, building a network of 350+ partner organizations, deploying $100M across 75+ solution development projects, and ultimately spinning out MxD and

City Tech as independent entities in 2019. After starting her first company while a joint medical/business student at the University of Illinois at Chicago, Dr. Nowinski Collens spent her early career in venture capital and corporate finance, primarily focused on technology-based university spin-outs. Dr. Nowinski Collens is the Chairman Emeritus of the Board of Directors of MxD and serves on the Executive Council of Granite Creek Capital Partners. She is also a long-time board director and Chair-elect of Imerman Angels (one-on-one cancer support) and the Vice Chair and Trustee of the Chicago Sunday Evening Club. Dr. Nowinski Collens holds a dual MD / MBA from the University of Illinois College of Medicine and a BS from Northwestern University.

Adam DeWitt — Director. Mr. DeWitt is the chief executive officer of Grubhub Inc. where he has led all functions of the U.S. business since June 2021. Prior to this role, Mr. DeWitt was Grubhub’s president and chief financial officer. During his tenure of a decade at the company, Grubhub’s annual revenues have grown from $20 million to more than $2 billion, and he led the company through its initial public offering in 2014. Before joining Grubhub, Mr. DeWitt was the chief financial officer of publicly-held optionsXpress Holdings, Inc. Mr. DeWitt serves on the board of directors and audit committee of Ritchie Bros. Auctioneers Incorporated (NYSE: RBA), a marketplace for heavy industrial, agricultural and transportation equipment. He is also a member of the board of directors of The Joffrey Ballet, and is the treasurer and a member of the board of trustees of the Bernard Zell Anshe Emet Day School. Mr. DeWitt holds a B.A. in Economics from Dartmouth College.

David Fisher — Director. Mr. Fisher has served as Chief Executive Officer and President of Enova International, Inc. (NYSE: ENVA), a provider of online financial services, since January 2013, and as Chairman of the Board of Directors of Enova since November 2014. From September 2011 to March 2012, Mr. Fisher served as Chief Executive Officer of optionsXpress Holdings, Inc. (“optionsXpress”), a retail online brokerage firm, and as Senior Vice President of Charles Schwab Corporation following its acquisition of optionsXpress. From October 2007 to September 2011, Mr. Fisher served as Chief Executive Officer of optionsXpress, from March 2007 to October 2007, as its President, and, from August 2004 to March 2007, as its Chief Financial Officer. Prior to joining optionsXpress, Mr. Fisher served as the Chief Financial Officer of Potbelly Sandwich Works from 2001 through 2004, of RBC Mortgage from 2000 through 2001 and of Prism Financial from December 1998 through January 2001. Mr. Fisher currently serves as a member of the board of directors of Just Eat Takeaway.com. (NASDAQ: GRUB), a restaurant pick-up and delivery service company, and of FRISS, a provider of software solutions to insurance companies. He previously served on the board of directors of Innerworkings, Inc., a global print management provider, through its sale in October 2020. Mr. Fisher also serves on the Board of Trustees of the Museum of Science and Industry in Chicago. Mr. Fisher holds a B.S. in Finance from the University of Illinois at Urbana-Champaign and a J.D. from Northwestern University School of Law.

Mark Frost — Chief Financial Officer. Mr. Frost has served as the Chief Financial Officer at Fathom OpCo since April 2021. He brings over 30 years of financial and executive-level management experience from both private and public companies. Most recently, Mr. Frost served as the Chief Financial Officer of Argon Medical Devices. Prior to Argon, Mr. Frost served as the Chief Financial Officer for three public healthcare companies including Analogic (NASDAQ: ALOG), AngioDynamics (NASDAQ: ANGO) and AMRI (NASDAQ: AMRI). Mr. Frost began his career with General Electric (NYSE: GE), where he served in a variety of roles in finance for 14 years. Mr. Frost holds a BA in International Relations and Economics from Colgate University. He is also a graduate of the INSEAD Global Executive Program and GE Financial Management Program.

Maria Green — Director. Ms. Green retired as Senior Vice President and General Counsel of Ingersoll Rand plc (NYSE: IR) in June 2019. Immediately prior to IR, she was Senior Vice President, General Counsel and Secretary at Illinois Tool Works (NYSE: ITW). During her 18 years with ITW, Ms. Green guided the company’s expansion through both acquisitions and organic growth. As General Counsel, she led the Environmental, Health and Safety Group as well as Government Affairs and Risk Management. At Ingersoll Rand, Ms. Green was a member of the Executive Leadership Team and a trusted advisor to the Chief Executive Officer on legal, compliance and strategy issues and led a team of 75 lawyers based in the U.S., Europe, Asia Pacific and Latin America. She co-chaired the Global Business Integrity Council and served as executive sponsor for an employee resource group. Ms. Green joined the board of Tennant Company (NYSE: TNC) as an independent director in

March 2019 (Audit and Governance Committees) and was elected to the board of Wisconsin Energy Group (NYSE: WEC) in July 2019 (Audit and Governance Committees). Most recently, Ms. Green joined the board of directors of Littelfuse (NASDAQ: LFUS) in February 2020 (Audit and Governance Committees). Ms. Green holds a BA from the University of Pennsylvania and JD from Boston University Law School.

Peter Leemputte — Director. Mr. Leemputte was Chief Financial Officer and Treasurer at Keurig Green Mountain, Inc. (NASDAQ: KDP) from 2015 to 2016. Prior to Keurig Green Mountain, Inc., Mr. Leemputte was Executive Vice President and Chief Financial Officer at Mead Johnson Nutrition (NYSE: MJN) from 2008 to 2015. Before joining Mead Johnson Nutrition, Mr. Leemputte was Senior Vice President and Chief Financial Officer for Brunswick Corp. (NYSE: BC). He has also held various management positions at Chicago Title Corp., Mercer Management Consulting, Armco Inc., FMC Corp. and BP (NYSE: BP). Mr. Leemputte has extensive experience in leading finance, accounting, IT, tax, audit and investor relations functions as a Chief Financial Officer at major US corporations, and also led several IPO’s and sale of the companies. Mr. Leemputte has served on the board of Mastercraft (NASDAQ: MCFT) since 2016 and served on the board of Beazer Homes (NYSE: BZH) from 2005 to 2020. Mr. Leemputte holds an MBA in Finance from the University of Chicago Booth School of Business and a BS in Chemical Engineering from Washington University in St. Louis.

Ryan Martin — Director and Chief Executive Officer. Mr. Martin has served as the Chief Executive Officer of Fathom since January 2019. During this time, he has led the company through unprecedented growth, digital transformation, and multiple add-on acquisitions, which have rapidly expanded Fathom into one of the largest privately held digital manufacturers in North America. Prior to his role at Fathom, he most recently spent over 13 years in leadership roles at General Electric Company (NYSE: GE) spanning across sales, marketing, product development and general management. In his last role at GE, he served as an Executive on the GE Additive leadership team, where he led the integration and expansion of the commercial team which experienced exponential growth and record-breaking orders in 2018. He was also critical in the integration of two international acquisitions into GE Additive and led the commercialization of multiple new products that GE Additive brought to the market. Mr. Martin graduated with Honors from the Ivy College of Business at Iowa State University. He is also an active member of YPO (Young Presidents Organization).

John May — Director. Mr. May is the Founder and Managing Partner of CORE Industrial Partners. Before founding CORE, he spent 18 years working on transactions with several private equity sponsors, principally with the Blackstone Group (NYSE: BX) and H.I.G. Capital. He currently serves on the boards of Fathom and all other CORE portfolio companies including Arizona Natural Resources, J&K Ingredients, Kelvix, Saylite, TCG Legacy, 3DXTECH, CGI Automated Manufacturing and RE3DTECH. Mr. May has both served on the board and was a divisional Chief Executive Officer for a public company. Mr. May graduated with Honors from East Carolina University with a business degree. He currently serves on the East Carolina University Foundation, Inc. Board of Directors and is Co-Vice Chair of the Investment Committee. He is also Co-Founder and Chairman of the Board for Imerman Angels, a 501(c)(3) Chicago-based cancer support organization. He also is an active member of YPO (Young Presidents’ Organization), a member of the Economic Club of Chicago and an Advisory Board member of the Industrial Exchange.

Robert Nardelli — Director. Mr. Nardelli was Chairman and Chief Executive Officer of Chrysler Corp. from 2007 to 2009. Prior to Chrysler, he was Chairman, President and Chief Executive Officer of The Home Depot (NYSE: HD). Before joining The Home Depot, he spent nearly 30 years at General Electric (NYSE: GE), holding the positions of President and Chief Executive Officer of GE Transportation Systems and Chief Executive Officer of GE Power Systems, among several other executive positions. In 2009, Mr. Nardelli joined Cerberus Capital Management as Chief Executive Officer of its operations group, Cerberus Operations and Advisory Company. For the next three years, he and his team turned around several distressed portfolio companies and developed a comprehensive turnaround toolkit. In 2012, Mr. Nardelli founded XLR-8, where he continues to play a key role as Senior Advisor to leading companies. Mr. Nardelli serves as a Partner and Senior Advisor to Emigrant Capital Corp.; Senior Advisor to EY, among others plus a number of equity investments. He sits on the Board of Directors for BWXT Technologies, Inc. (NYSE: BWXT), plus on the board of a number of private equity investment firms. Mr. Nardelli holds an MBA from the University of Louisville and a BS from Western Illinois University.

Richard Stump — Chief Commercial Officer. Mr. Stump is the Co-Founder of Fathom and currently serves as the Chief Commercial Officer. He co-founded Fathom as the first North American distributor of 3D printing systems for Objet Geometries (now Stratasys). Mr. Stump built Fathom’s selling enterprise 3D printers and services alongside traditional technologies to transform digital manufacturing and the way products are designed and built. Prior to co-founding Fathom, Mr. Stump was an account manager at ANSYS (NASDAQ: ANSS), where he managed enterprise accounts on the deployment of simulation technologies to virtually test and develop products. While at ANSYS, Mr. Stump received the highest company achievement award as the number one contributor worldwide. He began his career in commercial sales within several high-tech electronics companies in the Silicon Valley. Mr. Stump holds a BS in Business Management from California State University, Chico. Mr. Stump currently holds several patents related to additive manufacturing technology.

Board Composition

Our Charter and Bylaws provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

•

Our Class I directors are Caralynn Nowinski Collens, Adam DeWitt and Ryan Martin, and their initial term will expire at the initial annual meeting of stockholders for the calendar year ended December 31, 2022.

•	Our Class II directors are Maria Green, Peter Leemputte and Robert Nardelli, and their terms will expire at the annual meeting of stockholders for the calendar year ended December 31, 2023.

•	Our Class III directors are Carey Chen, TJ Chung, David Fisher and John May, and their terms will expire at the annual meeting of stockholders for the calendar year ended December 31, 2024.

Upon expiration of the term of a class of directors, directors for that class will be elected for three-year terms at the annual meeting of stockholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

In addition, in connection with the Business Combination, we entered into an investor rights agreement pursuant to which we granted to the CORE Investors the right to designate nominees to our Board of Directors subject to the maintenance of certain ownership requirements. See “Certain Relationships and Related Party Transactions — Investor Rights Agreement” for additional information.

Director Independence

NYSE listing standards require that a majority of the board of directors be independent, subject to the controlled company exception. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.

Status as a Controlled Company

We are a controlled company under Sarbanes-Oxley and rules of the NYSE. A controlled company does not need its board of directors to have a majority of independent directors or to form independent compensation and nominating and governance committees. As a controlled company, we remain subject to rules of Sarbanes-Oxley and the applicable stock exchange that require us to have an audit committee composed entirely of independent directors. Under these rules and the rules of the applicable stock exchange, we must have at least one independent director on our audit committee by the date our Class A common stock is listed on the applicable stock exchange, at least two independent directors on our audit committee within 90 days of the listing date, and at least three independent directors on our audit committee within one year of the listing date.

If at any time we cease to be a controlled company, we will take all action necessary to comply with Sarbanes-Oxley and rules of the applicable stock exchange, including by appointing a majority of independent directors to our board of directors and ensuring we have a compensation committee and a nominating and corporate governance committee, each composed entirely of independent directors, subject to a permitted “phase-in” period.

Committees of the Board of Directors

We have an audit committee and a compensation committee of our board of directors, and may have such other committees as the board of directors shall determine from time to time. Each of the standing committees of the board of directors have the composition and responsibilities described below.

Each of these committees has a charter, which, along with our Code of Business Conduct and Ethics are available on our website at www.fathommfg.com. To the extent required by law, any amendments to the code, or any waivers of its requirements, are disclosed on our website.

Audit Committee. We have a standing audit committee consisting of Ms. Collins and Messrs. Dewitt, Leemputte and Nardelli, with Mr. Leemputte serving as chairman. The audit committee will assist the board in overseeing our accounting and financial reporting processes and the audits of our financial statements. Our board has affirmatively determined that each of Ms. Collins and Messrs. Dewitt, Leemputte and Nardelli meets the definition of “independent director” for purposes of the applicable stock exchange rules and the independence requirements of Rule 10A-3 under the Exchange Act. Our board has also determined that each of Messrs. Dewitt, Leemputte and Nardelli qualifies as an “audit committee financial expert” as defined by SEC rules.

Subject to a one-year phase-in period, Sarbanes-Oxley and stock exchange rules require an audit committee consisting of at least three members, each of whom must meet applicable standards of independent directors. Applicable stock exchange rules require that each member of the audit committee be financially literate and that at least one member of the audit committee have accounting or related financial management expertise.

Sarbanes-Oxley requires companies to disclose whether they have an “audit committee financial expert,” as defined by the SEC, on the audit committee. Generally, a director who satisfies the SEC’s “audit committee financial expert” definition will be deemed by the board of directors to satisfy the applicable stock market’s requirement that at least one member of the audit committee have accounting or related financial management expertise.

Compensation Committee. We have a standing compensation committee consisting of Messrs. Fisher and Leemputte, Ms. Green and Ms. Collens, with Mr. Fisher serving as chairman. Because we are a “controlled company” within the meaning of the applicable stock exchange’s corporate governance standards, we are not required to have a fully independent compensation committee.

This committee will establish salaries, incentives and other forms of compensation for officers and other employees. The compensation committee will also administer our incentive compensation and benefit plans. If and when we are no longer a “controlled company” within the meaning of the applicable stock exchange’s corporate governance standards, we will be required to comply with SEC and NYSE corporate governance standards.

Nominating and Governance Committee. We have a standing nominating and corporate governance committee consisting of Messrs. Nardelli and Fisher and Ms. Green, with Mr. Nardelli serving as chairman.

Because we are a “controlled company” within the meaning of the applicable stock exchange’s corporate governance standards, we are not required to have a fully independent nominating and corporate governance committee.

This committee will identify, evaluate and recommend qualified nominees to serve on our board of directors, develop and oversee our internal corporate governance processes and maintain a management succession plan. If and when we are no longer a “controlled company” within the meaning of the applicable stock exchange’s corporate governance standards, we will be required to comply with SEC and NYSE corporate governance standards.

Limitation on Liability and Indemnification Matters

Our Charter contains provisions that limit the personal liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders arising from a breach of fiduciary duty as a director, unless:

•	the presumption that directors are acting in good faith, on an informed basis, and with a view to the best interests of us and our stockholders has been rebutted; and

•

it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, a knowing violation of law or receipt of an improper personal benefit.

EXECUTIVE COMPENSATION

As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act. This section describes the material components of the executive compensation program for our Chief Executive Officer and our two other most highly compensated executive officers whom we refer to as our “Named Executive Officers” or “NEOs”.

Introduction

For the year ended December 31, 2021, Fathom’s NEOs were:

•	Ryan Martin, Chief Executive Officer;

•	Richard Stump, Chief Commercial Officer; and

•	Mark Frost, Chief Financial Officer.

The objective of Fathom’s compensation program is to provide a total compensation package to each NEO that will enable Fathom to attract, motivate and retain outstanding individuals, align the interests of our executive team with those of our stockholders, encourage individual and collective contributions to the successful execution of our short and long-term business strategies, and reward NEOs for favorable performance.

Prior to the closing of the Business Combination, our employees were employed by Fathom OpCo, which was formed in 2021 in connection with a series of transactions (the “Reorganization”) whereby Fathom OpCo became the direct parent to MCT Group Holdings, LLC (and its subsidiaries), a Delaware limited liability company (“MCT Holdings”), and Incodema Holdings, LLC, a Delaware limited liability company (“Incodema”). Following the closing of the Business Combination, Fathom became the managing member of Fathom OpCo and the employer to Fathom OpCo’s employees. Fathom has generally continued the material Fathom OpCo compensation programs with respect to the Fathom NEOs, except as noted in this “Executive Compensation” section of the prospectus.

Summary Compensation Table

The following table shows information concerning the annual compensation for services provided to Fathom by our NEOs for the years ended December 31, 2021 and December 31, 2020. Additional information on our NEOs annual compensation for the year ended December 31, 2021 is provided in the narrative sections following the Summary Compensation Table.

Name and Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)(4)
Ryan Martin	2021	$335,827	$100,000	(2)	(2)	$29,539	$465,366
Chief Executive Officer	2020	$311,539	—	—	$124,875	$23,275	$459,689
Richard Stump	2021	$294,279	$50,000	(2)	(2)	$11,600	$355,879
Chief Commercial Officer	2020	$247,436	—	—	$842,500	$6,154	$1,096,090
Mark Frost(5)	2021	$225,000	—	(2)	(2)	$40,293	$265,293
Chief Financial Officer

(1)	The amounts reported in this column for Messrs. Martin and Stump in 2021 represent retention bonuses paid on December 28, 2021 following the closing of the Business Combination.
(2)

Amounts exclude the (i) aggregate grant date fair value of the 2021 equity awards granted to our NEOs (500 phantom units under the MCT Phantom Plan (defined under “—Equity Incentive Awards”) granted to Mr. Stump on April 9, 2021 and 1,000 phantom units under the Combined Phantom Plans (defined under “—Equity Incentive Awards”) granted to Mr. Frost on July 7, 2021), plus the incremental fair value (if any)

of the NEOs’ equity awards that had their vesting terms modified (as described in more detail under “—Equity Incentive Awards”), which are not available as of the date of this prospectus as well as (ii) annual performance bonus amounts to be paid under the Fathom Manufacturing Bonus Plan that have not been determined as of the date of this prospectus. Annual performance bonus amounts are expected to be determined in March 2022.
(3)

The amounts in this column represent 401(k) plan matching contributions made to each NEO, an annual amount representing Mr. Martin’s $6,428 premium reimbursement for individual life insurance and $1,000 per month auto allowance, and $35,293 representing Fathom’s reimbursement of relocation, temporary housing and travel expenses incurred by Mr. Frost in connection with his relocation near Fathom’s offices, which reimbursement amount includes a $13,457 tax gross-up.

(4)	The total amounts reflected in this column do not include the 2021 values with respect to Stock Awards and Non-Equity Incentive Plan Compensation, as discussed in footnote 2 to this table.
(5)	Mr. Frost first began his employment with Fathom on April 19, 2021 and as such, was not an NEO in 2020.

Base Salaries

Base salary is paid to attract and retain qualified talent and is set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Effective January 1, 2021, Messrs. Martin and Stump were entitled to a base salary rate of $300,000 and $250,000, respectively. Messrs. Martin and Stump received merit increases to their base salary rates on March 1, 2021 entitling the NEOs to base salary rates of $304,000 and $253,750, respectively, as well as subsequent promotional adjustment increases to their base salary rates on May 1, 2021 entitling the NEOs to base salary rates of $360,000 and $325,000, respectively. Mr. Frost was entitled to a base salary rate of $325,000 as of his April 19, 2021 start date. Each of our NEOs’ base salary rates were increased on December 23, 2021 in connection with the closing of the Business Combination to better align each NEO’s base salary to the market median of Fathom’s public company pay peer group as follows: Mr. Martin - $425,000, Mr. Stump - $350,000 and Mr. Frost - $350,000.

Annual Cash Bonuses

Annual cash bonuses are paid under an annual cash incentive plan to incentivize the NEOs to achieve certain annual financial and operating performance metrics. Prior to the closing of the Business Combination, annual cash bonus payments were based on performance against annual financial targets and strategic goals subject to approval by the board of managers of Fathom OpCo. Following the closing of the Business Combination, annual cash bonus payments and performance targets and goals will be subject to approval by the Board or its Compensation Committee. On May 1, 2021, Messrs. Martin and Stump’s target bonus opportunities Securities increased from an initial target of 40% of each NEO’s based salary rate, with a maximum payment of up to 80% of each NEO’s base salary rate, to initial targets of 60% and 50% of base salary rate, respectively, with a maximum payment of up to 150% of each NEO’s initial target . For 2021, Mr. Frost had a target annual bonus opportunity equal to 50% of his base salary rate.

Retention Bonuses

Pursuant to retention agreements with Fathom OpCo, Messrs. Martin and Stump were eligible for a one-time retention bonus payment of $100,000 and $50,000, respectively,[ in the event of a Going Public Transaction or a Sale of Holdco (each as defined in the form of retention agreement filed herewith) was consummated and the NEO remained continuously employed with Fathom OpCo or a subsidiary thereof through such date. The retention bonuses vested in connection with the Closing. Mr. Stump also remains eligible for a retention performance bonus under an amendment to his September 23, 2019 employment agreement (with such employment agreement otherwise being superseded by the Stump Offer Letter as defined in “—Agreements with our NEOs”), whereby if he remains employed following the delivery of the audited financial statements of Fathom OpCo for the 12 month period ending December 31, 2021, he will be eligible for a retention bonus of $250,000.

Employee Benefits

In addition to any individual benefits set forth in each NEO’s employment arrangements (described below), the NEOs are generally eligible to participate in our executive and employee health and welfare, retirement and other employee benefit programs on the same basis as other employees of Fathom, subject to applicable law. Each NEO participates in the Midwest Composite Technologies, LLC 401(k) Profit Sharing Plan, sponsored by Fathom’s indirect subsidiary Midwest Composite Technologies, LLC, under which eligible employees may elect to contribute a portion of their eligible compensation as pre-tax or Roth deferrals in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended (the “Code”). The plan provides for a safe harbor matching contribution equal to 100% of a participant’s salary deferrals, up to 4% of a participant’s total compensation, subject to limitations imposed under the Code. Other than the Fathom Executive Severance and Change in Control Plan (the “Severance Plan”), described in more detail below under Potential Payments Upon Termination or Change in Control, Fathom did not maintain any executive-specific benefit programs in 2021.

2021 Omnibus Incentive Plan

We established the Fathom 2021 Omnibus Incentive Plan (the “2021 Omnibus Plan”) in connection with the closing of the Business Combination in 2021. The purpose of the Omnibus Plan is: (i) to encourage profitability and growth through short-term and long-term incentives that are consistent with Fathom’s objectives; (ii) to give its participants an incentive for excellence in individual performance; (iii) to promote teamwork among its participants; and (iv) to give us a significant advantage in attracting and retaining key employees, directors, and consultants. The 2021 Omnibus Plan provides for the grant of awards in the form of incentive stock options within the meaning of Section 422 of the Code, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based awards (including performance shares, performance units and performance bonus awards), and other stock-based or cash-based awards. A total of 16,737,876 shares of Fathom Class A common stock was initially reserved and available for issuance under the 2021 Omnibus Plan.

Equity Incentive Awards

Historically, Fathom OpCo maintained the MCT Group Holdings, LLC 2019 Phantom Equity Bonus Plan (the “MCT Phantom Plan”) and the Incodema Holdings LLC 2020 Phantom Equity Bonus Plan (the “Incodema Phantom Plan”, together with the MCT Phantom Plan, the “Prior Phantom Plans”). Messrs. Martin and Stump participated under the MCT Phantom Plan and were eligible to receive awards of phantom equity at the discretion of the board of managers of MCT Holdings. In April 2021, prior to the Reorganization, Mr. Stump received an award of 500 phantom units under the MCT Phantom Plan. Messrs. Martin and Frost did not receive any phantom equity awards under the Prior Phantom Plans in 2021.

Phantom equity units awarded to Messrs. Martin and Stump in 2021 and prior years under the MCT Phantom Plan were subject to the following vesting conditions: (i) 25% would vest subject to the NEO’s continued service with the MCT Group on each of the first four anniversaries of the NEO’s employment commencement date, and would be accelerated in connection with a change in control of MCT Holdings; and (ii) 75% would vest if MCT Holdings’ investors realized a multiple on invested capital equal to at least 2.0x in connection with a change in control of MCT Holdings.

In connection with the Reorganization, the Prior Phantom Plans and all awards outstanding thereunder were terminated and replaced by a single phantom equity plan sponsored by Fathom OpCo and new awards thereunder, all of which contained terms and conditions that were substantially similar to the Prior Phantom Plans (the “Combined Phantom Plan”) and awards. The Combined Phantom Plan had a pool of phantom units equal to up to 10% of the total value receivable by common unit holders of Fathom OpCo on a sale of Fathom OpCo. Only 62.5% of the pool, or 6.25% of the total value receivable by common unit holders of Fathom OpCo on a sale of Fathom OpCo, had been granted prior to the Business Combination. Mr. Frost received a grant of 1,000 phantom units under the Combined Phantom Plan in July 2021 and Messrs. Martin and Stump’s awards under the Prior Phantom Plans were terminated and replaced by phantom units under the Combined Phantom Plan.

In connection with the closing of the Business Combination, all vested time-based phantom unit awards under the Combined Phantom Plan outstanding immediately prior to the consummation of the Merger and held by individuals who were employed by or performing services for Fathom OpCo or its subsidiaries or affiliates as of the Closing, were cancelled and replaced with grants of fully vested shares of Fathom Class A common stock under the 2021 Omnibus Plan. These shares are subject to the following transfer restrictions: (i) 25% of the shares may be traded upon the expiration of the lock-up period applicable to the shares of Fathom Class A common stock held by the CORE Investors and the CORE Affiliates; (ii) 25% of the shares may be traded if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 60%; (iii) 25% of the shares may be traded if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 80%; and (iv) 25% of the shares may be traded if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 95% (the “Fathom Transfer Restrictions”; the capitalized terms used in clauses (i) through (iv) above in this sentence are defined below to the extent not previously defined).

In addition, in connection with the Business Combination, all unvested time-based phantom unit awards and performance-based phantom unit awards held by individuals who were employed by or performing services for Fathom OpCo or its subsidiaries or affiliates as of the Closing were cancelled and replaced with grants of restricted stock units (“RSUs”) with respect to Fathom Class A common stock under the 2021 Omnibus Plan, with time-based RSUs being granted to replace time-based phantom units and performance-based RSUs being granted to replace performance-based phantom units. The time-based vesting RSUs have the same vesting schedule as the cancelled time-based vesting phantom units. Once a time-based RSU is vested, any share deliverable to the RSU holder will be subject to the Fathom Transfer Restrictions.

The performance-based vesting RSUs vest subject to the holder’s continued service through each of the following vesting events: (i) 25% of the RSUs will vest if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 60%; (ii) 25% of the RSUs will vest if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 80%; and (iii) 50% of the RSUs will vest if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 95%.

For purposes of this section, the following terms have the following meanings:

“CORE Investors” means CORE Industrial Partners Fund I, L.P., a Delaware limited partnership, CORE Industrial Partners Fund I Parallel, L.P., a Delaware limited partnership, CORE Fund I Holdings-2, L.P., a Delaware limited partnership, and CORE Fund I Holdings-5 LP, a Delaware limited partnership.

“CORE Affiliates” means, with respect to the CORE Investors, any person directly controlled by, directly controlling or under direct common control with the CORE Investors. For the avoidance of doubt, CORE Affiliates shall not include co-investors of the CORE Investors.

“Investor Cumulative Sale Percentage” means, on any date of determination, in the case of a Going Public Transaction, a percentage equal to the quotient of (A) a number equal to the aggregate number of shares of Fathom Class A common stock subject to a Sell-Down by the CORE Investors and the CORE Affiliates from and after the consummation of Fathom OpCo’s Going Public Transaction and to and including such date, divided by (B) the aggregate number of shares of Fathom Class A common stock held by the CORE Investors and the CORE Affiliates upon the consummation of the Going Public Transaction and prior to any Sell-Down by the CORE Investors and the CORE Affiliates. The Investor Cumulative Sale Percentage may be adjusted to account for any stock splits, reverse stock splits, combinations, or similar structural changes to the shares of Fathom Class A common stock. For the avoidance of doubt, if, on the date of determination, the calculation of the Investor Cumulative Sale Percentage results in either the vesting of RSUs or the removal of certain restrictions on the transfer of shares of Fathom Class A common stock as described herein, then any release of any earn-out shares shall not negate the result of such vesting trigger being achieved or transfer restriction being removed.

“Going Public Transaction” means (i) the consummation of Fathom OpCo’s first underwritten Public Offering of its common stock under the Securities Act of 1933, as amended, or (ii) whether in one or a series of transactions, any merger, consolidation or other business combination pursuant to which the business of Fathom OpCo is combined with that of a special purpose acquisition company or other blank-check company that has a class of equity securities publicly listed on the New York Stock Exchange or Nasdaq.

“Public Offering” means the sale in an underwritten public offering registered under the Securities Act of equity securities of Fathom OpCo or a corporate successor to Fathom OpCo.

“Sell-Down” means, with respect to any person, (i) any sale by such person pursuant to a registered public offering under the Securities Act, and (ii) any sale by such person to the public pursuant to Rule 144 promulgated under the Securities Act effected through a broker, dealer or market maker (other than pursuant to Rule 144(b) prior to a Public Offering).

Employee Stock Purchase Plan

In connection with the Business Combination, we adopted the Fathom 2021 Employee Stock Purchase Plan (the “ESPP”), a broad-based benefit plan in which our employees, including our NEOs, may purchase shares of Fathom’s Class A common stock at up to a 15% discount. The ESPP includes an initial share reserve of 1,350,806 shares of Class A common stock issuance pursuant to future grants under the ESPP. The number of shares of Fathom Class A common stock initially reserved for issuance under the ESPP will automatically increase on the first trading day of each calendar year, beginning in 2023, by 1% of the total number of shares of Fathom Class A common stock outstanding on the last day of the prior calendar year.

Agreements with our NEOs

In connection with the closing of the Business Combination, each of our NEOs entered into new employment arrangements with Fathom that superseded their prior employment agreements with the company group. The material terms of each arrangement are described below.

Ryan Martin. Mr. Martin is party to an offer letter with Fathom, dated December 23, 2021 (the “Martin Offer Letter”), under which he serves as Chief Executive Officer of Fathom. The Martin Offer Letter provides for an annual base salary of $425,000 and, beginning in 2022, a target annual bonus opportunity equal to 100% of his annual base salary during the relevant performance period. Additionally, the letter provides that Mr. Martin is entitled to participate in the Severance Plan (as described in the Severance Plan section) and for the following unique benefits: (i) a capped monthly health premium of no more than $524 per month, (ii) reimbursement of the premiums for an individual life insurance policy with a face value of at least $1,000,000 and (iii) a monthly car allowance of $1,000.

Richard Stump. Mr. Stump is party to an offer letter with Fathom, dated December 23, 2021 (the “Stump Offer Letter”), under which he serves as Chief Commercial Officer of Fathom. The Stump Offer Letter provides for an annual base salary of $350,000 and, beginning in 2022, a target annual bonus opportunity equal to 60% of his annual base salary during the relevant performance period. Additionally, the letter provides that Mr. Stump is entitled to participate in the Severance Plan (as described in the Severance Plan section below).

Mark Frost. Mr. Frost is party to an amended and restated employment agreement with Fathom, dated December 23, 2021 (the “Frost Employment Agreement”), under which he serves as Chief Financial Officer of Fathom. The agreement provides for an annual base salary of $350,000 and a target annual bonus opportunity equal to 50% of his annual base salary in 2021 and 60% of his annual base salary in 2022. The Frost Employment Agreement also provides that Mr. Frost is entitled to certain unique benefits, including: (i) four weeks’ paid vacation, (ii) reimbursement of pre-approved and documented relocation and travel expenses, up to $40,000, and eligibility for reimbursement of additional relocation benefits in the future (if applicable) and (iii) payment or reimbursement for reasonable costs incurred by Mr. Frost for temporary housing and travel for up to five months following his start date, from his then-current home to the Company’s offices.

In the case of a termination without Cause by the Company or a resignation for Good Reason by Mr. Frost, he would be entitled to (i) salary continuation for 12 months following his termination date, (ii) payment of a pro rata portion of his annual bonus for the year of termination and (iii) up to 12 months of COBRA premiums for Mr. Frost and his dependents, less the amount Mr. Frost would have been required to contribute for such coverage if he was still an active employee. In the case of a “CIC Qualifying Termination” (as defined in the Frost Employment Agreement), any outstanding equity awards held by Mr. Frost under the Company’s then-current equity plan will vest. Mr. Frost is not a participant in the Company’s Severance Plan.

Under their arrangements, each NEO was eligible to participate in the same benefits on the same basis as other senior management of Fathom as well as to participate in the 2021 Omnibus Plan. In addition, each NEO is bound by certain confidentiality and restrictive covenants under their employment agreements.

Severance Plan

On December 23, 2021, the Board approved the Severance Plan, which provides for severance benefits to a select group of the Company’s senior-level executives who enter into participation agreements under the Severance Plan, including Messrs. Martin and Stump (the “Covered Executives”). Covered Executives may become entitled to severance benefits under the Severance Plan in the event a Covered Executive incurs an involuntary termination by the Company without Cause (as defined in the Severance Plan) or by the Covered Executive resigning for Good Reason (as defined in the Severance Plan), whether or not in connection with a Change in Control of the Company (as defined in the Severance Plan) (each, a “Qualifying Termination”). Severance benefits under the Severance Plan are determined based on a Covered Executive’s “Tier” and whether the Qualifying Termination of employment occurs within the three months prior to or 12 months following a Change in Control (a “CIC Qualifying Termination”) or not in connection with a Change in Control (“Non-CIC Qualifying Termination”).

In the event Messrs. Martin or Stump incur a Non-CIC Qualifying Termination, provided each NEO timely executes a release of claims and complies with applicable restrictive covenants, he will be entitled to (i) salary continuation for 18 months for Mr. Martin and 12 months for Mr. Stump following their termination date, (ii) payment of a pro rata portion of his annual bonus for the year of termination and (iii) COBRA premiums for each NEO and his dependents, less the amount the NEO would have been required to contribute for such coverage if he was still an active employee, for 18 months for Mr. Martin and 12 months for Mr. Stump.

In the event Messrs. Martin or Stump incur a CIC Qualifying Termination, provided each NEO timely executes a release of claims and complies with applicable restrictive covenants, he will be entitled to (i) a lump sum cash payment equal to 18 months and 12 months of base salary for Mr. Martin and Mr. Stump, respectively, (ii) a lump sum cash payment equal to the NEO’s target annual bonus as of the date of termination multiplied by 1.5x for Mr. Martin and 1.0x for Mr. Stump and (iii) COBRA premiums for each NEO and his dependents, less the amount the NEO would have been required to contribute for such coverage if he was still an active employee, for 18 months for Mr. Martin and 12 months for Mr. Stump.

The Severance Plan also provides that in the event of a CIC Qualifying Termination, unvested time-vesting equity and long-term incentive awards will automatically vest in full, and any unvested performance-vesting equity and long-term incentive awards will be treated in accordance with the applicable plan and award agreement, with those granted under the 2021 Omnibus Plan generally vesting as described below under “Potential Payments Upon Termination or Change in Control”.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows information regarding outstanding equity awards held by the NEOs as of December 31, 2021.

	Stock Awards(1)
Name	Number of Shares or Units of Stock that have not Vested (#)(2)	Market Value of Shares or Units of Stock that have not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that have not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights that have not Vested ($)(3)
Ryan Martin(5)	232,759	$1,843,452	1,396,558	$11,060,740
Richard Stump(7)	77,587	$614,490	465,519	$3,686,911
Mark Frost(8)	—	—	403,896	$3,198,857

(1)

All awards reflected in this table were granted under the 2021 Omnibus Plan as substitute awards for pre-closing phantom units under the Combined Phantom Plan, as explained in more detail above under “2021 Omnibus Incentive Plan.”

(2)

The figures in this column represent outstanding awards of time-based restricted stock units (“RSUs”). Messrs. Martin and Stump’s awards vest in two equal installments on January 7, 2022 and January 7, 2023 for Mr. Martin and September 23, 2022 and September 23, 2023 for Mr. Stump, in each case subject to the NEO’s continued service with Fathom through each applicable vesting date. The shares received upon vesting will be subject to the Fathom Transfer Restrictions.

(3)

For purposes of this table, the market value of the RSUs and restricted stock is determined by multiplying the number of shares by $7.92, the closing price of one share of Fathom Class A common stock on December 31, 2021.

(4)

The figures in this column represent outstanding performance-based RSUs. that vest subject to the NEO’s continued service through each of the following vesting events: (i) 25% of the RSUs will vest if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 60%; (ii) 25% of the RSUs will vest if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 80%; and (iii) 50% of the RSUs will vest if the CORE Investors and the CORE Affiliates collectively Sell-Down an Investor Cumulative Sale Percentage equal to at least 95%.

(5)

Mr. Martin’s original MCT Phantom Units were granted on April 8, 2019, with such units being replace with phantom units under the Combined Phantom Plans on July 7, 2021 and in turn subsequently substituted with RSUs granted under the 2021 Omnibus Plan on the Closing Date; Mr. Martin’s vesting commencement date was his first day of employment, January 7, 2019.

(6)

Fifty percent of Mr. Stump’s original MCT Phantom Units equity awards were granted on December 23, 2019 and fifty percent were granted on April 9, 2021, with such units being replace with phantom units under the Combined Phantom Plans on July 7, 2021 and in turn subsequently substituted with RSUs granted under the 2021 Omnibus Plan on the Closing Date; Mr. Stump’s vesting commencement date for all awards was his first day of employment, September 23, 2019.

(7)

Mr. Frost’s original Combined Phantom Plan Phantom Units were granted on July 7, 2021 with such units either vesting or being substituted with RSUs under the 2021 Omnibus Plan on the Closing Date; Mr. Frost’s vesting commencement date for all awards was his first day of employment, April 19, 2021.

Potential Payments Upon Termination or Change in Control

Our NEOs are eligible for certain severance benefits, to the extent they agree to execute a separation agreement and general release of claims, in connection with a termination without Cause by the Company or a resignation for Good Reason (as each term is defined in the Severance Plan for Messrs. Martin and Stump or the Frost Employment Agreement for Mr. Frost). In addition, Messrs. Martin and Stump are eligible for certain enhanced severance benefits if such termination without Cause or resignation for Good Reason occurs in the period from three months prior, to 12 months following, a Change in Control of the Company (as defined in the Severance Plan). The severance arrangements as summarized above under the “Severance Plan” for Messrs. Martin and Stump and “Agreements with our NEOs” for Mr. Frost.

In the event an NEO terminated without Cause by the Company or resigns for Good Reason in the period from three months prior, or 12 months following, a Change in Control of the Company (as each term is defined in the Severance Plan for Messrs. Martin and Stump or the Frost Employment Agreement for Mr. Frost), any outstanding and unvested time-vesting awards held by the NEO under the 2021 Omnibus Plan will automatically vest in full on the NEO’s termination date. Furthermore, any outstanding performance-vesting awards held by the NEO under the 2021 Omnibus Plan will vest (i) at the greater of target performance and actual performance with respect to any performance period that has completed prior to the termination date and (ii) at target performance with respect to any performance period that has not yet commenced or not yet completed as of the termination date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investor Rights Agreement

At the Closing of the Business Combination, Fathom entered into an investor rights agreement (the “Investor Rights Agreement”) with the CORE Investors, and certain other equityholders of Fathom and/or Fathom OpCo named therein. The Investor Rights Agreement provides for an initial ten-person Board, consisting of nine individuals to be designated by the CORE Investors, which initially include Carey Chen, TJ Chung (Chair), Dr. Caralynn Nowinski Collens, David Fisher, Maria Green, Peter Leemputte, Ryan Martin, John May and Robert Nardelli, and Adam DeWitt, an independent director who was mutually agreed upon by the CORE Investors and the Sponsor in accordance with the terms of the Investor Rights Agreement.

Under the Investor Rights Agreement, the CORE Investors have certain continued nomination rights for a number of directors ranging from the majority of the Board to one director, while they beneficially own shares of common stock in excess of certain ownership percentages of the amount owned by the CORE Investors at Closing, as determined in accordance with the Investor Rights Agreement. In particular, from and after the Closing Date, the CORE Investors have the right, but not the obligation, to nominate to the Board a number of designees equal to at least: (i) a majority of the Board’s seats, so long as the CORE Investors beneficially own shares of common stock representing at least 50% of the total shares of Fathom common stock beneficially owned by the CORE Investors immediately after the Closing (the “Original Amount”), (ii) 35% of the Board’s seats, in the event that the CORE Investors beneficially own shares of common stock representing at least 20% but less than 35% of the Original Amount, (iii) 20% of the Board’s seats, in the event that the CORE Investors beneficially own shares of common stock representing at least 10% but less than 20% of the Original Amount and (iv) one director, in the event that the CORE Investors beneficially own shares of common stock representing at least 5% of the Original Amount. For purposes of calculating the number of directors that the CORE Investors are entitled to nominate pursuant to the immediately preceding sentence, any fractional amounts shall automatically be rounded up to the nearest whole number (e.g., 1-1/4 directors shall equate to 2 directors) and any such calculations shall be made after taking into account any increase in the size of the Board. In addition, for so long as the CORE Investors beneficially own shares of common stock representing at least 5% of the Original Amount, CORE Investors will have the right to designate a person to attend meetings of the Board (including any meetings of any committees thereof) in a non-voting observer capacity.

The parties to the Investor Rights Agreement agreed (subject to exceptions for permitted transfers) to a contractual lock-up on the sale of Class A common stock held by them for the period beginning on the Closing Date and ending one hundred eighty (180) days thereafter (the “Lock-Up Period”).

In addition, the CORE Investors and the other parties to the Investor Rights Agreement agreed to the vesting terms of the Earnout Shares. After expiration of the Lock-Up Period, the unvested Earnout Shares will not be transferable and those already vested Earnout Shares will only be transferable to those permitted transferees under the Investor Rights Agreement. In the event that any unvested Earnout Shares have not vested on or prior to the fifth (5th) anniversary of the Closing Date, those Earnout Shares that have not vested will automatically be forfeited and surrendered to Fathom for no consideration.

The Investor Rights Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the foregoing description of the Investor Rights Agreement is qualified by reference thereto.

Registration Rights Agreement

At the Closing of the Business Combination, Fathom also entered into a registration rights agreement with the Legacy Fathom Owners, the Sponsor and the other parties thereto (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, Fathom granted to the Legacy Fathom Owners (including the CORE Investors), the Sponsor and certain of the former members of the Altimar II Board customary demand, shelf and piggyback registration rights. Fathom is required to file within thirty days of the Closing a shelf registration statement registering the public resale of the shares of common stock and Warrants of Fathom held by such stockholders (the “Shelf Registration Statement”), and cause the Shelf Registration Statement to be declared effective as promptly as practicable after the filing thereof and no later than the earlier of (A) 60 calendar days after the filing thereof (or, in the event the Securities and Exchange Commission (the “SEC”)

reviews and has written comments to the Shelf Registration Statement, the 90th calendar day following the filing thereof) and (B) the 10th business day after the date Fathom is notified (orally or in writing, whichever is earlier) by the SEC that it will not review the Shelf Registration Statement.

The Registration Rights Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the foregoing description of the Registration Rights Agreement is qualified by reference thereto.

Fathom Operating Agreement

On the Closing Date, Fathom OpCo, Fathom and the other members named therein entered into the Fathom Operating Agreement which provides, among other things, that Fathom will serve as the managing member of Fathom OpCo, and for a redemption right with respect to vested New Fathom Units. Pursuant to the terms of the redemption right, each vested New Fathom Unit will be redeemable, subject to certain limitations, for either one share of Class A common stock, or, at Fathom’s or Fathom OpCo’s election, cash of an equivalent value, pursuant to and in accordance with the terms of the Fathom Operating Agreement.

Subject to certain limitations, Fathom, as the managing member of Fathom OpCo, will have the sole authority to manage the business, properties and affairs of Fathom OpCo in accordance with the Fathom Operating Agreement and applicable law. Pursuant to the Fathom Operating Agreement, except with respect to “tax distributions” described below, Fathom has the right to determine when distributions will be made to the members of Fathom OpCo and the amount of any such distributions, subject to certain limitations provided therein. The Fathom Operating Agreement provides for mandatory “tax distributions” to the members of Fathom OpCo if the taxable income of Fathom OpCo gives rise to taxable income for its members (including Fathom), and previous distributions to the members with respect to the applicable taxable period are less in the aggregate than the amount of such members’ income tax liability with respect to such taxable income.

The Fathom Operating Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the foregoing description of the Fathom Operating Agreement is qualified by reference thereto.

Tax Receivable Agreement

In connection with the Closing of the Business Combination, Fathom entered into the Tax Receivable Agreement by and among Fathom, Fathom OpCo, each of the Exchange TRA Parties (as defined in the Tax Receivable Agreement) party thereto, each of the Blocker TRA Parties (as defined in the Tax Receivable Agreement) party thereto and CORE Industrial Partners Management LP, in its capacity as TRA Party Representative (as defined in the Tax Receivable Agreement). Pursuant to the Tax Receivable Agreement, Fathom will be required to pay 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of tax basis in certain assets and other tax attributes of Fathom or the Fathom Blockers (as defined in the Tax Receivable Agreement) at the time of the Business Combination, any increases in tax basis and other tax benefits related to the payment of cash consideration pursuant to the Business Combination Agreement and any increases in tax basis and other tax benefits resulting from any exchange of New Fathom Units for shares of Class A common stock or cash in the future or from any payment under the Tax Receivable Agreement.

The Tax Receivable Agreement provides that, in certain events, including a change of control, breach of a material obligation under the Tax Receivable Agreement, or Fathom’s exercise of early termination rights, Fathom’s obligations under the Tax Receivable Agreement will accelerate and Fathom will be required to make a lump-sum cash payment to the Exchange TRA Parties and the Blocker TRA Parties (each as defined in the Tax Receivable Agreement) and other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to Fathom’s future taxable income.

The Tax Receivable Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part, and the foregoing description of the Tax Receivable Agreement is qualified by reference thereto.

Forfeiture and Support Agreement

Pursuant to the Forfeiture and Support Agreement, dated as of July 15, 2021 and subsequently amended on November 16, 2021 (the “Forfeiture and Support Agreement”), (a) the Sponsor waived, on behalf of itself and the other Altimar II Founders effective upon the Closing, as holder of a majority of Altimar II’s Class B ordinary shares prior to the Domestication and a majority of the shares of Class C common stock outstanding as a result of the Domestication, the anti-dilution adjustments set forth in Altimar II’s prior Amended and Restated Memorandum and Articles of Association and Altimar II’s Certificate of Incorporation filed in connection with the Business Combination, (b) the Sponsor (along with the other Altimar II Founders) forfeited and surrendered for no additional consideration the Forfeited Shares which would have been received by the Altimar II Founders upon the automatic conversion of their shares of Class C common stock at the Closing, and (c) the Altimar II Founders’ shares of Class A common stock following the Business Combination are subject to certain transfer restrictions.

Under the Forfeiture and Support Agreement, the Sponsor also provided funds to Altimar II to satisfy the funding of certain transaction expenses, after utilizing the unused portion of the working capital amount funded by the Sponsor to Altimar II prior to the execution of the Business Combination Agreement, that were in excess of the aggregate $27,000,000 cap referenced in the Business Combination Agreement. All obligations of Altimar II to the Sponsor for borrowed money or any payments made to or on behalf of Altimar II were settled in cash and not through the issuance of Warrants or other equity securities of Altimar II.

Financing Arrangement Fee

At the Closing, the Core Investors were paid a transaction fee of $5 million by Fathom OpCo for financing arrangement services provided to Fathom OpCo in connection with the Business Combination and the New Credit Agreement.

Fathom Precision International Ltd.

For the years ended December 31, 2020 and 2019, certain employees of Fathom OpCo, including Richard Stump, had a non-controlling ownership interest in Fathom Precision International Ltd. (“FPIL”), which supplies services to the Company. Mr. Stump is Fathom OpCo’s Chief Commercial Officer and owns a 12.5% equity interest in FPIL. Purchases by Fathom OpCo from such entity totaled $6.4 million and $1.1 million for the years ended December 31, 2020 and 2019, respectively, and $6.2 million for the nine months ended September 30, 2021.

Management Services Agreement

MCT Holdings, LLC and Incodema Holdings, LLC, each now wholly owned subsidiaries of Fathom OpCo, entered into a management services agreement with an entity related through common ownership to the majority member in August 2018 and July 2020, respectively, which was terminated upon closing of the Business Combination. As of December 31, 2020, both MCT Holdings, LLC and Incodema, LLC were under common control of an affiliate of the CORE Investors. For the years ended December 31, 2020 and 2019 and the nine months ended September 30, 2021, Fathom OpCo incurred expenses related to such management fees of approximately $742,000, $308,000 and $1,245,000, respectively.

April Reorganization

On April 30, 2021, Incodema Holdings, LLC and MCT Group Holdings, LLC were recapitalized through an exchange of equity, pursuant to which each member of Incodema Holdings LLC and each member of MCT Group Holdings, LLC exchanged their equity interests in Incodema Holdings LLC or MCT Group Holdings, LLC, respectively, for equity interests in Fathom OpCo. As a result of this reorganization, each of Incodema Holdings, LLC and MCT Group Holdings, LLC are wholly owned subsidiaries of Fathom OpCo.

Nardelli Investment

On November 19, 2019, Robert Nardelli purchased 1,250 Class A Preferred Units and 1,250 Class B Common Units of MCT Group Holdings, LLC for an aggregate purchase price of $125,000. On April 30, 2021, Mr. Nardelli exchanged these units of MCT Group Holdings, LLC for equity interests in Fathom OpCo in connection with the reorganization described above under the section entitled, “— Fathom OpCo Related Person Transactions — April Reorganization.” Mr. Nardelli is a member of Fathom’s board of directors following the Business Combination.

Fisher Investment

On February 15, 2019, David Fisher purchased $250,000 of limited partner interests in CORE Industrial Partners Fund I, L.P., an affiliate of the CORE Investors. Mr. Fisher is a member of Fathom’s board of directors following the Business Combination.

Related Party Transaction Policy

Our board of directors has adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which Fathom or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

A “Related Person” means:

•	any person who is, or at any time during the applicable period was, one of the Fathom’s officers or one of Fathom’s directors;

•	any person who is known by Fathom to be the beneficial owner of more than five percent (5%) of its voting stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than five percent (5%) of its voting stock, and any person (other than a tenant or employee) sharing the household of such director, officer or beneficial owner of more than five percent (5%) of its voting stock; and

•

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a ten percent (10%) or greater beneficial ownership interest.

Fathom will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its charter, the audit committee will have the responsibility to review related party transactions.

All of the transactions described in this section were entered into prior to the adoption of this policy. Certain of the foregoing disclosures are summaries of certain provisions of our related party agreements, and are qualified in their entirety by reference to all of the provisions of such agreements. Because these descriptions are only summaries of the applicable agreements, they do not necessarily contain all of the information that you may find useful. Copies of certain of the agreements (or forms of the agreements) have been filed as exhibits to the registration statement of which this prospectus is a part, and are available electronically on the website of the SEC at www.sec.gov..

Indemnification

We have entered into indemnification agreements with each of our directors and executive officers which provide that we will indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our by-laws.

DIRECTOR COMPENSATION

Director Compensation Table

The following table provides information concerning the compensation of each non-employee director who served on Fathom’s Board in 2021.

Name(1)	Stock Awards ($)(2)	Total ($)
TJ Chung(3)	—	—
John May(3)	—	—
Robert Nardelli	$236,925	$236,925
Carey Chen	$236,925	$236,925
Dr. Caralynn Nowinski Collens	$236,925	$236,925
Adam DeWitt	$236,925	$236,925
David Fischer	$236,925	$236,925
Maria Green	$236,925	$236,925
Peter Leemputte	$236,925	$236,925

(1)	Each individual became a non-employee director of Fathom on December 23, 2021.
(2)

The amount reported in the “Stock Awards” column represent the aggregate grant date fair value of RSU awards granted to our non-employee directors (other than Messrs. Chung and May), computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718 based on the closing price of one share of Fathom common stock on December 23, 2021. As described below under “Director Compensation Program,” each of our non-employee directors (other than Messrs. Chung and May) received an initial RSU grant (consisting of 22,500 RSUs) under the 2021 Omnibus Plan in connection with the closing of the Business Combination. As of December 31, 2021, our non-employee directors (other than Messrs. Chung and May) each held an aggregate 22,500 unvested RSUs that were granted in connection with their service as a non-employee director of Fathom.

(3)	Messrs. Chung and May were not eligible for director compensation in 2021.

Director Compensation Program

Following the closing of the Business Combination, we adopted a non-employee director compensation program, which is designed to provide competitive compensation necessary to attract and retain high quality non-employee directors and to encourage ownership of Fathom stock to further align their interests with those of our stockholders. The new program will provide the following compensation for non-employee directors going forward:

•	An annual cash retainer of $50,000;

•	An initial equity award of 22,500 RSUs and an annual equity award with a target grant date fair value equal to $150,000, to be granted each year at the annual meeting of the Company’s stockholders;

•

An annual cash retainer of $20,000 for the chair of the audit committee, $15,000 for the chair of the compensation committee and $10,000 for the chair of the nominating and corporate governance committee;

•

An annual cash retainer of $10,000 for other members of the audit committee, $7,500 for other members of the compensation committee, and $5,000 for other members of the nominating and corporate governance committee; and

•	An additional annual retainer of $50,000 for serving as our non-executive chair and, if applicable, $20,000 for serving as our lead director.

Each initial grant of equity-based awards described above will vest in substantially equal annual instalments on each of the first three anniversaries of the grant date and were awarded on December 23, 2021 to each of our non-employee directors (other than Messrs. Chung and May). Each annual grant of equity-based awards described above will vest in full on the first anniversary of the grant date, or in such other circumstances as set forth in the applicable award agreement. Messrs. Chung and May, each affiliates of the CORE Investors, and Mr. Martin, the Chief Executive Officer of the Company, are not entitled to receive any compensation for serving on our Board.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Class A common stock and Warrants, which we refer to collectively as our securities. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of our securities who are initial purchasers of our securities pursuant to this offering and hold our securities as a capital asset within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). This discussion assumes that any distributions made by us on our securities and any consideration received by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our securities;

•	persons holding our securities shares as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	U.S. Holders (as defined below) that hold our securities through a non-U.S. broker or other non-U.S. intermediary;

•	persons who are, or may become, subject to the expatriation provisions of the Code;

•	persons that are subject to “applicable financial statements rules” under section 451(b) of the Code:

•	controlled foreign corporations; and

•	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass through entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our securities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations promulgated under the Code (Treasury Regulations) as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. Holder.” A U.S. Holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States as determined for U.S. federal income tax purposes;

•

a corporation (or other entity taxable as a corporation) organized in or under (or treated for U.S. federal income tax purposes as organized in or under) the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•

a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions. We do not expect to pay any distributions on our Class A common stock in the foreseeable future. However, if we pay distributions or make constructive distributions (other than certain distributions of our stock or rights to acquire our stock) to U.S. Holders of our Class A common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of Class A common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock” below.

Dividends we pay to a U.S. Holder that is treated as a corporation for U.S. federal income tax purposes generally should qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder should constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a U.S. Holder that is treated as a corporation for U.S. federal income tax purpose may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. Holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock. Upon a sale or other taxable disposition of our Class A common stock, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in its Class A common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A common stock so disposed of exceeds one year. Long-term capital gains recognized by non- corporate U.S. Holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to significant limitations.

Generally, the amount of gain or loss recognized by a U.S. Holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its Class A common stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A common stock generally will equal the U.S. Holder’s acquisition cost of such Class A common stock (or, in the case of Class A common stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A common stock, as discussed below), less any prior distributions treated as a return of capital.

Exercise of a Warrant. Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a Warrant for cash. The U.S. Holder’s initial tax basis in the share of our Class A common stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s adjusted tax basis in the Warrant and the exercise price of such Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders—Possible Constructive Distributions”). It is unclear whether a U.S. Holder’s holding period for the Class A common stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current U.S. federal income tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A common stock received generally should equal the holder’s adjusted tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A common stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A common stock generally would include the holding period of the Warrant.

It is also possible that a cashless exercise of a Warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the Warrants being exercised having a value equal to the aggregate exercise price of the Warrants being exercised in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A common stock received would equal the sum of the exercise price and the U.S. Holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A common stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrant.

Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A common stock received, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant. Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A common stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders—Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to significant limitations.

A redemption of Warrants for Class A common stock described in this prospectus under “Description of Securities—Warrants—Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A common stock. Your aggregate initial tax basis in the shares of Class A common stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Class A common stock received in redemption of your Warrants should include your holding period for your surrendered Warrants. However, there is some uncertainty regarding this tax treatment and it is possible such a redemption could be treated differently, including as, in part, a taxable exchange in which gain or loss would be recognized in a manner similar to that discussed above for a cashless exercise of Warrants. Accordingly, a U.S. Holder is urged to consult its tax advisor regarding the tax consequences of a redemption of Warrants for shares of Class A common stock.

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of Class A common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Our Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a taxable distribution of cash or other property to the holders of shares of our Class A common stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Class A common stock equal to the fair market value of such increased interest and a U.S. Holder’s adjusted tax basis in its Warrants would generally be increased to the extent any such constructive distribution is treated as a dividend. For certain information reporting purposes, we are required to determine the date and amount of any such constructive distributions. Proposed Treasury Regulations, which we may rely on prior to the issuance of final Treasury Regulations, specify how the date and amount of constructive distributions are determined.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of our securities, unless the U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a beneficial owner of our securities who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions (other than certain distributions of our stock and rights to acquire our stock) we make to a Non-U.S. Holder of shares of our Class A common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). In the case of any constructive dividend to a Non-U.S. Holder of Warrants (as described below in “Non-U.S. Holders— Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to the Non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sales proceeds from Warrants or other property subsequently paid or credited to such Non-U.S. Holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our Class A common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of our securities, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock and Warrants” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. In that case, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock and Warrants. A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our securities (including the expiration or redemption of our Warrants) unless:

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the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

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we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our securities, and, in the case where shares of our Class A common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Class A common stock at any time within the shorter of the five- year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Class A common stock. There can be no assurance that our Class A common stock will be treated as regularly traded on an established securities market for this purpose. These rules may be modified for Non-U.S. Holders of Warrants. If we are or have been a “United States real property holding corporation” and you own Warrants, you are urged to consult your own tax advisor regarding the application of these rules.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. Holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. Holder, gain recognized by such Holder on the sale, exchange or other disposition of our Class A common stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A common stock or Warrants from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the business combination is completed. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether we would be treated as a United States real property holding corporation in any future year.

Possible Constructive Distributions. The terms of each Warrant provide for an adjustment to the number of shares of Class A common stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Our Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a Non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A common stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A common stock which is taxable to such holders as a distribution. A Non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders—Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Class A common stock equal to the fair market value of such increased interest.

Exercise, Lapse or Redemption of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Warrant, or the lapse of a Warrant held by a Non-U.S. Holder, or the redemption of a Warrant held by a Non-U.S. Holder generally will correspond to the U.S. federal income tax treatment of the exercise, lapse or redemption of a Warrant by a U.S. Holder, as described above under “U.S. Holders - Exercise of a Warrant” and “U.S. Holders—Sale, Exchange, Redemption or Expiration of a Warrant,” as applicable, although to the extent a cashless exercise or redemption of a Warrant results in a taxable exchange, the consequences would be the same as those described above under “Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A common stock and Warrants.”

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our Class A common stock and Warrants. A Non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose withholding at a rate of 30% on payments of dividends (including constructive dividends) in respect to our securities which are held by or through certain foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Accordingly, the entity through which our Class A common stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30% unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provide certain information regarding the entity’s “substantial United States owners” which will in turn be provided to the U.S. Department of Treasury. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits.

Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019; however the Treasury released proposed Treasury Regulations upon which taxpayers May rely that eliminate the obligation to withhold on gross proceeds. Such proposed Treasury Regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.- source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our securities.

Possible Legislative Tax Changes

The foregoing summary of U.S. federal income tax law reflects provisions of recent legislation. However, because, Treasury Regulations and other official interpretations have not been issued with respect to a number of such provisions, their meaning is uncertain. In addition, legislation has been or may be proposed in the U.S. Congress that might have a substantial and adverse effect on U.S Holders and Non-U.S. Holders. U.S. Holders and Non-U.S. Holders are urged to consult with their own professional advisers as to all current and possible future proposals with respect to federal, state and local tax legislation and the effect, if any, that such legislation may have on an investment in our common stock and Warrants. In addition, the U.S. federal income tax rate (and any other applicable tax rates) may increase during the ownership of the common stock and Warrants and negatively affect the after-tax returns of the U.S. Holders and Non-U.S. Holders.

PLAN OF DISTRIBUTION

We are registering up to 154,518,484 shares of Class A common stock for possible resale by the Selling Stockholders from time to time and up to 18,525,000 shares of Class A common stock that are issuable upon the exercise of the Warrants. We are required to pay all fees and expenses incident to the registration of the shares of our Class A common stock to be offered and sold pursuant to this prospectus.

The Selling Stockholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or Warrants or interests in our common stock or Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or Warrants or interests in our common stock or Warrants on any stock exchange, market or trading facility on which shares of our common stock or Warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Subject to the limitations set forth in any applicable registration rights agreement, the Selling Stockholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the applicable exchange;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;

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in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through a distribution by a Selling Stockholder or its affiliates to its partners, members or stockholders;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Stockholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

The Selling Stockholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Stockholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Stockholder.

To the extent required, the shares of our Class A common stock or Warrants to be sold, the names of the Selling Stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In connection with the sale of shares of our Class A common stock or Warrants, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our Class A common stock or Warrants in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of our Class A common stock or Warrants short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock or Warrants to broker-dealers that in turn may sell these shares or Warrants. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the Warrant Agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a brokerdealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Stockholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Fathom’s shares of Class A common stock are currently listed on the NYSE under the symbol “FATH” and Fathom’s warrants are currently listed on the NYSE under the symbol “FATH.WS”.

The Selling Stockholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Stockholders pay for solicitation of these contracts.

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholders or borrowed from any Selling Stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Stockholders and any broker-dealer or agent regarding the sale of the securities by the Selling Stockholders. Upon our notification by a Selling Stockholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.

Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.

In offering the securities covered by this prospectus, the Selling Stockholders and any underwriters, broker-dealers or agents who execute sales for the Selling Stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.

The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Stockholders, or perform services for us or the Selling Stockholders, in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Stockholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Stockholders or any other person, which limitations may affect the marketability of the shares of the securities.

We will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

LEGAL MATTERS

Winston & Strawn LLP has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus.

EXPERTS

The consolidated financial statements of Fathom Holdco, LLC and subsidiaries as of and for the years ended December 31, 2020 and 2019, included in the prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP (“GT”), independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The combined financial statements of Incodema, Inc. and NewChem, Inc. as of and for the years ended December 31, 2019 and 2018, the financial statements of Dahlquist Machine, Inc. as of and for the nine months ended September 30, 2020 and the financial statements of Majestic Metals, LLC as of and for the nine months ended September 30, 2020 and the year ended December 31, 2019, included in the prospectus and elsewhere in the registration statement have been so included herein in reliance upon the report of GT, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Altimar Acquisition Corp. II as of December 31, 2020, and for the period from December 7, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC (“Withum”), independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGE IN AUDITOR

On the Closing Date, the Audit Committee of the Board approved the engagement of GT as Fathom’s independent registered public accounting firm to audit Fathom’s consolidated financial statements for the year ended December 31, 2021. Withum served as independent registered public accounting firm of Altimar II prior to the Business Combination. Accordingly, Withum was informed that it would be replaced by GT as the Company’s independent registered public accounting firm following completion of the Business Combination.

The reports of Withum on Altimar II’s balance sheet as of December 31, 2020 and the statements of operations, changes in stockholders’ equity and cash flows for the period from December 7, 2020 (inception) to December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period from December 7, 2020 (inception) to December 23, 2021, there were no disagreements between the Company and Withum on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Withum, would have caused it to make reference to the subject matter of the disagreements in its reports on the Company’s financial statements for such period.

During the period from December 7, 2020 (inception) to September 30, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), other than the occurrence of a material weakness in internal control over financial reporting for the quarterly period ended September 30, 2021 as a result of Altimar II’s disclosure controls not being effective for the quarterly period ended September 30, 2021.

During the period from December 7, 2020 (inception) to December 31, 2020 and subsequent interim period through the date the Board approved the engagement of GT as the Company’s independent registered public accounting firm, Altimar II did not consult with GT on (i) matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on Altimar II’s consolidated financial statements and neither a written report nor oral advice was provided to the Company that GT concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Withum with a copy of the foregoing disclosures and requested that Withum furnish the Company with a letter addressed to the SEC stating whether Withum agrees with the statements made by the Company set forth above. A copy of Withum’s letter, dated December 30, 2021, is attached as Exhibit 16.1 to this Registration Statement and is incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.

In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.fathommfg.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS

Altimar Acquisition Corp. II

Fathom Holdco, LLC and Subsidiaries

INCODEMA HOLDINGS, INC. AND NEWCHEM, INC. FINANCIAL STATEMENTS

Combined Financial Statements of Incodema Holdings, Inc. and NewChem, Inc. as of and for the Six Months ended June 30, 2020 and 2019

Combined Balance Sheets	F-99
Combined Statements of Operations (Unaudited)	F-100
Combined Statement of Stockholders Equity (Deficit) (Unaudited)	F-101
Combined Statements of Cash Flows (Unaudited)	F-102
Notes to Combined Financial Statements	F-103

Audited Combined Financial Statements of Incodema, Inc. and NewChem, Inc. as of and for the Twelve Months ended December 31, 2019 and 2018

Report of Independent Certified Public Accountants	F-113
Combined Balance Sheets	F-114
Combined Statements of Operations	F-115
Combined Statements of Stockholders’ Equity (Deficit)	F-116
Combined Statements of Cash Flows	F-117
Notes to Combined Financial Statements	F-118

MAJESTIC METALS, LLC FINANCIAL STATEMENTS

Audited Financial Statements of Majestic Metals, LLC as of and for the Nine Months ended September 30, 2020 and the Twelve Months ended December 31, 2019

Report of Independent Certified Public Accountants	F-128
Balance Sheets	F-129
Statements of Operations	F-130
Statements of Members’ Equity	F-131
Statements of Cash Flows	F-132
Notes to Financial Statements	F-133

DAHLQUIST MACHINE, INC. FINANCIAL STATEMENTS

Audited Financial Statements of Dahlquist Machine, Inc. as of and for the Nine Months ended September 30, 2020

Report of Independent Certified Public Accountants	F-140
Balance Sheet	F-141
Statement of Operations	F-142
Statement of Stockholder’s Equity	F-143
Statement of Cash Flows	F-144
Notes to Financial Statements	F-145

ALTIMAR ACQUISITION CORP. II

CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$331,112	$—
Prepaid expenses	744,813	—

Total current assets	1,075,925	—
Deferred offering costs	—	75,000
Investments held in the Trust Account	345,011,697	—

TOTAL ASSETS	$346,087,622	$75,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$259,896	$—
Accrued offering costs	3,607	50,000
Promissory Note — related party	—	5,000

Total current liabilities	263,503	55,000
Warrant liability	19,642,970	—
Deferred underwriting fee payable	12,075,000	—

Total liabilities	31,981,473	55,000
Commitments and Contingencies
Class A Ordinary Shares subject to possible redemption — 34,500,000 and no shares at $10.00 per share redemption value as of September 30, 2021 and December 31, 2020, respectively	345,000,000	—
Shareholders’ Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	863	863
Additional paid-in capital	—	24,137
Accumulated surplus (deficit)	(30,894,714)	(5,000)

Total shareholders’ equity (deficit)	(30,893,851)	20,000

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$346,087,622	$75,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALTIMAR ACQUISITION CORP. II

CONDENSED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

(UNAUDITED)

	For the Three Months Ended September 30, 2021	For the Nine Months Ended September 30, 2021
Operating (income) costs	$1,121,132	$1,691,620

(Income) loss from operations	1,121,132	1,691,620
Other income (expense)
Interest earned on investments held in the Trust Account	5,301	11,697
Transaction costs allocated to the Warrants	—	(755,071)
Change in fair value of Warrant liability	3,718,348	3,190,546

Other income (expense), net	3,723,649	2,447,172

Net income (loss)	$2,602,517	$755,552

Weighted average shares outstanding, redeemable Class A Ordinary Shares	34,500,000	29,571,429

Basic and diluted net income (loss) per share, redeemable Class A Ordinary Shares	$0.06	$0.02

Weighted average shares outstanding, Class B Ordinary Shares	8,625,000	8,460,165

Basic and diluted net income (loss) per share, Class B Ordinary Shares	$0.06	$0.02

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALTIMAR ACQUISITION CORP. II

CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021

(UNAUDITED)

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-In Capital	Accumulated Surplus (Deficit)	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount
Balance — January 1, 2021	—	$—	8,625,000	$863	$24,137	$(5,000)	$20,000
Accretion for Class A Ordinary Shares to redemption amount	—	—	—	—	(24,137)	(31,645,266)	(31,669,403)
Net income (loss)	—	—	—	—	—	(15,725,653)	(15,725,653)

Balance — March 31, 2021 (restated)	—	—	8,625,000	863	—	(47,375,919)	(47,375,056)
Net income (loss)	—	—	—	—	—	13,878,688	13,878,688

Balance — June 30, 2021 (restated)	—	—	8,625,000	863	—	(33,497,231)	(33,496,368)
Net income (loss)	—	—	—	—	—	2,602,517	2,602,517

Balance — September 30, 2021	—	$—	8,625,000	$863	$—	$(30,894,714)	$(30,893,851)

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALTIMAR ACQUISITION CORP. II

CONDENSED STATEMENT OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(UNAUDITED)

Cash flows from operating activities
Net income (loss)	$755,552
Adjustments to reconcile net income (loss) to net cash used in operating activities
Interest income on investments held in the Trust Account	(11,697)
Transaction costs allocated to the Warrants	755,071
Change in fair value of Warrant liability	(3,190,546)
Changes in operating assets and liabilities
Prepaid expenses	(744,813)
Accrued expenses	259,896

Net cash used in operating activities	(2,176,537)

Cash flows from investing activities
Investment of cash in the Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash flows from financing activities
Proceeds from sale of the Units, net of underwriting discounts paid	338,100,000
Proceeds from sale of the Private Placement Warrants	9,900,000
Repayment of the Promissory Note — related party	(94,890)
Payment of offering costs	(397,461)

Net cash provided by financing activities	347,507,649

Net change in cash	331,112
Cash — beginning of period	—

Cash — end of period	$331,112

Non-cash investing and financing activities
Offering costs included in accrued offering costs	$3,607

Offering costs paid through the Promissory Note	$89,890

Deferred underwriting fee payable	$12,075,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Altimar Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 7, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from December 7, 2020 (inception) through September 30, 2021 relates to the Company’s formation, the Company’s initial public offering (the “Initial Public Offering”) which is described below, subsequent to the completion of the Initial Public Offering, identifying a target company for a Business Combination, and activities in connection with the proposed business combination with Fathom Holdco, LLC (see Note 6). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Registration Statement on Form S-1 (File No. 333-252260) (the “Registration Statement”) for the Initial Public Offering was declared effective on February 4, 2021. On February 9, 2021, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A Ordinary Shares and the Warrants included in the Units, the “Public Shares” and the “Public Warrants,” respectively), which includes the full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000, as described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,900,000 Warrants (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Altimar Sponsor II, LLC (the “Sponsor”), generating gross proceeds of $9,900,000, as described in Note 4.

Transaction costs amounted to $19,490,958, consisting of $6,900,000 of underwriting fees, $12,075,000 of deferred underwriting fees (see Note 6) and $515,958 of other offering costs. $755,071 of the transaction costs was expensed through the condensed statement of operation on the date of the Initial Public Offering. The remaining transaction costs were charged to equity.

Following the closing of the Initial Public Offering on February 9, 2021, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

of the net proceeds are intended to be applied generally toward consummating a Business Combination. The New York Stock Exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing a definitive agreement in connection with the initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

The Company will provide the Selling Stockholders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of the then issued and outstanding Public Shares, subject to certain limitations as described in the Registration Statement. The per-Public Share amount to be distributed to the Public Shareholders who properly redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters in the Initial Public Offering (as discussed in Note 6). There will be no redemption rights in connection with a Business Combination with respect to the Warrants.

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the U.S. Securities and Exchange Commission’s (the “SEC”) “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the ordinary shares represented in person or by proxy and entitled to vote thereon and who vote at a general meeting, or such other vote as required by applicable law or stock exchange rules. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the SEC and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote the Founder Shares (as defined below) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, the Public Shareholders may elect to redeem their Public Shares without voting and, if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Public Shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

Each of the Sponsor and the Company’s executive officers and directors have agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with an initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination prior to February 9, 2023 (the “Combination Period”) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-Public Share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the amount on deposit in the Trust Account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company will have until February 9, 2023 to consummate a Business Combination. However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to the Company to pay taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its board of directors, liquidate and dissolve, subject, in each case, to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares held by the Sponsor if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its affiliates acquires Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company fails to complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case, net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party that executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters in the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

NOTE 1A. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s unaudited interim condensed financial statements as of September 30, 2021, management determined it should restate its previously reported unaudited interim condensed financial statements. The Company had previously determined the Class A Ordinary Shares subject to possible redemption to be equal to the redemption value of $10.00 per Class A Ordinary Shares while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management has also determined that the Class A Ordinary Shares issued in connection with the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management has concluded that the redemption value should include all the Class A Ordinary Shares subject to possible redemption, resulting in the Class A Ordinary Shares subject to possible redemption being equal to their redemption value. In connection with the change in presentation for the Class A Ordinary Shares subject to possible redemption, the Company also restated its earnings per share calculation to allocate net income (loss) pro rata to Class A and Class B Ordinary Shares. The presentation contemplates a Business Combination as the most likely outcome, in which case, both the Class A Ordinary Shares and the Class B Ordinary Shares share pro rata in the income (loss) of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the changes and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021 and June 30, 2021 as well as the audited balance sheet reported in the Current Report on Form 8-K filed as of February 9, 2021, the closing date of the Initial Public Offering (collectively, the “Prior Affected Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Prior Affected Periods should be restated to present all Class A Ordinary Shares subject to possible redemption in temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering as well as to restate net income (loss) per share. As such, the Company is reporting these restatements to the Prior Affected Periods.

There has been no change in the Company’s total assets, liabilities or operating results.

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

The impact of the restatement on the Company’s previously issued financial statements is reflected in the following tables.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported audited balance sheet as of February 9, 2021:

	As Previously Reported	Adjustment	As Revised
Balance Sheet as of February 9, 2021 (audited)
Class A Ordinary Shares subject to possible redemption	$300,351,190	$44,648,810	$345,000,000
Class A Ordinary Shares	446	(446)	—
Additional paid-in capital	13,003,096	(13,003,096)	—
Accumulated deficit	(8,004,403)	(31,645,268)	(39,649,671)
Total shareholders’ equity (deficit)	5,000,002	(44,648,810)	(39,648,808)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited balance sheet as of March 31, 2021:

	As Previously Reported	Adjustment	As Revised
Balance Sheet as of March 31, 2021 (unaudited)
Class A Ordinary Shares subject to possible redemption	$292,624,940	$52,375,060	$345,000,000
Class A Ordinary Shares	524	(524)	—
Additional paid-in capital	20,729,270	(20,729,270)	—
Accumulated deficit	(15,730,653)	(31,645,266)	(47,375,919)
Total shareholders’ equity (deficit)	5,000,004	(52,375,060)	(47,375,056)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited statement of cash flows for the three months ended March 31, 2021:

	As Previously Reported	Adjustment	As Revised
Three Months ended March 31, 2021 (unaudited)
Non-cash investing and financing activities
Initial classification of Class A Ordinary Shares subject to possible redemption	300,351,190	(300,351,190)	—
Change in value of Class A Ordinary Shares subject to possible redemption	(7,726,250)	7,726,250	—

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited balance sheet as of June 30, 2021:

	As Previously Reported	Adjustment	As Revised
Balance Sheet as of June 30, 2021 (unaudited)
Class A Ordinary Shares subject to possible redemption	$306,503,630	$38,496,370	$345,000,000
Class A Ordinary Shares	385	(385)	—
Additional paid-in capital	6,850,719	(6,850,719)	—
Accumulated deficit	(1,851,965)	(31,645,266)	(33,497,231)
Total shareholders’ equity (deficit)	5,000,002	(38,496,370)	(33,496,368)

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported unaudited statement of cash flows for the six months ended June 30, 2021:

	As Previously Reported	Adjustment	As Revised
Six Months ended June 30, 2021 (unaudited)
Non-cash investing and financing activities
Initial classification of Class A Ordinary Shares subject to possible redemption	300,351,192	(300,351,192)	—
Change in value of Class A Ordinary Shares subject to possible redemption	6,152,436	(6,152,436)	—

The impact to the reported amounts of weighted average shares outstanding and the basic and diluted net income (loss) per share is presented below for the quarterly periods ended March 31, 2021 and June 30, 2021:

	Net Income (Loss) Per Share
	As Previously Reported	Adjustment		As Revised
Three Months Ended March 31, 2021 (unaudited)
Weighted average shares outstanding — Class A Ordinary Shares	34,500,000	(14,950,000)		19,550,000
Basic and diluted net income (loss) per share — Class A Ordinary Shares	$—	$(0.57	) $	(0.57)
Weighted average shares outstanding — Class B Ordinary Shares	8,125,000	—		8,125,000
Basic and diluted net income (loss) per share — Class B Ordinary Shares	$(1.94)	$1.37		$(0.57)

	Net Income (Loss) Per Share
	As Previously Reported	Adjustment		As Revised
Three Months Ended June 30, 2021 (unaudited)
Weighted average shares outstanding — Class A Ordinary Shares	34,500,000	—		34,500,000
Basic and diluted net income (loss) per share — Class A Ordinary Shares	$—	$0.32		$0.32
Weighted average shares outstanding — Class B Ordinary Shares	8,625,000	—		8,625,000
Basic and diluted net income (loss) per share — Class B Ordinary Shares	$1.61	$(1.29	) $	0.32

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

	Net Income (Loss) Per Share
	As Previously Reported	Adjustment		As Revised
Six Months Ended June 30, 2021 (unaudited)
Weighted average shares outstanding — Class A Ordinary Shares	34,500,000	(7,433,702)		27,066,298
Basic and diluted net income (loss) per share — Class A Ordinary Shares	$—	$(0.05	) $	(0.05)
Weighted average shares outstanding — Class B Ordinary Shares	8,376,381	—		8,376,381
Basic and diluted net income (loss) per share — Class B Ordinary Shares	$(0.22)	$0.17		$(0.05)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to the Quarterly Report on Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in condensed financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all of the information and footnotes necessary for a complete presentation of financial position, results of operations or cash flows. In the opinion of the Company’s management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented.

The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, among others, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

irrevocable. The Company has elected not to opt out of such extended transition period which means that, when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires the Company’s management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which the Company’s management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the Warrant liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2021 the Company held $345,011,697 in a money market fund in the Trust Account. The Company did not have any cash equivalents as of December 31, 2020.

Offering Costs

Offering costs consist of legal, accounting and underwriting fees and other costs incurred through the balance sheet date that are directly related to the Initial Public Offering. Offering costs amounted to $19,490,958, of which $18,735,887 were charged to Class A Ordinary Shares subject to possible redemption upon the completion of the Initial Public Offering and $755,071 were expensed on the condensed statement of operations.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for the Class A Ordinary Shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Class A Ordinary Shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A Ordinary Shares (including Class A Ordinary Shares that feature redemption rights that are either within the control of the Selling Stockholder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A Ordinary Shares are classified as shareholders’ equity. The Class A Ordinary Shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2021 and December 31, 2020,

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

34,500,000 and zero, respectively, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts carrying value of redeemable Ordinary Shares to equal the redemption value at the end of the reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of the redeemable Class A Ordinary Shares resulted in charges against additional paid-in capital and accumulated deficit.

At September 30, 2021 the Class A Ordinary Shares reflected in the condensed balance sheet are reconciled in the following table:

Gross proceeds	$345,000,000
Plus / (less) adjustments to carrying value:
Proceeds allocated to the Public Warrants	(12,933,516)
Class A Ordinary Shares issuance costs	(18,735,887)
Plus:
Accretion of carrying value to redemption value	31,669,403

Class A Ordinary Shares subject to possible redemption	$345,000,000

Warrant Liability

The Company accounts for the Warrants as either equity-classified or liability-classified instruments based on an assessment of the Warrants’ specific terms and applicable authoritative guidance in the Financial Accounting Standards Board (the “FASB”) ASC Topic 480, “Distinguishing Liabilities from Equity,” and ASC Topic 815, “Derivatives and Hedging.” The assessment considers whether the Warrants are freestanding financial instruments pursuant to ASC Topic 480, whether Warrants meet the definition of a liability pursuant to ASC Topic 480 and whether the Warrants meet all of the requirements for equity classification under ASC Topic 815, including whether the Warrants are indexed to the Class A Ordinary Shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and as of each subsequent quarterly period end date while the Warrants are outstanding.

For issued or modified Warrants that meet all of the criteria for equity classification, the Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified Warrants that do not meet all the criteria for equity classification, the Warrants are required to be recorded at their fair value on the date of issuance and each balance sheet date thereafter. Changes in the estimated fair value of the Warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Public Warrants was determined using the closing price of the Public Warrants, and the fair value of the Private Placement Warrants was estimated using a Monte Carlo simulation approach (see Note 9).

Income Taxes

The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2021 and December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Income (Loss) per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” The Company has two classes of ordinary shares, which are referred to as Class A Ordinary Shares and Class B Ordinary Shares. Income and losses are shared pro rata between the two classes of ordinary shares.

Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. The calculation of diluted income (loss) per share does not consider the effect of the Public Warrants issued in connection with the Initial Public Offering and the sale of the Private Placement Warrants, because the exercise of the Warrants is contingent upon the occurrence of future events. Accretion associated with the redeemable shares of the Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
Redeemable Class A Ordinary Shares
Numerator:
Allocation of net income (loss)	$2,082,014	$587,479
Denominator:
Basic and diluted weighted average shares outstanding	34,500,000	29,571,429

Basic and diluted net income (loss) per share	$0.06	$0.02

Class B Ordinary Shares
Numerator:
Allocation of net income (loss)	$520,503	$168,073
Denominator:
Basic and diluted weighted average shares outstanding	8,625,000	8,460,165

Basic and diluted net income (loss) per share	$0.06	$0.02

For the three and nine months ended September 30, 2021, basic and diluted shares are the same as there are no redeemable and non-redeemable securities that are dilutive to the Company’s shareholders.

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on these accounts and the Company’s management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for the Warrant liability (see Note 9).

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update No. 2020-06, ”Debt — Debt with Conversion and Other Options (Subtopic 470-20)” and “Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s condensed financial statements as the Company did not hold convertible instruments prior to January 1, 2021.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

The Company sold 34,500,000 Units in the Initial Public Offering, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,500,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one Class A Ordinary Share and one-fourth of one redeemable Public Warrant. Each whole Public Warrant entitles the Selling Stockholder to purchase one Class A Ordinary Share at an exercise price of $11.50 per Class A Ordinary Share (see Note 8).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering and the underwriters’ full exercise of their over-allotment option, the Sponsor purchased an aggregate of 9,900,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $9,900,000 in a private placement transaction. Each Private Placement Warrant is exercisable to purchase one Class A Ordinary Share at a price of $11.50 per Class A Ordinary Share, subject to adjustment (see Note 8). A portion of the proceeds from the sale of the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares, subject to the requirements of applicable law, and the Private Placement Warrants will expire worthless.

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On January 28, 2021, the Sponsor transferred 25,000 Founder Shares to certain of the Company’s directors, resulting in the Sponsor holding 8,450,000 Founder Shares. The Founder Shares included an aggregate of up to 1,125,000 Founder Shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of the Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriters’ election to fully exercise their over-allotment option on February 9, 2021, the 1,125,000 Founder Shares are no longer subject to forfeiture.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A Ordinary Shares for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on February 4, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a sum of $10,000 per month for office space and secretarial and administrative services. For the three and nine months ended September 30, 2021, the Company incurred $30,000 and $80,000, respectively, in fees for these services, of which $10,000 is included in accrued expenses in the accompanying condensed balance sheet as of September 30, 2021.

Promissory Note — Related Party

On December 15, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note was non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Promissory Note of $94,890 was repaid at the closing of the Initial Public Offering on February 9, 2021, at which point the Promissory Note was no longer available to the Company.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s executive officers and directors may, but are not obligated to, loan the Company funds as may be required (the “Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of the Working Capital Loans, if any, have not been determined and no written agreements exist with respect to the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of the Working Capital Loans may be convertible into Warrants of the post-Business Combination entity at a price of $1.00 per Warrant. The Warrants would be identical to the Private Placement Warrants. As of September 30, 2021 and December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the COVID-19 pandemic could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed financial statements. The condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholder Rights

Pursuant to a registration and shareholder rights agreement entered into on February 4, 2021, the Selling Stockholders of the Founder Shares, the Private Placement Warrants and any Warrants that may be issued upon conversion of the Working Capital Loans (and any Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and Warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The Selling Stockholders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the Selling Stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters are entitled to a deferred underwriting fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred underwriting fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On July 15, 2021, the Company entered into a definitive business combination agreement (the “Business Combination Agreement”), by and among the Company and Fathom Holdco, LLC to form “Fathom Digital Manufacturing Corporation” (“Fathom”), a publicly-traded industrial technology company that provides digital manufacturing services focused on prototype development and low volume production for blue chip corporate clients.

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

Pursuant to the transaction, the Company will combine with Fathom at an estimated $1.5 billion pro forma equity value. Cash proceeds in connection with the transaction will be funded through a combination of the Company’s cash in its Trust Account and a $80 million fully committed, common stock private investment in common equity at $10.00 per share.

The transaction will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.

NOTE 7. SHAREHOLDERS’ EQUITY

Preference Shares — The Company is authorized to issue 5,000,000 preference shares, with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A Ordinary Shares, with a par value of $0.0001 per share. Holders of the Class A Ordinary Shares are entitled to one vote for each Class A Ordinary Share. As of September 30, 2021, there were none issued and outstanding, excluding 34,500,000 Class A Ordinary Shares subject to possible redemption. As of December 31, 2020, there were no Class A Ordinary Shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B Ordinary Shares, with a par value of $0.0001 per share. Holders of the Class B Ordinary Shares are entitled to one vote for each Class B Ordinary Shares. As of September 30, 2021 and December 31, 2020, there were 8,625,000 Class B ordinary shares issued and outstanding.

Only Selling Stockholders of the Class B Ordinary Shares will have the right to vote on the election of directors prior to the Business Combination. Holders of the Class A Ordinary Shares and the Class B Ordinary Shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law. In connection with a Business Combination, the Company may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other governance arrangements that differ from those in effect upon completion of the Initial Public Offering.

The Class B Ordinary Shares will automatically convert into the Class A Ordinary Shares at the time of a Business Combination, or earlier at the option of the Selling Stockholders thereof, at a ratio such that the number of the Class A Ordinary Shares issuable upon conversion of all of the Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of the Class A Ordinary Shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding the Class A Ordinary Shares or equity-linked securities exercisable for or convertible into the Class A Ordinary Shares issued, deemed issued or to be issued to any seller of an interest in the target to the Company in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of the Working Capital Loans. In no event will the Class B Ordinary Shares convert into the Class A Ordinary Shares at a rate of less than one-to-one.

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

NOTE 8. WARRANT LIABILITY

As of September 30, 2021, there were 8,625,000 Public Warrants outstanding. As of December 31, 2020, there were no Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (i) 30 days after the completion of a Business Combination and (ii) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the Public Warrant is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and the Company will not be obligated to issue a Class A Ordinary Share upon exercise of a Public Warrant unless the Class A Ordinary Share issuable upon such exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered Selling Stockholder of the Public Warrant.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Public Warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A Ordinary Shares until the Public Warrants expire or are redeemed, as specified in the Warrant Agreement; provided, however, that, if the Class A Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require Selling Stockholders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Public Warrants, but the Company will use its commercially reasonable efforts to register or qualify for sale the Class A Ordinary Shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Public Warrants is not effective by the 60th day after the closing of a Business Combination, Selling Stockholders of Public Warrants may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the Class A Ordinary Shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of the Warrants when the price per Class A Ordinary Share equals or exceeds $18.00. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

•	upon a minimum of 30 days’ prior written notice of redemption to each Selling Stockholder of the Warrant; and

•

if, and only if, the closing price of the Class A Ordinary Shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the Selling Stockholders of the Warrants.

If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of the Warrants when the price per Class A Ordinary Share equals or exceeds $10.00. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants:

•	in whole and not in part;

•

at a price of $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided, however, that Selling Stockholders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A Ordinary Shares; and

•

if, and only if, the closing price of the Class A Ordinary Shares equal or exceeds $10.00 per Class A Ordinary Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption of the Selling Stockholders of the Warrants.

If the Company calls the Public Warrants for redemption, as described above, the Company’s management will have the option to require any Selling Stockholder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement. The exercise price and number of the Class A Ordinary Shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of the Class A Ordinary Shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, Selling Stockholders of the Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to their Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A Ordinary Share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or Selling Stockholders of the Class B Ordinary Shares or their respective affiliates, without taking into account any Founder Shares held by the Sponsor, Selling Stockholders of the Class B Ordinary Shares or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A Ordinary Shares during the 20 trading day period starting on the trading day after the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

As of September 30, 2021, there were 9,900,000 Private Placement Warrants outstanding. As of December 31, 2020, there were no Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such Selling Stockholders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects the Company’s management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

•

Level 1 — Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•

Level 2 — Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

•	Level 3 — Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

As of September 30, 2021, assets held in the Trust Account were comprised of $345,011,697 in money market funds, which are invested primarily in U.S. Treasury securities.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2021
Assets:
Investments held in the Trust Account	1	345,011,697
Liabilities:
Warrant liability — Public Warrants	1	$9,070,433
Warrant liability — Private Placement Warrants	3	$10,572,537

ALTIMAR ACQUISITION CORP. II

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2021

(Unaudited)

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within Warrant liability in the accompanying condensed balance sheet. The Warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of Warrant liabilities in the condensed statement of operations. The Warrants were initially valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement for which there are uncertainties involved. If factors or assumptions change, the estimated fair values could be materially different. The Monte Carlo simulation model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the ordinary shares. The expected volatility as of the closing date of the Initial Public Offering was derived from observable Public Warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own Public Warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. The Public Warrants have detached from the Units and the Public Warrants were moved from Level 3 to Level 1. For periods subsequent to the detachment, the closing price of the Public Warrants will be used as the fair value as of each relevant date.

The following table provides quantitative information regarding Level 3 fair value measurements:

As of September 30, 2021
Stock price	$9.85
Strike price	$11.50
Term (in years)	5.0
Volatility	16.5%
Risk-free rate	1.00%
Dividend yield	0.0%

The following table presents the changes in the fair value of Level 3 Warrant liabilities:

	Private Placement Warrants	Public Warrants	Warrant Liabilities
Fair value as of February 9, 2021	$17,144,332	$12,933,516	$30,077,848
Change in valuation inputs or other assumptions	(3,784,363)	(2,932,167)	(6,716,530)
Fair value of Warrants transferred out of Level 3	—	(10,001,349)	(10,001,349)

Fair value of Level 3 Warrant liabilities as of June 30, 2021	$13,359,969	$—	$13,359,969
Change in valuation inputs or other assumptions	$(2,787,432)	$—	$(2,787,432)

Fair value of Level 3 Warrant Liabilities as of September 30, 2021	$10,572,537	$—	$10,572,537

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of

Altimar Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Altimar Acquisition Corp. II (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholder’s equity and cash flows for the period from December 7, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 7, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

January 20, 2021

ALTIMAR ACQUISITION CORP. II

BALANCE SHEET

DECEMBER 31, 2020

ASSETS
Deferred offering costs	$75,000

TOTAL ASSETS	$75,000

LIABILITIES AND SHAREHOLDER’S EQUITY
Accrued offering costs	$50,000

Promissory note — related party	$5,000

Total Current Liabilities	55,000

Commitments and Contingencies

Shareholder’s Equity
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding (1)	863
Additional paid-in capital	24,137
Accumulated deficit	(5,000)

Total Shareholder’s Equity	20,000

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$75,000

(1)	Includes an aggregate of up to 1,125,000 shares of Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

ALTIMAR ACQUISITION CORP. II

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM DECEMBER 7, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$5,000

Net loss	$(5,000)

Weighted average shares outstanding, basic and diluted (1)	7,500,000

Basic and diluted net loss per ordinary share	$(0.00)

(1)	Excludes an aggregate of up to 1,125,000 shares of Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

ALTIMAR ACQUISITION CORP. II

STATEMENT OF CHANGES IN SHAREHOLDER’S EQUITY

FOR THE PERIOD FROM DECEMBER 7, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholder’s Equity
	Shares	Amount
Balance, December 7, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor (1)	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	(5,000)	(5,000)

Balance, December 31, 2020	8,625,000	$863	$24,137	$(5,000)	$20,000

(1)	Includes an aggregate of up to 1,125,000 shares of Class B ordinary shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

ALTIMAR ACQUISITION CORP. II

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM DECEMBER 7, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(5,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Payment of formation and operating costs through issuance of Class B ordinary shares	5,000

Net cash used in operating activities	—

Net Change in Cash	—
Cash — Beginning of period	—

Cash — End of period	$—

Non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$50,000

Deferred offering costs paid through promissory note	$5,000

Deferred offering costs paid by Sponsor in exchange for the issuance of Class B ordinary shares	$20,000

The accompanying notes are an integral part of these financial statements.

ALTIMAR ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Plan of Business Operations

Altimar Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on December 7, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from December 7, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 30,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 34,500,000 Units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 9,000,000 Warrants (or 9,900,000 Warrants if the underwriters’ over-allotment option is exercised in full) (the “Private Placement Warrants”) at a price of $1.00 per Private Placement Warrant in a private placement to Altimar Sponsor II, LLC (the “Sponsor”), that will close simultaneously with the Proposed Public Offering.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Public Offering, management has agreed that $10.00 per Unit sold in the Proposed Public Offering, including proceeds of the sale of the Private Placement Warrants, will be held in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

The Company will provide the Selling Stockholders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by

ALTIMAR ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). There will be no redemption rights in connection with a Business Combination with respect to the Company’s Warrants. The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will not redeem Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that it does not then become subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement that may be contained in the agreement relating to the Business Combination. If the Company seeks shareholder approval of the Business Combination, the Company will proceed with a Business Combination only if the Company receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company, or such other vote as required by law or stock exchange rule. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (the “SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

ALTIMAR ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

The Company will have until 24 months from the closing of the Proposed Public Offering to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s Warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

ALTIMAR ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

The Company does not have sufficient liquidity to meet its anticipated obligations over the next year from the date of issuance of these financial statements. In connection with the Company’s assessment of going concern considerations in accordance with Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company has access to funds from the Sponsor that are sufficient to fund the working capital needs of the Company until the earlier of the consummation of the Proposed Public Offering and one year from the date of issuance of these financial statements.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to shareholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.

ALTIMAR ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented.

Net Loss Per Ordinary Share

Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares issued and outstanding during the period, excluding ordinary shares subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,125,000 Class B ordinary shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted loss per ordinary share is the same as basic loss per ordinary share for the period presented.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Proposed Public Offering

Pursuant to the Proposed Public Offering, the Company will offer for sale up to 30,000,000 Units (or 34,500,000 Units if the underwriters’ over-allotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one Class A ordinary share and one-fourth of one redeemable Warrant (“Public Warrant”). Each whole Public Warrant will entitle the Selling Stockholder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 7).

ALTIMAR ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Note 4 — Private Placement

The Sponsor has committed to purchase an aggregate of 9,000,000 Private Placement Warrants (or 9,900,000 Private Placement Warrants if the underwriters’ over-allotment option is exercised in full) at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $9,000,000 (or $9,900,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement Warrants will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On December 15, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 8,625,000 Class B ordinary shares (the “Founder Shares”). The Founder Shares include an aggregate of up to 1,125,000 shares that are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

Administrative Services Agreement

The Company will enter into an agreement, commencing on the date that the securities are first listed on the NYSE through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay an affiliate of the Sponsor a sum of $10,000 per month for office space and secretarial and administrative services.

Promissory Note — Related Party

On December 15, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Proposed Public Offering. As of December 31, 2020, there was $5,000 in borrowings outstanding under the Promissory Note.

ALTIMAR ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into Warrants of the post-Business Combination entity at a price of $1.00 per Warrant. The Warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no outstanding borrowings under the Working Capital Loans.

Note 6 — Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 global pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration and Shareholders Rights

The Selling Stockholders of the Founder Shares, Private Placement Warrants and any Warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and Warrants that may be issued upon conversion of the Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed prior to or on the effective date of the Proposed Public Offering. The Selling Stockholders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the Selling Stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option to purchase up to 4,500,000 additional Units to cover over-allotments at the Proposed Public Offering price, less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of $0.20 per Unit, or $6,000,000 in the aggregate (or $6,900,000 if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit,

ALTIMAR ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

or $10,500,000 in the aggregate (or $12,075,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Shareholder’s Equity

Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were no Class A ordinary shares issued or outstanding.

Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 8,625,000 Class B ordinary shares issued and outstanding, of which an aggregate of up to 1,125,000 shares are subject to forfeiture depending on the extent to which the underwriters’ over-allotment option is exercised, so that the number of Class B ordinary shares will equal 20% of the Company’s issued and outstanding ordinary shares after the Proposed Public Offering.

Only Selling Stockholders of the Class B ordinary shares will have the right to vote on the election of directors prior to the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law. In connection with a Business Combination, the Company may enter into a shareholders agreement or other arrangements with the shareholders of the target or other investors to provide for voting or other governance arrangements that differ from those in effect upon completion of the Proposed Public Offering.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the Selling Stockholders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Proposed Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller of an interest in the target to the Company in a Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Proposed Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.

ALTIMAR ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a Warrant unless the Class A ordinary share issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered Selling Stockholder of the Warrants.

The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days following the closing of a Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if the Class A ordinary shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require Selling Stockholders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the Warrants, but the Company will use its commercially reasonable efforts to register or qualify for sale the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the Warrants is not effective by the 60th day after the closing of a Business Combination, Warrant Selling Stockholders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants (except as described with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Warrant Selling Stockholder; and

•

if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the Warrant Selling Stockholders.

If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of Warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants:

•	in whole and not in part;

ALTIMAR ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

•

at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption; provided that Selling Stockholders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•

if, and only if, the closing price of the Class A ordinary shares equal or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption of the Warrant Selling Stockholders.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any Selling Stockholder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the Warrant Agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, Selling Stockholders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or Selling Stockholders of the Class B ordinary shares or their respective affiliates, without taking into account any Founder Shares held by the Sponsor, Selling Stockholders of the Class B ordinary shares or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its Class A ordinary shares during the 20 trading day period starting on the trading day after the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such Selling Stockholders on the same basis as the Public Warrants.

ALTIMAR ACQUISITION CORP. II

NOTES TO FINANCIAL STATEMENTS

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to January 20, 2021, the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Unaudited Condensed Consolidated Balance Sheets

(In thousands, except unit amounts)

	September 30, 2021	December 31, 2020
Assets
Current assets
Cash	$10,531	$8,188
Accounts receivable, net	24,512	15,563
Inventory	9,173	6,325
Prepaid expenses and other current assets	3,267	2,598

Total current assets	47,483	32,674
Property and equipment, net	41,031	26,386
Intangible assets, net	111,573	83,466
Goodwill	83,113	63,215
Other non-current assets	145	1,038

Total assets	$283,345	$206,779

Liabilities, contingently redeemable preferred equity, and members’ equity
Current liabilities
Accounts payable(1)	$7,475	$4,404
Accrued expenses	5,821	4,181
Other current liabilities	4,497	2,778
Contingent consideration	6,330	4,066
Current portion of debt, net	170,257	2,853

Total current liabilities	194,380	18,282
Long-term debt, net	—	90,486
Long-term contingent consideration	2,300	7,373
Deferred tax liabilities, net	3,009	—
Other noncurrent liabilities	1,463	514

Total liabilities	201,152	116,655
Contingently Redeemable Preferred Equity
Class A Contingently Redeemable Preferred Units; $100 par value, authorized 1,167,418 units, issued and outstanding 1,167,418 units as of September 30, 2021 and December 31, 2020	54,105	54,105

Members’ equity
Class A Common Units; $100 par value, authorized 5,480,611 units, issued and outstanding 5,480,611 units as of September 30, 2021 and December 31, 2020	35,869	35,869
Class B Common Units; $100 par value, authorized 2,242,981 units, issued and outstanding 2,242,981 units as of September 30, 2021 and December 31, 2020	14,481	14,450
Accumulated other comprehensive loss	28	(68)
Accumulated deficit	(22,290)	(14,232)

Total members’ equity	28,088	36,019

Total liabilities, contingently redeemable preferred equity, and members’ equity	$283,345	$206,779

(1)	Inclusive of accounts payable to related parties of $1,332 and $541 as of September 30, 2021 and December 31, 2020, respectively.

Fathom Holdco, LLC

Unaudited Condensed Consolidated Statements of Comprehensive Loss

(In thousands, except unit and per unit amounts)

	Nine Months Ended September 30,
	2021	2020
Revenue	$107,887	$42,249
Cost of revenue (1)(2)	61,749	22,637

Gross profit	46,138	19,612
Operating expenses
Selling, general, and administrative (3)	29,470	13,484
Depreciation and amortization	9,327	2,797

Total operating expenses	38,797	16,281

Operating income	7,341	3,331

Interest expense and other expense (income)
Interest expense	8,800	2,335
Other expense	9,007	2,524
Other income	(3,215)	(423)

Total other expense, net	14,592	4,436

Net loss before income taxes	(7,251)	(1,105)

Provision for income taxes	807	—

Net loss	$(8,058)	$(1,105)

Other comprehensive loss, net of tax
Foreign currency translation adjustments	96	6

Comprehensive loss .	$(7,962)	$(1,099)

Net loss per unit attributable to Class A and Class B common unitholders(4):
Basic	(2.63)	(1.09)
Diluted	(2.63)	(1.09)
Weighted average units outstanding:
Basic	7,723,592	4,858,808
Diluted	7,723,592	4,858,808

(1)	Inclusive of $2,679 and $2,196 of depreciation and amortization for the nine months ended September 30, 2021 and September 30, 2020, respectively.
(2)

Inclusive of $6,200 and $4,434 of cost of revenue related to inventory purchases from a related party in the nine months ended September 30, 2021 and September 30, 2020, respectively. See Note 3 and Note 11.

(3)	Inclusive of $1,431 and $355 of management fees incurred to a related party for the nine months ended September 30, 2021 and September 30, 2020, respectively. See Note 11.
(4)	Basic and diluted net loss per unit amounts are the same for both Class A and Class B common units, see

Note 10.

Fathom Holdco, LLC

Unaudited Condensed Consolidated Statements of Class A Contingently

Redeemable Preferred Units and Members’ Equity

(In thousands, except unit amounts)

	Class A Contingently Redeemable Preferred Units		Class A Common Units		Class B Common Units		Accumulated Other Comprehensive (Loss) Income
	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Accumulated Deficit	Accumulated Other Comprehensive Loss		Total
Balance at January 1, 2021	1,167,418	$54,105	5,480,611	$35,869	$2,242,981	$14,450	$(14,232)		$(68)	$36,019
Share based compensation						31				31
Net loss							(8,058)			(8,058)
Foreign currency translation adjustment									96	96

Balance at September 30, 2021	1,167,418	$54,105	5,480,611	$35,869	$2,242,981	$14,481	$(22,290)		$28	$28,088

Balance at January 1, 2020	702,493	$31,836	2,883,452	$18,701	$1,567,546	$10,467	$(6,269)	$		$22,899
Members’ contributions	214,444	10,522	1,362,200	9,005	147,265	973				9,978
Units issued	15,691	566			110,449	537				537
Share based compensation						22				22
Net loss							(1,105)			(1,105)
Foreign currency translation adjustment									6	6

Balance at September 30, 2020	932,628	$42,924	4,245,652	$27,706	$1,825,259	$11,999	(7,374)		$6	$32,337

Fathom Holdco, LLC

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Nine Months Ended September 30,
	2021	2020
Cash Flows from Operating Activities
Net loss	$(8,058)	$(1,105)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation included in operating expenses	2,110	105
Depreciation and amortization included in cost of revenue	2,679	2,196
Amortization of intangible assets	7,217	2,692
Loss (gain) on disposal of property and equipment	84	(393)
Loss on extinguishment of debt	2,031	—
Gain on PPP forgiveness	(1,624)	—
Foreign currency translation adjustment	96	6
Bad debt expense	239	49
Share-based compensation	31	22
Change in fair value of contingent consideration	(1,120)	—
Amortization of debt financing costs	1,342	153
Changes in operating assets and liabilities that provided cash:
Accounts receivable	(4,772)	852
Inventory	(551)	(172)
Prepaid expenses and other assets	(26)	(341)
Accounts payable	866	(1,716)
Accrued liabilities and other	1,193	441

Net cash provided by operating activities	1,737	2,789

Cash Flows from Investing Activities
Purchase of property and equipment	(6,648)	(701)
Cash used for acquisitions, net of cash acquired	(67,428)	(40,992)

Net cash used in investing activities	(74,076)	(41,693)

Cash Flows from Financing Activities
Proceeds from debt	183,500	22,732
Payments on debt	(104,091)	—
Payment of debt issuance costs	(1,743)	—
Proceeds from issuance of members’ units	—	21,603
Cash paid for contingent consideration	(2,984)	—

Net cash provided by financing activities	74,682	44,335

Net increase in cash	2,343	5,431
Cash, beginning of period	8,188	1,026

Cash, end of period	$10,531	$6,457

Supplemental Cash Flows Information:
Cash paid for interest	$5,154	$2,008
Cash paid for taxes	62	—
Cash paid to related parties per Note 3 and Note 11	8,254	5,165
Property and equipment noncash transactions.	911	—
Initial recognition of contingent consideration for acquisitions	1,295	8,696
Issuance of member interests for acquisitions.	—	21,603

Fathom Holdco, LLC

Notes to Unaudited Condensed Consolidated Financial Statements

(In thousands, unless otherwise noted)

Note 1 — Nature of Business

Fathom Holdco, LLC (the “Company”) was formed on April 16, 2021 as a limited liability company in accordance with the provisions of the Delaware Limited Liability Company Act, as amended (the “Delaware Act”), for the purpose of holding a 100 percent equity interest in MCT Group Holdings, LLC and its subsidiaries (“MCT Holdings”) and holding a 100 percent equity interest in Incodema Holdings, LLC and its subsidiaries (“Incodema Holdings”). For purposes of this report, “Fathom Holdco,” the “Company,” “we,” “our,” “us,” or similar references mean Fathom Holdco, LLC and our consolidated subsidiaries unless the context requires otherwise.

On April 30, 2021, the Company completed a common control reorganization (the “Reorganization”) whereby the interests in both MCT Holdings and Incodema Holdings were contributed to the Company. Prior to and subsequent to the Reorganization, MCT Holdings, Incodema Holdings, and the Company were each, directly or indirectly, under the common control of CORE Industrial Partners Fund I, L.P. (“CORE”) As such, after the completion of the Reorganization, the historical financial statements of the Company were retrospectively updated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) guidance for common control transactions.

The Company and its subsidiaries offer prototyping and low-volume services across a variety of in-house additive manufacturing technologies, as well as precision sheet metal and finishing services ranging from prototype through mid-volume production including internal sheet metal cutting and forming solutions, as well as chemical etching for customers in the aerospace and defense, electronics, medical, automotive, and various other industries. In addition to three-dimensional (“3D”) printing and processing, the Company also offers computer numerical control (“CNC”) machining, injection molding and industrial design capabilities to a diversified customer base in various industries and geographical locations.

Going Concern

In accordance with U.S. GAAP, the Company is required to evaluate whether there are conditions or events that exist as of the date of issuance of these Unaudited Condensed Consolidated Financial Statements that raise doubt as to the Company’s ability to continue as a going concern within the twelve months following issuance.

On April 30, 2021, the Company completed a financing transaction whereby it issued a $172,000 term loan due April 2022 (the “2021 Term Loan”) in order to finance the acquisitions of Centex Machine and Welding, Inc. (“Centex”), Laser Manufacturing, Inc. (“Laser”), Sureshot Precision, LLC d/b/a Micropulse West (“Micropulse West”), and Precision Process Corporation (“PPC”), as well as to refinance the Company’s existing debt, as described in Note 8.

As the Company does not have sufficient cash on hand and cash flow from operations to repay the 2021 Term Loan, the maturity of the 2021 Term Loan raises substantial doubt about our ability to continue as a going concern within the next twelve months. If we are unable to repay, refinance or restructure our 2021 Term Loan, our assets may not be sufficient to repay in full the amounts owed.

To address the upcoming maturity of the 2021 Term Loan, the Company has entered into a new credit facility with its existing creditors (the “New Credit Agreement”). The New Credit Agreement includes a $50,000 revolving credit facility and $125,000 term loan and matures in 2026. The proceeds from these loans will be used to repay the April 2021 Term Loan.

The funding of the New Credit Agreement is contingent on the Company closing a definitive business combination with a publicly traded Special Purpose Acquisition Company (“SPAC”) before April 9, 2022 (the

“SPAC Transaction”). In addition, the cash proceeds of such SPAC Transaction must be in excess of $313,000, or a lesser amount if mutually agreed by the Company and the SPAC.

The Company intends to use the proceeds from the New Credit Agreement to repay the April 2021 Term Loan. If the SPAC Transaction is not completed prior to April 9, 2022, the Company will not receive any funds nor incur any indebtedness from the New Credit Agreement. Given the SPAC Transaction will be subject to regulatory and market conditions, approval by a SPAC’s shareholders, and the SPAC securing adequate financing, it is not within the Company’s control and therefore cannot be deemed probable as of the issuance of these unaudited condensed consolidated financial statements. As a result, the Company has concluded that management’s plans described above do not alleviate substantial doubt about the Company’s ability to continue as a going concern for the next twelve months.

The accompanying unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Announcement of the SPAC Transaction

On July 16, 2021, the Company and Altimar Acquisition Corp. II (NYSE:ATMR)(“Altimar”), a special purpose acquisition company, announced that they have entered into a definitive business combination agreement (the “Business Combination Agreement”) pursuant to which the Company and Altimar will combine, and after which the combined company will become a publicly-traded company. Upon completion of the transaction, the combined company expects to be listed on the New York Stock Exchange.

As discussed further in Note 15, on November 16, 2021, Altimar and the Company executed amendment No. 1 to the Business Combination Agreement (the “Amendment No. 1 to the Business Combination Agreement”) that amended certain terms of the business combination agreement executed on July 16, 2021. Amendment No.1 to the Business Combination Agreement does not alter the fact that, upon closing of the transaction, the combined company, to be name Fathom Digital Manufacturing Company, will become a publicly traded company that is listed on the New York Stock Exchange.

New Credit Agreement

On July 9, 2021, the Company entered into a financing transaction, which included a $50,000 revolving credit facility and $125,000 term loan, which will be funded at a later date assuming certain subsequent conditions are met including the closing of the SPAC Transaction noted above. See Going concern section of Note 1 and Note 15 for additional information.

Note 2 — Significant Accounting Policies

Basis of Presentation

These Unaudited Condensed Consolidated Financial Statements of the Company are comprised of the Company’s subsidiaries from the date on which they were acquired. Each subsidiary is wholly owned by either MCT Holdings or Incodema Holdings, both of which are wholly owned by the Company.

The Unaudited Condensed Consolidated Financial Statements have been prepared in conformity with U.S. GAAP pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP for complete financial statements. In the opinion of the Company, these Unaudited Condensed Consolidated Financial Statements contain all adjustments, consisting of only recurring adjustments, necessary for a fair representation of the Company’s financial position as of September 30, 2021, its results of operations for the nine months ended September 30, 2021 and September 30, 2020, and its cash flows for the nine months ended September 30, 2021 and September 30, 2020.

The Unaudited Condensed Consolidated Balance Sheet as of December 31, 2020, included herein for comparative purposes, was derived from the Company’s audited consolidated balance sheet for the year ended December 31, 2020.

These Unaudited Condensed Consolidated Financial Statements do not contain certain footnote disclosures that were included as part of the Company’s audited annual financial statements. As such, these Unaudited Condensed Consolidated Financial Statements should be read in conjunction with the Company’s audited annual financial statements for the years ended December 31, 2020 and 2019, which describes the Company’s significant accounting policies and includes all disclosures required by U.S. GAAP for annual reporting periods.

Income Taxes

The Company wholly owns Summit Tooling, Inc. (“Summit Tooling”), Centex, and Laser, which are treated as taxpaying C corporations in the U.S. Each of the Company’s taxpaying subsidiaries were acquired in 2021. Accordingly, the Company provides current and deferred taxes for these entities. The Company and its other subsidiaries are treated as flow-through entities for federal and state income tax purposes and are not subject to income tax as the LLC members are responsible for the tax consequences of each member’s proportionate share of the flow-through income or loss of the remaining Company operations. The Company’s flow-through operations are subject to certain state and local income and franchise taxes, which are included in the Consolidated Statements of Comprehensive Loss as other income, net. In addition, MCT Holdings’ wholly owned subsidiary, ICO Mold (Shenzhen), LLC, is subject to income tax within the jurisdiction of the People’s Republic of China. Foreign income tax expense was insignificant during both the nine months ended September 30, 2021 and September 30, 2020. As such, the Company’s tax provision pertains solely to the taxpaying C corporation subsidiaries.

The Company’s taxable subsidiaries account for income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the book carrying values and the tax basis of the assets, liabilities, and tax attributes (e.g., NOLs) of the taxable subsidiaries. The Company is in a net deferred tax liability position which is classified as noncurrent on the Unaudited Condensed Consolidated Balance Sheet. The Company establishes a valuation allowance when necessary to reduce deferred tax assets to the amount that are more likely than not to be realized. The Company has evaluated the need for a valuation allowance and has determined that deferred tax assets are more likely than not to be realized.

The Company evaluates tax positions taken or expected to be taken in a tax return for financial statement recognition. A tax position is recognized when it is more likely than not that the tax position will be sustained upon examination, including the resolution of appeals or litigation. The Company records the amount of benefits from tax positions taken that have a greater than 50% likelihood of being realized upon settlement with taxing authorities. Interest and penalties related to unrecognized tax benefits are recognized in the income tax benefits in the accompanying Unaudited Condensed Consolidated Statements of Comprehensive Loss. No interest and penalties were recognized for the periods presented.

COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic”. First identified in late 2019 and now known as COVID-19, the outbreak has impacted millions of individuals worldwide. As of the date of issuance of these Unaudited Condensed Consolidated Financial Statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the Consolidated Balance Sheet dates, as no triggering events or changes in circumstances had occurred as of year-end or as of the most recent quarter-end; however, due to uncertainty surrounding the situation, and specifically as it pertains to the current global supply chain disruptions, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows and financial condition were not significantly impacted, the extent of any future impact cannot be reasonably estimated at this time.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases, which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The new lease guidance will be effective for the Company’s year ending December 31, 2022 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The new lease standard is expected to have a significant effect on the Company’s financial statements as a result of the Company’s operating leases, that will be reported on the balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

The FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326), which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments including trade receivables and available for sale debt securities. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company continues to evaluate the impact of this ASU on its Consolidated Financial Statements.

Note 3 — Business Combinations

The transactions below met the requirements to be considered a business combination under Accounting Standards Codification (“ASC”) 805. The accounts, affected for preliminary adjustments to reflect fair market values assigned to assets purchased and liabilities assumed, and results of operations, are included in the Company’s financial statements from the date of acquisition. The Company has allocated the purchase price to the tangible assets, identifiable intangible assets and liabilities based on their estimated fair market values at the acquisition date as required under ASC 805. The excess of the purchase price over the fair value of the net identifiable tangible assets, intangible assets and liabilities was recorded as goodwill.

Acquisition of Summit Tooling and Summit Plastics

MCT Holdings completed an acquisition of Summit Tooling and Summit Plastics LLC (“Summit Plastics”, collectively, “Summit”) on February 1, 2021 in which it acquired 100 percent of the equity interest of Summit. In conjunction with the equity purchase, the Company acquired the real estate in which Summit performs their operations. Summit Tooling designs and manufactures plastic injection molds and Summit Plastics provides molding of precision plastic components for a variety of industries. The primary reason for the acquisition was to expand the Company’s capabilities in manufacturing and expand its customer base of high-quality manufacturing and industrial technology companies in North America.

The transaction was accounted for using the acquisition method of accounting and the fair value of the total purchase consideration transferred consisted of the following (in thousands):

Cash	$10,875

Fair value of total consideration transferred	$10,875

The consideration excludes $892 of buyer transaction expenses that are included in other expenses within the accompanying Unaudited Condensed Consolidated Statements of Comprehensive Loss. The Company paid a transaction fee of $225 to an affiliate of the majority member of the Company.

The goodwill recognized as part of the acquisition primarily reflects the value of the assembled workforce acquired and the value of future growth prospects and expected business synergies realized as a result of combining and integrating the acquired business into the Company’s existing platform. The goodwill recognized is partially deductible for tax purposes.

The following table sets forth the fair values of the assets acquired and liabilities assumed in connection with the acquisition of Summit (in thousands):

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$40
Accounts receivable	627
Inventory	339
Fixed assets	4,371
Intangible assets	5,000

Total assets acquired	10,377

Accounts payable	40
Deferred revenue	776
Other current liabilities	95
Other noncurrent liabilities	1,323

Total liabilities assumed	2,234

Total identifiable net assets	8,143

Goodwill	$2,732

Below is a summary of the intangible assets acquired in the acquisition (in thousands):

	Acquisition Date Fair Value	Estimated Life (Years)
Trade name	$400	5
Customer relationships	4,600	11

Total Intangible assets	$5,000

The amounts of revenue and net loss of Summit since the acquisition date included in the Unaudited Condensed Consolidated Statements of Comprehensive Loss for the nine months ended September 30, 2021 are as follows (in thousands):

Revenue	$4,496
Net loss	(1,029)

Acquisition of PPC

Incodema Holdings completed an acquisition of PPC on April 30, 2021 in which it acquired 100 percent of the membership interest of PPC. In conjunction with the equity purchase, the Company acquired the real estate in which PPC performs their operations. PPC is a manufacturing company that offers integrated engineering-to- production services, specializing in making prototype, small-run and mass production of parts and components for medical, high-tech, automotive and metal stamping industries. The primary reason for the acquisition was to both expand the Company’s capabilities into metal stamping with high-quality manufacturing and industrial technology companies in North America.

The transaction was accounted for using the acquisition method of accounting and the fair value of the total purchase consideration transferred consisted of the following (in thousands)

Cash	$25,721

Fair value of total consideration transferred	$25,721

The consideration excludes $984 of buyer transaction expenses that are included in other expenses within the accompanying Unaudited Condensed Consolidated Statements of Comprehensive Loss. The Company paid a transaction fee of $264 to an affiliate of the majority member of the Company.

The goodwill recognized as part of the acquisition primarily reflects the value of the assembled workforce acquired and the value of future growth prospects and expected business synergies realized as a result of combining and integrating the acquired business into the Company’s existing platform. The goodwill recognized is partially deductible for tax purposes.

The following table sets forth the fair values of the assets acquired and liabilities assumed in connection with the acquisition of PPC (in thousands):

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$162
Accounts receivable	899
Inventory	480
Fixed assets	2,413
Intangible assets	14,200

Total assets acquired	18,154

Accounts payable	148
Accrued expenses	79

Total liabilities assumed	227

Total identifiable net assets	17,927

Goodwill	$7,794

Below is a summary of the intangible assets acquired in the acquisition (in thousands):

	Acquisition Date Fair Value	Estimated Life (Years)
Trade name	$1,100	5
Customer relationships	13,100	17

Total intangible assets	$14,200

The amounts of revenue and net loss of PPC since the acquisition date included in the Unaudited Consolidated Statements of Comprehensive Loss for the nine months ended September 30, 2021 are as follows (in thousands):

Revenue	$4,571
Net loss	(262)

Acquisition of Centex and Laser

Incodema Holdings completed acquisitions of Centex and Laser on April 30, 2021 in which it acquired 100 percent of the equity interests of Centex and Laser. Both entities are wholly owned entities of Incodema Holdings. Centex is a top tier medical device manufacturing supplier and Laser provides high precision manufacturing services, combining state of the art technology with expert craftsmanship to deliver superior products. The acquisition is consistent with the Company’s mission to expand its high-quality manufacturing and industrial technology capabilities in North America.

The transaction was accounted for using the acquisition method of accounting and the fair value of the total purchase consideration transferred consisted of the following (in thousands):

	Centex	Laser	Total
Cash	$11,774	$6,946	$18,720

Fair value of total consideration transferred	$11,774	$6,946	$18,720

The consideration excludes $1,226 of buyer transaction expenses that are included in other expenses within the accompanying Unaudited Condensed Consolidated Statements of Comprehensive Loss. The Company paid a transaction fee of $190 to an affiliate of the majority member of the Company.

The goodwill recognized as part of the acquisition primarily reflects the value of the assembled workforce acquired and the value of future growth prospects and expected business synergies realized as a result of combining and integrating the acquired businesses into the Company’s existing platform. The goodwill recognized is partially deductible for tax purposes.

The following table sets forth the preliminary fair values of the assets acquired and liabilities assumed in connection with the acquisition of Centex and Laser (in thousands):

	Acquisition Date Fair Value
	Centex	Laser
Recognized amounts of identifiable assets acquired and liabilities assumed

Cash	$—	$68
Accounts receivable	1,775	900
Inventory	524	622
Prepaid expenses	108	1
Fixed assets	1,787	760
Intangible assets	6,243	3,557
Other assets	1	2

Total assets acquired	10,438	5,910

Accounts payable	252	568
Paycheck Protection Program (PPP) loan	649	—
Accrued expenses	271	27
Other current liabilities	23	44
Other noncurrent liabilities	1,234	703

Total liabilities assumed	2,429	1,342

Total identifiable net assets	$8,009	$4,568

Goodwill	3,765	2,378

Below is a summary of the intangible assets acquired in the acquisition (in thousands):

	Acquisition Date Fair Value – Centex	Estimated Life (Years)
Trade name	$510	5
Customer relationships	5,733	17

Total intangible assets	$6,243

	Acquisition Date Fair Value – Laser	Estimated Life (Years)
Trade name	$290	5
Customer relationships	3,267	17

Total intangible assets	$3,557

The amounts of revenue and net loss of Centex since the acquisition date included in the Unaudited Condensed Consolidated Statements of Comprehensive Loss for the nine months ended September 30, 2021 are as follows (in thousands):

Revenue	$3,049

Net loss	(1,102)

The amounts of revenue and net income of Laser since the acquisition date included in the Unaudited Condensed Consolidated Statements of Comprehensive Loss for the nine months ended September 30, 2021 are as follows (in thousands):

Revenue	$2,707

Net income	425

Acquisition of Micropulse West

Incodema Holdings completed an acquisition of Micropulse West on April 30, 2021 in which it acquired 100 percent of the membership interest of Micropulse West. Micropulse West is a full-service specialist offering a variety of services such as wire Electrical Discharge Machine (“EDM”), ram EDM, small hole EDM, CNC and manual machining/turning, surface grinding, and inspection. The acquisition is consistent with the Company’s mission to acquire high-quality manufacturing and industrial technology companies in North America.

The transaction was accounted for using the acquisition method of accounting and the fair value of the total purchase consideration transferred consisted of the following (in thousands):

Cash	$12,452
Contingent consideration	1,295

Fair value of total consideration transferred	$13,747

The consideration excludes $869 of buyer transaction expenses that are included in other expenses within the accompanying Unaudited Condensed Consolidated Statements of Comprehensive Loss. The Company paid a transaction fee of $130 to an affiliate of the majority member of the Company.

The goodwill recognized as part of the acquisition primarily reflects the value of the assembled workforce acquired and the value of future growth prospects and expected business synergies realized as a result of combining and integrating the acquired businesses into the Company’s existing platform. The goodwill recognized is partially deductible for tax purposes.

The following table sets forth the preliminary fair values of the assets acquired and liabilities assumed in connection with the acquisition of Micropulse West (in thousands):

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash	$70
Accounts receivable	866
Inventory	333
Other current assets	10
Fixed assets	2,490
Intangible assets	7,000

Total assets acquired	10,769

Accounts payable	139
Accrued expenses	13
Other current liabilities	99

Total liabilities assumed	251

Total identifiable net assets	10,518

Goodwill	$3,229

Additional contingent consideration is due to the seller of Micropulse West. The earnout is based upon the Micropulse West’s reported earnings before interest, taxes, depreciation, and amortization for the trailing twelve- month period ending April 30, 2022. The maximum amount payable under the arrangement is $4,000. The Company expects that the aggregate undiscounted payments under the contingent consideration arrangement will range from $0 to $4,000.

Below is a summary of the intangible assets acquired in the acquisition (in thousands):

	Acquisition Date Fair Value	Estimated Life (Years)
Trade name	$600	5
Customer relationships	6,400	17

Total intangible assets	$7,000

The amounts of revenue and net loss of Micropulse West since the acquisition date included in the Unaudited Condensed Consolidated Statements of Comprehensive Loss for the nine months ended September 30, 2021 are as follows (in thousands):

Revenue	$3,022

Net loss	(187)

Supplemental and Unaudited Pro Forma Information

The following unaudited supplemental pro forma information summarizes the combined results of operations for the above-described transactions as if the transactions had occurred on January 1, 2020 (in thousands).

	Nine months ended September 30,
	2021	2020
Revenue	$118,254	$111,945

Net income	$2,261	$(1,203)

The supplemental and unaudited pro forma net income includes the following adjustments:

•	Adjustments to fair value write-up of inventory sold for the nine months ended September 30, 2021 and September 30, 2020 of $0 and $1,063, respectively.

•	Adjustments to property and equipment for the nine months ended September 30, 2021 and September 30, 2020 of $306 and $2,045, respectively.

•	Adjustments to intangible amortization for the nine months ended September 30, 2021 and September 30, 2020 of $773 and $5,349, respectively.

•	Adjustments to interest expense for the nine months ended September 30, 2021 and September 30, 2020 of $(8,902) and $4,129, respectively.

The historical financial information has been adjusted by applying the Company’s accounting policies and giving effect to the pro forma adjustments, which consist of (i) amortization expense associated with identified intangible assets; (ii) depreciation of fixed asset step-up (for pre-acquisition periods only); (iii) accretion of inventory step-up value; (iv) interest expense related to the acquisition-related financing; and (v) transaction- related costs. The pro forma consolidated results are not necessarily indicative of what the consolidated results would have been had the acquisitions been completed on January 1, 2020. The pro forma consolidated results do not purport to project future results of combined operations, nor do they reflect the expected realization of any revenue or cost synergies.

Note 4 — Revenue

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers, which the Company adopted on January 1, 2019, using the modified retrospective method. The adoption of ASC 606 did not have a material impact on our Unaudited Condensed Consolidated Financial Statements. Refer to our annual consolidated financial statements included elsewhere in this prospectus for further discussion of our revenue policy and process.

Revenue by product line for the nine months ended September 30, 2021 and September 30, 2020 was as follows:

	Nine months ended September 30,
(in thousands)	2021	2020
Revenue:
Additive manufacturing	$13,322	$12,755
Injection molding	20,941	12,999
CNC machining	30,063	8,093
Precision sheet metal	38,494	4,150
Other revenue	5,067	4,252

Total revenue	$107,887	$42,249

The Company’s deferred revenue balance as of September 30, 2021 and December 31, 2020 is $1,679 and $1,210, respectively. Deferred revenue is the result of billings in excess of revenue being recognized and is recorded in other current liabilities on the Company’s Unaudited Condensed Consolidated Balance Sheet. Deferred revenue is recognized fully in the following period due to the short-term nature of the customer contracts.

Note 5 — Inventory

Inventory consists primarily of finished goods, raw materials and work in process, which are recorded at the lower of cost or net realizable value, which approximates first-in, first-out (“FIFO”) cost. The Company periodically reviews its inventory for slow-moving, damaged and discontinued items and writes down such items identified to their net recoverable amounts

The Company’s inventory consisted of the following as of September 30, 2021 and December 31, 2020, respectively (in thousands):

	September 30, 2021	December 31, 2020
Finished goods	$3,338	$1,351
Raw materials	2,788	2,277
Work in process	2,684	2,359
Tooling	363	338

Total	$9,173	$6,325

Note 6 — Property and Equipment

Property and equipment consist of the following as of September 30, 2021 and December 31, 2020, respectively (in thousands):

	September 30, 2021	December 31, 2020
Machinery & equipment	$37,695	$25,214
Furniture & fixtures	930	812
Property and leasehold Improvements	6,556	2,838
Construction in progress	2,656	576

	47,837	29,440
Accumulated depreciation and amortization	(6,806)	(3,054)

Total	$41,031	$26,386

Depreciation and amortization expense related to property and equipment that is included in operating expenses for the nine months ended September 30, 2021 and September 30, 2020 was $2,110 and $105, respectively. Depreciation and amortization expense related to property and equipment included in cost of revenues for the nine months ended September 30, 2021 and September 30, 2020 was $2,679 and $2,196, respectively.

Note 7 — Goodwill and Intangible Assets

The carrying amount of goodwill as of September 30, 2021 and December 31, 2020 is as follows, respectively (in thousands):

	Dec. 31, 2020	Goodwill acquired during 2021	September 30, 2021
Goodwill	$63,215	$19,898	$83,113

Intangible assets other than goodwill at September 30, 2021 and December 31, 2020 were as follows:

	September 30, 2021			December 31, 2020			Useful Life (in years)	Weighted Average Useful Life Remaining (in years)
(in thousands)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Trade name	$15,100	$2,133	$12,967	$12,200	$919	$11,281	5-15	11.4
Customer relationships	100,700	9,492	91,208	67,600	4,448	63,152	5-17	14.3
Developed software	6,400	1,680	4,720	6,400	720	5,680	5	7.4
Developed technology	4,500	1,822	2,678	4,500	1,147	3,353	5	8.0

Total intangible assets	$126,700	$15,127	$111,573	$90,700	$7,234	$83,466

Aggregate amortization expense was $7,892 and $3,368 for the nine months ended September 30, 2021 and September 30, 2020, respectively, of which $7,217 and $2,692 was included in operating expenses for the nine months ended September 30, 2021 and September 30, 2020, respectively. There are no intangible assets, other than goodwill, with indefinite useful lives.

Estimated amortization expense for each of the next five years (in thousands):

Remaining 2021	$2,887
2022	11,533
2023	11,533
2024	11,278
2025	9,706
Thereafter	64,637

Total	$111,574

Note 8 — Debt

2018 and 2019 Credit Facilities

During 2018, the Company entered a revolving credit agreement, a term loan and a delayed draw term loan (“DDTL”) credit agreement, which collectively make up the “2018 Credit Facilities”, to support its operations, cash requirements and acquisition growth strategy. During 2019, the Company entered into the second and third amendments to the 2018 Credit Facilities. Under the credit agreement, the Company is subject to various financial covenants, including quarterly fixed-charge coverage ratio; total leverage ratio; and minimum earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The credit facility also includes a capital expenditure limit of $3,100 for the year ended December 31, 2020. As of December 31, 2020, the Company was in compliance with all covenant requirements. The 2018 DDTL had unused capacity of $510 December 31, 2020 and was fully repaid as of September 30, 2021.

2020 Credit Facilities

On July 27, 2020, the Company entered into a $34,500 secured, unsubordinated credit facility with a financial institution, consisting of a $19,500 term loan and a $15,000 delayed draw term loan, with a maturity of July 27, 2026. At closing, $19,500 was funded and along with cash on the Company’s balance sheet, used to finance the acquisition of Incodema and Newchem. The term loan credit facility resulted in issuance costs of $520, which were capitalized. The loan is secured by pledged equity interests and the assets of the Company, including, but not limited to, cash and deposits, inventory, property, plant, and equipment, and intangible assets. Under the agreements, the Company is subject to various financial covenants, including a fixed charge coverage ratio and total net leverage ratio, and required to make quarterly principal installments commencing on

September 30, 2020 and March 31, 2021 through the end of the term in the amounts of $50 and $100 for the term loan and delayed draw term loan, respectively. Commencing with the year ending December 31, 2021, mandatory prepayments are required from the Company’s Excess Cash Flow, as defined by the Credit Agreement. Borrowing under the Term Loan Facility is in U.S. Dollars and bears interest at a variable interest rate based on LIBOR plus a net leverage-based margin, which was 7.738% per annum as of December 31, 2020.

On December 16, 2020, the Company entered into the first amendment to the 2020 Credit Facility. Pursuant to the amendment, the availability on the delayed draw term loan was increased to $40,500. The Company is charged a Commitment Fee of 0.5% for the initial six month period and 1.0% following the six month period on the unused portion of the delayed draw term loan. The amendment resulted in issuance costs of $692 of which $660 were capitalized and $32 were expensed. Borrowings on the delayed draw term loan amount were not drawn until acquisitions of Dahlquist, Mark Two, and Majestic Metals beginning mid-December. The 2020 DDTL was fully drawn as of December 31, 2020 and was repaid as of September 30, 2021.

2021 Term Loan

On April 30, 2021, the Company completed a financing transaction whereby it issued a $172,000 term loan due April 2022 (the “2021 Term Loan”) in order to finance the acquisitions of Centex, Laser, Micropulse West, and PPC, as well as to refinance the Company’s existing debt. The 2021 Term Loan is due for repayment on April 29, 2022. As discussed further in Notes 1 and 15, on July 9, 2021 the Company entered into an agreement to refinance the 2021 Term Loan on a permanent basis, subject to certain conditions. As of September 30, 2021, the Company was in compliance with all 2021 Term Loan covenants. See Notes 1 and 15 for further information.

Paycheck Protection Program Loan

During the year ended December 31, 2020, the Company received a Paycheck Protection Program (“PPP”) loan in the amount of $1,624 through the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act.

In April 2021, the Company’s PPP loan was forgiven in full by the SBA and the Company recorded a gain of $1,624 which was recorded to other income on the Company’s Unaudited Condensed Consolidated Statement of Comprehensive Loss for the nine months ended September 30, 2021.

The Company’s debt as of September 30, 2021 and December 31, 2020 is as follows (in thousands):

	As of September 30, 2021		As of December 31, 2020
Debt Description	Interest Rate	Amount	Interest Rate	Amount
2018 Term Loan, as amended		$—	7.75%	$29,700
2018 DDTL		—	7.75%	2,990
2020 Term Loan		—	3 month LIBOR + 7.50%	19,401
2020 DDTL		—	3 month LIBOR + 7.50%	40,500
2021 Term Loan	3 month LIBOR + 3.5%	172,000		—

Total principal debt		172,000		92,591
Debt issuance costs		(1,743)		(1,867)
PPP and other loans		—		2,615

Total debt, net		170,257		93,339
Less: current portion of long-term debt		—		2,853
Less: current 2021 Term Loan		172,000		—
Less: current portion of debt issuance costs		(1,743)		—

Long-term debt, net of current portion		$—		$90,486

The balance of the above debt matures as follows:

2021	$—
2022	172,000
Thereafter	—

Total	$172,000

Interest on all debt is payable quarterly, with the unpaid amount due upon maturity. Interest expense associated with long-term debt for the nine months ended September 30, 2021 and September 30, 2020 was $8,800 and $2,335, respectively. Included in interest expense, net on the accompanying Unaudited Condensed Consolidated Statements of Comprehensive Loss is amortization of debt issuance costs of $1,342 and $153 that were expensed for the nine months ended September 30, 2021 and September 30, 2020, respectively.

New Credit Agreement

On July 9, 2021, the Company entered into a financing transaction, which included a $50,000 revolving credit facility and $125,000 term loan, which will be funded at a later date assuming certain subsequent conditions are met including the closing of the SPAC Transaction noted above. The loans made under the New Credit Agreement will mature in 2026. Funding of loans under the New Credit Agreement is conditioned upon completing the SPAC Transaction noted above before April 9, 2022. In addition, funding of the loans under the New Credit Agreement is further conditioned on the cash proceeds of the SPAC Transaction being in excess of $313 million, or a lesser amount if mutually agreed. The Company expects that the proceeds from the SPAC Transaction will be less than $313,000, however the Company and Altimar have mutually agreed that the New Credit Agreement will be funded despite the cash proceeds being less than $313,000.

The revolving credit facility under the New Credit Agreement will be available for working capital and other general corporate purposes and will include a letter of credit sub-facility of up to $5 million. The New Credit Agreement will also include an uncommitted incremental facility, which, subject to certain conditions, will provide for additional term loan facilities, an increase in commitments under the New Credit Agreement and/or an increase in commitments under the revolving credit facility, in an aggregate amount of up to $100,000. See Going concern section of Note 1 for additional information.

Note 9 — Other Income and Expense, Net

Other Income and expense, net is comprised of the following for the nine months ended September 30, 2021 and September 30, 2020:

	September 30, 2021	September 30, 2020
Acquisition expenses	$4,045	$1,925
Loss on debt extinguishment	2,031	—
Loan prepayment fees	1,463	—
Other	1,384	599
Loss on sale of assets	84	—

Other expense	$9,007	$2,524

Gain on sale of assets	$—	$(393)
Gain on PPP forgiveness	(1,624)	—
Change in FV of contingent consideration	(1,120)	—
Other	(471)	(30)

Other (income)	(3,215)	(423)

Other expense and (income), net	$5,792	$2,101

Note 10 — Earnings Per Unit

Basic and diluted earnings per common unit is presented in conformity with the two-class method required for participating securities. The Selling Stockholders of the Company’s Class A Preferred Units are entitled to accrue cumulative dividends at the rate of 8% per annum. The Company considered its contingently redeemable preferred units to be participating securities and, in accordance with the two-class method, earnings allocated to preferred units have been excluded from the computation of basic and diluted net income or loss per common unit.

Basic net loss per unit is computed based on the weighted average number of common units outstanding. Diluted net loss per unit is computed based on the weighted average number of common units outstanding, increased by the number of any additional units that would have been outstanding had any potentially dilutive common units been issued and reduced by the number of units the Company could have repurchased from the proceeds from issuance of the potentially dilutive units. The Company had no dilutive instruments outstanding as of September 30, 2021 and September 30, 2020. As a result, basic and diluted earnings per units are the same as of September 30, 2021 and September 30, 2020.

The Company’s Class A and Class B common units participate equally in the Company’s undistributed earnings. As such, the Company’s undistributed earnings are allocated pro-rata to the Class A and Class B common units based on the weighted Class A common and Class B common units outstanding as of September 30, 2021 and September 30, 2020 such that earnings per unit for Class A and Class B common units are the same in each period.

	September 30, 2021			September 30, 2020
(in thousands, except for unit and per unit amounts)	Class A		Class B	Class A	Class B
Basic Earnings Per Unit:
Numerator
Net loss	$(5,718)		$(2,340)	$(734)	$(371)
Less: annual dividends on redeemable preferred units	(8,692)		(3,557)	(2,781)	(1,405)

Net loss attributable to common unitholders	(14,410)		(5,897)	(3,515)	(1,776)

Denominator
Weighted-average units used to compute basic earnings per unit	5,480,611		2,242,981	3,227,744	1,631,064

Basic and Diluted Earnings Per Unit	$(2.63	) $	(2.63)	$(1.09)	$(1.09)

Note 11 — Related Party Transactions

Affiliate Purchases

Certain employees of the Company had a non-controlling ownership interest in an affiliated entity, Fathom Precision International Ltd., which supplies services to the Company. For the nine months ended September 30, 2021 and September 30, 2020, purchases from such affiliate were $6,200 and $4,434, respectively.

Management Fees

MCT Holdings and Incodema Holdings entered into a management services agreement with an entity related through common ownership to the majority member in August 2018 and July 2020, respectively. For the nine months ended September 30, 2021 and September 30, 2020, the Company incurred expenses related to such management fees of $1,431 and $355, respectively.

See Note 3 for additional disclosure of transaction fees paid to the same entity related through common ownership to the majority member.

Note 12 — Fair Value Measurement

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value. There are three levels of inputs that may be used to measure fair value:

Fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques considering the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

The Company used the following methods and significant assumptions to estimate fair value:

Contingent Consideration: The fair values for earnouts payable are determined by using a discounted cash flow (“DCF”) approach with unobservable inputs and is classified as a Level 3 liability in the fair value hierarchy. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

Assets and liabilities measured at fair value on a recurring basis, are summarized below:

	Fair Value Measurement at September 30, 2021 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Contingent consideration	$—	$—	$8,630	$8,630

	Fair Value Measurement at December 31, 2020 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Contingent consideration	$—	$—	$11,439	$11,439

The table below presents a reconciliation of all liabilities measured at fair value on a recurring basis using significant on observable inputs (Level 3) as of and for the nine months ended September 30, 2021 and as of and for the twelve months ended December 31, 2020:

	Contingent Consideration
	September 30, 2021	December 31, 2020
Balance of recurring Level 3 liabilities at January 1	$11,439	$—
Total gains or losses for the period:
Included in earnings	(1,120)	1,055
Included in other comprehensive loss	—	—
Issuances	1,295	11,737
Payments	(2,984)	(1,353)
Transfers into Level 3	—	—
Transfers out of Level 3	—	—

Balance of recurring Level 3 liabilities at end of period	$8,630	$11,439

The valuation techniques used to determine the fair value of the contingent consideration as of September 30, 2021 and December 31, 2020 included a combination of discounted cash flow, Black Scholes-Merton model, and Monte Carlo simulation. The significant unobservable inputs used in the calculation of fair value include the discount rate, volatility, and credit spreads. The discount rates range from 2.9% to 18.8%, the volatility ranges from 15.3% to 80.2%, and the credit spreads range from 5.2% to 6.6%.

Debt: As of September 30, 2021, the fair value of the 2021 Term Loan approximates its carrying value.

Note 13 — Commitments and Contingencies

The Company is subject to various claims and lawsuits that arise in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material effect on the consolidated financial position of the Company.

In July 2021, the Company entered into a settlement agreement in a hybrid collective/class action complaint filed by one of its former employees for alleged violations of the Fair Labor Standards Act and Wisconsin wage and hour law. The settlement amount did not have a material effect on the consolidated financial position of the Company.

Note 14 — Income Taxes

The Company and most of its subsidiaries are treated as flow-through entities for federal and state income tax purposes and are not subject to income tax as the LLC members are responsible for the tax consequences of each member’s proportionate share of the flow-through income or loss. As such, the Company’s tax provision pertains solely to its subsidiaries which are taxable C corporations for U.S. federal income tax purposes.

The Company’s effective income tax rate was (11.1%) and 0.0% for the nine months ended September 30, 2021 and September 30, 2020, respectively. The change in the Company’s effective income tax rate for the nine months ended September 30, 2020 and compared to the nine months ended September 30, 2021 relates to the acquisitions of three taxable C corporations during 2021. The effective tax rate for the nine months ended September 30, 2021 differs from the statutory tax rate of 21% primarily as a result of operations held in flow-through entities, state taxes, and the impact of certain transaction costs which were capitalized for tax purposes, but are not expected to result in deduction is future tax periods.

As of September 30, 2021, the Company did not recognize income tax expense or benefits associated with uncertain tax positions.

Significant components of the Company’s tax expense for the nine months ended September 30, 2021 and September 30, 2020, are as follows (in thousands):

	Nine Months Ended September 30
	2021	2020
Current expense
State	14	—
Federal	1,044	—

Subtotal	1,058	—

Deferred tax benefit
State	(18)	—
Federal	(233)	—

Subtotal	(251)	—

Total	807	—

Significant components of the Company’s net deferred tax liability as of September 30, 2021 and December 31, 2020, are as follows (in thousands):

	September 30, 2021	December 31, 2020
Deferred tax assets
Net operating losses	68	—
Allowance for bad debts	17	—
Inventory reserves	116	—
Other accruals	8	—
Interest expense limitation	38	—

Total deferred tax assets	247	—

Deferred tax liabilities
Fixed assets	(487)	—
Intangibles	(2,647)	—
Cash-to-accrual adjustments	(122)	—

Total deferred tax liabilities	(3,256)	—

Total net deferred tax liabilities	(3,009)	—

Note 15 — Subsequent Events

Amendment No. 1 to Business Combination Agreement

On November 16, 2021, The Company and Altimar executed Amendment No. 1 to the Business Combination Agreement which amended the prior Business Combination Agreement that was executed on July 16, 2021. This amendment included the following principal changes to the prior Business Combination Agreement:

•	The minimum cash condition required to close the transaction was reduced from $313,000 to $90,000

•	The amount of cash to be contributed to the Company’s balance sheet upon closing of the transactions was reduced from $25,000 to $10,000

•	The minimum amount of Company debt to be paid down upon closing of the transaction was reduced from $22,000 to $20,000

•

Provisions relating to the forfeiture of certain shares in the surviving company by Altimar’s founders based on the level of redemptions were amended and restated to provide for a forfeiture of by such founders of 2,587,500 shares

•	The equity consideration payable to the owners of the Company was increased by 1,293,750 shares

•

Provisions were added to reflect the backstop commitment by affiliates of the majority member of the Company to purchase up to 1,000 shares of Altimar at an aggregate price of up to $10,000 to the extent necessary to satisfy the revised minimum cash condition

As a result of Amendment No. 1 to Business Combination Agreement, the Company continues to expect to combine with Altimar and the combined company, to be named Fathom Digital Manufacturing Corporation, will be publicly traded and listed on the New York Stock Exchange.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Managers and Members

Fathom Holdco, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Fathom Holdco, LLC (a Delaware limited liability company) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of comprehensive loss, Class A contingently redeemable preferred units and members’ equity, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, as of December 31, 2020, the Company does not have sufficient cash on hand and cash flows from operations to repay debt maturing during April 2022. On July 9, 2021 the Company entered into a new credit facility with its existing creditors. The new credit facility includes a $50,000,000 revolver and $125,000,000 term loan, both of which will mature in 2026. The proceeds from these loans will be used to repay existing debt maturing April 2022. Funding under the new credit facility is contingent on the Company closing a definitive business combination with a publicly traded Special Purpose Acquisition Company (“SPAC”), which is subject to customary conditions including, among others, the approval of the SPAC stockholders and the SPAC having a minimum level of available cash, which are outside of the Company’s control. There is no guarantee that the business combination contemplated in the new credit facility will be completed and therefore the Company has concluded that substantial doubt exists about the Company’s ability to continue as a going concern.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2021.

Milwaukee, Wisconsin

August 3, 2021 (except Note 19, Segments, and the effects of reorganization described in Note 1, as to which the date is September 20, 2021)

Fathom Holdco, LLC

Consolidated Balance Sheets

(In thousands, except unit amounts)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$8,188	$1,026
Accounts receivable, net	15,563	9,065
Inventory	6,325	1,697
Prepaid expenses	1,853	538
Other current assets	745	—

Total current assets	32,674	12,326
Property and equipment, net	26,386	10,809
Intangible assets, net	83,466	36,095
Goodwill	63,215	33,007
Other non-current assets	1,038	—

Total assets	$206,779	$92,237

Liabilities, contingently redeemable preferred equity, and members’ equity
Current liabilities
Accounts payable(1)	$4,404	$5,058
Accrued expenses	4,181	2,054
Other current liabilities	2,778	425
Contingent consideration	4,066	—
Current portion of debt	2,853	309

Total current liabilities	18,282	7,846
Long-term debt, net	90,486	29,597
Long-term contingent consideration	7,373	—
Other non-current liabilities	514	59

Total liabilities	$116,655	37,502
Contingently Redeemable Preferred Equity
Class A Contingently Redeemable Preferred Units; $100 par value, authorized 1,167,418 units, issued and outstanding 1,167,418 and 702,493 units as of December 31, 2020 and 2019, respectively	54,105	31,836

Members’ equity
Class A Common units; $100 par value, authorized 5,480,611 units, issued and outstanding 5,480,611 and 2,883,452 units as of December 31, 2020 and 2019, respectively	35,869	18,701
Class B Common units; $100 par value, authorized 2,242,981 units, issued and outstanding 2,242,981 and 1,567,546 units as of December 31, 2020 and 2019, respectively	14,450	10,467
Accumulated other comprehensive loss	(68)	—
Accumulated deficit	(14,232)	(6,269)

Total members’ equity	36,019	22,899

Total liabilities, contingently redeemable preferred equity, and members’ equity	$206,779	$92,237

(1)	- Inclusive of accounts payable to related parties of $541 and $359 for 2020 and 2019, respectively.

Fathom Holdco, LLC

Consolidated Statements of Comprehensive Loss

(In thousands, except unit and per unit amounts)

	Year Ended December 31,
	2020	2019
Revenue	$61,289	$20,618
Cost of revenue (1)(2)	32,815	10,696

Gross profit	28,474	9,922
Operating expenses
Selling, general, and administrative(3)	22,197	8,474
Depreciation and amortization	4,825	1,605

Total operating expenses	27,022	10,079

Operating income (loss)	1,452	(157)

Interest expense and other expense (income)
Interest expense	3,665	1,616
Other expense	6,335	3,187
Other income	(585)	(189)

Total other expense, net	9,415	4,614

Net loss	$(7,963)	$(4,771)

Other comprehensive loss, net of tax
Foreign currency translation adjustments	$(68)	$—

Comprehensive loss	$(8,031)	$(4,771)

Net loss per unit attributable to Class A and Class B common unitholders(4):
Basic	(2.68)	(3.14)
Diluted	(2.68)	(3.14)
Weighted average units outstanding:
Basic	5,227,816	2,352,664
Diluted	5,227,816	2,352,664

(1)	Inclusive of $2,567 and $1,054 of depreciation and amortization in 2020 and 2019, respectively
(2)	Inclusive of $6,318 and $1,255 of cost of revenue related to inventory purchases from a related party in 2020 and 2019, respectively. See Note 3 and Note 15.
(3)	Inclusive of $742 and $308 of management fees incurred to a related party in 2020 and 2019, respectively. See Note 15.
(4)	Basic and diluted net loss per unit amounts are the same for each class of common units, see Note 14.

Fathom Holdco, LLC

Consolidated Statements of Class A Contingently

Redeemable Preferred Units and Members’ Equity

(In thousands, except unit amounts)

	Class A Contingently Redeemable Preferred Units		Class A Common Units		Class B Common Units		Accumulated Other Comprehensive Loss
	Number of Units	Amount	Number of Units	Amount	Number of Units	Amount	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balance at January 1, 2019	260,196	$9,175	1,112,807	$8,995	535,796	$4,749	$(1,498)	$—	$12,246
Members’ contributions	375,267	19,017	1,770,645	9,706	607,051	3,327	—	—	13,033
Units issued for acquisitions	67,030	3,644	—	—	424,699	2,498	—	—	2,498
Share based compensation	—	—	—	—	—	21	—	—	21
Distributions to members	—	—	—	—	—	(128)	—	—	(128)
Net loss	—	—	—	—	—	—	(4,771)	—	(4,771)

Balance at December 31, 2019	702,493	$31,836	2,883,452	$18,701	1,567,546	$10,467	$(6,269)	$—	$22,899

Members’ contributions	423,083	20,759	2,597,159	17,168	380,906	2,518	—	—	19,686
Units issued for acquisitions	41,842	1,510	—	—	294,529	1,431	—	—	1,431
Share based compensation	—	—	—	—	—	34	—	—	34
Net loss	—	—	—	—	—	—	(7,963)	—	(7,963)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(68)	(68)

Balance at December 31, 2020	1,167,418	$54,105	5,480,611	$35,869	2,242,981	$14,450	$(14,232)	$(68)	$36,019

Fathom Holdco, LLC

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2020	2019
Cash Flows from Operating Activities
Net loss	$(7,963)	$(4,771)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation included in operating expenses	598	135
Depreciation and amortization included in cost of revenue	2,567	1,054
Amortization of intangible assets	4,227	1,470
Loss on disposal of property and equipment	214	—
Foreign currency translation adjustment	(68)	—
Bad debt expense	223	48
Share-based compensation	34	21
Change in fair value of contingent consideration	1,055	1,181
Amortization of debt financing costs	205	56
Changes in operating assets and liabilities that provided cash:
Accounts receivable	1,063	(4,061)
Inventory	(356)	216
Prepaid expenses and other assets	(653)	1,409
Accounts payable	442	1,886
Accrued liabilities and other	282	765

Net cash provided by (used in) operating activities	1,870	(591)
Cash Flows from Investing Activities
Purchase of property and equipment	(1,626)	(729)
Cash used for acquisitions, net of cash acquired	(94,412)	(43,639)

Net cash used in investing activities	(96,038)	(44,368)
Cash Flows from Financing Activities
Proceeds from debt	65,124	16,000
Payments on debt	(1,679)	(195)
Distributions to unitholders	—	(128)
Payment of debt issuance costs	(1,207)	(461)
Proceeds from issuance of members’ units	40,445	32,050
Cash paid for contingent consideration	(1,353)	(3,500)

Net cash provided by financing activities	101,330	43,766

Net increase (decrease) in cash	7,162	(1,193)
Cash, beginning of year	1,026	2,219

Cash, end of year	$8,188	$1,026

Supplemental Cash Flows Information:
Cash paid for interest	3,491	1,441
Cash paid for taxes	11	40
Cash paid to related parties per Note 3 and Note 15	6,879	1,419
Significant noncash transactions:
Issuance of member interests for acquisitions	2,941	6,142
Initial recognition of contingent consideration for acquisitions	11,737	—

Fathom Holdco, LLC

Notes to Consolidated Financial Statements

(dollars in thousands, unless otherwise noted)

Note 1 — Nature of Business

Fathom Holdco, LLC (the “Company”) was formed on April 16, 2021 as a limited liability company in accordance with the provisions of the Delaware Limited Liability Company Act, as amended (the “Delaware Act”), for the purpose of holding a 100 percent equity interest in MCT Group Holdings, LLC and its subsidiaries (“MCT Holdings”) and holding a 100 percent equity interest in Incodema Holdings, LLC and its subsidiaries (“Incodema Holdings”). As of December 31, 2020, both MCT Holdings and Incodema Holdings were under the common control of CORE Industrial Partners Fund I, L.P. (“CORE”).

MCT Holdings was formed on August 27, 2018 as a limited liability company in accordance with the Delaware Act for the purpose of holding 100 percent of the equity interest in Midwest Composite Technologies, LLC, acquired on August 31, 2018, acquiring 100 percent of the equity interest in Kemeera, LLC d/b/a FATHOM (“FATHOM”) on September 23, 2019, and acquiring 100 percent of the equity interest in ICO Mold, LLC on December 2, 2019, as further described in Note 3.

Incodema Holdings was formed on July 15, 2020 as a limited liability company in accordance with the Delaware Act for the purpose of acquiring 100 percent of the equity interest in Incodema, LLC and Newchem, LLC on July 27, 2020, acquiring Dahlquist Machine, LLC on December 15, 2020, acquiring Majestic Metals, LLC on December 17, 2020 and acquiring Mark Two Engineering, LLC on December 18, 2020, as further described in Note 3.

On April 30, 2021, CORE completed a reorganization whereby the interests in both MCT Holdings and Incodema Holdings were contributed to the Company. As such, the Company determined that the financial statements being presented should be the consolidated financial statements of the Company, inclusive of its wholly owned subsidiaries MCT Holdings and Incodema Holdings, with Incodema Holdings being reflected in the consolidated financial statements effective as of July 27, 2020, or the date it came under common control with MCT Holdings. Accordingly, the contingently redeemable Series A Preferred Units, members’ equity, and earnings per unit of the Company is retrospectively presented on a consolidated basis in these consolidated financial statements

The Company and its subsidiaries offer prototyping and low-volume services across a variety of in-house additive manufacturing technologies, as well as precision sheet metal and finishing services ranging from prototype through mid-volume production including internal sheet metal cutting and forming solutions, as well as chemical etching for customers in the aerospace and defense, electronics, medical, automotive, and various other industries. In addition to three-dimensional (“3D”) printing and processing, the Company also offers computer numerical control (“CNC”) machining, injection molding and industrial design capabilities to a diversified customer base in various industries and geographical locations. The Company’s principal operations are located in or in the surrounding areas of Newark, New York; Ithaca, New York; Denver, Colorado; Miami, Florida; Minneapolis, Minnesota; Oakland, California; Toledo, Ohio; Hartland, Wisconsin; Seattle, Washington; and Shenzhen, China.

Going Concern

In accordance with U.S. GAAP, the Company is required to evaluate whether there are conditions or events that exist as of the date of issuance of these consolidated financial statements that raise doubt as to the Company’s ability to continue as a going concern within the twelve months following issuance.

On April 30, 2021, the Company completed a financing transaction whereby it issued a $172,000 term loan due April 2022 (the “2021 Term Loan”) in order to finance the acquisitions of Centex Machine and Welding, Inc.

(“Centex”), Laser Manufacturing, Inc. (“Laser”), Sureshot Precision, LLC d/b/a Micropulse West (“Micropule West”), and Precision Process Corporation (“PPC”), as well as to refinance the Company’s existing debt, as described in Note 8.

As the Company does not have sufficient cash on hand and cash flow from operations to repay the 2021 Term Loan, the maturity of the 2021 Term Loan raises substantial doubt about our ability to continue as a going concern within the next twelve months. If we are unable to repay, refinance or restructure our 2021 Term Loan, our assets may not be sufficient to repay in full the amounts owed.

To address the upcoming maturity of the 2021 Term Loan, the Company has entered into a new credit facility with its existing creditors (the “New Credit Agreement”). The New Credit Agreement includes a $50,000 revolving credit facility and $125,000 term loan and matures in 2026. The proceeds from these loans will be used to repay the 2021 Term Loan.

The funding of the New Credit Agreement is contingent on the Company closing a definitive business combination with a publicly traded Special Purpose Acquisition Company (“SPAC”) before April 9, 2022 (the “SPAC Transaction”). In addition, the cash proceeds of such SPAC Transaction must be in excess of $313,000, or a lesser amount if mutually agreed by the Company and the SPAC.

The Company intends to use the proceeds from the New Credit Agreement to repay the 2021 Term Loan. If the SPAC Transaction is not completed prior to April 9, 2022, the Company will not receive any funds nor incur any indebtedness from the New Credit Agreement. Given the SPAC Transaction will be subject to regulatory and market conditions, approval by a SPAC’s shareholders, and the SPAC securing adequate financing, it is not within the Company’s control and therefore cannot be deemed probable as of the issuance of these consolidated financial statements. As a result, the Company has concluded that management’s plans described above do not alleviate substantial doubt about the Company’s ability to continue as a going concern for the next twelve months.

The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Note 2 — Significant Accounting Policies

Basis of Presentation of the Consolidated Financial Statements

The consolidated financial statements of the Company are comprised of the Company’s subsidiaries from the date on which they were acquired. Each subsidiary is wholly owned by either MCT Holdings or Incodema Holdings, both of which are wholly owned by the Company. The Company’s subsidiaries include: Midwest Composite Technologies, LLC (a Wisconsin Limited Liability Company); Kemeera LLC (a California Limited Liability Company); ICO Mold, LLC (a Delaware Limited Liability Company), Incodema, LLC (a New York Limited Liability Company); Newchem, LLC (a New York Limited Liability Company); Dahlquist Machine, LLC (a Minnesota Limited Liability Company); Majestic Metals, LLC (a Colorado Limited Liability Company); and Mark Two Engineering, LLC (a Florida Limited Liability Company).

The Consolidated Financial Statements as of December 31, 2020 and 2019 have been prepared in accordance with accounting principles generally accepted in the United States of America. All material intercompany accounts and transactions have been eliminated in consolidation.

COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus as a “pandemic”. First identified in late 2019 and now known as COVID-19, the outbreak has impacted millions of individuals worldwide. As of the date of issuance of the Consolidated Financial Statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the Consolidated Balance Sheet dates, as no triggering events or changes in circumstances had occurred as of year-end; however, due to uncertainty surrounding the situation, and specifically as it pertains to the current global supply chain disruptions, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows and financial condition were not significantly impacted, the extent of any future impact cannot be reasonably estimated at this time.

Correction of an Immaterial Error

The Consolidated Balance Sheet as of December 31, 2020 includes the correction of an immaterial error related to contingent consideration. The correction relates to a reclassification of certain amounts between assets and liabilities comprised of a decrease in (short-term) contingent consideration of $8,726, a decrease to accounts receivable of $101, and decrease to other current assets of $144, a decrease to property and equipment, net of $418, a decrease to other non-current assets of $48, an increase to accounts payable of $253, an increase of $389 to other non-current liabilities, and an increase to long-term contingent consideration of $7,373.

Cash and Cash Equivalents

Cash and cash equivalents include cash and other short-term investments with original maturities of three months or less at the date of purchase. The Company maintains cash in bank deposit accounts which at times may exceed federally insured deposit limits. The Company has not experienced any losses on such accounts and considers such associated credit risk to be immaterial to the Company’s financial statements.

Credit Risk, Major Customers, and Suppliers

The Company extends trade credit to its customers on terms that are generally practiced in the industry. During the years ended December 31, 2020 and 2019, the Company did not have any customers that accounted for more than 10% of revenue. During the years ended December 31, 2020 and 2019, approximately 19% and 12%, respectively, of inventory purchases were from a single related party supplier, Fathom Precision International Ltd. See Note 15.

Trade Accounts Receivable, Unbilled Revenue and Allowance for Doubtful Accounts

Accounts receivable are stated at net invoice amounts. Unbilled revenue represents receivables due from customers as either the performance obligation has been completed for revenue recognized over time or the product has shipped and the customer invoice has yet to be generated. The balance in unbilled revenue, included in accounts receivable, was $173 and $634 as of December 31, 2020 and 2019, respectively. An allowance for doubtful accounts is established based on a specific assessment of all invoices that remain unpaid following normal customer payment periods. In addition, a general valuation allowance is established for the remaining accounts receivable that have not been specifically assessed based on historical loss experience as well as geographic and general economic conditions. All amounts deemed to be uncollectible are charged against the allowance for doubtful accounts in the period that determination is made. The allowance for doubtful accounts on accounts receivable balances was $649 as of December 31, 2020 and $386 as of December 31, 2019.

Inventory

Inventory is stated at the lower of cost or net realizable value (“NRV”), with NRV based on selling prices in the ordinary course of business, less costs of completion, disposal, and transportation. Costs are determined on the first-in, first-out (“FIFO”) method.

Property and Equipment

Property and equipment are recorded at cost or fair value, if acquired in the business combinations, as described in Note 3. The straight-line method is used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives. The cost of leasehold improvements are amortized over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Asset	Useful Lives (In Years)
Property and leasehold Improvements	4-20
Machinery & equipment	1-6
Furniture & fixtures	1-7
Vehicles and equipment	1-4
Capitalized software	1-2

Goodwill

The Company recognizes goodwill in accordance with ASC 350, Intangibles—Goodwill and Other. Goodwill is the excess of costs of an acquired entity over the amounts assigned to assets acquired and liabilities assumed in a business combination. Goodwill is not amortized. Goodwill is tested for impairment annually on October 1st of each year and is tested for impairment between annual tests if an event occurs or circumstances change that would indicate the carrying amount may be impaired. During the years ended December 31, 2020 and 2019, the Company performed a quantitative analysis, which indicated that no impairment charges for goodwill were required to be recognized.

Intangible Assets

Acquired intangible assets subject to amortization are stated at cost and are amortized using the straight-line method over the estimated useful lives of the assets. Intangible assets that are subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. During 2019 and 2020 there were no impairments of intangible assets.

Foreign Currency Exchange and Translation

The expression of assets and liabilities in a foreign currency amount gives rise to exchange gains and losses when such obligations are paid in United States dollars. Foreign currency exchange rate adjustment (i.e., differences between amounts recorded and actual amounts owed or paid) are reported in the Consolidated Statements of Comprehensive Loss as foreign currency fluctuations occur. Foreign currency exchange rate adjustments are reported in the Consolidated Statements of Cash Flows using the exchange rates in effect at the time of the cash flows. Adjustments for the years ended December 31, 2020 and 2019 were immaterial.

Assets and liabilities of the Company’s operations in China are translated into U.S. dollars at the rate of exchange in effect at the close of the period. Income and expenses are translated at an average rate of exchange for the period. The aggregate effect of translating the financial statements is included in other comprehensive loss.

Fair Value Measurements

Accounting standards require certain assets and liabilities be reported at fair value in the financial statements and provide a framework for establishing that fair value. The framework for determining fair value is based on a hierarchy that prioritizes the inputs and valuation techniques used to measure fair value. There are three levels of inputs that may be used to measure fair value:

Fair values determined by Level 1 inputs use quoted prices in active markets for identical assets or liabilities that the Company has the ability to access.

Fair values determined by Level 2 inputs use other inputs that are observable, either directly or indirectly. These Level 2 inputs include quoted prices for similar assets and liabilities in active markets and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 inputs are unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset. These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques considering the characteristics of the asset.

In instances whereby inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

Debt Issuance Costs

Debt issuance costs were incurred by the Company in connection with obtaining the debt to finance the acquisitions disclosed in Note 3. If such financing is settled or replaced prior to maturity with debt instruments that have substantially different terms, the settlement is treated as an extinguishment and the unamortized costs are charged to gain or loss on extinguishment of debt. If such financing is settled or replaced with debt instruments from the same lender that do not have substantially different terms, the new debt agreement is accounted for as a modification of the prior debt agreement and the unamortized costs remain capitalized, the new original issuance discount costs are capitalized, and any new third-party costs are charged to expense. These costs are recorded as a reduction in the recorded balance of the outstanding debt. The costs are amortized over the term of the related debt and reported as a component of interest expense by using the straight-line method which is not materially different than the effective interest method.

Revenue Recognition

On January 1, 2019, the Company adopted ASC 606, Revenue from Contracts with Customers, using the modified retrospective approach. Most of the Company’s revenue has one performance obligation and is recognized on a point-in-time basis upon shipment. The majority of the Company’s injection molding contracts have multiple performance obligations including one obligation to produce the mold and sample part and a second obligation to produce production parts. For injection molding contracts with multiple performance obligations, the Company allocates revenue to each performance obligation based on its relative standalone selling price and recognizes revenue for each performance obligation on a point-in-time basis upon shipment. We generally determine standalone selling price based on the price charged to customers. The Company’s payments terms are consistent with industry standards and never exceed 12 months.

Income Taxes

As a limited liability company, the Company has elected to report as a partnership for federal and state income tax purposes at a consolidated level. Consequently, federal income taxes are not payable or provided for by the Company. Members are taxed individually on their pro-rata ownership share of the Company’s earnings. The Company’s net income or loss is allocated among the members in accordance with the Company’s operating agreement. The Company is subject to certain state and local income and franchise taxes, which are included in the Consolidated Statements of Comprehensive Loss as other income, net. In addition, MCT Holding’s wholly owned subsidiary, ICO Mold (Shenzhen), LLC, is subject to income within the jurisdiction of the People’s Republic of China. Foreign income tax expense was insignificant during both the year ended December 31, 2020 and the year ended December 31, 2019.

Other Comprehensive Loss

Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Certain changes in assets and liabilities, however, such as foreign currency translation adjustments, are reported as a direct adjustment to the equity section of the Consolidated Balance Sheets. Such items, along with net income, are considered components of comprehensive loss.

Use of Estimates

The preparation of Consolidated Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases, which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The new lease guidance will be effective for the Company’s year ending December 31, 2022 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply. The new lease standard is expected to have a significant effect on the Company’s financial statements as a result of the Company’s operating leases, as disclosed in Note 9, that will be reported on the balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

The FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326), which amends the impairment model by requiring entities to use a forward-looking approach based on expected losses to estimate credit losses on certain types of financial instruments, including trade receivables and available for sale debt securities. ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company continues to evaluate the impact of this ASU on its Consolidated Financial Statements.

The FASB issued ASU 2018-15, Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract, which requires a customer in a cloud computing arrangement that is a service contract to follow the internal-use software guidance in ASC Topic 350-40 to determine which implementation costs to defer and recognize as an asset. ASU 2018-15 will be effective for annual periods, and interim periods within annual periods, beginning after December 15, 2020 and interim periods within annual periods beginning after December 15, 2021. Early adoption is permitted, including adoption in any interim period, for all entities. The Company continues to evaluate the impact the adoption of ASU 2018-15 will have on its Consolidated Financial Statements.

The FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12). ASU 2019-12 attempts to simplify aspects of accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. ASU 2019-12 is effective for fiscal years beginning after December 15, 2020, including interim periods within that fiscal year. The Company does not anticipate any material impact on the Company’s Consolidated Financial Statements upon adoption.

The FASB issued ASU 2020-04, Facilitating the effects of Reference Rate Reform on Financial Reporting, which provide optional expedients and exceptions for applying generally accepted accounting principles (“GAAP”) to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this Update apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected certain optional expedients for and that are retained through the end of the hedging relationship. The amendments in this Update are effective for all entities as of March 12, 2020 through December 31, 2022. The Company continues to evaluate the impact of the adoption of ASU 2020-04 will have on its Consolidated Financial Statements.

Note 3 — Business Combination

The transactions below met the requirements to be considered a business combination under ASC 805. The accounts, affected for preliminary adjustments to reflect fair market values assigned to assets purchased and liabilities assumed, and results of operations, are included in the Company’s Consolidated Financial Statements from the date of acquisition. The Company has allocated the purchase price to the tangible and identifiable intangible assets based on their estimated fair market values at the acquisition date as required under ASC 805. The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets was recorded as goodwill.

Acquisition of Kemeera, LLC. d/b/a FATHOM

MCT Group Holdings, LLC completed an acquisition of Kemeera, LLC d/b/a FATHOM (“FATHOM”) on September 23, 2019 in which it acquired 100 percent of the membership interest of FATHOM. FATHOM provides a mix of prototype and production manufacturing services in addition to development and engineering services. FATHOM’s prototype services include 3D printing and additive manufacturing, CNC machining, urethane casting, tooling, injection molding, and part assembly and finishing. Additional services include industrial and engineering support and contract research and development projections. The primary reason for the acquisition was to expand the Company’s capabilities in 3-D printing and manufacturing and expand its customer base of high-quality manufacturing and industrial technology companies in North America.

The transaction was accounted for using the acquisition method of accounting and the fair value of the total purchase consideration transferred consisted of the following:

Consideration (in thousands)
Cash	$26,912
Equity instruments	2,923

Fair value of total consideration transferred	$29,835

The consideration excludes $1,094 of buyer transaction expenses that are included in other expenses within the accompanying Consolidated Statements of Comprehensive Loss.

The following table sets forth the fair values of the assets acquired and liabilities assumed in connection with the acquisition of FATHOM (in thousands):

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$125
Accounts receivable	2,298
Inventory	333
Prepaid expenses	351
Fixed assets	4,627
Intangible assets	14,100

Total assets acquired	21,834

Accounts payable	1,852
Accrued expenses	491
Other current liabilities	141
Taxes payable	158
Long-term debt	63

Total liabilities assumed	2,705

Total identifiable net assets	19,129

Goodwill	$10,706

Below is a summary of the intangible assets acquired in the acquisition (in thousands):

	Acquisition Date Fair Value	Estimated Life (Years)
Trade name	$4,300	15
Customer relationships	5,300	10
Developed technology	4,500	5

Total Intangible assets	$14,100

The amounts of revenue and net (loss) income of FATHOM since the acquisition date included in the Consolidated Statements of Comprehensive Loss for the reporting periods are as follows:

(in thousands)	2020	2019
Revenue	$20,899	$6,569

Net income (loss)	$370	$(1,488)

Acquisition of ICO Mold, LLC

MCT Group Holdings, LLC completed an acquisition of ICO Mold, LLC and its subsidiary ICO Mold (Shenzhen), LLC (collectively, “ICO Mold”) on December 2, 2019 in which it acquired 100 percent of the membership interest of ICO Mold. ICO Mold is a custom plastic manufacturer servicing customers in a variety of industries that provides custom plastic injection molding, CNC machining of plastic and metal, and urethane casting. The primary reason for the acquisition was to both expand the Company’s capabilities into injection molding with high-quality manufacturing and industrial technology companies in North America and expand manufacturing capability in China.

The transaction was accounted for using the acquisition method of accounting and the fair value of the total purchase consideration transferred consisted of the following:

Consideration (in thousands)
Cash	$15,998
Equity instruments	3,219

Fair value of total consideration transferred	$19,217

The consideration excludes $965 of buyer transaction expenses that are included in other expenses within the accompanying Consolidated Statements of Comprehensive Loss. The Company paid a transaction fee of $230 to an affiliate of the majority member of the Company.

The following table sets forth the fair values of the assets acquired and liabilities assumed in connection with the acquisition of ICO Mold (in thousands):

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$105
Accounts receivable	800
Inventory	88
Prepaid expenses	20
Fixed assets	62
Intangible assets	5,500

Total assets acquired	6,575

Accounts payable	678
Accrued expenses	194
Taxes payable	12

Total liabilities assumed	884

Total identifiable net assets	5,691

Goodwill	$13,526

Below is a summary of the intangible assets acquired in the acquisition (in thousands):

	Acquisition Date Fair Value	Estimated Life (Years)
Trade name	$700	5
Customer relationships	3,500	6
Developed software	1,300	5

Total intangible assets	$5,500

The amounts of revenue and net (loss) income of ICO Mold since the acquisition date included in the Consolidated Statements of Comprehensive Loss for the reporting periods are as follows:

(in thousands)	2020	2019
Revenue	$10,884	$672

Net income (loss)	$641	$(982)

Acquisition of Incodema, LLC and Newchem, LLC

Incodema Holdings, LLC completed acquisitions of Incodema, LLC (“Incodema”) and Newchem, LLC (“Newchem”) on July 27, 2020 in which it acquired 100 percent of the membership interests of Incodema and Newchem. Both entities are wholly owned entities of Incodema Holdings. Incodema is a prototype and short run sheet metal stamping provider which produces high quality items such as sheet metal stampings, intricate metal formings, short run production stamping, and laser cutting. Newchem is a photochemical milling company whose process involves coating material specified with a light sensitive polymer, imaging with a photo tool using UV light, developing and then chemically etching. The acquisition is consistent with the Company’s mission to expand its high-quality manufacturing and industrial technology capabilities in North America.

The transaction was accounted for using the acquisition method of accounting and the fair value of the total purchase consideration transferred consisted of the following:

Consideration (in thousands)	Incodema	Newchem	Total
Cash	$30,948	$6,320	$37,268
Equity instruments	$920	$183	$1,103
Contingent consideration	$8,696	$—	$8,696

Fair value of total consideration transferred	$40,564	$6,503	$47,067

The consideration transferred is subject to customary working capital settlements in the post-combination period. The consideration excludes $1,489 of buyer transaction expenses that are included in other expenses within the accompanying Consolidated Statements of Comprehensive Loss. The Company paid a transaction fee of $400 to an affiliate of the majority member of the Company.

The following table sets forth the preliminary fair values of the assets acquired and liabilities assumed in connection with the acquisition of Incodema and Newchem (in thousands):

	Acquisition Date Fair Value
	Incodema	Newchem
Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$63	$69
Accounts receivable	2,370	741
Inventory	735	487
Other current assets	3	1
Prepaid expenses	77	8
Fixed assets	2,277	1,949
Intangible assets	19,300	2,800

Total assets acquired	24,825	6,055

Accounts payable	324	223
Accrued expenses	110	35
Other current liabilities	286	61

Total liabilities assumed	720	319

Total identifiable net assets	$24,105	$5,736

Goodwill	16,459	767

Additional contingent consideration is due to the seller of Incodema based upon the Gross Profit of a specified product sold by Incodema for the years ending December 31, 2020, 2021, and 2022. The Company expects that the aggregate undiscounted payments under the contingent consideration arrangement will be $3,260, $3,480 and $3,020 in the years ended December 31, 2021, 2022 and 2023, respectively.

Below is a summary of the intangible assets acquired in the acquisition (in thousands):

	Acquisition Date Fair Value - Incodema	Estimated Life (Years)
Trade name	$2,700	15
Customer relationships	11,500	9
Developed software	5,100	5

Total intangible assets	$19,300

	Acquisition Date Fair Value - Newchem	Estimated Life (Years)
Trade name	$300	5
Customer relationships	2,500	16

Total intangible assets	$2,800

The amounts of revenue and net (loss) income of Incodema since the acquisition date included in the Consolidated Statements of Comprehensive Loss for the reporting periods are as follows:

(in thousands)	2020
Revenue	$6,900

Net loss	$(1,085)

The amounts of revenue and net income of Newchem since the acquisition date included in the Consolidated Statements of Comprehensive Loss for the reporting periods are as follows:

(in thousands)	2020
Revenue	$2,369

Net income	$184

Acquisition of Dahlquist Machine, LLC

Incodema Holdings, LLC completed an acquisition of Dahlquist Machine, LLC (“Dahlquist”) on December 16, 2020 in which it acquired 100 percent of the membership interest of Dahlquist. In conjunction with the equity purchase, the Company acquired the real estate in which Dahlquist Machine, LLC performs their operations. Dahlquist is a precision machining company with state-of-the-art computer numerical control (CNC) mills and lathes, specializing in high-speed precision machining of light metals, aluminum, and plastics. The acquisition is consistent with the Company’s mission to acquire high-quality manufacturing and industrial technology companies in North America.

The transaction was accounted for using the acquisition method of accounting and the fair value of the total purchase consideration transferred consisted of the following:

Consideration (in thousands)
Cash	$16,098
Equity instruments	368
Contingent consideration	1,166

Fair value of total consideration transferred	$17,632

The consideration transferred is subject to customary working capital settlements in the post-combination period. The consideration excludes $804 of buyer transaction expenses that are included in other expenses within the accompanying Consolidated Statements of Comprehensive Loss. The Company paid a transaction fee of $252 to an affiliate of the majority member of the Company.

The following table sets forth the preliminary fair values of the assets acquired and liabilities assumed in connection with the acquisition of Dahlquist (in thousands):

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$357
Accounts receivable	1,215
Inventory	1,597
Indemnification asset - PPP Loan	518
Prepaid expenses	8
Fixed assets	3,753
Intangible assets	8,300

Total assets acquired	15,748

Accounts payable	68
Paycheck Protection Program (PPP) loan	518
Accrued expenses	475

Total liabilities assumed	1,061

Total identifiable net assets	14,687

Goodwill	$2,945

Additional contingent consideration is due to the seller of Dahlquist. The earnout is based upon the Company’s reported earnings before interest, taxes, depreciation, and amortization for the trailing twelve-month period ending June 30, 2021. The maximum amount payable under the arrangement is $4,600. The Company expects that the aggregate undiscounted payments under the contingent consideration arrangement will range from $600 to $4,600.

Below is a summary of the intangible assets acquired in the acquisition (in thousands):

	Acquisition Date Fair Value	Estimated Life (Years)
Trade name	$500	5
Customer relationships	7,800	14

Total intangible assets	$8,300

The amounts of revenue and net (loss) income of Dahlquist since the acquisition date included in the Consolidated Statements of Comprehensive Loss for the reporting periods are as follows:

(in thousands)	2020
Revenue	$310

Net loss	$(940)

Acquisition of Majestic Metals, LLC

Incodema Holdings, LLC completed an acquisition of Majestic Metals, LLC (“Majestic”) on December 17, 2020 in which it acquired 100 percent of the membership interest of Majestic. Majestic is a precision sheet metal fabricator and has evolved into one of the most progressive precision sheet metal products manufacturers in the nation. The acquisition is consistent with the Company’s mission to expand its high-quality manufacturing and industrial technology capabilities in North America.

The transaction was accounted for using the acquisition method of accounting and the fair value of the total purchase consideration transferred consisted of the following:

Consideration (in thousands)
Cash	$33,557
Equity instruments	1,471

Fair value of total consideration transferred	$35,028

The consideration transferred is subject to customary working capital settlements in the post-combination period. The consideration excludes $1,145 of buyer transaction expenses that are included in other expenses within the accompanying Consolidated Statements of Comprehensive Loss. The Company paid a transaction fee of $361 to an affiliate of the majority member of the Company.

The following table sets forth the preliminary fair values of the assets acquired and liabilities assumed in connection with the acquisition (in thousands):

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents	$—
Accounts receivable	2,645
Inventory	1,184
Other current assets	30
Prepaid expenses	201
Fixed assets	4,229
Intangible assets	20,100

Total assets acquired	28,389

Accounts payable	244
Accrued expenses	231
Other current liabilities	644

Total liabilities assumed	1,119

Total identifiable net assets	27,270

Goodwill	$7,758

Below is a summary of the intangible assets acquired in the acquisition (in thousands):

	Acquisition Date Fair Value	Estimated Life (Years)
Trade name	$1,500	5
Customer relationships	18,600	16

Total intangible assets	$20,100

The amounts of revenue and net (loss) income of Majestic since the acquisition date included in the Consolidated Statements of Comprehensive Loss for the reporting periods are as follows:

(in thousands)	2020
Revenue	$911

Net loss	$(1,129)

Other acquisitions

Midwest Composite Technologies, LLC purchased substantially all assets and property, and agreed to assume certain liabilities of GPI Prototype & Manufacturing Services, LLC (“GPI”) on August 18, 2020 for a total consideration transferred of $2,441. The primary reason for the acquisition was to expand the Company’s capabilities in 3-D printing as well as expand its customer based with high-quality manufacturing and industrial technology companies in North America.

Incodema Buyer LLC completed an acquisition of Mark Two Engineering, LLC (“Mark Two”) on December 18, 2020 in which it acquired 100 percent of the membership interest of Mark Two for a total consideration transferred of $6,639. Mark Two is a contract manufacturing firm that specializes in rapid prototyping, complex high-precision component machining and manufacturing in the Medical Device and Aerospace industries. The acquisition is consistent with the Company’s mission to expand its high-quality manufacturing and industrial technology capabilities in North America.

Supplemental and Unaudited Pro Forma Information

The following unaudited supplemental pro forma information summarizes the combined results of operations for the above-described transactions as if the transactions had occurred on the following dates

•	January 1, 2018 for the FATHOM and ICO Mold transactions.

•	January 1, 2019 for the Incodema, Newchem, GPI, Dahlquist, Majestic, and Mark Two transactions.

	2020	2019
Revenue	$110,583	$97,020

Net income (loss)	$(7,441)	$(11,223)

The supplemental and unaudited pro forma net income (loss) includes the following adjustments:

•	Adjustment to fair value write-up of inventory sold for the years ended December 31, 2020 and 2019 of $649 and $(649), respectively.

•	Adjustment to PPE depreciation for the years ended December 31, 2020 and 2019 of $2,282 and $2,139, respectively.

•	Adjustment to amortization of intangible assets for the years ended December 31, 2020 and 2019 of $3,821 and $7,223, respectively.

•	Adjustment to interest expense for the years ended December 31, 2020 and 2019 of $3,659 and $4,923, respectively.

The historical financial information has been adjusted by applying the Company’s accounting policies and giving effect to the pro forma adjustments, which consist of (i) amortization expense associated with identified intangible assets; (ii) depreciation of fixed asset step-up (for pre-acquisition periods only); (iii) accretion of inventory step-up value; (iv) interest expense related to the acquisition-related financing; and (v) transaction-related costs. The pro forma consolidated results are not necessarily indicative of what the consolidated results would have been had the acquisitions been completed on January 1, 2018 and January 2019. The pro forma consolidated results do not purport to project future results of combined operations, nor do they reflect the expected realization of any revenue or cost synergies.

Note 4 — Revenue

The Company accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers, which the Company adopted on January 1, 2019, using the modified retrospective method. The adoption of ASC 606 did not have a material impact on our Consolidated Financial Statements.

Revenue is recognized in five steps. The Company identifies the contract with the customer, identifies the performance obligations in the contract, determines the transaction price, allocates the transaction price to the performance obligations, and recognizes revenue when (or as) each performance obligation is satisfied. Collectability is a required component of a valid contract. The Company assesses collectability based on a number of factors, including the customer’s past payment history and current creditworthiness. If collectability is not considered probable at inception, the Company will not have a valid contract.

The Company provides high quality, advanced rapid prototyping, precision manufacturing and finishing services in low-to-mid volume production scenarios. The Company’s suite of on-demand digital manufacturing services includes additive manufacturing, machining, and molding technologies as well as sheet metal cutting, etching, and forming solutions for customers in the aerospace and defense, electronics, medical, automotive, consumer, and industrial industries, among others. As a result, the majority of revenue recognized in a reporting period is based on completed, invoiced contracts.

A performance obligation is a promise in a contract to transfer a distinct good or service to the customer, and is the unit of account in ASC 606. The majority of the Company’s Additive Manufacturing, CNC Machining, Urethane Casting, Precision Sheet Metal, and Chemical Etching contracts have a single performance obligation. The majority of the Company’s injection molding contracts have multiple performance obligations including one obligation to produce the mold and sample part and a second obligation to produce production parts. For injection molding contracts with multiple performance obligations, we allocate revenue to each performance obligation based on its relative standalone selling price. We generally determine standalone selling price based on the price charged to customers.

Below is a listing of the Company’s major sales product lines and their recognition patterns:

Additive Manufacturing

Our Additive Manufacturing product line utilizes plastic and metal 3D printing technology to provide a wide-variety of high-quality, precision rapid prototyping solutions and low volume production. Performance obligations are dictated by the contractual shipping terms agreed upon by the Company and its customers. Revenue is recognized at a point in time based on shipping terms.

Injection Molding

Our Injection Molding product line uses our 3D CAD machining technology for the automated design and manufacture custom tooling and small to medium part production runs. Tooling and sampling production and part production runs are recognized at a point in time based on shipping terms.

Computer Numerical Control (“CNC”) Machining

Our CNC Machining product line delivers high-quality precision parts by way of modern machining methods to drive more outstanding results. Performance obligations are dictated by the contractual shipping terms agreed upon by the Company and its customers. Revenue is recognized at a point in time based on shipping terms.

Precision Sheet Metal

Our Precision Sheet Metal product line includes efficient quick-turn custom sheet metal parts from prototype to mid-volume production runs. In addition, the Precision Sheet Metal product line includes chemical etching. Chemical etching provides customers the ability to quickly make complex precision parts and decorative items – beyond hard tool capability and without the cost – fabricated in dead soft or full hard material without burrs or metal distortion. Performance obligations for the Precision Sheet Metal product line are dictated by the contractual shipping terms agreed upon by the Company and its customers. Revenue is recognized at a point in time based on shipping terms.

Other Product Lines

Urethane Casting

Our Urethane Casting product line is most commonly used during prototyping, including finished looking parts for final tests and presentations, and low volume production. Performance obligations are dictated by the contractual shipping terms agreed upon by the Company and its customers. Revenue is recognized at a point in time based on shipping terms.

The remaining other product lines include, but are not limited to, in-house assistance, and industrial design, engineering services, finishing and assembly services, and customer crating and packaging. Revenue is recognized over time for professional services based on hours incurred as periodically invoiced and at a point in time based on shipping terms for the other manufacturing-related services. Services related revenues are immaterial to the Company’s consolidated financial statements.

Revenue by product line for the years ended December 31, 2020 and 2019 was as follows:

	Year ended December 31,
(in thousands)	2020	2019
Revenue:
Additive manufacturing	$19,032	$11,461
Injection molding	17,093	2,056
CNC machining	9,173	3,833
Precision sheet metal	9,811	—
Other revenue	6,180	3,268

Total revenue	$61,289	$20,618

The Company generally expenses sales commissions when incurred because the amortization period would have been one year or less. These costs are recorded within selling, general, and administrative expenses.

The Company’s deferred revenue balance as of December 31, 2020 and 2019 is $1,210 and $368, respectively. Deferred revenue is the result of billings in excess of revenue being recognized and is recorded in other current liabilities on the Company’s balance sheet. Deferred revenue is recognized fully in the following period due to the short-term nature of the customer contracts.

Note 5 — Inventory

Inventory consists primarily of finished goods, raw materials and work in process, which are recorded at the lower of cost or net realizable value, which approximates first-in, first-out (“FIFO”) cost. The Company periodically reviews its inventory for slow-moving, damaged and discontinued items and writes down such items identified to their net recoverable amounts.

The Company’s inventory consisted of the following at December 31, 2020 and 2019, respectively (in thousands):

	December 31, 2020	December 31, 2019
Finished goods	$1,351	$352
Raw materials	2,277	1,272
Work in process	2,359	73
Tooling	338	—

Total	$6,325	$1,697

Note 6 — Property and Equipment

Property and equipment consist of the following as of December 31, 2020 and 2019, respectively (in thousands):

	December 31, 2020	December 31, 2019
Machinery & equipment	$25,214	$10,600
Furniture & fixtures	812	397
Property and leasehold Improvements	2,838	720
Construction in progress	576	256

	$29,440	11,973
Accumulated depreciation and amortization	(3,054)	(1,164)

Total	$26,386	$10,809

Depreciation and amortization expense included in operating expenses for the years ended December 31, 2020 and 2019 was $598 and $135, respectively. Depreciation and amortization expense included in cost of revenues for the years ended December 31, 2020 and 2019 was $2,567 and $1,054, respectively.

Note 7 — Goodwill and Intangible Assets

The changes in the carrying amount of goodwill for the years ended December 31, 2020 and 2019 were as follows:

(in thousands)	Dec. 31, 2018	Goodwill acquired during 2019	Dec. 31, 2019	Goodwill acquired during 2020	Dec. 31, 2020
Goodwill	$8,775	$24,232	$33,007	$30,208	$63,215

Intangible assets other than goodwill for the years ended December 31, 2020 and 2019 were as follows:

	Year Ended December 31, 2020			Year Ended December 31, 2019
(in thousands)	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net	Useful Life (in years)	Weighted Average Useful Life Remaining (in years)
Trade name	$12,200	$919	$11,281	$6,800	$249	$6,551	5-15	12.7
Customer relationships	67,600	4,448	63,152	25,600	1,591	24,009	5-16	13.3
Developed software	6,400	720	5,680	1,300	21	1,279	5	4.5
Developed technology	4,500	1,147	3,353	4,500	244	4,256	5	3.7

Total intangible assets	$90,700	$7,234	$83,466	$38,200	$2,105	$36,095

Aggregate amortization expense was $5,129 and $1,714 for the years ended December 31, 2020 and 2019, respectively. There are no intangible assets, other than goodwill, with indefinite useful lives.

Estimated amortization expense for each of the next five years:

2021	$8,864
2022	$8,864
2023	$8,864
2024	$8,605
2025	$7,027
Thereafter	$41,242

Total	$83,466

Note 8 — Long-Term Debt

2018 and 2019 Credit Facilities

On August 31, 2018, the Company entered into a revolving credit agreement with a bank permitting aggregate borrowings of up to $1,500 pursuant to a secured, unsubordinated revolving credit facility with a maturity date of August 31, 2023. The revolving credit facility supports our operations and cash requirements. Under the agreement, the Company is subject to certain covenants, as discussed below. A commitment fee of 0.5% per annum is charged on the unused commitments. Borrowings under the revolving credit facility are available in U.S. Dollars and bear interest at a variable interest rate based on LIBOR plus a senior net leverage-based margin, which were 7.75% and 8.30% per annum as of December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, there were no outstanding borrowings on the revolving credit facility.

On August 31, 2018, the Company entered into a $15,000 term loan and a $10,000 delayed draw term loan credit agreement with a bank that provided a secured, unsubordinated term loan credit facility with a maturity of August 23, 2023. The loan is secured by pledged equity interests and the assets of the Company, including, but not limited to, cash and deposits, inventory, property, plant, and equipment, and intangible assets. The term loans support our acquisition growth strategy. Under the agreements, the Company is subject to certain covenants, as discussed below, and required to make quarterly principal installments through the end of the term. A draw down fee of 1% is charged on the delayed draw term loan. Borrowing under the term loan facility is in U.S. Dollars and bears interest at a variable interest rate based on LIBOR plus a senior net leverage-based margin, which were 7.75% and 8.30% per annum as of December 31, 2020 and 2019, respectively. The term loan credit facility resulted in issuance costs of which $390 were capitalized. The term loan credit facility combined with the revolving credit facility make up the “2018 Credit Facilities.”

On September 23, 2019, the Company entered into the second amendment to the 2018 Credit Facilities. Pursuant to the amendment, Fathom, acquired at the same time as the amendment, became a borrower under the credit agreement, and the total commitment on the delayed draw term loan was reduced from $10,000 to $8,500

On December 2, 2019, the Company entered into the third amendment to the 2018 Credit Facilities. Pursuant to the amendment, an additional $15,000 term loan was issued as part of financing for the ICOMold acquisition as described in Note 3. The amendment also established ICOMold as a borrower under the credit agreement, reduced the total commitment on the delayed draw term loan, reduced the original term loan principal, and resulted in additional issuance costs of $461 of which $344 was capitalized and $117 were expensed.

On May 31, 2020, the total commitment on the Delayed Draw Term Loan (“DDTL”) was reduced to $3,500. As per the agreement, the total commitment amount was to be reduced by any remaining unused commitment in excess of $3,500 on this date. Availability of advances from the delayed draw term loan expired on February 26, 2021.

On August 18, 2020, the Company drew $2,000 on the delayed draw term loan as part of financing for the GPI acquisition as described in Note 3.

The credit agreement requires annual mandatory prepayments based on a percentage of the Company’s excess cash flow defined by the credit agreement. As of December 31, 2020 and 2019, no additional prepayment was required related to the excess cash flow.

Under the credit agreement, the Company is subject to various financial covenants, including quarterly fixed-charge coverage ratio; total leverage ratio; and minimum earnings before interest, taxes, depreciation, and amortization (“EBITDA”). The credit facility also includes a capital expenditure limit of $3,100 and $2,750 for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020 and 2019, as well as interim periods, the Company is in compliance with all covenant requirements. The 2018 DDTL had unused capacity of $510 and $7,507 as of December 31, 2020 and 2019, respectively. The 2018 Credit Facilities mature on August 31, 2023.

2020 Credit Facilities

On July 27, 2020, the Company entered into a $34,500 secured, unsubordinated credit facility with a financial institution, consisting of a $19,500 term loan and a $15,000 delayed draw term loan, with a maturity of July 27, 2026. At closing, $19,500 was funded and along with cash on the Company’s balance sheet, used to finance the acquisition of Incodema and Newchem as discussed in Note 3. The term loan credit facility resulted in issuance costs of $520, which were capitalized. The loan is secured by pledged equity interests and the assets of the Company, including, but not limited to, cash and deposits, inventory, property, plant, and equipment, and intangible assets. Under the agreements, the Company is subject to various financial covenants, including a fixed charge coverage ratio and total net leverage ratio, and required to make quarterly principal installments commencing on September 30, 2020 and March 31, 2021 through the end of the term in the amounts of $50 and $100 for the term loan and delayed draw term loan, respectively. Commencing with the year ending December 31, 2021, mandatory prepayments are required from the Company’s Excess Cash Flow, as defined by the Credit Agreement. Borrowing under the Term Loan Facility is in U.S. Dollars and bears interest at a variable interest rate based on LIBOR plus a net leverage-based margin, which was 7.738% per annum as of December 31, 2020.

On December 16, 2020, the Company entered into the first amendment to the 2020 Credit Facility. Pursuant to the amendment, the availability on the delayed draw term loan was increased to $40,500. The Company is charged a Commitment Fee of 0.5% for the initial 6 month period and 1.0% following the six month period on the unused portion of the delayed draw term loan. The amendment resulted in issuance costs of $692 of which

$660 were capitalized and $32 were expensed. Borrowings on the delayed draw term loan amount were not drawn until acquisitions of Dahlquist, Mark Two, and Majestic Metals beginning mid-December as described in Note 3. The 2020 DDTL was fully drawn as of December 31, 2020.

The 2020 Credit Facilities mature on July 27, 2026.

Paycheck Protection Program Loan

During the year ended December 31, 2020, the Company received a Paycheck Protection Program (“PPP”) loan in the amount of $1,624 through the Small Business Administration (“SBA”) under the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act. At the time of submission of the application and at the time the PPP Loan was funded, the Company satisfied and the Company continues to satisfy all of the applicable criteria for the PPP Loan set forth in the Small Business Act (15 U.S.C. 636(a)) and the CARES Act. Under the terms of this program, the loan may be fully or partially forgiven if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements are met. The Company was permitted to use the funds on qualifying expenses over a covered period of up to 24 weeks. At the conclusion of the covered period, any balance that is not forgiven by the SBA will be repaid within two years from issuance date with interest accruing at a rate of 1.0 percent, with monthly payments of principal and interest beginning ten months after the conclusion of the covered period.

Additionally, the Company assumed additional PPP loans during the year ended December 31, 2020 in the amount of $991 through the acquisitions of Dahlquist and Mark Two as discussed in Note 3. For PPP loans assumed through these acquisitions (the “Assumed PPP Loans”), the applicable seller agreed to indemnify the Company of all losses which the Company may suffer, sustain or become subject to as a result of or related to any applicable Assumed PPP Loan. As such, an indemnification asset of $991 was recorded as of the acquisition of each company and the balance thereof is included in other assets.

Any request for forgiveness is subject to review and approval by the lender and the SBA, including review of qualifying expenditures and staffing and salary levels.

Subsequent to December 31, 2020, the Company has submitted requests for forgiveness. The Company expects to receive forgiveness for the entire loan balance in 2021. There can be no assurance that any portion of the PPP loans will be forgiven.

(in thousands)	As of December 31, 2020		As of December 31, 2019
Debt Description	Interest Rate	Amount	Interest Rate	Amount
2018 Term Loan, as amended	7.75%	$29,700	8.30%	$29,775
2018 DDTL	7.75%	2,990	8.30%	993
2020 Term Loan	3 month LIBOR + 7.50%	19,401		—
2020 DDTL	3 month LIBOR + 7.50%	40,500		—

Total principal long-term debt		92,591		30,768
Debt issuance costs		(1,867)		(862)
PPP and other loans		$2,615		—

Total debt		93,339		29,906
Less: current portion of long-term debt		2,853		309

Long-term debt, net of current portion		$90,486		$29,597

The balance of the above debt matures as follows:

2021	$2,853
2022	2,699
2023	31,614
2024	603
2025	603
Thereafter	56,834

Total	95,206

Interest on all debt is payable quarterly, with the unpaid amount due upon maturity. Interest expense associated with long-term debt for the years ended December 31, 2020 and 2019 was $3,665 and $1,616 respectively. Included in Interest expense, net on the accompanying Consolidated Statements of Comprehensive Loss is amortization of debt issuance costs of $205 and $56 that were expensed for the years ended December 31, 2020 and 2019, respectively.

Note 9 — Operating Leases

The Company accounts for leases in accordance with ASC 840, Leases. The Company enters into leases in the normal course of business primarily for office space, manufacturing facilities and certain company vehicles and equipment and finance leases for certain company equipment. The Company is obligated under non-cancellable lease agreements for certain facilities, which frequently include renewal options and escalation clauses. For leases that contain predetermined fixed escalations, we recognize the related rent expense on a straight-line basis and record the difference between the recognized rent expense and amounts payable under the lease as Deferred Rent. The Company includes lease extension and termination options in the lease term if, after considering relevant economic factors, it is reasonably certain the Company will exercise the option. The Company’s leases have remaining lease terms ranging from 2 to 7 years.

The Company determines if an arrangement is a lease at inception. Operating leases are off balance sheet arrangements with rent expense included in Cost of revenue and Selling, general and administrative in the Consolidated Statements of Comprehensive Loss. Future noncancelable operating lease commitments are as follows (in thousands):

Year ended	Total
2021	$2,585
2022	2,179
2023	1,834
2024	1,030
2025	589
Thereafter	465

Total lease payments	$8,682

Rental expense was approximately $1,536 and $795 for the years ended December 31, 2020 and 2019, respectively. As of December 31, 2020, and 2019, deferred rent amounted to approximately $48 and $35, respectively, and was included in Other noncurrent liabilities.

Note 10 — Retirement Plans

The Company sponsors various 401(k) plans for substantially all domestic employees. The plans provide for the Company to make a discretionary matching contribution. Employer matching contributions to the plans totaled $330 and $96 for the years ended December 31, 2020 and 2019, respectively.

Note 11 — Other income and expense, net

Other Income and expense, net is comprised of the following for the years ended December 31, 2020 and 2019:

	December 31, 2020	December 31, 2019
Acquisition expenses	$3,765	$2,006
Change in fair value of contingent consideration	1,055	1,181
Other	1,515	—

Other expense	6,335	3,187
Gain on sale of assets	(214)	—
Other income	(371)	(189)

Other (income) and expense, net	5,750	2,998

Note 12 — Class A Contingently Redeemable Preferred Units

The Company has the following contingently redeemable preferred units issued and outstanding at December 31, 2020 and December 31, 2019 (in thousands, except unit and per unit data):

	Shares Authorized	Shares Issued and Outstanding	Original Issuance Price	Carrying value	Accumulated Unpaid Dividends	Amount contingently redeemable
Class A Preferred Units	1,167,418	1,167,418	$46.35	$54,105	$9,253	$63,358

The Company has the following contingently redeemable preferred units issued and outstanding at December 31, 2019 (in thousands, except unit and per unit data):

	Shares Authorized	Shares Issued and Outstanding	Original Issuance Price	Carrying value	Accumulated Unpaid Dividends	Amount contingently redeemable
Class A Preferred Units	702,493	702,493	$45.32	$31,836	$3,209	$35,045

The rights and preferences of Selling Stockholders of the redeemable convertible preferred stock are as follows:

Dividends

The Company’s Class A Contingently Redeemable Preferred Units (“Class A Preferred Units”) were issued at $100 par per unit and accumulate a preferred return at 8.0 percent, compounded on the first business day of each calendar quarter in respect of the prior calendar quarter.

The Company does not record any changes in carrying value of the Class A Preferred Units due to cumulative unpaid dividends. Dividends are accrued at the time they are declared by the Company’s Board of Managers. No dividends were declared or paid on the Class A Preferred Units in the years ended December 31, 2020 and December 31, 2019.

Voting Rights

Class A Contingently Redeemable Preferred unitholders are not entitled to voting rights.

Redemption

The Company shall make a distribution to each of the Class A Preferred unitholders in an amount equal to the aggregate Class A Preferred unpaid yield and Class A Preferred unreturned capital, effective upon the occurrence of any of the following events (referred to as a “redemption event”): the sale, lease, license, transfer, conveyance or other disposition of a majority of the assets of the subsidiaries of the Company; the merger, consolidation, recapitalization, reorganization or sale of securities; any merger, consolidation, joint venture or other business combination pursuant to which the Company is combined with that of a special purpose acquisition company or other blank-check company which has a class of equity securities publicly listed on a national securities exchange; or a Public Offering with respect to Holdings LLC or any of its Subsidiaries, the reorganization of Holdings LLC or any of its Subsidiaries from a limited liability company to a corporation (whether or not in connection with a Public Offering) or an election by Holdings LLC to be treated as a corporation for U.S. federal income tax purposes.

As a result, the Class A Preferred Units are recorded separately from members’ equity because they are redeemable upon the occurrence of redemption events that are considered not solely within the Company’s control.

The Company expensed issuance costs related to the Class A Preferred Stock as incurred for the twelve months ended December 31, 2020 and December 31, 2020. The amounts expensed were immaterial to the Company’s financial statements.

Note 13 — Members’ Equity

The Company’s equity consists of Class A Common Units and Class B Common Units.

See Note 3 for member units issued as part of business combination transactions in 2020 and 2019.

Unit Selling Stockholders of Class A common units Class B common units share equally in the undistributed income of the Company after consideration of the cumulative unpaid dividends related to the Class A Preferred Units. Allocations and distributions to incentive units are subject to certain participation thresholds set by the managers of Company. Unit Selling Stockholders of Class A Common Units are entitled to one vote per Class A Common Unit held and unit Selling Stockholders of Class B Common Units are not entitled to vote.

The following table represents a summary of the Company’s Member’s Equity as of December 31, 2020 and December 31, 2019:

	December 31, 2020	December 31, 2019
Class A Common Units	5,480,611	2,883,452
Class B Common Units	2,242,981	1,567,546

	December 31, 2020	December 31, 2019
Class A Common Units	$35,869	$18,701
Class B Common Units	14,450	10,467

	$50,319	$29,168

Note 14 — Earnings Per Unit

Basic and diluted earnings per common unit is presented in conformity with the two-class method required for participating securities. The Selling Stockholders of the Company’s Class A Preferred Units are entitled to accrue cumulative dividends at the rate of 8% per annum. The Company considered its contingently redeemable preferred units to be participating securities and, in accordance with the two-class method, earnings allocated to preferred units have been excluded from the computation of basic and diluted net income or loss per common unit.

Basic net income (loss) per unit is computed based on the weighted average number of common units outstanding. Diluted net income (loss) per unit is computed based on the weighted average number of common units outstanding, increased by the number of any additional units that would have been outstanding had any potentially dilutive common units been issued and reduced by the number of units the Company could have repurchased from the proceeds from issuance of the potentially dilutive units. The Company had no dilutive instruments outstanding as of December 31, 2020 and December 31, 2019. As a result, basic and diluted earnings per units are the same as of December 31, 2020 and December 31, 2019.

The Company’s Class A and Class B common units participate equally in the Company’s undistributed earnings. As such, the Company’s undistributed earnings are allocated pro-rata to the Class A and Class B common units based on the weighted Class A common and Class B common units outstanding in 2020 and 2019 such that earnings per unit for Class A and Class B common units are the same in each period.

The computation of basic and diluted earnings per Class A common and Class B common unit for all periods disclosed was calculated using the shares issued to previous unitholders in connection with the Company’s reorganization on April 30th, 2021 which is further described in Note 1, Note 2, and Note 20.

	December 31, 2020		December 31, 2019
(in thousands, except for unit and per unit amounts)	Class A	Class B	Class A	Class B
Basic Earnings Per Unit:
Numerator
Net income (loss)	$(5,380)	$(2,584)	$(3,201)	$(1,571)
Less: annual dividends on redeemable preferred units	(4,083)	(1,961)	(1,753)	(860)

Net income (loss) attributable to common unitholders	(9,463)	(4,545)	(4,954)	(2,431)

Denominator
Weighted-average units used to compute basic earnings per unit	3,531,681	1,696,135	1,578,164	774,500
Basic Earnings Per Unit	$(2.68)	$(2.68)	$(3.14)	$(3.14)

Note 15 — Related Party Transactions

Affiliate Purchases

For the years ended December 31, 2020 and 2019, certain employees of the Company had a non-controlling ownership interest in an affiliated entity, Fathom Precision International Ltd., which supplies services to the Company. Purchases from such affiliate totaled $6,438 and $1,092, respectively.

Management Fees

MCT Holdings and Incodema Holdings entered into a management services agreement with an entity related through common ownership to the majority member in August 2018 and July 2020, respectively. For the years ended December 31, 2020 and 2019, the Company incurred expenses related to such management fees of approximately $742 and $308, respectively.

See Note 3 for additional disclosure of transaction fees paid to the same entity related through common ownership to the majority member.

Note 16 — Share Based Compensation

The Company has two share-based compensation plans as described below. Total compensation cost that has been charged against income for those plans was $34 and $21 for 2020 and 2019, respectively.

MCT Holdings 2019 Phantom Equity Bonus Plan (the “MCT Plan”) and Incodema Holdings’ 2020 Phantom Equity Bonus Plan (the “Incodema Plan”), both of which are unitholder approved, permit the grant of phantom units to eligible employee recipients for up to 10,000 phantom units for each respective plan. The awards were established for the purpose of providing recipients with a financial incentive through the opportunity to earn bonus compensation tied to appreciation in the equity value of MCT Holdings and Incodema Holdings, respectively.

The awards under both plans have two vesting components: (1) time vesting and; (2) performance vesting. A quarter (25%) of the awards vest ratably, in equal installments, on each of first four employment commencement date anniversaries or vest in full upon the consummation of the sale of the Company. The remaining three-quarters (75%) of the awards vest if the MCT Holdings and Incodema Holdings investors realize a Multiple on Invested Capital (“MOIC”) of at least 2x upon the consummation of such sale of each company.

The award units are representative of a percentage of the proceeds from the sale, allowing for up to 10,000 units to be awarded and 10% of the value of the sale to be paid-out so long as the investors realize a MOIC of at least 2x for each respective company. The time vesting component, or service condition, is designed to retain talent for the lesser of four years or the consummation of the sale. As such, as long as grantees are in good standing with the company upon a sale, they are entitled to a minimum of a quarter (25%) of the units granted and the resulting payout regardless of the performance condition (outside of the Sale) being met.

Awards will be settled in cash based on the percentage of proceeds they represent in accordance with the outlined calculations in the plans. However, the administrator, in its sole discretion, can determine if any or all proceeds payable are to be in a form other than cash or marketable securities. Awards shall be payable in the same mix of consideration received by all such Selling Stockholders of equity in the company. If the administrator determines to pay such awards in a form other than cash, then the fair market value of such consideration shall be determined by the administrator in good faith.

The fair value of awards granted was determined using the Black-Scholes pricing model and the following weighted-average assumptions in the table below as of the grant date. Expected volatility is based on the historic volatility of our guideline companies, which we believe best represent our company.

	2020	2019
Risk-free interest rate	0.28%	2.24%
Expected Term	4.65	4.47
Expected Volatility	76.67%	73.55%
Expected dividend yield	0.00%	0.00%

The Company’s accounting policy is to record forfeitures as they occur, however there were no forfeitures in the years ended December 31, 2020 and 2019.

A summary of the activity in the plan for 2020 follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2020	3,814	$96.74
Granted	5,250	51.02
Vested	380	90.07
Forfeited	—	—

Nonvested at December 31, 2020	8,684	$63.74

As of December 31, 2020, there was $554 of total unrecognized compensation cost related to the Phantom Units granted under the Plan. The cost is expected to be recognized over a weighted average period of 2.8 years. The total fair value of shares vested during the years ended December 31, 2020 was $34. No cash payments related to the Phantom Units were made during 2020.

A summary of the activity in the plan for 2019 follows:

	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2019	—	$—
Granted	4,000	97.34
Vested	186	109.59
Forfeited	—	—

Nonvested at December 31, 2019	3,814	$96.74

As of December 31, 2019, there was $368 of total unrecognized compensation cost related to the Phantom Units granted under the Plan. The cost is expected to be recognized over a weighted average period of 3.8 years. The total fair value of shares vested during the years ended December 31, 2019 was $21. No cash payments related to the Phantom Units were made during 2019.

Note 17 — Fair Value Measurement

The Company used the following methods and significant assumptions to estimate fair value:

Contingent Consideration: The fair values for earnouts payable are determined by using a discounted cash flow (“DCF”) approach with unobservable inputs and is classified as a Level 3 liability in the fair value hierarchy. The Company’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset or liability.

Assets and liabilities measured at fair value on a recurring basis, are summarized below:

	Fair Value Measurement at December 31, 2020 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Contingent consideration	$—	$—	$11,439	$11,439

The table below presents a reconciliation of all liabilities measured at fair value on a recurring basis using significant on observable inputs (Level 3) for the year ended December 31:

	Contingent Consideration
	2020	2019
Balance of recurring Level 3 liabilities at January 1	$—	$2,319
Total gains or losses for the period:
Included in earnings	1,055	1,181
Included in other comprehensive loss	—	—
Issuances	11,737	—
Payments	(1,353)	(3,500)
Transfers into Level 3	—	—
Transfers out of Level 3	—	—

Balance of recurring Level 3 liabilities at December 31	$11,439	$—

The following table presents quantitative information about recurring Level 3 fair value measurements at December 31, 2020:

Fair Value
December 31, 2020
Contingent consideration	$11,439

The valuation techniques used to determine the fair value of the contingent consideration as of December 31, 2020 included a combination of discounted cash flow, Black-Scholes-Merton model, and Monte Carlo simulation. The significant unobservable inputs used in the calculation of fair value include the discount rate, volatility, and credit spreads. The discount rates range from 2.9% to 18.8%, the volatility ranges from 15.3% to 80.2%, and the credit spreads range from 5.2% to 6.6%.

Note 18 — Commitments and Contingencies

PPP Loan Forgiveness and Indemnification Assets

As part of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (“CARES Act”), certain companies were eligible to receive a Paycheck Protection Program (“PPP”) Loan, which is forgivable under the CARES Act as long as the loan proceeds are used for specific purposes. As disclosed in Note 3, the Company acquired certain businesses which had PPP Loan balances outstanding at the time of acquisition, and thus assumed the applicable PPP Loans. As part of these acquisitions, the Company agreed to take all actions reasonably required to pursue forgiveness of the loans in accordance with the CARES Act. In the event the Assumed PPP Loans are not approved for forgiveness by the U.S. Small Business Administration (“SBA”), the Company has the contractual right to require repayment from the former owners of the acquired businesses that received such loans. As of each acquisition date, an amount equal to the then outstanding principal balance of the Assumed PPP Loans was disbursed to an escrow account to be held until such time that the SBA determines whether the Assumed PPP Loans will be forgiven or not. In such case that the loan is forgiven by the SBA, the funds held in escrow will be distributed to the respective former owners of the applicable acquired business. In such case that the loan is not forgiven, the funds held in escrow will be distributed to the Company within 10 days of notice of the SBA’s decision not to forgive the Assumed PPP Loan. The term of the contractual guarantee from the sellers is from the date of acquisition until the date of the SBA’s forgiveness decision. The ultimate date of the SBA’s forgiveness decision is not known or knowable as of the date of the financial statements, but is reasonably expected to occur in fiscal 2021.

As a result of this contractual right to reimbursement, the Company is indemnified for the principal balance of the Assumed PPP Loans, either through forgiveness from the SBA or through reimbursement from the sellers. As such, the Company has recorded an indemnification asset equal to the principal balance of the PPP Loans assumed.

The total indemnification assets are recorded as other assets on the Company’s balance sheet as of December 31, 2020 in the amount of $991 as an offset to the Assumed PPP Loans acquired which are held at the following consolidated subsidiaries:

◾	Mark Two — $473 PPP Loan received on April 17, 2020.

◾	Dahlquist — $518 PPP loan received on April 21, 2020.

Litigation

The Company is subject to various claims and lawsuits that arise in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material effect on the consolidated financial position of the Company.

Additionally, the Company is a defendant in a hybrid collective/class action complaint filed by one of its former employees for alleged violations of the Fair Labor Standards Act and Wisconsin wage and hour law. Management notes that at this stage in the proceedings, no opinion as to the probable outcome can be offered. The parties have agreed to engage in settlement discussions and at this time an estimate of the settlement is unknown.

Note 19—Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing operating performance. In consideration of Accounting Standards Codification (ASC) 280, “Segment Reporting,” we are not organized around specific services or geographic regions. Our chief operating decision maker uses consolidated financial information to evaluate our performance, which is the same basis upon which the results and performance of the Company are communicated to the Board of Directors. The chief operating decision maker bases all significant decisions regarding the allocation of our resources on a consolidated basis. Based on the information described above and in accordance with the applicable literature, management has concluded that we are organized and operate as one operating and reportable segment.

Note 20 — Subsequent Events

Acquisition of Summit Tooling, Inc. and Summit Plastics LLC

On February 1, 2021, the Company acquired 100 percent of the equity interest of Summit Tooling, Inc. and Summit Plastics LLC for approximately $10,990 subject to an adjustment for working capital and escrow provisions. Summit Tooling designs and manufactures plastic injection molds and Summit Plastics provides molding of precision plastic components for a variety of industries. In conjunction with this acquisition, the Company drew upon its delayed draw term loan facility in the amount of $5,500.

Acquisition of Centex Machine and Welding Inc. and Laser Manufacturing, Inc.

On April 30, 2021, the Company acquired 100 percent of the equity interest of Centex Machine and Welding Inc. and Laser Manufacturing, Inc. for approximately $18,839 subject to an adjustment for working capital and escrow provisions. Centex is a top tier medical device manufacturing supplier and Laser provides high-precision manufacturing services, combining state of the art technology with expert craftsmanship to deliver superior products.

Acquisition of Sureshot Precision, LLC (d/b/a Micropulse West)

On April 30, 2021, the Company acquired 100 percent of the membership interest of Sureshot Precision, LLC (d/b/a Micropulse West) for approximately $12,542 subject to an adjustment for working capital and escrow provisions. Micropulse West is a full service specialist offering a variety of services such as wire Electrical Discharge Machine (“EDM”), ram EDM, small hole EDM, CNC and manual machining/turning, surface grinding, and inspection.

Acquisition of Precision Process Corporation

On April 30, 2021, the Company acquired 100 percent of the equity interest of Precision Process Corporation for approximately $24,135 subject to an adjustment for working capital and escrow provisions. PPC is a manufacturing company that offers integrated engineering-to-production services, specializing in making prototype, small-run and mass production of parts and components for medical, high-tech, automotive and metal stamping industries

Company Reorganization

On April 30, 2021, a reorganization was completed to combine MCT Holdings and Incodema Holdings, both of which were under common control. As part of the reorganization a new holding company with no other substantive operations was created as Fathom Holdco, LLC for the purposes of owning the interests in MCT Holdings and Incodema Holdings. As such, these Consolidated Financial Statements have been prepared using the new parent Company. See also Note 2, Basis of Presentation, for further analysis and disclosure of this transaction.

2021 Term Loan

On April 30, 2021, the Company entered into a financing transaction whereby it borrowed $172,000 for purposes of financing acquisitions and paying down existing debt under the 2018, 2019 and 2020 credit facilities. Refer to Going Concern section of Note 1 for additional information about the 2021 Term Loan.

New Credit Agreement

On July 9, 2021, the Company entered into a financing transaction whereby it entered into a $50,000 revolving credit facility and $125,000 term loan, assuming certain subsequent conditions are met. Refer to Going Concern section of Note 1 for additional information about the New Credit Agreement.

Subsequent events have been evaluated and disclosed through August 3, 2021, the date of issuance of these Consolidated Financial Statements.

Incodema, Inc. and NewChem, Inc.

Combined Balance Sheets

June 30, 2020 and December 31, 2019

	2020
	(unaudited)	2019
Assets
Current Assets
Cash and cash equivalents	$2,004,417	$628,037
Accounts receivable:
Trade	3,178,078	2,277,078
Affiliates (Note 11)	4,246	—
Inventory (Note 3)	885,412	790,989
Due from stockholder	31,046	1,008
Prepaid expenses and other current assets	42,623	30,394

Total current assets	6,145,822	3,727,506
Property and Equipment — Net (Note 4)	5,417,017	5,638,520
Goodwill	1,722,483	1,722,483

Total assets	$13,285,322	$11,088,509

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$446,460	$498,462
Current portion of long-term debt (Note 7)	1,182,991	1,179,713
Current portion of build-to-suit lease obligation (Note 8)	100,835	99,415
Paycheck Protection Program loan (Note 5)	81,314	—
Current portion of deferred compensation	534,151	534,151
Accrued and other current liabilities	300,490	49,945

Total current liabilities	2,646,241	2,361,686
Paycheck Protection Program Loan — Net of current portion (Note 5)	203,286	—
Build-to-Suit Lease Obligation (Note 8)	2,718,137	2,783,226
Long-Term Debt — Net of current portion (Note 7)	3,223,614	4,225,622
Deferred Compensation — Net of current portion (Note 14)	615,831	615,831

Total liabilities	9,407,109	9,986,365
Stockholders’ Equity	3,878,213	1,102,144

Total liabilities and stockholders’ equity	$13,285,322	$11,088,509

See notes to combined financial statements and independent accountant’s review report.

Incodema, Inc. and NewChem, Inc.

Combined Statements of Operations (Unaudited)

Six Months Ended June 30, 2020 and 2019

	2020	2019
Sales	$9,954,911	$7,562,253
Cost of Goods Sold	4,247,765	3,802,630

Gross Profit	5,707,146	3,759,623
Operating Expenses	3,131,954	3,269,450

Operating Income	2,575,192	490,173
Nonoperating Income (Expense)
Interest income	272	366
Other income	29,801	31,840
Interest expense	(164,753)	(185,585)

Total nonoperating expense	(134,680)	(153,379)

Combined Net Income	$2,440,512	$336,794

See notes to combined financial statements and independent accountant’s review report.

Incodema, Inc. and NewChem, Inc.

Combined Statement of Stockholders Equity (Deficit) (Unaudited)

Six Months Ending June 30, 2020 and 2019

	Common Stock	Additional Paid-in Capital	Retained Earnings	Unearned ESOP Shares	Total Equity (Deficit)
Balance — January 1, 2019	$255,172	$—	$2,915,798	$(3,322,466)	$(151,496)
Combined net income	—	—	336,794	—	336,794
Distributions	—	—	(377,085)	—	(377,085)
Release of ESOP Shares	—	491,286	—	247,000	738,286

Balance — June 30. 2019	$255,172	$491,286	$2,875,507	$(3,075,466)	$546,499

Balance —January 1, 2020	$255,172	$1,109,733	$2,563,740	$(2,826,501)	$1,102,144
Combined net income	—	—	2,440,512	—	2,440,512
Distributions	—	—	(202,443)	—	(202,443)
Release of ESOP Shares	—	386,000		152,000	538,000

Balance — June 30, 2020	$255,172	$1,495,733	$4,801,809	$(2,674,501)	$3,878,213

See notes to combined financial statements and independent accountant’s review report.

Incodema, Inc. and NewChem, Inc.

Combined Statements of Cash Flows (Unaudited)

Six Months Ended June 30, 2020 and 2019

	2020	2019
Cash Flows from Operating Activities
Net income	$2,440,512	$336,794
Adjustments to reconcile net income to net cash and cash equivalents from operating activities:
Depreciation	397,420	346,996
Bad debt expense	68,913	1,889
Deferred compensation expense	—	456,914
ESOP compensation expense	538,000	738,286
Changes in operating assets and liabilities that used (provided) cash and cash equivalents:
Accounts receivable	(974,159)	(330,434)
Inventory	(94,423)	—
Prepaid expenses and other assets	(12,229)	1,739
Accounts payable	(52,002)	(221,715)
Accrued and other liabilities	250,545	430,558

Net cash and cash equivalents provided by operating activities	2,562,577	1,761,027
Cash Flows from Investing Activities
Purchase of property and equipment	(175,917)	(444,307)
Issuance of shareholder loan	(30,038)	—

Net cash and cash equivalents used in investing activities	(205,955)	(444,307)
Cash Flows from Financing Activities
Proceeds on Paycheck Protection Program loan	284,600	—
Payments on line of credit	—	(265,000)
Payments on debt	(998,730)	(552,640)
Payments on build-to-suit lease obligation	(63,669)	(56,483)
Distributions paid	(202,443)	(377,085)

Net cash and cash equivalents used in financing activities	(980,242)	(1,251,208)

Net Increase in Cash and Cash Equivalents	1,376,380	65,512
Cash and Cash Equivalents — Beginning of period	628,037	618,943

Cash and Cash Equivalents — End of period	$2,004,417	$684,455

Supplemental Cash Flow Information — Cash paid for interest	$164,753	$185,585
Significant Noncash Transactions — Fixed asset addition as a result of the build-to-suit lease obligation	$—	$3,093,907

See notes to combined financial statements and independent accountant’s review report.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

June 30, 2020 and 2019

Note 1 — Nature of Business

Incodema, Inc. (Incodema) began operations in 2001 and is a prototype and short run sheet metal stamping provider which produces high quality items as sheet metal stampings, intricate metal formings, short run production stamping, laser cutting, and photo chemical machining (PCM).

NewChem, Inc. (NewChem) began operations after acquiring the assets of another entity on September 7, 2011. NewChem is a photochemical milling company located in Newark, NY. The process involves coating material specified with a light sensitive polymer, imaging with a photo tool using UV light, developing and then chemically etching.

Incodema and NewChem are collectively referred to as the “Company” throughout the combined financial statements.

Note 2 — Significant Accounting Policies

Basis of Presentation

The unaudited combined financial statements of the Company have been prepared in accordance with accounting principles generally accepted accounting principles in the United States of America (U.S. GAAP) for interim financial information and with the instructions to Article 10 of Regulation S-X. In the opinion of management, all adjustments necessary for a fair presentation have been included and are of a normal recurring nature. Interim results are not necessarily indicative of the results that may be expected for the year.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

The unaudited combined interim financial statements and footnotes should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2019.

Principles of Combination

The accompanying combined financial statements include the accounts of Incodema and NewChem, which are under common ownership. All material intercompany accounts and transactions have been eliminated in combination.

Cash Equivalents

For the purpose of the accompanying financial statements, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount reported in the balance sheet for cash and cash equivalents approximates fair value due to the short-term nature of these investments.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions and attempts to limit its amount of credit exposure to any one financial institution. However, at various times during the period, the Company’s cash balances exceeded the federally insured limits.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

June 30, 2020 and 2019

Accounts Receivable

The Company’s accounts receivable and unsecured customer obligations due under normal trade terms ordinarily requiring payment within (30) days from the invoice date. The company often has receivables paid net ninety (90) days for both automotive and aerospace industries. Accounts receivable are stated at the amount billed to the customer. The company does not accrue interest on accounts receivable. As of June 30, 2020 and December 31, 2019, management believed that all accounts receivable would be collected and as such did not record an allowance.

Inventory

Inventory is stated at the lower of cost or net realizable value (NRV), with NRV based on selling price in the ordinary course of business, less costs of completion, disposal, and and transportation. Cost are determined on a first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are recorded at cost. Both straight-line and accelerated methods are used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Goodwill

The recorded amounts of goodwill from prior business combinations are based on management’s best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather is assessed at least on an annual basis for impairment.

No impairment charge was recognized during the six-months ended June 30, 2020 and 2019.

Employee Stock Ownership Plan

Compensation expense is recognized for the Employee Stock Ownership Plan (ESOP) equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet released for allocation) is reflected as a reduction of stockholders’ equity.

Revenue and Cost Recognition

The Company offers precision manufacturing and finishing services ranging from prototype through high-volume production, including internal sheet metal cutting and forming solutions, chemical etching, and medical device production for customers in the aerospace and defense, electronics, medical, automotive, and various other industries. The parts are shipped upon receipt of purchase orders and completion of the manufacturing process to customers who are located primarily in the United States.

During the six months ending June 30, 2020 and 2019, the Company recognized revenue from contracts with customers of $9,954,911 and $7,562,253, respectively. All revenue was recognized at a point in time. The Company did not recognize any contract assets or liabilities.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

June 30, 2020 and 2019

Timing of Satisfaction

Contract terms do not include cancellation provisions that would result in an enforceable right to payment for performance completed to date, and, as a result, revenue is recognized at a point in time.

The Company satisfies its performance obligations as goods are produced or goods are delivered.

Parts are typically shipped “FOB Shipping Point” based on the purchase order. For parts shipped as FOB Destination, ownership of goods in transit remains with the Company, and the Company bears the associated risks (e.g., loss, damage, or delay). In other cases, the customer will take delivery directly from the Company’s inventory (“FOB Shipping Point”), at which point ownership and the associated risk pass to the customer.

Contracts with customers usually contain only one performance obligation that is satisfied at point in time. Contracts recognized at a point in time have no satisfied performance obligations that would result in contract assets other than trade accounts receivable.

Determining the Transaction Price

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes).

To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the goods or services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified. All of the Company’s contracts with customers have fixed transaction prices that are denominated in U.S. dollars and payable in cash.

Significant Payment Terms

Payment for goods and services sold by the Company is typically due within 30 days after an invoice is sent to the customer.

Nature of Promises to Transfer

In most cases, goods that the Company contracts to transfer to customers are manufactured by the Company for sale. In no case does the Company act as an agent (i.e., the Company does not provide a service of arranging for another party to transfer goods or services to the customer).

Shipping and Handling

With respect to sales of goods shipped FOB Shipping Point, the Company performs shipping and handling activities after its customers obtain control of the goods in some cases. The Company’s policy is to account for shipping and handling as activities to fulfill its promise to transfer the good (i.e., shipping and handling activities are expensed). With respect to sales of parts that are shipped “FOB Shipping Point,” the Company recognizes revenue before it performs shipping and handling activities, and the costs are accrued at that time.

Income Taxes

Pursuant to provisions of the Internal Revenue Code, the Company has elected to be taxed as an S corporation. Generally, the income of an S corporation is not subject to federal income tax at the corporate level,

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

June 30, 2020 and 2019

but rather the stockholders are required to include a pro-rata share of the corporation’s taxable income or loss in their personal income tax returns, irrespective of whether dividends have been paid. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Credit Risk, Major Customers, and Suppliers

In 2020 and 2019, sales to one customer comprised of 31% and 6% of total Company revenues, respectively. Management notes that sales to specific customers tend to be cyclical and customer concentrations frequently shift. In 2020 and 2019, outstanding receivables to one customer comprised of 36% and 16%, respectively.

In 2020 and 2019, purchases from a supplier comprised of 8% and 7% of total Company revenues, respectively. Management toes that purchases from specific customers could cause the Company to experience delays and reduce efficiencies in operations if supplier were to cease supplying services to the Company. In 2020 and 2019, outstanding payables to one customer comprised of 7% and 21%, respectively.

Upcoming Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases, which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2022 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply. The new lease standard is expected to have a significant effect on the Company’s financial statements as a result of the Company’s operating leases, as disclosed in Note 10, that will be reported on the balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments. The ASU includes changes to the accounting and measurement of financial assets including the Company’s accounts receivable and held-to-maturity debt securities by requiring the Company to recognize an allowance for all expected losses over the life of the financial asset at origination. This is different from the current practice where an allowance is not recognized until the losses are considered probable. The ASU also changes the way credit losses are recognized for available-for-sale debt securities. Credit losses are recognized

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

June 30, 2020 and 2019

through the recording of an allowance rather than as a write-down of the carrying value. The new guidance will be effective for the Company’s year ending December 31, 2021. Upon adoption, the ASU will be applied using a modified retrospective transition method to the beginning of the earliest period presented. The Company does not believe the adoption of the new standard will have a significant effect on the combined financial statements.

Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including July 28, 2021, which is the date the financial statements were available to be issued.

Note 3 — Inventory

Inventories consist of the following as of June 30, 2020 and December 31, 2019:

	2020	2019
Raw materials	$372,976	$348,584
Work in process	394,686	373,606
Finished goods	117,750	68,799

Total	$885,412	$790,989

Note 4 — Property and Equipment

Property and equipment, as of June 30, 2020 and December 31, 2019, are summarized as follows:

	2020	2019	Depreciable Life - Years
Buildings	$2,882,641	$3,073,207	3-7
Machinery and equipment	9,071,753	9,336,232	2-10
Transportation equipment	35,667	35,667	5
Furniture and fixtures	18,604	18,604	3-5
Computer equipment and software	264,101	403,598	3-5
Leasehold improvements	703,730	284,651	5-20

Total cost	12,976,496	13,151,959
Accumulated depreciation	7,559,479	7,513,439

Net property and equipment	$5,417,017	$5,638,520

Depreciation expense for property and equipment was $397,420 and $346,996 for the six months ending June 30, 2020 and June 30, 2019, respectively.

Note 5 — Paycheck Protection Program Loan

During the six months ended June 30, 2020, the Company received a Paycheck Protection Program (PPP) loan in the amount of $284,600. The PPP loan program was created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and is administered by the Small Business Administration (SBA). Under the terms of this program, the loan may be fully or partially forgiven if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements were met. The Company may use the funds

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

June 30, 2020 and 2019

on qualifying expenses over a covered period of up to 24 weeks. At the conclusion of the covered period, any balance that is not forgiven by the SBA would be repaid within two years from issuance date with interest accruing at a rate of 1 percent, with monthly payments of principal and interest beginning ten months after the conclusion of the covered period. Based on the loan amount, irrespective of any potential forgiveness that may be granted in the future, monthly principal payments would be approximately $20,300 during the repayment period.

Note 6 — Line of Credit

Under a line of credit agreement with a bank, the Company has available borrowings of $2,000,000 and matured on June 30, 2019. The line of credit was not renewed. Interest expense on the line of credit during the six month period in 2019 was $21,115. Interest was payable monthly at a rate of 2 percent above the prime rate (an effective rate 7.25 percent at December 31, 2019). The line of credit was collateralized by the Company’s assets.

Note 7 — Long-term Debt

Long-term debt at June 30, 2020 and December 31, 2019 is as follows:

	2020	2019
Loans payable to a bank with monthly principal and interest payments ranging from $385 to $10,831 with interest rates ranging from 3.80 to 5.57 percent, maturing from April 2020 through November 2024. The notes are secured by all business assets, the equipment purchased by the note, and a personal guarantee by the sole shareholder	$1,724,534	$2,457,825
Loan payable to a bank with monthly principal and interest payments of $56,661 with interest at 4.99% with a maturity date in April 2025.	2,704,546	2,972,310
Less unamortized defined financing fees	(22,475)	(24,800)

Long-term debt less unamortized ESOP costs	4,406,605	5,405,335
Less current portion	1,182,991	1,179,713

Long-term portion	$3,223,614	$4,225,622

The balance of the above debt matures as follows:

Years Ending	Amount
2021	$1,182,991
2022	1,179,142
2023	1,134,699
2024	932,248
2025	—

Total	$4,429,080

The Company’s debt agreements contains specific loan covenant requirements that the Company must be in compliance with throughout the peroid ending June 30, 2020 and 2019. As of June 30, 2020 and June 30, 2019, the Company was in compliance with loan covenant requirements.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

June 30, 2020 and 2019

Note 8 — Build-to-Suit Lease Obligation

The Company leases a building from a related party under a lease arrangement that is classified as a build to suit obligation. For financial statement purposes, the present values of the net minimum lease payments have been capitalized and are being amortized over the useful life of the asset. Under the terms of the lease agreement, payment of $15,000 is due monthly. The lease has been imputed with interest at an annual rate of 2.84 percent.

At June 30, 2020 and December 31, 2019, the building under the build to suit obligation consists of a building with a gross cost of $3,073,207. Accumulated depreciation on the property under capital leases was $256,101 and $204,880 at June 30, 2020 and December 31, 2019, respectively.

The future minimum lease payments under the build to suit obligation is as follows:

Years Ending June 30	Amount
2021	$180,000
2022	180,000
2023	180,000
2024	180,000
2025	2,431,811

Total	3,151,811
Less amount representing interest	332,839

Present value of net minimum lease payments	2,818,972
Less current obligations	100,835

Long-term obligations under capital leases	$2,718,137

Note 9 — Common Stock

Common stock for NewChem, Inc consists of 200 authorized shares, of which 10 shares are issued and outstanding at a par value of $.01 per share.

Common stock for Incodema, Inc consists of 100,000 of authorized shares, of which 100,000 shares are issued and outstanding at a par value of $.01 per share.

Note 10 — Operating Leases

The Company entered into a lease agreement with 407 Holding, LLC and 434 Holding, LLC, both of which are related parties. On May 1, 2018, a 56-month lease agreement was signed with monthly rent of $18,855 through December 31, 2020 for 407 Holding, LLC. Commencing on January 1, 2021, the monthly rent will increase to $20,000 and remain the monthly rent through expiration of the lease on December 31, 2022.

The Company entered into a lease agreement with 434 Holding, LLC, a related party, for $10,000 per month plus all additional costs incurred while the property is occupied by the Company. The lease term was for 20 years, commencing on September 7, 2011 and expiring on September 6, 2031. The lease terminated at end of 2020.

Rent expense for the six months ending June 30, 2020 and June 30, 2019 was $131,130 and $131,130, respectively.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

June 30, 2020 and 2019

Future minimum annual commitments under these operating leases are as follows:

Years Ending June 30	Amount
2021	$251,130
2022	240,000
2023	120,000

Total	$611,130

Note 11 — Related Party Transactions

The following is a description of transactions between the Company and related parties:

Accounts Receivable

At June 30, 2020 and December 31, 2019, the Company had accounts receivable from a shareholder totaling $31,046 and $1,008, respectively.

At June 30, 2020, the Company had accounts receivable from an affiliate totaling $4,246.

Lease Commitment

The Company conducts its operations from premises leased from an entity related through common ownership. The month-to-month lease agreement requires the Company to pay $21,855 per month, plus taxes, insurance, and maintenance on the property. Rent expense was $131,130 and $131,130 for the six months ending June 30, 2020 and 2019, respectively.

Note 12 — Retirement Plans

The Company adopted a 401(K) safe harbor plan for employees in October 2002. Employees are eligible to participate after successful completion of their ninety-day probationary period, if applicable, attaining 21 years of age and a minimum of 1,000 hours of service. Vesting is immediate. The Company matches 100% of each dollar of employee contribution up to 3% of annual compensation. For the fourth and fifth percent an employee defers, the Company matches 50%. The maximum match per year is 4% of the employees’ W-2 compensation. Contribution expense for the six months ending June 30, 2020 and 2019 was $59,645 and $57,790, respectively.

Note 13 — Employee Stock Ownership Plan (ESOP)

Incodema sponsors a leveraged employee stock ownership plan (the “ESOP” or the “Plan”) that was established January 1, 2017. Employees are eligible to participate in the plan upon attainment of age 21 and completion of one-thousand (1,000) hours of service in an eligibility computation period. All Employees employed by the Company on January 1, 2017, were immediately eligible to participate in the Plan. The purpose of the Plan is to provide retirement benefits for eligible employees. The Plan is intended to qualify as an employee stock ownership plan under Sections 401(a) and 4975(3)(7) of the Code as well as Section 407(d)(6) of ERISA.

The ESOP originally purchased 43,011 shares of Incodema common stock using proceeds of a $4,000,000 loan issued from Incodema. This ESOP loan bears interest at 3.04 percent per annum, and matures on April 30, 2038. The loan payments are funded through contributions to the Plan made by Incodema.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

June 30, 2020 and 2019

In accordance with applicable accounting standards, the loan between Incodema and the ESOP is not presented as an asset within the combined balance sheet but rather a contra equity account described as “unearned ESOP shares.” The shares held by the ESOP are allocated to participant accounts, as the repayments are made by the Plan. Shares are released based on debt service paid and allocated to active participants based on a formula of the participants’ pro rata shares of eligible compensation. The unearned ESOP shares account reported as contra equity is reduced as compensation expense is recognized under the Plan.

Upon retirement, the value of the participant’s accrued benefit payable as recalculated as of the most recent valuation date prior to the date of distribution. If the participant chooses to receive their benefit in installment payments, the accrued benefit payable will be redetermined on each subsequent valuation date until there is a complete distribution.

	2020	2019
Allocated shares	12,618	7,285
Unreleased shares	30,393	35,726

Total ESOP shares	43,011	43,011

Fair value of unreleased shares at June 30	$9,999,297	$2,393,642

Note 14 — Stock Appreciation Reward Plan

The Company has established a stock appreciation reward program (the “Program”) that is offered to certain members of management. Under the Program, units are issued at the discretion of the Company. Each unit is valued at the intrinsic value, which is the difference between (i) $66.00 and (ii) the price of the Company’s stock on the reporting date. The units fully vest as of the determination date. The determination date is defined by the agreement as the first to occur of (a) December 31, 2026 or (b) a change in control has occurred. An obligation and compensation expense would be recorded when the occurrence of the determination date is deemed to be probable. Compensation expense of $456,914 has been recorded in 2019. As of June 30, 2020 and June 30, 2019, there were 6,000 stock appreciation reward units granted and assigned to certain members of management. As of June 30, 2020 and December 31, 2019, there were no stock appreciation rewards available to be granted.

Note 15 — Warrants

On May 1, 2018, a Warrant to purchase 6,000 shares of the Incodema Inc.’s common stock was issued to the majority stockholder. The Warrants have an exercise price of $79 per share. The obligations under the Warrant are subordinated to certain bank obligations (see Note 7) as provided by a the substantiated agreement between the bank the majority stockholder. The obligations of the exercise period take effect at the 5-year period commencing on the earlier of the (i) sixth anniversary of the date of the Warrants were granted or (ii) repayment in full of the note payable to the bank (see Note 7). The Warrant term is the earlier of 11 years or contingent on repayment in full of the bank loan referenced above. As further discussed in Note 16 the Warrants were cancelled in July 2020.

Note 16 — Subsequent Events

On July 23, 2020, the Company entered into a business combination event in which 100 percent of the ownership interest of Incodema, Inc. and NewChem, Inc. was sold to a new majority member for a total consideration of approximately $47,100,000. Prior to the transaction, Incodema, Inc. and NewChem, Inc. were converted to limited liability companies as part of a reorganization event.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

June 30, 2020 and 2019

In conjunction with the sale, the Incodema ESOP received cash for all allocated and unallocated shares and was converted to a 401K plan, the Stock Appreciation Rights (SAR) were settled for an amount materially consistent with the liability recorded at June 30, 2020. In addition, the Warrants described in Note 15 were cancelled.

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus pandemic. First identified in late 2019 and now known as COVID-19, the outbreak has impacted millions of individuals worldwide. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the balance sheet date, as no triggering events or changes in circumstances had occurred as of May 27, 2021; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition were not significantly impacted, the extent of any future impact cannot be reasonably estimated at this time.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Incodema, Inc. and NewChem, Inc.

We have audited the accompanying combined financial statements of Incodema, Inc. and New Chem Inc., which comprise the combined balance sheets as of December 31, 2019 and 2018, and the related combined statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Incodema, Inc. and NewChem, Inc. as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Boston, Massachusetts

July 28, 2021

Incodema, Inc. and NewChem, Inc.

Combined Balance Sheets

December 31, 2019 and 2018

	2019	2018
Assets
Current Assets
Cash and cash equivalents	$628,037	$618,943
Accounts receivable — Net	2,277,078	2,197,370
Inventory (Note 4)	790,989	54,777
Due from stockholder	1,008	148
Due from affiliate	—	515,000
Prepaid expenses and other current assets	30,394	64,961

Total current assets	3,727,506	3,451,199
Property and Equipment — Net (Note 5)	5,638,520	5,583,540
Goodwill	1,722,483	1,722,483

Total assets	$11,088,509	$10,757,222

Liabilities and Stockholders’ Equity (Deficit)
Current Liabilities
Accounts payable	$498,462	$622,004
Line of credit (Note 7)	—	877,224
Current portion of long-term debt (Note 8)	1,179,713	1,063,222
Current portion of build-to-suit lease obligation (Note 9)	99,415	96,634
Current portion of deferred compensation (Note 14)	534,151	—
Due to affiliate	—	257,097
Accrued and other current liabilities	49,945	23,225

Total current liabilities	2,361,686	2,939,406
Build-to-Suit Lease Obligation (Note 9)	2,783,226	2,882,642
Long-Term Debt — Net of current portion (Note 8)	4,225,622	4,968,593
Deferred Compensation — Net of current portion (Note 14)	615,831	118,077

Total liabilities	9,986,365	10,908,718
Stockholders’ Equity (Deficit)	1,102,144	(151,496)

Total liabilities and stockholders’ equity (deficit)	$11,088,509	$10,757,222

See notes to combined financial statements.

Incodema, Inc. and NewChem, Inc.

Combined Statements of Operations

Years Ended December 31, 2019 and 2018

	2019	2018
Sales	$15,135,876	$12,694,259
Cost of Goods Sold	7,486,781	7,485,643

Gross Profit	7,649,095	5,208,616
Operating Expenses	6,259,464	4,805,092

Operating Income	1,389,631	403,524
Nonoperating Income (Expense)
Interest income	103,375	78,725
Other income	417,335	47,083
Interest expense	(393,060)	(393,588)

Total nonoperating income (expense)	127,650	(267,780)

Combined Net Income	$1,517,281	$135,744

See notes to combined financial statements.

Incodema, Inc. and NewChem, Inc.

Combined Statements of Stockholders’ Equity (Deficit)

Years Ended December 31, 2019 and 2018

	Common Stock	Additional Paid-in Capital	Retained Earnings	Unearned ESOP Shares	Total
Balance — January 1, 2018	$255,172	$20,286	$3,124,702	$—	$3,400,160
Combined net income	—	—	135,744	—	135,744
Distributions	—	—	(175,516)	—	(175,516)
Release of ESOP shares	—	(20,286)	(169,132)	677,534	488,116
Purchase of ESOP shares	—	—	—	(4,000,000)	(4,000,000)

Balance — December 31, 2018	255,172	—	2,915,798	(3,322,466)	(151,496)
Combined net income	—	—	1,517,281	—	1,517,281
Distributions	—	—	(2,038,471)	—	(2,038,471)
Release of ESOP shares	—	1,109,733	169,132	495,965	1,774,830

Balance — December 31, 2019	$255,172	$1,109,733	$2,563,740	$(2,826,501)	$1,102,144

See notes to combined financial statements.

Incodema, Inc. and NewChem, Inc.

Combined Statements of Cash Flows

Years Ended December 31, 2019 and 2018

	2019	2018
Cash Flows from Operating Activities
Net income	$1,517,281	$135,744
Adjustments to reconcile net income to net cash and cash equivalents from operating activities:
Depreciation	734,064	779,673
Bad debt expense	5,845	28,244
Deferred compensation expense	1,031,905	118,077
ESOP compensation expense	1,754,544	488,116
Changes in operating assets and liabilities that (used) provided cash and cash equivalents:
Accounts receivable	(64,437)	224,004
Inventory	(736,212)	208,815
Prepaid expenses and other assets	32,255	9,505
Accounts payable	(144,658)	(414,671)
Accrued and other liabilities	26,746	(13,407)

Net cash and cash equivalents provided by operating activities	4,157,333	1,564,100
Cash Flows from Investing Activities
Purchase of property and equipment	(298,700)	(139,519)
Proceeds from disposition of property and equipment	—	20,000

Net cash and cash equivalents used in investing activities	(298,700)	(119,519)
Cash Flows from Financing Activities
Payments on line of credit	(1,017,197)	(620,000)
Payments on debt	(1,095,112)	(1,213,267)
Debt issuance costs	—	(32,550)
Proceeds from line of credit	139,973	812,224
Proceeds from ESOP loan	—	4,000,000
ESOP share purchase	—	(4,000,000)
Advances on long term debt	—	98,770
Payments on build-to-suit lease obligation	(96,635)	(93,931)
Distributions paid	(1,523,471)	(175,516)
Stockholder advance	—	500,000
Repayment of affiliate advance	(257,097)	(242,903)

Net cash and cash equivalents used in financing activities	(3,849,539)	(967,173)

Net Increase in Cash and Cash Equivalents	9,094	477,408
Cash and Cash Equivalents — Beginning of year	618,943	141,535

Cash and Cash Equivalents — End of year	$628,037	$618,943

Supplemental Cash Flow Information — Cash paid for
Interest	$309,695	$305,247
Income tax	1,596	1,596
Significant Noncash Transactions
Fixed asset addition as a result of the build-to-suit lease obligation	$—	$3,093,907
Distribution of receivable due from affiliate	515,000	—
Financed equipment purchase	468,632	—

See notes to combined financial statements.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

December 31, 2019 and 2018

Note 1 — Nature of Business

Incodema, Inc. (Incodema) began operations in 2001 and is a prototype and short run sheet metal stamping provider which produces high quality items as sheet metal stampings, intricate metal formings, short run production stamping, laser cutting, and photo chemical machining (PCM).

NewChem, Inc. (NewChem) began operations after acquiring the assets of another entity on September 7, 2011. NewChem is a photochemical milling company located in Newark, NY. The process involves coating material specified with a light sensitive polymer, imaging with a photo tool using UV light, developing and then chemically etching.

Incodema and NewChem are collectively referred to as the “Company” throughout the combined financial statements.

Note 2 — Significant Accounting Policies

Basis of Presentation

The combined financial statements of the Company have been prepared on the basis of generally accepted accounting principles in the United States of America (U.S. GAAP). The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

Principles of Combination

The accompanying combined financial statements include the accounts of Incodema and NewChem, which are under common ownership. All material intercompany accounts and transactions have been eliminated in combination.

Cash Equivalents

For the purpose of the accompanying financial statements, the Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The carrying amount reported in the balance sheets for cash and cash equivalents approximates fair value due to the short-term nature of these investments.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions and attempts to limit its amount of credit exposure to any one financial institution. However, at various times during the period, the Company’s cash balances exceeded the federally insured limits.

Accounts Receivable

The Company’s accounts receivable and unsecured customer obligations due under normal trade terms ordinarily requiring payment within (30) days from the invoice date. The company often has receivables paid net ninety (90) days for both automotive and aerospace industries. Accounts receivable are stated at the amount billed to the customer. The company does not accrue interest on accounts receivable. As of December 31, 2019 and December 31, 2018, management believed that all accounts receivable would be collected and as such did not record an allowance.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

December 31, 2019 and 2018

Inventory

Inventory is stated at the lower of cost or net realizable value (NRV), with NRV based on selling price in the ordinary course of business, less costs of completion, disposal, and transportation. Cost are determined on a first-in, first-out (FIFO) method.

Property and Equipment

Property and equipment are recorded at cost. Both straight-line and accelerated methods are used for computing depreciation and amortization. Assets are depreciated over their estimated useful lives. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets. Costs of maintenance and repairs are charged to expense when incurred.

Goodwill

The recorded amounts of goodwill from prior business combinations are based on management’s best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. Goodwill is not amortized, but rather is assessed at least on an annual basis for impairment.

No impairment charge was recognized during the years ended December 31, 2019 and 2018.

Employee Stock Ownership Plan

Compensation expense is recognized for the Employee Stock Ownership Plan (ESOP) equal to the average fair value of shares committed to be released for allocation to participant accounts. Any difference between the average fair value of shares committed to be released for allocation and the ESOP’s original acquisition cost is charged or credited to stockholders’ equity (additional paid-in capital). The cost of unallocated ESOP shares (shares not yet released for allocation) is reflected as a reduction of stockholders’ equity.

Revenue and Cost Recognition

The Company offers precision manufacturing and finishing services ranging from prototype through high-volume production, including internal sheet metal cutting and forming solutions, chemical etching, and medical device production for customers in the aerospace and defense, electronics, medical, automotive, and various other industries. The parts are shipped upon receipt of purchase orders and completion of the manufacturing process to customers who are located primarily in the United States.

During the year ended December 31, 2019 and 2018, the Company recognized revenue from contracts with customers of $15,135,876 and $12,694,259, respectively. All revenue was recognized at a point in time. The Company did not recognize any contract assets or liabilities.

Timing of Satisfaction

Contract terms do not include cancellation provisions that would result in an enforceable right to payment for performance completed to date, and, as a result, revenue is recognized at a point in time.

The Company satisfies its performance obligations as goods are produced or goods are delivered.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

December 31, 2019 and 2018

Parts are typically shipped “FOB Shipping Point” based on the purchase order. For parts shipped as FOB Destination, ownership of goods in transit remains with the Company, and the Company bears the associated risks (e.g., loss, damage, or delay). In other cases, the customer will take delivery directly from the Company’s inventory (FOB Shipping Point), at which point ownership and the associated risk pass to the customer.

Contracts with customers usually contain only one performance obligation that is satisfied at a point in time. Contracts recognized at a point in time have no satisfied performance obligations that would result in contract assets other than trade accounts receivable.

Determining the Transaction Price

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes).

To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the goods or services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified. All of the Company’s contracts with customers have fixed transaction prices that are denominated in U.S. dollars and payable in cash.

Significant Payment Terms

Payment for goods and services sold by the Company is typically due within 30 days after an invoice is sent to the customer.

Nature of Promises to Transfer

In most cases, goods that the Company contracts to transfer to customers are manufactured by the Company for sale. In no case does the Company act as an agent (i.e., the Company does not provide a service of arranging for another party to transfer goods or services to the customer).

Shipping and Handling

With respect to sales of goods shipped FOB Shipping Point, the Company performs shipping and handling activities after its customers obtain control of the goods in some cases. The Company’s policy is to account for shipping and handling as activities to fulfill its promise to transfer the good (i.e., shipping and handling activities are expensed). With respect to sales of parts that are shipped “FOB Shipping Point,” the Company recognizes revenue before it performs shipping and handling activities, and the costs are accrued at that time.

Income Taxes

Pursuant to provisions of the Internal Revenue Code, the Company has elected to be taxed as an S corporation. Generally, the income of an S corporation is not subject to federal income tax at the corporate level, but rather the stockholders are required to include a pro-rata share of the corporation’s taxable income or loss in their personal income tax returns, irrespective of whether dividends have been paid. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

December 31, 2019 and 2018

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Credit Risk, Major Customers, and Suppliers

In 2019 and 2018, sales to one customer comprised of 22 and 17 percent of total Company revenue, respectively. Management notes that sales to specific customers tend to be cyclical and customer concentrations frequently shift. In 2019 and 2018, outstanding receivables to one customer comprised of 17 and 12 percent, respectively.

In 2019 and 2018, purchases from a supplier comprised of 6 and 5 percent of total Company revenue, respectively. Management notes that purchases from specific vendors could cause the Company to experience delays and reduce efficiencies in operations if supplier were to cease supplying services to the Company. In 2019 and 2018, outstanding payables to one customer comprised of 13 and 12 percent, respectively.

Upcoming Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases, which will supersede the current lease requirements in ASC 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease guidance will be effective for the Company’s year ending December 31, 2022 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. The Company is still evaluating which method it will apply. The new lease standard is expected to have a significant effect on the Company’s financial statements as a result of the Company’s operating leases, as disclosed in Note 11, that will be reported on the balance sheet at adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

In June 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments — Credit Losses: Measurement of Credit Losses on Financial Instruments. The ASU includes changes to the accounting and measurement of financial assets including the Company’s accounts receivable and held-to-maturity debt securities by requiring the Company to recognize an allowance for all expected losses over the life of the financial asset at origination. This is different from the current practice where an allowance is not recognized until the losses are considered probable. The ASU also changes the way credit losses are recognized for available-for-sale debt securities. Credit losses are recognized through the recording of an allowance rather than as a write-down of the carrying value. The new guidance will be effective for the Company’s year ending December 31, 2021. Upon adoption, the ASU will be applied using a modified retrospective transition method to the beginning of the earliest period presented. The Company does not believe the adoption of the new standard will have a significant effect on the combined financial statements.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

December 31, 2019 and 2018

Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including July 28, 2021, which is the date the financial statements were available to be issued.

Note 3 — Adoption of New Accounting Standard

As of January 1, 2019, the Company adopted the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers. The ASU is based on the principle that revenue is recognized to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASU also requires additional disclosure about the nature, amount, timing, and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. The Company adopted the new standard using the modified retrospective method to all contracts effective January 1, 2019 and is using a portfolio approach to group contracts with similar characteristics. Modified retrospective adoption requires entities to apply the standard retrospectively to the most current period presented in the financial statements, requiring the cumulative effect of the retrospective application as an adjustment to the opening balance of retained earnings at the date of initial application. Prior periods have not been adjusted. No cumulative-effect adjustment in net assets was recorded as the adoption of ASU did not significantly impact the Company’s reported historical revenue. There was not a significant impact on the amount of revenue recognized from contracts with customers for the year ended December 31, 2019 and 2018 as a result of adopting the new guidance.

Note 4 — Inventory

Inventories consist of the following as of December 31:

	2019	2018
Raw materials	$348,584	$54,777
Work in process	373,606	—
Finished goods	68,799	—

Total	$790,989	$54,777

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

December 31, 2019 and 2018

Note 5 — Property and Equipment

Property and equipment are summarized as follows:

	2019	2018	Depreciable Life - Years
Buildings	$3,073,207	$3,073,207	3-7
Machinery and equipment	9,336,232	8,692,821	2-10
Transportation equipment	35,667	66,066	5
Furniture and fixtures	18,604	29,425	3-5
Computer equipment and software	403,598	369,761	3-5
Leasehold improvements	284,651	284,651	5-20
Construction in progress	—	2,995	—

Total cost	13,151,959	12,518,926
Accumulated depreciation	7,513,439	6,935,386

Net property and equipment	$5,638,520	$5,583,540

Depreciation expense for property and equipment was $734,064 and $779,673 for the year ended December 31, 2019 and December 31, 2018, respectively.

Note 6 — Related Party Transactions

The following is a description of transactions between the Company and related parties:

Accounts Receivable

At December 31, 2019 and 2018, the Company had receivable from a shareholder totaling $1,008 and $148, respectively.

At December 31, 2018, the Company had an outstanding receivable from an affiliate of $515,000. In 2019, the receivable was distributed to the shareholder in the form of a noncash distribution.

Lease Commitment

The Company conducts its operations from premises leased from entities related through common ownership. The month-to-month lease agreement requires the Company to pay $21,855 per month, plus taxes, insurance, and maintenance on the property. Annual rent expense was $82,260 and $76,840 for 2019 and 2018, respectively, for leased property related through common control.

Note 7 — Line of Credit

Under a line of credit agreement with a bank, the Company has available borrowings of $2,000,000 and matured on June 30, 2019. The line of credit was not renewed. As of December 31, 2018 the line of credit had an outstanding balance of $877,224. Interest expense on the line of credit during 2019 and 2018 was $28,568 and $50,277, respectively. Interest is payable monthly at a rate of 2 percent above the prime rate (an effective rate of 6.75 and 7.5 percent at December 31, 2019 and 2018, respectively). The line of credit is collateralized by the Company’s assets.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

December 31, 2019 and 2018

Note 8 — Long-term Debt

Long-term debt at December 31 is as follows:

	2019	2018
Loans payable to a bank with monthly principal and interest payments ranging from $385 to $10,831 with interest rates ranging from 3.80 to 5.57 percent, maturing from April 2020 through November 2024. The notes are secured by all business assets, the equipment purchased by the note, and a personal guarantee by the sole shareholder	$2,433,025	$2,353,998
Loan payable to a bank with monthly principal and interest payments of $56,661 with interest at 4.99 percent with a maturity date in April 2025.	2,997,110	3,707,267
Less unamortized deferred financing fees	(24,800)	(29,450)

Long-term debt less unamortized ESOP costs	5,405,335	6,031,815
Less current portion	1,179,713	1,063,222

Long-term portion	$4,225,622	$4,968,593

The balance of the above debt matures as follows:

Years Ending	Amount
2020	$1,179,713
2021	1,186,267
2022	1,172,018
2023	1,097,381
2024	769,956

Total	$5,405,335

Interest expense for 2019 and 2018 was $364,492 and $343,311, respectively.

The Company’s debt agreement contains a debt service coverage ratio and a guarantor liquidity requirement that the Company must be in compliance with throughout 2019 and 2018. As of December 31, 2019 and December 31, 2018, the Company was in compliance with both loan covenant requirements.

Note 9 — Build-to-Suit Lease Obligation

The Company leases a building from a related party under a lease arrangement that is classified as a build to suit obligation. For financial statement purposes, the present values of the net minimum lease payments have been capitalized and are being amortized over the useful life of the asset. Under the terms of the lease agreement, payment of $15,000 is due monthly. The lease has been imputed with interest at an annual rate of 2.84 percent.

At December 31, 2019 and 2018, the building under the build to suit obligation consists of a building with a gross cost of $3,073,207. Accumulated depreciation on the property under capital leases was $204,880 and $102,440 at December 31, 2019 and 2018, respectively.

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

December 31, 2019 and 2018

The future minimum lease payments under the build to suit obligation is as follows:

Years Ending December 31	Amount
2020	$180,000
2021	180,000
2022	180,000
2023	180,000
2024	180,000
Thereafter	2,356,125

Total	3,256,125
Less amount representing interest	373,484

Present value of net minimum lease payments	2,882,641
Less current obligations	99,415

Long-term obligations under capital leases	$2,783,226

Note 10 — Common Stock

Common stock for NewChem, Inc consists of 200 authorized shares, of which 10 shares are issued and outstanding at a par value of $.01 per share.

Common stock for Incodema, Inc consists of 100,000 of authorized shares, of which 100,000 shares are issued and outstanding at a par value of $.01 per share.

Note 11 — Operating Leases

The Company entered into a lease agreement with 407 Holding, LLC and 434 Holding, LLC, both of which are related parties. On May 1, 2018, a 56-month lease agreement was signed with monthly rent of $18,855 through December 31, 2020 for 407 Holding, LLC. Commencing on January 1, 2021, the monthly rent will increase to $20,000 and remain the monthly rent through expiration of the lease on December 31, 2020.

The Company entered into a lease agreement with 434 Holding, LLC, a related party, for $10,000 per month plus all additional costs incurred while the property is occupied by the Company. The lease term was for 20 years, commencing on September 7, 2011 and expiring on September 6, 2031. Beginning in 2018, the monthly rent was reduced to $3,000 per month due to the Company moving to a new building and using this property less frequently.

Rent expense for the years ended December 31, 2019 and December 31, 2018 was $262,260 and $256,840, respectively.

Future minimum annual commitments under these operating leases are as follows:

Years Ending December 31	Amount
2020	$262,260
2021	240,000
2022	240,000

Total	$742,260

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

December 31, 2019 and 2018

Note 12 — Retirement Plans

The Company adopted a 401(K) safe harbor plan for employees in October 2002. Employees are eligible to participate after successful completion of their ninety-day probationary period, if applicable, attaining 21 years of age and a minimum of 1,000 hours of service. Vesting is immediate. The Company matches 100 percent of each dollar of employee contribution up to 3 percent of annual compensation. For the fourth and fifth percent an employee defers, the Company matches 50 percent. The maximum match per year is 4 percent of the employees’ W-2 compensation. Contribution expense for the years ended December 31, 2019 and 2018 was $115,212 and $101,705, respectively.

Note 13 — Employee Stock Ownership Plan (ESOP)

Incodema sponsors a leveraged employee stock ownership plan (the “ESOP” or the “Plan”) that was established January 1, 2017. Employees are eligible to participate in the plan upon attainment of age 21 and completion of one-thousand (1,000) hours of service in an eligibility computation period. All Employees employed by the Company on January 1, 2017, were immediately eligible to participate in the Plan. The purpose of the Plan is to provide retirement benefits for eligible employees. The Plan is intended to qualify as an employee stock ownership plan under Sections 401(a) and 4975(3)(7) of the Code as well as Section 407(d)(6) of ERISA.

The ESOP originally purchased 43,011 shares of Incodema comment stock using proceeds of a $4,000,000 loan issued from Incodema. This ESOP loan bears interest at 3.04 percent per annum, and matures on April 30, 2038. The loan payments are funded through contributions to the Plan made by Incodema.

In accordance with applicable accounting standards, the loan between Incodema and the ESOP is not presented as an asset within the combined balance sheet but rather a contra equity account described as “unearned ESOP shares.” The shares held by the ESOP are allocated to participant accounts, as the repayments are made by the Plan. Shares are released based on debt service paid and allocated to active participants based on a formula of the participants’ pro rata shares of eligible compensation. The unearned ESOP shares account reported as contra equity is reduced as compensation expense is recognized under the Plan. For the years ended December 31, 2019 and December 31, 2018, the Company accrued and made contributions to the ESOP of $587,995 and $267,240, respectively. The Company reported related compensation expense of $1,754,544 and $488,116 for the years ended December 31, 2019 and December 31, 2018, respectively. The amounts were paid by the end of 2019 and 2018, respectively and contribution amount was determined based on eligible employees’ compensation.

Upon retirement, the value of the participant’s accrued benefit payable as recalculated as of the most recent valuation date prior to the date of distribution. If the participant chooses to receive their benefit in installment payments, the accrued benefit payable will be redetermined on each subsequent valuation date until there is a complete distribution.

	2019	2018
Allocated shares	12,618	7,285
Unreleased shares	30,393	35,726

Total ESOP shares	43,011	43,011

Fair value of unreleased shares at December 31	$9,999,297	$2,393,642

Incodema, Inc. and NewChem, Inc.

Notes to Combined Financial Statements

December 31, 2019 and 2018

Note 14 — Stock Appreciation Reward Plan

The Company has established a stock appreciation reward program (the “SARs Program”) that is offered to certain members of management of Incodema, Inc. Under the SARs Program, units are issued at the discretion of the Company. Each unit is valued at the intrinsic value, which is the difference between (i) $66.00 (Exercise Price) and (ii) the fair value of the Company’s stock on the reporting date. The units fully vest upon the grant date. The determination date is defined by the agreement as the first to occur of (a) December 31, 2026 or (b) a change in control has occurred. An obligation and compensation expense is recorded as of the reporting date based on the fair value of the of the award. As such, compensation expense has been recorded in 2019 and 2018 in the amounts of $1,031,905 and $118,077, respectively. As of December 31, 2019 and 2018, there were 6,000 stock appreciation reward units granted and assigned to certain members of management. As of December 31, 2019 and 2018, there were no stock appreciation rewards available to be granted.

Note 15 — Warrants

On May 1, 2018, a Warrant to purchase 6,000 shares of the Incodema Inc.’s common stock was issued to the majority stockholder. The Warrants have an exercise price of $79 per share. The obligations under the Warrant are subordinated to certain bank obligations (see Note 8) as provided by a the subordinated agreement between the bank the majority stockholder. The obligations of the exercise period take effect at the 5-year period commencing on the earlier of the (i) sixth anniversary of the date of the Warrants were granted or (ii) repayment in full of the note payable to the bank (see Note 8). The Warrant term is the earlier of 11 years or contingent on repayment in full of the bank loan referenced above. As further discussed in Note 16 the Warrants were cancelled in July 2020.

Note 16 — Subsequent Events

On July 26, 2020, the Company entered into a business combination event in which 100 percent of ownership interest of Incodema, Inc. and NewChem, Inc. was sold to a new majority member for a total consideration of approximately $47,100,000. Prior to the transaction, Incodema, Inc. and NewChem, Inc. were converted to limited liability companies as part of a reorganization event.

In conjunction with the sale, the Incodema ESOP received cash for all allocated and unallocated shares and was converted to a 401K plan, the SARs were settled for an amount materially consistent with the liability recorded at December 31, 2019. In addition, the Warrants described in Note 15 were cancelled.

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus pandemic. First identified in late 2019 and now known as COVID-19, the outbreak has impacted millions of individuals worldwide. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the balance sheet date, as no triggering events or changes in circumstances had occurred as of May 27, 2021; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition were not significantly impacted, the extent of any future impact cannot be reasonably estimated at this time.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Majestic Metals, LLC

We have audited the accompanying financial statements of Majestic Metals, LLC, which comprise the balance sheets as of September 30, 2020 and December 31, 2019, and the related statements of operations, members’ equity, and cash flows for the period from January 1, 2020 through September 30, 2020, and the year ended December 31, 2019 and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Majestic Metals, LLC as of September 30, 2020 and December 31, 2019, and the results of its operations and its cash flows for the period from January 1, 2020 through September 30, 2020 and for the year ended December 31, 2019 in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Milwaukee, Wisconsin

July 16, 2021

Majestic Metals, LLC

Balance Sheets

	September 30, 2020	December 31, 2019
Assets
Current Assets
Cash and cash equivalents	$4,395,477	$5,684,664
Accounts receivable — Net	3,015,310	2,647,238
Inventory	1,031,745	911,464
Prepaid expenses and other current assets	223,115	228,025

Total current assets	8,665,647	9,471,391
Property and Equipment — Net	2,630,906	3,229,258
Company-Owned Life Insurance (Cash Surrender Value)	345,135	325,135

Total assets	$11,641,688	$13,025,784

Liabilities and Members’ Equity
Current Liabilities
Accounts payable	$256,834	$198,921
Paycheck Protection Program loan	804,800	—
Accrued and other current liabilities:
Accrued compensation	471,980	378,815
Other accrued liabilities	189,856	250,951

Total current liabilities	1,723,470	828,687
Long-Term Debt	1,075,070	955,668
Deferred Compensation — Net of current portion	804,800	—

Total liabilities	3,603,340	1,784,355
Members’ Equity	8,038,348	11,241,429

Total liabilities and members’ equity	$11,641,688	$13,025,784

See notes to financial statements.

Majestic Metals, LLC

Statements of Operations

	Nine-Months Ended September 30, 2020	Year Ended December 31, 2019
Sales	$17,233,964	$25,733,700

Cost of Goods Sold
Direct production costs	7,514,463	12,337,101
Indirect production costs	3,531,288	5,423,193

Total cost of goods sold	11,045,751	17,760,294

Gross Profit	6,188,213	7,973,406

Operating Expenses
General and administrative expenses	1,863,063	2,561,575
Selling expenses	548,534	854,589

Total operating expenses	2,411,597	3,416,164
Operating Income	3,776,616	4,557,242

Nonoperating Income (Expense)
Interest income	18,683	32,602
Loss on disposal of asset	(2,788)	—

Total nonoperating income	15,895	32,602

Income — Before income taxes	3,792,511	4,589,844
Income Tax Expense	—	—

Net Income	$3,792,511	$4,589,844

See notes to financial statements.

Majestic Metals, LLC

Statements of Members’ Equity

Balance — January 1, 2019	$10,262,424
Net income	4,589,844
Member distributions	(3,610,839)

Balance — January 1, 2020	11,241,429
Net income	3,792,511
Member distributions	(6,995,592)

Balance — September 30, 2020	$8,038,348

See notes to financial statements.

Majestic Metals, LLC

Statements of Cash Flows

	Nine-Months Ended September 30, 2020	Year Ended December 31, 2019
Cash Flows from Operating Activities
Net income	$3,792,511	$4,589,844
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	601,307	963,160
Loss on disposal of property and equipment	2,788	—
Life insurance premiums	(20,000)	(20,000)
Gain on the life insurance policy	—	(53,000)
Changes in operating assets and liabilities that (used) provided cash:
Accounts receivable	(368,072)	185,276
Inventory	(120,281)	(38,355)
Prepaid expenses and other assets	4,910	(43,975)
Accounts payable	57,913	(314,204)
Accrued and other liabilities	32,070	68,412
Accrued retirement benefits	119,402	208,402

Net cash provided by operating activities	4,102,548	5,545,560
Cash Flows from Investing Activities
Purchase of property and equipment	(24,743)	(272,170)
Proceeds from disposition of property and equipment	19,000	—

Net cash used in investing activities	(5,743)	(272,170)
Cash Flows from Financing Activities
Proceeds from debt	1,609,600	—
Distributions to members	(6,995,592)	(3,610,839)

Net cash used in financing activities	(5,385,992)	(3,610,839)

Net (Decrease) Increase in Cash	(1,289,187)	1,662,551
Cash — Beginning of period	5,684,664	4,022,113

Cash — End of period	$4,395,477	$5,684,664

See notes to financial statements.

Majestic Metals, LLC

Notes to Financial Statements

September 30, 2020 and December 31, 2019

Note 1 — Nature of Business

Majestic Metals, LLC a Colorado Limited Liability Company (the “Company”), is a subcontract manufacturer of sheet metal components and assemblies. The Company provides a wide range of manufacturing processes including final finishing and assembly to a diverse group of industries including medical electronics, computer electronics, lighting, and industrial applications.

The financial statements herein include the period from January 1, 2020 to September 30, 2020 (hereinafter referred to as “the period ended September 30, 2020”) and the year ending December 31, 2019.

Note 2 — Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared on the basis of accounting principles generally accepted in the United States of America (U.S. GAAP). The preparation of financial statements in conformity with generally accepted accounting principles in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus pandemic. First identified in late 2019 and now known as COVID-19, the outbreak has impacted millions of individuals worldwide. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the balance sheet date, as no triggering events or changes in circumstances had occurred as of September 30, 2020; however, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition were not significantly impacted, the extent of any future impact cannot be reasonably estimated at this time.

Accounts Receivable

The Company grants credit to its customers in the ordinary course of business. The allowance for doubtful accounts is based on management’s assessment of the collectability of specific customer accounts and includes consideration of the credit worthiness and financial condition of those specific customers. The Company records an allowance to reduce the specific receivables to the amount that is reasonably believed to be collectible. The Company also records an allowance for all other trade receivables based on multiple factors including historical experience with bad debts, the general economic environment, the financial condition of the Company’s distributions channels, and the aging of such receivables. Amounts are considered past due based upon contractual terms. Accounts are written off when they are deemed uncollectible based on management’s judgment. The Company does not charge interest on past due receivables. The allowance for doubtful accounts was $50,000 as of September 30, 2020 and December 31, 2019. There was no bad debt expense for the period ended September 30, 2020 and year ended December 31, 2019.

Concentration Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high credit quality financial institutions and attempts to

Majestic Metals, LLC

Notes to Financial Statements

September 30, 2020 and December 31, 2019

limit its amount of credit exposure to any one financial institution. However, at various times during the year, the Company’s cash balances exceeded the federally insured limits. The FDIC (Federal Deposit Insurance Corporation) insures cash deposits up to $250,000.

The majority of the Company’s sales and accounts receivable are with local and regional manufacturing customers. Sales to two major customers represent 32% and 33% of total sales for the period ended September 30, 2020 and year ended December 31, 2019, respectively. Accounts receivable from these major customers represents 31% and 34% of total accounts receivable at September 30, 2020 and December 31, 2019, respectfully.

Inventory

Inventory consists of purchased parts and work-in-process, and are valued at the lower of cost or net realizable value. Costs are determined on the first-in, first-out (FIFO) method. The Company evaluates inventory for slow-moving and obsolete items and records an allowance as necessary. Based on management’s analysis, no allowance for slow-moving and obsolete inventory was deemed necessary at September 30, 2020 and December 31, 2019.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method for computer equipment and software, office furniture and equipment applied to individual property items based on estimated useful lives. Costs of maintenance and repairs are charged to expense when incurred. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets.

Revenue Recognition

The Company offers precision manufacturing and finishing services ranging from prototype through high-volume production, including internal sheet metal cutting and forming solutions, chemical etching, and medical device production for customers in the aerospace and defense, electronics, medical, automotive, and various other industries. The parts are shipped upon receipt of purchase orders and completion of the manufacturing process to customers who are located primarily in the United States.

During the period ended September 30, 2020 and the year ended December 31, 2019, the Company recognized revenue from contracts with customers of $17,233,964 and $25,733,700. The Company did not recognize any contract assets or liabilities.

Timing of Satisfaction

Contract terms do not include cancellation provisions that would result in an enforceable right to payment for performance completed to date, and, as a result, revenue is recognized at a point in time.

The Company satisfies its performance obligations once goods are produced and shipped.

Good associated with contracts are primarily shipped “FOB Shipping Point” based on the contractual terms. For contract terms shipped FOB Shipping Point, the customer will take title directly from the Company upon shipment, at which point ownership and the associated risk pass to the customer. For a small portion of contracts, contract terms are FOB Destination, where ownership of the goods in transit remains with the Company and the Company bears the associated risks (e.g., loss, damage, or delay) until it is delivered to the customer location.

Majestic Metals, LLC

Notes to Financial Statements

September 30, 2020 and December 31, 2019

Contracts with customers contain only one performance obligation that is satisfied at a point in time based on contractual terms. Contracts recognized at a point in time have no satisfied performance obligations that would result in contract assets or liabilities.

Determining the Transaction Price

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer. The Company does not collect sales tax on behalf of third parties, as the Company’s customer base is largely tax exempt. For a small portion of contracts where sales tax is applicable, the Company will accrue the related tax at the point the contract is completed.

To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the goods or services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be canceled, renewed, or modified. All the Company’s contracts with customers have fixed transaction prices that are denominated in U.S. dollars and payable in cash.

Significant Payment Terms

Payment for goods and services sold by the Company is typically due within 30 days after an invoice is sent to the customer.

Nature of Promises to Transfer

In all cases, goods that the Company contracts to transfer to customers are manufactured by the Company for sale. In no case does the Company act as an agent (i.e., the Company does not provide a service of arranging for another party to transfer goods or services to the customer).

Shipping and Handling

With respect to contracts with shipped FOB Shipping Point terms, the Company may perform shipping and handling activities after its customers obtain control of the goods. The Company’s policy is to account for shipping and handling as activities to fulfill its promise to transfer the good (i.e., shipping and handling activities are expensed) and included in cost of sales.

Warranties

The Company offers a 30-day general warranty and no extended warranty. The Company will either scrap the returned material and issue customer credits for the original sales amount or perform repairs over defective products. Repairs and scrap costs are expensed as products are received. The Company does not have a return policy.

Income Taxes

The Company is treated as a partnership for federal income tax purposes. Consequently, federal income taxes are not payable or provided for by the Company. Members are taxed individually on their pro-rata ownership share of the Company’s earnings. The Company’s net income or loss is allocated among the members in accordance with the Company’s operating agreement.

Majestic Metals, LLC

Notes to Financial Statements

September 30, 2020 and December 31, 2019

No federal income tax provision has been included in the financial statements since income or loss of the Company is required to be reported by the respective members on their income tax returns. The Company is subject to certain state and local income and franchise taxes, which are included in the financial statements.

New Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued Accounting Standard Update (ASU) 2016-02, Leases, which will supersede the current lease requirements in Accounting Standards Codification (ASC) 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. On June 3, 2020, the FASB issued ASU 2020-05, which amended the effective date ASU 2016-02 to give immediate relief to certain entities as a result of the widespread adverse economic effects and business disruptions caused by the coronavirus disease 2019 (COVID-19) pandemic. The new lease guidance will be effective for the Company’s year ending December 31, 2022 and will be applied using a current period adjustment method to the beginning of the year of adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Note 3 — Inventory

Inventory at September 30, 2020 and December 31, 2019 consists of the following:

	September 30, 2020	December 31, 2019
Raw materials	$213,017	$173,620
Work in progress	818,728	737,844

Total	$1,031,745	$911,464

Note 4 — Property and Equipment

Property and equipment as of September 30, 2020 and December 31, 2020 are summarized as follows:

	September 30, 2020	December 31, 2019	Depreciable Life - Years
Machinery and equipment	$11,028,442	$11,009,497	3-10
Transportation equipment	552,490	598,246	5-7
Furniture and fixtures	155,838	150,038	7-10
Computer equipment and software	281,477	281,477	3-5
Leasehold improvements	487,014	487,014	19

Total cost	12,505,261	12,526,272
Accumulated depreciation	9,874,355	9,297,014

Net property and equipment	$2,630,906	$3,229,258

Majestic Metals, LLC

Notes to Financial Statements

September 30, 2020 and December 31, 2019

Depreciation expense for property and equipment totaled $601,307 and $963,160 for the period ended September 30, 2020 and the year ended December 31, 2019, respectfully.

Note 5 — Company Owned Life Insurance

The Company owns a life insurance policy on a key employee. Management considers this policy to be an operating asset. Cash surrender value (“CSV”) of the life insurance policy is presented net of policy loans, reserves or other costs.

Note 6 — Line of Credit

The Company has a $1,000,000 line of credit agreement with BOK Financial as of September 30, 2020 and December 31, 2019. The agreement bears interest at one-month U.S. LIBOR rate plus 2.10% (an effective rate of 2.24% and 3.86 at September 30, 2020 and December 31, 2019, respectively). The agreement contains covenants pertaining to the maintenance of a minimum tangible net worth and debt service coverage ratio. The line of credit matured in October 2020 and was collateralized by substantially all assets of the Company. The line of credit carried no balance as of September 30, 2020 and December 31, 2019 and was subsequently renewed in October 2020, and then terminated in December 2020.

Note 7 — Operating Leases

The Company leases manufacturing and office space from an affiliated entity Royal Enterprise (see Note 11). The lease requires the Company to pay taxes, insurance, utilities, and maintenance costs. The monthly lease expense ranged from $42,411 and $43,259 during 2019 and $43,300 from January 2020 through June 2020. Effective July 1, 2020, the Company entered into a new lease agreement. Monthly payments are $46,250 with an increase of the lesser of Consumer Price Index (CPI) or 2 percent annually, through the expiration date of the lease on June 30, 2025. Rent expense incurred for these leases was $395,366 for period ended September 30, 2020 and $514,870 for the year ended December 31, 2019, respectfully.

Future minimum annual commitments under these operating leases are as follows:

For the Period	Amount
October 1, 2020 - December 31, 2020	$138,750
January 1, 2021 - December 31, 2021	560,550
January 1, 2022 - December 31, 2022	571,764
January 1, 2023 - December 31, 2023	583,200
January 1, 2024 - December 31, 2024	594,864
January 1, 2025 - June 30, 2025	300,378

Total	$2,749,506

Note 8 — Retirement Plans

The Company sponsors a 401(k) plan for substantially all employees. The Company may make discretionary matching and non-elective contributions. Total Company contributions were $117,000 and $137,285 for the plan during the period ended September 30, 2020 and for the year ended December 31, 2019, respectfully.

Majestic Metals, LLC

Notes to Financial Statements

September 30, 2020 and December 31, 2019

Note 9 — Accrued Retirement Benefit

In 2008, the Company entered into a supplemental retirement plan (SERP) with a key member of management. The SERP will pay the beneficiary over a period of 15 years, commencing in August of 2027. The SERP vests over a period of 20 years with the following terms: 50% after 10 years of employment, and 5% per year thereafter. The SERP is recorded using the present value of the vested future payments dictated by the SERP. As of September 30, 2020 and December 31, 2019, the accrued retirement benefit had a balance of $1,075,070 and $955,668, respectfully. This SERP was subsequently paid out in December 2020.

Note 10 — Paycheck Protection Program

During the period ended September 30, 2020, the Company received a Paycheck Protection Program (PPP) loan in the amount of $1,609,600. The PPP loan program was created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and is administered by the Small Business Administration (SBA). Under the terms of this program, the loan may be fully or partially forgiven if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements were met. The Company may use the funds on qualifying expenses over a covered period of up to 24 weeks. At the conclusion of the covered period, any balance that is not forgiven by the SBA would be repaid within two years from issuance date with interest accruing at a rate of 1 percent, with monthly payments of principal and interest beginning ten months after the conclusion of the covered period. Based on the loan amount, irrespective of any potential forgiveness that may be granted in the future, monthly principal payments would be approximately $115,000 during the repayment period.

The balance of the PPP Loan matures as follows:

Period ending September 30	Amount
2021	$804,800
2022	804,800

Total	$1,609,600

Subsequent to September 30, 2020, the Company applied for and received notification of forgiveness of the entire loan balance from the SBA. The amount of the loan forgiven will be recorded as cancellation of debt income in the period subsequent to September 30, 2020.

Note 11 — Related Party Transactions

The Company conducts its operations from premises leased from Royal Enterprises, which is an entity related through common ownership as the owners of Royal Enterprises are the parents of the owners of the Company.

Note 12 — Aspects of the Limited Liability Company

As a limited liability company, each members’ liability is limited to the capital invested. Under the operating agreement, the Company has one class of member interest which is owned by two members. The capital account maintained for each member is equal to the members’ initial capital contributions increased by additional capital contributions and the members’ share of Company profits and decreased by Company

Majestic Metals, LLC

Notes to Financial Statements

September 30, 2020 and December 31, 2019

distributions and the members’ share of Company losses. The Company will continue in perpetuity, unless sooner terminated, as defined in the Operating Agreement.

Allocation of profits, losses, and distributions is made in accordance with the operating agreement.

Note 13 — Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including July 16, 2021, which is the date the financial statements were available to be issued.

On December 17, 2020, the Company entered into a business combination event in which 100% of the membership interest of the Company was sold to a new majority member for a total consideration of $35,028,000.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Dahlquist Machine, Inc.

We have audited the accompanying financial statements of Dahlquist Machine, Inc. (a Minnesota corporation), which comprise the balance sheet as of September 30, 2020, and the related statements of operations, stockholder’s equity, and cash flows for the nine-month period ended September 30, 2020, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dahlquist Machine, Inc. as of September 30, 2020, and the results of its operations and its cash flows for the nine-month period ended September 30, 2020 in accordance with accounting principles generally accepted in the United States of America.

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

July 20, 2021

Dahlquist Machine, Inc.

Balance Sheet

September 30, 2020

Assets
Current Assets
Cash and cash equivalents	$5,640,918
Accounts receivable — Net	1,204,535
Inventory (Note 3)	880,284
Prepaid expenses and other current assets	1,530

Total current assets	7,727,267
Property and Equipment — Net (Note 4)	1,501,884

Total assets	$9,229,151

Liabilities and Stockholder’s Equity
Current Liabilities
Accounts payable	$88,171
Current portion of long-term debt	403,015
Accrued and other current liabilities	245,424

Total current liabilities	736,610
Long-term Debt — Net of current portion (Note 6)	269,091
Paycheck Protection Program Loan — Net of current portion (Note 5)	168,215

Total liabilities	1,173,916
Stockholder’s Equity	8,055,235

Total liabilities and stockholder’s equity	$9,229,151

See notes to financial statements.

Dahlquist Machine, Inc.

Statement of Operations

Nine-Month Period Ended September 30, 2020

	Amount	Percent of Net Sales
Sales	$6,043,145	100.0
Cost of Goods Sold	3,025,748	50.0

Gross Profit	3,017,397	50.0
Operating Expenses	1,090,514	18.0

Operating Income	1,926,883	32.0
Nonoperating Income (Expense)
Interest income	41,633	0.7
Interest expense	(13,062)	(0.2)

Total nonoperating income	28,571	0.5

Net Income	$1,955,454	32.5

See notes to financial statements.

Dahlquist Machine, Inc.

Statement of Stockholder’s Equity

Nine-Month Period Ended September 30, 2020

	Common Stock	Retained Earnings	Total
Balance — January 1, 2020	$100	$7,088,681	$7,088,781
Net income	—	1,955,454	1,955,454
Stockholder distribution	—	(989,000)	(989,000)

Balance — September 30, 2020	$100	$8,055,135	$8,055,235

See notes to financial statements.

Dahlquist Machine, Inc.

Statement of Cash Flows

Nine-Month Period Ended September 30, 2020

Cash Flows from Operating Activities
Net income	$1,955,454
Adjustments to reconcile net income to net cash and cash equivalents from operating activities:
Depreciation	387,678
Changes in operating assets and liabilities that provided cash and cash equivalents:
Accounts receivable	(342,576)
Inventory	82,129
Prepaid expenses and other assets	(1,530)
Accounts payable	(15,263)
Accrued and other current liabilities	147,325

Net cash and cash equivalents provided by operating activities	2,213,217
Cash Flows from Financing Activities
Paycheck Protection Program loan proceeds	518,100
Payments on long-term debt	(38,073)
Stockholder distribution	(989,000)

Net cash and cash equivalents used in financing activities	(508,973)

Net Increase in Cash and Cash Equivalents	1,704,244
Cash and Cash Equivalents — Beginning of period	3,936,674

Cash and Cash Equivalents — End of period	$5,640,918
Supplemental Cash Flow Information — Cash paid for interest	$13,062

See notes to financial statements.

Dahlquist Machine, Inc.

Notes to Financial Statements

September 30, 2020

Note 1 — Nature of Business

Dahlquist Machine, Inc. (the “Company”) a Minnesota corporation, is a precision machining company located in Ham Lake, Minnesota. The Company was founded in 1969 and specializes in high-speed machining of aluminum, light metals, and plastic parts for consumers across a wide variety of industries.

Note 2 — Significant Accounting Policies

Basis of Presentation

The financial statements of the Company have been prepared on the basis of accounting principles generally accepted in the United States of America (GAAP). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect amounts reported in the financial statements. Actual results could differ from those estimates.

COVID-19

On March 11, 2020, the World Health Organization declared the outbreak of a respiratory disease caused by a new coronavirus pandemic. First identified in late 2019 and now known as COVID-19, the outbreak has impacted millions of individuals worldwide. As of the date of issuance of the financial statements, the Company’s operations have not been significantly impacted, but the Company continues to monitor the situation. No impairments were recorded as of the balance sheet date, as no triggering events or changes in circumstances had occurred as of September 30, 2020. However, due to significant uncertainty surrounding the situation, management’s judgment regarding this could change in the future. In addition, while the Company’s results of operations, cash flows, and financial condition were not significantly impacted, the extent of any future impact cannot be reasonably estimated at this time.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all investments with an original maturity of three months or less when purchased to be cash equivalents.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions and attempts to limit its amount of credit exposure to any one financial institution. However, at various times during the period, the Company’s cash balances exceeded the federally insured limits. As of September 30, 2020, the Company had $5,390,918 on deposit with financial institutions in excess of the federally insured limits.

Accounts Receivable

Accounts receivable are stated at invoice cost. Based on management’s review of outstanding receivable balances and historical collection information, management’s best estimate is that all balances will be collected. Accordingly, the Company has not established an allowance for doubtful accounts.

Dahlquist Machine, Inc.

Notes to Financial Statements

September 30, 2020

Credit Risk and Major Customers

The majority of the Company’s sales and accounts receivable are with local and regional manufacturing customers. The Company grants credit to its customers during the normal course of business. The Company performs ongoing credit evaluations of its customers’ financial condition and generally does not require collateral from its customers. Sales to two major customers represent 42% of total sales at September 30, 2020. Accounts receivable from these major customers represents 43% of total accounts receivable at September 30, 2020.

Inventory

Inventory consists of primarily finished goods from purchased parts and work-in-process, which are valued at the lower of cost or net realizable value, as determined by the first-in, first-out method. The Company evaluates inventory for slow-moving and obsolete items and records an allowance as necessary. Based on management’s analysis, an allowance for slow-moving and obsolete inventory was recorded in the amount of $226,657 as of September 30, 2020.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight line or accelerated method based on estimated useful lives. Costs of maintenance and repairs are charged to expense when incurred. The cost of leasehold improvements is depreciated over the lesser of the length of the related leases or the estimated useful lives of the assets.

Property and equipment are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.

Revenue and Cost Recognition

The Company is a precision machining company that specializes in short to medium-run quantities for high precision parts, focusing on machining aluminum, light metals, and plastic parts. The Company sells primarily to customers in the aerospace and defense, electronics, medical, and various other industries who are located primarily in the United States.

During the nine-month period ended September 30, 2020 the Company recognized revenue from contracts with customers of $6,043,145. The Company did not recognize any contract assets or liabilities. Accounts receivable at September 30, 2020 and January 1, 2020 was $1,204,535 and $861,959, respectively.

Timing of Satisfaction

Contract terms do not include cancellation provisions that would result in an enforceable right to payment for performance completed to date, and, as a result, revenue is recognized at a point in time.

Contracts with customers usually contain only one performance obligation that is satisfied at a point in time. The timing of satisfaction is dictated by the contractual shipping terms agreed upon by both parties.

Parts are typically shipped “FOB Shipping Point” based on the purchase order. The Company satisfies its performance obligations as goods are prepared for shipment and isolated from inventory. Upon shipment, ownership of goods and the associated risk pass to the customer. For a small portion of contracts, shipping terms are “FOB Destination”, whereas the Company retains ownership of goods in transit and thus bears the associated risks (e.g., loss, damage, or delay) until the goods are delivered to the customer location.

Dahlquist Machine, Inc.

Notes to Financial Statements

September 30, 2020

Contracts recognized at a point in time have no satisfied performance obligations that would result in contract assets other than trade accounts receivable.

Determining the Transaction Price

The transaction price of a contract is the amount of consideration to which the Company expects to be entitled in exchange for transferring promised goods or services to a customer. Transaction prices do not include amounts collected on behalf of third parties (e.g., sales taxes).

To determine the transaction price of a contract, the Company considers its customary business practices and the terms of the contract. For the purpose of determining transaction prices, the Company assumes that the goods or services will be transferred to the customer as promised in accordance with existing contracts and that the contracts will not be cancelled, renewed, or modified. All of the Company’s contracts with customers have fixed transaction prices that are denominated in U.S. dollars and payable in cash.

Significant Payment Terms

Payment for goods and services sold by the Company is typically due within 30 days after an invoice is sent to the customer.

Nature of Promises to Transfer

In most cases, goods that the Company contracts to transfer to customers are manufactured by the Company for sale. In no case does the Company act as an agent (i.e., the Company does not provide a service of arranging for another party to transfer goods or services to the customer).

Shipping and Handling Costs

Shipping and handling activities are carried out either by the customer or arranged by the Company. The Company considers all shipping and handling costs as costs to fulfill the contract.

Income Taxes

Pursuant to provisions of the Internal Revenue Code, the Company has elected to be taxed as an S corporation. Generally, the income of an S corporation is not subject to federal income tax at the corporate level, but rather the stockholders are required to include a pro-rata share of the corporation’s taxable income or loss in their personal income tax returns, irrespective of whether dividends have been paid. Accordingly, no provision for federal income taxes has been made in the accompanying financial statements.

Upcoming Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases, which will supersede the current lease requirements in Accounting Standards Codification (ASC) 840. The ASU requires lessees to recognize a right-to-use asset and related lease liability for all leases, with a limited exception for short-term leases. Leases will be classified as either finance or operating, with the classification affecting the pattern of expense recognition in the statement of operations. Currently, leases are classified as either capital or operating, with only capital leases recognized on the balance sheet. The reporting of lease-related expenses in the statements of operations and cash flows will be generally consistent with the current guidance. The new lease

Dahlquist Machine, Inc.

Notes to Financial Statements

September 30, 2020

guidance will be effective for the Company’s year ending December 31, 2022 and will be applied using a modified retrospective transition method to either the beginning of the earliest period presented or the beginning of the year of adoption. Upon adoption, the Company will recognize a lease liability and corresponding right-to-use asset based on the present value of the minimum lease payments. The effects on the results of operations are not expected to be significant, as recognition and measurement of expenses and cash flows for leases will be substantially the same under the new standard.

Note 3 — Inventory

Inventory at September 30, 2020 consists of the following:

Raw materials	$56,366
Work in progress	107,879
Finished goods	942,696
Inventory Reserve	(226,657)

Total	$880,284

Note 4 — Property and Equipment

Property and equipment are summarized as follows:

	Amount	Depreciable Life - Years
Machinery and equipment	$5,164,133	5-7
Transportation equipment	153,960	5
Furniture and fixtures	75,344	3-5
Computer equipment and software	70,277	3-5
Leasehold improvements	1,172,129	14

Total cost	6,635,843
Accumulated depreciation	5,133,959

Net property and equipment	$1,501,884

Depreciation expense for the nine-month period ended September 30, 2020 was $387,678.

Note 5 — Paycheck Protection Program Loan

During the nine-month period ended September 30, 2020, the Company received a Paycheck Protection Program (PPP) loan in the amount of $518,100. The PPP loan program was created under the Coronavirus Aid, Relief, and Economic Security (CARES) Act and is administered by the Small Business Administration (SBA). Under the terms of this program, the loan may be fully or partially forgiven if the loan proceeds are spent on qualifying expenses and if staffing level and salary maintenance requirements were met. The Company may use the funds on qualifying expenses over a covered period of up to 24 weeks. At the conclusion of the covered period, any balance that is not forgiven by the SBA would be repaid within two years from issuance date with interest accruing at a rate of 1 percent, with monthly payments of principal and interest beginning ten months after the conclusion of the covered period. Based on the loan amount, irrespective of any potential forgiveness that may be granted in the future, monthly principal payments would be approximately $29,200 during the repayment period.

Dahlquist Machine, Inc.

Notes to Financial Statements

September 30, 2020

Subsequent to September 30, 2020, the Company applied for and received notification of forgiveness of the entire loan balance from the SBA. The amount of the loan forgiven will be recorded as cancellation of debt income in the period subsequent to September 30, 2020.

At September 30, 2020, the outstanding balance of the PPP loan is $518,100.

Note 6 — Long-term Debt

Long-term debt at September 30 is as follows:

Note payable to a bank in monthly installments of $5,682, including interest at .5% percent above the prime rate (an effective rate of 5.25 percent at September 30, 2020). The note is collateralized by the related party lease and is due on February 25, 2026.	$322,221

Total	322,221
Less current portion	53,130

Long-term portion	$269,091

The balance of the above debt matures as follows:

Years Ending	Amount
2021	$53,130
2022	56,981
2023	59,896
2024	62,960
Thereafter	89,254

Total	$322,221

Interest expense for the nine-month period ended September 30, 2020 was $13,062.

Note 7 — Capital Stock

Common stock consists of 1,000,000 authorized shares of $.01 par value common stock. As of September 30, 2020, there were 10,000 shares issued and outstanding.

Note 8 — Retirement Plans

The Company sponsors a 401(k) plan for all employees. The plan provides for the Company to match 100% of employee contributions up to 6% of salary. Contributions to the plan totaled $95,966 for the nine-month period ended September 30, 2020.

Note 9 — Related Party Transactions

The following is a description of transactions between the Company and related parties:

Operating Lease

The Company leases its building facility from an affiliated entity under common ownership. The annual lease agreement requires the Company to pay $8,000 per month, plus taxes, insurance, and maintenance on the property. Rent expense was $72,000 for the nine-month period ended September 30, 2020.

Dahlquist Machine, Inc.

Notes to Financial Statements

September 30, 2020

Note 10 — Subsequent Events

The financial statements and related disclosures include evaluation of events up through and including July 20, 2021, which is the date the financial statements were available to be issued.

On December 16, 2020, the Company entered into a business combination event in which 100 percent of the membership interest of Dahlquist Machine, LLC was sold to a new majority member for a total consideration of $17,641,894.

FATHOM DIGITAL MANUFACTURING CORPORATION

45,423,250 Shares of Class A Common Stock

9,900,000 Warrants to Purchase Shares of Class A Common Stock

18,525,000 Shares of Class A Common Stock Underlying Warrants to Purchase Class A

Common Stock and

90,570,234 Shares of Class A Common Stock Underlying Class B Common Stock

PROSPECTUS

                , 2022

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the estimated fees and expenses payable by us in connection with this offering:

Securities and Exchange Commission Registration Fee	$78,103.38
Printing Engraving Fees and Expenses		*
Legal Fees and Expenses		*
Accounting Fees and Expenses		*
Miscellaneous		*

TOTAL		*

*	These fees are calculated based on the number of securities offered and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Our certificate of incorporation and bylaws provide that Fathom will indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of Fathom or any predecessor of Fathom, or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of Fathom or any predecessor of Fathom.

Our bylaws provide for mandatory indemnification to the fullest extent permitted by DGCL against all expenses (including attorney’s fees), judgments, fines, ERISA excise taxes or penalties and amounts paid in settlements.

Our certificate of incorporation eliminates the liability of a director of Fathom to the fullest extent under applicable law. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) from any transaction from which the director derived an improper personal benefit.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

The Registrant’s directors and executive officers are covered by insurance maintained by Fathom against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act. In addition, Fathom has entered into contracts with its directors and executive officers providing indemnification of such directors and executive officers by Fathom to the fullest extent permitted by law, subject to certain limited exceptions.

Item 15. Recent Sales of Unregistered Securities

During the three years preceding the filing of this registration statement, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

Ordinary Shares of Altimar Acquisition Corp. II

Prior to the consummation of the Altimar II IPO, Altimar Sponsor II, LLC (“Sponsor”) paid $25,000, or approximately $0.001 per share, to cover certain of our offering and formation costs in consideration of 8,450,000 Class B ordinary shares, par value $0.0001.

Sponsor transferred 25,000 Class B ordinary shares to each of the independent directors of Altimar Acquisition Corp. II (“Altimar II”). In connection with the Closing of the Business Combination, the Class B ordinary shares owned by the Sponsor were converted into shares of Fathom’s Class C common stock and then into shares of Fathom’s Class A common stock. Following the conversion, the Sponsor and the independent directors of Altimar II forfeited 2,535,000 shares, pro rata, of Fathom’s Class A common stock for no consideration.

Sponsor was an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity Selling Stockholders in Sponsor was an accredited investor under Rule 501 of Regulation D. The sole business of Sponsor was to act as Altimar II’s sponsor in connection with its initial public offering.

Sponsor purchased an aggregate of 9,900,000 Private Placement Warrants, each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.00 per Private Placement Warrant ($9,900,000 in the aggregate) in connection with Altimar II’s initial public offering. Such issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

No underwriting discounts or commissions were paid with respect to such sales.

Business Combination Agreement

In connection with the Business Combination, Fathom issued 84,294,971 shares of Class B common stock to Continuing Fathom Equityholders pursuant to Section 4(a)(2) and/or Regulation D promulgated under the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

Private Placement

In connection with entering into the Business Combination Agreement, Altimar II and Fathom OpCo entered into subscription agreements, each dated as of July 15, 2021, with the PIPE Investors, pursuant to which, among other things, the PIPE Investors party thereto agreed to purchase an aggregate of 8,000,000 shares of Class A common stock immediately prior to the Closing at a cash purchase price of $10.00 per share. One of the investors that had committed to purchase an aggregate of 1,000,000 shares at $10.00 per share defaulted under its subscription agreement, resulting in aggregate gross proceeds of $70,000,000 in the Private Placement. The shares issued to the PIPE Investors in the Private Placement were issued pursuant to and in accordance with the exemption from registration under the Securities Act pursuant to Section 4(a)(2) and/or Regulation D promulgated under the Securities Act. All of the PIPE Investors were accredited investors. No underwriting discounts or commissions were paid with respect to such sales

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits. The following exhibits are included with this filing or incorporated by reference as listed herein:

EXHIBIT INDEX

Exhibit No.		Description

†	2.1	Business Combination Agreement, dated as of July 15, 2021, by and among Altimar Acquisition Corp. II, Fathom Holdco, LLC and the other parties thereto (incorporated by reference to Annex C of the proxy statement/prospectus contained in and forming a part of Altimar II’s Registration Statement on Form S-4 (File No. 333-259639), as amended by Amendment No. 3 thereto filed on November 30, 2021).

†	2.2	Amendment No. 1 to Business Combination Agreement, dated as of November 16, 2021, by and among Altimar II, Fathom Holdco, LLC and the other parties thereto (incorporated by reference to Exhibit 2.1 to Altimar II’s Current Report on Form 8-K filed with the SEC on November 16, 2021).

	3.1	Certificate of Domestication of Altimar Acquisition Corp. II. (incorporated by reference to Exhibit 3.1 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

	3.2	Certificate of Incorporation of Fathom Digital Manufacturing Corporation (incorporated by reference to Exhibit 3.2 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

	3.3	Amended and Restated Bylaws of Fathom Digital Manufacturing Corporation (incorporated by reference to Exhibit 3.3 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

	4.1	Warrant Agreement, dated February 4, 2021, by and between Altimar Acquisition Corp. II and Continental Stock Transfer & Trust Company, as Warrant agent (incorporated by reference to Exhibit 4.1 of Altimar II’s Current Report on Form 8-K filed on February 9, 2021).

#	4.2	Form of Fathom Digital Manufacturing Corporation 2021 Omnibus Incentive Plan (incorporated by reference to Annex H of the preliminary proxy statement/prospectus contained in and forming a part of Altimar II’s Registration Statement on Form S-4 (File No. 333-259639), as amended by Amendment No. 3 thereto filed with the SEC on November 30, 2021).

#	4.3	Form of Fathom Digital Manufacturing Corporation 2021 Employee Stock Purchase Plan (incorporated by reference to Annex I of the preliminary proxy statement/prospectus contained in and forming a part of Altimar II’s Registration Statement on Form S-4 (File No. 333-259639), as amended by Amendment No. 3 thereto filed with the SEC on November 30, 2021).

Exhibit No.		Description

**	5.1	Opinion of Winston & Strawn LLP.

	10.1	Tax Receivable Agreement, dated as of December 23, 2021, by and among Fathom Digital Manufacturing Corporation, Fathom Holdco, LLC and the other parties thereto (incorporated by reference to Exhibit 10.1 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

	10.2	Investor Rights Agreement, dated as of December 23, 2021, by and among Fathom Digital Manufacturing Corporation and the other parties thereto (incorporated by reference to Exhibit 10.2 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

	10.3	Registration Rights Agreement, dated as of December 23, 2021, by and among Fathom Digital Manufacturing Corporation, Altimar Sponsor II, LLC and the other parties thereto (incorporated by reference to Exhibit 10.3 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

	10.4	Second Amended and Restated Limited Liability Company Agreement of Fathom Holdco, LLC, dated as of December 23, 2021 (incorporated by reference to Exhibit 10.4 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

	10.5	Credit Agreement, dated as of December 23, 2021, among Fathom Guarantor, LLC, Fathom Borrower, LLC, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (incorporated by reference to Exhibit 10.5 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

#	10.6	Form of Rollover RSU Award Agreement (incorporated by reference to Exhibit 10.8 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

#	10.7	Form of Initial RSU Award Agreement for Non-Employee Directors (incorporated by reference to Exhibit 10.9 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

	10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.10 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

#	10.9	Letter agreement regarding terms of employment dated December 23, 2021 by and between Fathom Digital Manufacturing Corporation and Ryan Martin (incorporated by reference to Exhibit 10.11 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

#	10.10	Letter agreement regarding terms of employment dated December 23, 2021 by and between Fathom Digital Manufacturing Corporation and Richard Stump (incorporated by reference to Exhibit 10.12 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

#	10.11	Employment Agreement dated as of December 23, 2021 by and between Fathom Digital Manufacturing Corporation and Mark Frost (incorporated by reference to Exhibit 10.13 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

#	10.12	Fathom Digital Manufacturing Corporation Executive Severance and Change in Control Plan (incorporated by reference to Exhibit 10.14 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

#	10.13	Form of Severance Plan Participation Agreement (incorporated by reference to Exhibit 10.15 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

#	10.14	Form of Retention Bonus Agreement

#	10.15	Amendment No. 1 to Stump Employment Agreement

	16.1	Letter from Withum Smith+Brown, PC to the SEC, dated December 30, 2021 (incorporated by reference to Exhibit 16.1 of Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

Exhibit No.		Description

	21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to Fathom’s Current Report on Form 8-K filed with the SEC on December 30, 2021).

**	23.1	Consent of Withum Smith+Brown, PC, independent registered public accounting firm of Altimar II.

*	23.2	Consent of Grant Thornton LLP, independent registered public accounting firm of Fathom Holdco, LLC.

*	23.3	Consent of Grant Thornton LLP, independent registered public accounting firm of Inconderma, Inc. and NewChem, Inc.

*	23.4	Consent of Grant Thornton LLP, independent registered public accounting firm of Magestic Metals, LLC.

*	23.5	Consent of Grant Thornton LLP, independent registered public accounting firm of Dahlquist Machine, Inc.

**	23.6	Consent of Winston & Strawn LLP (included as part of Exhibit 5.1)

	24.1	Power of Attorney (included on the signature page of the initial filing of this Registration Statement on Form S-1).

**	101.INS	XBRL Instance Document—the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

**	101.SCH	Inline XBRL Taxonomy Extension Schema Document.

**	101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.

**	101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.

**	101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.

**	101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.

**	104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*	Filed Herewith
**	Previously Filed
†

Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

#	Indicates management plan or compensatory arrangement.

(b)

Financial Statements. The financial statements filed as part of this registration statement are listed in the index to the financial statements immediately preceding such financial statements, which index to the financial statements is incorporated herein by reference.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)

That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)

That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)

To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)

To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(10)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartland, WI, on the 26th day of January 2022.

FATHOM DIGITAL MANUFACTURING CORPORATION (Registrant)

By:	/s/ Ryan Martin
Name: Ryan Martin
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated below as of January 26, 2022.

Name	Title

/s/ Ryan Martin Ryan Martin	Director and Chief Executive Officer (Principal Executive Officer)

* Mark Frost	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

* Carey Chen	Director

* TJ Chung	Director

* Dr. Caralynn Nowinski Collens	Director

* Adam DeWitt	Director

* David Fisher	Director

* Maria Green	Director

Name	Title

* Peter Leemputte	Director

* John May	Director

* Robert Nardelli	Director

*By:	/s/ Ryan Martin
Ryan Martin
Attorney-in-fact